As filed with the Securities and Exchange Commission on June 18, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)
(See table of additional registrants on following page)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	541330 (Primary Standard Industrial Classification Code Number)	54-2061691 (I.R.S. Employer Identification Number)

10 West 35th Street Chicago, IL 60616 (312) 567-4000	1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480
(Address, including Zip Code and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)
Thomas E. McCabe
Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
(703) 918-4480

(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

Copies to

David S. Cole Baker & McKenzie LLP 815 Connecticut Avenue, N.W. Washington, DC 20006	Marc R. Paul Baker & McKenzie LLP 815 Connecticut Avenue, N.W. Washington, DC 20006

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee(1)
12% Senior Secured Notes due 2014	$339,788,000(2)	100%	$339,788,000(2)	$24,227
Guarantees of 12% Senior Secured Notes due 2014(3)	—	—	—	—	(4)
Total	$339,788,000(2)	100%	$339,788,000(2)	$24,227

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	Includes $29,115,000 in aggregate principal amount of 12% Senior Secured Notes due 2014 that may be issued as payment of interest on such notes in accordance with the indenture governing the 12% Senior Secured Notes due 2014. No additional consideration will be received for such 12% Senior Secured Notes due 2014.

(3)	See the following page for a table of guarantor registrants.

(4)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Table of Guarantor Registrants

	State or Other	North American
	Jurisdiction of	Industry	I.R.S. Employer
	Incorporation or	Classification	Identification
Exact Name of Additional Registrant as Specified in the Charter	Organization	System	Number

Alion — BMH Corporation	Virginia	541330	54-1384264
Alion — CATI Corporation	California	541511	77-0323371
Alion — IPS Corporation	Virginia	541330	54-1096826
Alion — JJMA Corporation	New York	541330	13-5679965
Alion — MA&D Corporation	Colorado	541511	84-1145568
Alion — METI Corporation	Virginia	541690	54-1554099
Human Factors Applications, Inc.	Pennsylvania	561320	23-2217191
Washington Consulting Government Services, Inc.	Virginia	541712	83-0488560
Washington Consulting, Inc.	Virginia	561110	76-0725281
Alion Canada (US) Corporation	Delaware	999990	27-0115467

The address for each of the additional registrants is c/o Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, telephone: (703) 918-4480. The name and address, including zip code, of the agent for service of process for each additional registrant is Thomas E. McCabe, Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, VA, 22102, telephone: (703) 918-4480.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2010
PRELIMINARY PROSPECTUS

EXCHANGE OFFER
for
All Outstanding
12% Senior Secured Notes Due 2014
of
Alion Science and Technology Corporation
and
Related Subsidiary Guarantees

This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange up to $310,673,000 aggregate principal amount of registered 12% senior secured notes due 2014 and up to an additional $29,115,000 aggregate principal amount of registered 12% Senior Secured Notes that represents the capitalization of payment-in-kind interest payable over time, which we collectively refer to as the “exchange notes,” for any and all outstanding unregistered 12% senior secured notes due 2014, which we refer to as the “outstanding notes,” issued as part of a unit together with warrants to purchase 602,647 shares in the aggregate of our common stock in a private offering on March 22, 2010, and which have certain transfer restrictions. The outstanding notes and related warrants trade separately upon the earlier of June 22, 2010 and the date of closing of this exchange offer. We are not offering, and will not offer, to exchange the warrants trading separately from the outstanding notes for registered warrants.

In this prospectus we sometimes refer to the outstanding notes and the exchange notes collectively as the “secured notes”.

•	The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that we have registered the exchange notes with the Securities and Exchange Commission, which we refer to as the “SEC.” Because we have registered the exchange notes, they will not be subject to transfer restrictions and will not be entitled to certain registration rights. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

•	The outstanding notes are, and the exchange notes will be, guaranteed by certain of our current domestic subsidiaries and certain of our future subsidiaries.

•	We will exchange any and all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes which are registered under the Securities Act of 1933, which we refer to as the “Securities Act”.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended.

•	Neither we nor any of our subsidiaries will receive any proceeds from the exchange offer.

•	Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture governing the secured notes, but, except under certain limited circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

•	We do not intend to list the exchange notes on any securities exchange or seek approval through any automated quotation system and no active market for the exchange notes is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please consider carefully the “Risk Factors” beginning on page 17 of this prospectus before deciding to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2010

Page

ABOUT THIS PROSPECTUS	ii
FORWARD-LOOKING STATEMENTS	iii
USE OF NON-GAAP MEASURES	iv
INDUSTRY AND MARKET DATA	iv
TRADEMARKS	iv
WHERE YOU CAN FIND ADDITIONAL INFORMATION	iv
PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA	14
NON-GAAP MEASURES	16
RISK FACTORS	17
USE OF PROCEEDS	37
RATIO OF EARNINGS TO FIXED CHARGES	38
CAPITALIZATION	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	43
BUSINESS	62
BOARD OF DIRECTORS AND MANAGEMENT	84
EXECUTIVE COMPENSATION	87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	107
DESCRIPTION OF OTHER INDEBTEDNESS	108
THE EXCHANGE OFFER	112
DESCRIPTION OF THE NOTES	120
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	172
PLAN OF DISTRIBUTION	177
LEGAL MATTERS	178
EXPERTS	178
INDEX TO FINANCIAL STATEMENTS	F-1
EX-3.25
EX-3.26
EX-3.27
EX-3.28
EX-3.29
EX-3.30
EX-3.31
EX-3.32
EX-5.1
EX-5.1
EX-12.1
EX-23.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging the outstanding notes for exchange notes.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. The information in this prospectus may only be accurate on the date of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions and are for illustrative purposes only.

These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions, and may also include references to assumptions. These statements are contained in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following:

•	any future inability to maintain adequate control over financial reporting;

•	limits on our financial and operational flexibility given our substantial amount of debt;

•	failure of government customers to exercise options under contracts;

•	funding decisions relating to U.S. government projects;

•	government contract procurement risks, such as contract award protests and terminations;

•	competitive factors such as pricing pressures and/or our ability to hire and retain employees;

•	the results of current and/or future legal or government agency proceedings which may arise from our operations including our government contracts and the risk of fines, liabilities, penalties, suspension and/or debarment;

•	undertaking acquisitions that could increase costs or liabilities or be disruptive;

•	taking on additional debt to fund acquisitions;

•	failure to adequately integrate acquired businesses;

•	changes to the Employee Retirement Income Security Act of 1974, as amended (ERISA) laws related to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan;

•	changes to the tax laws relating to the treatment and deductibility of goodwill or any change in our effective tax rate;

•	risks associated with our debt including our ability to meet existing and future debt covenants;

•	risks from private securities litigation, regulatory proceedings or government enforcement actions relating to our prior disclosure regarding covenant compliance; and

•	material changes in other laws or regulations applicable to our business, as well as other risks discussed elsewhere in this prospectus, including all risk factors described in the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We undertake no obligation to update any of these factors or to publicly announce any change to our forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

USE OF NON-U.S. GAAP MEASURES

We have included certain non-U.S. GAAP financial measures in this prospectus, including earnings before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. “Adjusted EBITDA” is defined in “Description of the Notes — Certain Definitions.” We believe that the presentation of EBITDA and Adjusted EBITDA enhances an investor’s understanding of our financial performance. We believe EBITDA is useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. In addition, we believe Adjusted EBITDA can be useful in evaluating our ability to meet our obligations from our continuing operations. Adjusted EBITDA excludes certain non-cash expenses and includes other add back items allowed by our credit facilities. Adjusted EBITDA is the basis for the calculation of certain financial covenants in our new revolving credit facility and is used for testing purposes in the secured notes indenture. EBITDA and Adjusted EBITDA are not measures under U.S. GAAP and our use of the terms EBITDA and Adjusted EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect any cash capital expenditure requirements for assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representations as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

TRADEMARKS

The following terms used in this prospectus are our trademarks: Alion®, Alion Science and Technology Corporationtm, FACETtm, ACATtm, SMARTtm, MobSimtm, SimViewertm, Virtual Oceantm, Countermeasures®, MEStm, PVRtm, SmartMovestm, RTLStm, Isis-3Dtm, PRISM®, MOTISStm, ARMORtm and PMM Codectm. All other trademarks appearing in this prospectus are the property of their holders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes and related guarantees offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes and related guarantees offered in this prospectus, you should refer to the registration statement and its exhibits.

Immediately prior to the effectiveness of the registration statement relating to the exchange offer, we filed annual, quarterly and current reports and other information with the SEC on a voluntary basis. Following effectiveness of the registration statement relating to the exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required for a period of time to file annual, quarterly and current reports and other information with the SEC. These reports, the registration statement and its exhibits and other information are or will be available after filing at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. However, these reports and other information are not part of this prospectus and should not be relied upon by investors in making their investment decision to exchange the outstanding notes for the exchange notes.

v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, but is not complete and may not contain all of the information that is important to you or that you should consider in making a decision to exchange outstanding notes for exchange notes. To understand all of the terms of this exchange offer and the exchange notes and to attain a more complete understanding of our business and financial situation, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes contained elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, “Alion,” “the Company,” “we,” “us” and “our” refer to Alion Science and Technology Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis; however, references to “the Company” in the “Description of the Notes” section of this prospectus and in other places in this prospectus specifically addressing the secured notes, refer only to Alion Science and Technology Corporation. “Adjusted EBITDA” is defined in “Description of the Notes — Certain Definitions.” “Transactions” means our issuance of the units, consisting of the outstanding notes and warrants, on March 22, 2010, the redemption of our previously outstanding junior subordinated note and junior warrants held by Illinois Institute of Technology, the payment of all amounts outstanding under the previously outstanding Term B senior term loan, and our entry into a new revolving credit facility, all of which are described in “Recent Developments.” Our fiscal year ends on September 30.

The Company

With a more than 70-year legacy, we are a highly-experienced technology solutions company delivering scientific, research and development, engineering and technology expertise and operational support primarily to the U.S. Department of Defense (DoD) and other U.S. government agencies, and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver, maintain and upgrade science and technology solutions, products and tools for national defense, homeland security and other U.S. government programs and to a lesser degree, commercial customers. For example, we design and engineer complete naval vessels and components for naval vessels for the U.S. Navy; we manage and support the implementation of major U.S. Air Force programs by providing financial, procurement and logistics services; we develop and conduct battle simulations for the U.S. Army to prepare soldiers for combat environments; and we assist the DoD in managing the use of the wireless communications spectrum to optimize the efficient transmission of sensitive data. We also provide research and development and engineering support for the DoD and the U.S. Department of Energy and other power generators.

We have grown revenue from $369.2 million in fiscal year 2005 to $802.2 million in fiscal year 2009, representing a compound annual growth rate of 21.4%. Over the same period, our Adjusted EBITDA grew at a compound annual growth rate of 10.3% from $40.5 million to $60.0 million. This growth has been accomplished through organic growth from new and existing contracts, and through acquisitions. Since October 1, 2004, we have completed ten stock and asset acquisitions. Our largest acquisition was the purchase of certain assets from Anteon International Corporation, which occurred on June 30, 2006 for consideration of approximately $221.4 million.

For fiscal year 2009, we generated approximately $802.2 million in revenue and approximately $60.0 million in Adjusted EBITDA. Revenue grew at 8.5% in fiscal year 2009, with strong growth outlook, we believe, over the next several years. As of September 30, 2009, our backlog was approximately $6.4 billion or roughly eight times our revenue for fiscal year 2009 and approximately $376.5 million of this backlog was funded. As of March 31, 2010, our backlog was approximately $6.62 billion and approximately $380 million of this backlog was funded.

We have a broad customer and contract base. As of September 30, 2009, we served approximately 600 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, the White House, as well as state and foreign governments to a lesser degree. We recorded approximately 96.5% of our revenue for fiscal year 2009 from U.S. government contracts, and approximately 91.9% of our revenue came from DoD customers. The following branches of the DoD contributed to our revenue for fiscal year 2009: the Navy (50.2%), the Air Force (26.4%), the Army (12.1%) and all other branches of the DoD (3.1%). As of September 30, 2009, we had a portfolio of approximately 1,100 active contracts and task orders with a large portion of our contracts and task orders (based on contract revenue) having cost-reimbursement and time-and-materials pricing structures and a smaller portion (based on contract revenue) having fixed-price pricing structures.

We deliver solutions in the following six core business areas:

•	naval architecture and marine engineering;

•	defense operations;

•	modeling and simulation;

•	technology integration;

•	information technology and wireless communication; and

•	energy and environmental sciences.

The following charts show our revenue by core business area and contract type for fiscal year 2009:

Revenue by Core Business Area 2009 (In thousands)	Revenue by Contract Type 2009 (In thousands)

Total Revenue for Fiscal 2009: $802.2 million

Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. Approximately 80% of our employees have security clearances, with approximately 27% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have 99,707 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Alion has a long operating history in providing a broad range of technology solutions. We have supported the Information Analysis Centers (IACs) for over 20 years. We have been providing the U.S. Navy with naval architecture and marine engineering support for almost 50 years. Examples of our technology solutions include:

•	Enlisted Navy recruits must successfully pass Battle Stations 21 (BS-21), a training program where they are challenged with simulated floods, fires and mass casualty exercises in a DDG destroyer replica. To train these recruits, Alion developed the Damage Control Trainer (DCT), a 3D simulation game that helps prepare them for transition to the fleet. DCT is built on an open source gaming engine, Delta3D, which Alion maintains for the Navy.

•	Early detection of maritime threats is essential to protecting U.S. military vessels, but current sonar systems leave gaps in coverage. Alion engineers are continuing to develop technology called Continuous Active Sonar (CAS) that represents a paradigm shift in performance. At-sea testing has met or exceeded expectations, and the solution may ultimately lead to improved defenses for our ships and sailors.

•	Maintaining vehicles and other mechanical systems in a war zone is essential to troop safety and the success of the mission, but parts replacement can be challenging. Alion developed a solution called the Mobile Parts Hospital (MPH), a transportable factory where metal parts can be machined and delivered in just a few hours near the point of need. MPH units are currently active in Kuwait, Iraq and Afghanistan under the auspices of the Army’s Tank Automotive Research Development and Engineering Command, and more have been requisitioned.

•	Survivability is critical to naval vessels. What happens after a ship is attacked can now be modeled accurately using MOTISS, a software tool that shows the initial and resulting effects of a weapons strike against a ship or other structure. The system allows designers to evaluate the damage and determine design changes that can improve survivability. MOTISS allows the system designer, engineer or operator to locate and rank weaknesses quickly in order to allow for corrective action before those weaknesses are exploited in a real world scenario.

Our History

We were incorporated as a Delaware corporation in October 2001 as part of a planned employee buyout of the IIT Research Institute (IITRI), a not-for-profit government contractor in the technology services sector controlled by the Illinois Institute of Technology. IITRI was incorporated and began operations in 1936. On December 20, 2002, we purchased substantially all of the assets and certain liabilities of IITRI, and a majority of the employees of IITRI acquired a 100% ownership interest in our common stock through our Employee Stock Ownership Plan. We refer to this purchase as the “IITRI Acquisition” and to the Employee Stock Ownership Plan as the “ESOP”. Since the date we were established, and until the closing of the Transactions, we were a 100% ESOP-owned S corporation for U.S. federal income tax purposes. We believe that our ESOP ownership structure has helped create an organizational culture that promotes excellence because our employees are both professionally and personally invested in our success. Upon the closing of the Transactions, our S corporation status terminated and we became a C corporation for U.S. federal income tax purposes. The termination of our S corporation election resulted in a material change in our U.S. federal and state income tax rates in some states. During the period that we have been an S corporation, we have not been subject to U.S. federal income tax or state income taxation in many U.S. states. Since the closing of the Transactions, however, we are taxed as a C corporation and thus subject to U.S. federal and state income tax at applicable corporate rates. The change in our U.S. federal and state income tax rates could negatively affect our ability to make payments on our debt (including the secured notes), fund working capital needs, fund internal research and development and pursue strategic acquisitions. See “Risk Factors — Risks Related to Our Business and Operations”.

Industry Overview

With combined contractor outlays in excess of $410 billion for Defense and Homeland Security compared to $165 billion for all other domestic federal priorities in fiscal year 2009, we believe that the Defense and Homeland Security markets continue to be excellent opportunities for us.

Shift in Overall Federal Budget/Spending and Focus.  The 2010 defense budget includes over $630 billion in new discretionary budget authority — over $500 billion for the defense budget and approximately $130 billion for overseas contingency operations to support military requirements in Iraq and Afghanistan. The roughly $630 billion total defense budget is an approximate 2% increase over last year’s total defense budget. Secretary of Defense Robert Gates has indicated that DoD believes it important to give operational forces high priority as a budgetary matter and the 2010 defense budget allots a significant portion of funds to current operations and reset of equipment. We have a wide range of subject matter expertise and believe that we are able to assist DoD in almost all budget categories and in particular, Operations & Management, procurement related to major weapons systems and platforms and ISR (intelligence, surveillance and reconnaissance).

The 2010 defense budget cancels several defense programs, such as the production of the Air Force’s F-22 Raptor fighter jet, but we do not expect these cuts to adversely affect our business. The budget places priority on the needs of a military at war in Iraq and Afghanistan, providing additional appropriations to fund military personnel costs, including an increase in the size of the Army and Marine Corps, and expansion of ISR operations.

DoD’s goals include the improvement of unmanned aerial vehicles, helicopter and rotary wing lift cargo support, soldier systems, and adapted up-armored vehicles. We believe these priorities mirror our key priorities in the DoD market. As such, we expect to be more valuable to the war fighters. We believe that DOD’s differing priorities will also give us the opportunity to assist with revised training, situational decision support and expanded modeling and simulation to prepare for and achieve the expected redeployment out of Iraq.

The President has also described several instances in which the government is far behind the private sector in applying technology processes. The 2010 federal budget embraces new technology development efforts to leverage emerging research and science to address domestic and foreign operational security needs.

On February 1, 2010, President Obama released his budget proposal for Fiscal Year 2011, which seeks $708 billion in defense spending for Fiscal Year 2011. We do not currently expect the Fiscal Year 2011 budget to negatively impact our business prospects.

Quadrennial Defense Review (QDR).  The Secretary of Defense delivered the 2010 QDR report to the Congress on February 1, 2010. The QDR process framed strategic choices for the DoD and established priorities to determine appropriate resource investments. The 2010 QDR provides a defense strategy that rebalances U.S. military capabilities and reforms defense processes and institutions to:

•	Prevail in today’s wars;

•	Prevent and deter conflict;

•	Prepare to defeat adversaries and succeed in a wide range of contingencies; and

•	Preserve and enhance the all-volunteer force.

Chief among these enhancements are the following:

•	Increase the availability of rotary-wing assets;

•	Expand manned and unmanned aircraft systems (UASs) for intelligence, surveillance, and reconnaissance;

•	Expand intelligence, analysis and targeting capacity;

•	Improve counter-IED capabilities;

•	Expand and modernize the AC-130 fleet;

•	Increase key enabling assets for Special Operations;

•	Increase counterinsurgency (COIN), stability operations, and counter-terrorism (CT) competency and capacity in general purpose forces;

•	Expand civil affairs capacity;

•	Increase regional expertise for Afghanistan and Pakistan; and

•	Strengthen key supporting capabilities for strategic communication.

In addition to bolstering the Armed Forces’ ability to conduct COIN, stability and CT operations, these investments will improve capacity for peacekeeping operations. We believe these investments will also facilitate unconventional warfare operations or conventional warfare operations against state or non-state adversaries.

We believe the 2010 QDR should permit the Obama Administration to place emphasis on military force flexibility and investment in key enabling technology areas. Further, the 2010 QDR and the accompanying 2010 Ballistic Missile Defense Review outline a strategy and policy framework to:

•	Defend the homeland against limited ballistic missile attack;

•	Defend against regional threats to U.S. forces, allies and partners;

•	Deploy new systems only after their effectiveness and reliability have been determined through testing under realistic conditions;

•	Develop new capabilities that are fiscally sustainable over the long-term;

•	Develop flexible capabilities that can adapt as threats change; and

•	Expand international cooperation.

With the 2010 QDR the Obama Administration has linked strategy and budget. The Administration has established in the Fiscal Year 2010 budget process a strategy-based agenda with reform priorities necessary to guide future investment and operational decisions. We expect the Fiscal Year 2011 budget to build on the Fiscal Year 2010 budget through investment in key areas critical to rebalancing the force and reforming U.S. defense processes. We expect these key areas to include maritime threats like piracy and subsurface and surface weaponry advances; tactical, cyber and global asymmetric threats; proliferation of weapons of mass destruction; and commercial technology exploitation by adversaries. In addition, we believe the role of federal outsourcing of information technology and engineering services will become increasingly important due to the need to maintain and upgrade existing platforms and the growing threat from cyber terrorism that has recently received increased attention at the government, senior military and homeland security executive levels.

Homeland Security Priorities.  We believe we are well positioned to expand our business with the Department of Homeland Security. The 2010 federal budget includes additional funds for the DHS budget, concentrating on counterterrorism, disaster planning and recovery, border security and organizational efficiency through consolidation, inter-agency cooperation, and expanded technology infrastructure. The 2010 DHS budget expands efforts to detect explosives in public spaces and transportation networks, protect against cyber attacks, and increase information-sharing with other law enforcement agencies. Border security initiatives seek to add technology, assets and manpower to southwestern border efforts, including additional U.S. Coast Guard cutters and patrol planes, and to increase smart security technology use in northern border surveillance.

Continuing Impact of U.S. Government Procurement Reform.  In recent years, U.S. government agencies have had increased access to alternative choices in contract vehicles, such as indefinite delivery/indefinite quantity contracts (ID/IQs), Government Wide Acquisition Contracts (GWACs), General Services Administration (GSA) schedule contracts and agency-specific Blanket Purchase Agreements (BPAs). In our experience, these choices have created a more market-based environment in U.S. government procurement, increased contracting flexibility and provided departments and agencies multiple channels to access contractor services. We believe that our successful past performance, technical capabilities and management skills allow us to remain competitive in critical elements of the award evaluation process. We believe increased procurement flexibility from BPAs and ID/IQ, GWAC, and GSA schedule contracts will drive continued use of these vehicles and will facilitate technology service provider access to meet government’s increased services and solutions demands.

The Obama Administration has an ambitious agenda to alter the government-industry partnership with acquisition reform at the head of the list. The Obama Administration seeks increased fixed-price contracting and expanded procurement competition. Passage of the Weapons System Acquisition Reform Act in 2009 requiring the development of new Organizational Conflict of Interest (OCI) regulations has prompted hardware businesses to re-examine business portfolios, effectively “forcing” them to choose between developing and manufacturing systems for the U.S. government or providing related technical services to the U.S. government. The government has also shown an increasing desire for greater in-sourcing, as it focuses on “inherently governmental” roles and responsibilities, such as acquisition and procurement, logistics support, program and contract management, and audit and financial management. Even though both product suppliers and service contractors have come under intense scrutiny regarding OCI, we believe we are well positioned to address these issues as they arise in our business.

Competitive Strengths

Our key competitive strengths include:

Sophisticated science, engineering and technology solutions.  We offer sophisticated science, engineering and technology solutions in all of our core business areas, which we have developed over our more than 70-year operating legacy. Our sophisticated solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. Approximately 80% of our employees have security clearances, with approximately 27% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have 99,707 square feet of laboratory facilities, which we use to conduct customer- and internally-funded technology and research and development activities.

Strong reputation and long-term customer relationships.  As a result of our sophisticated technology solutions and long operating legacy, we have developed a strong reputation in our industry and with our customers for providing quality expertise in our core business areas. We have long-term relationships with many of our customers under various programs that are strategically important to the defense of the United States and the burgeoning homeland defense needs of the federal government. For example, our relationships with IACs and many Navy programs span over decades.

Diverse government customer base with multiple contract vehicles.  As of September 30, 2009, we served approximately 600 customers, including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, and the White House. We earn revenue from our diverse customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other contracts we hold. Our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. We derived approximately 80% of our revenue from prime government contracts in fiscal year 2009. As of September 30, 2009, we had a portfolio of approximately 1,100 active contracts and task orders. No one active task order or single-award contract accounted for more than 9.5% of our revenue for fiscal year 2009.

Large contract backlog and strong revenue visibility.  As of September 30, 2009, our backlog was approximately $6.4 billion or roughly eight times our revenue for the fiscal year ended September 30, 2009. Approximately $376.5 million of this backlog was funded. As of March 31, 2010, our backlog was approximately $6.62 billion and approximately $380 million of this backlog was funded. We submitted approximately $3.5 billion in contract proposals in fiscal year 2009 and $413 million in contract proposals in the first quarter 2010. We estimate that we will submit approximately $3.5 billion in contract proposals during fiscal year 2010. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

Low capital intensive business.  We have a business model that generates strong free cash flow as a result of our modest capital expenditure requirements and moderate working capital needs. We also achieve stable cash flow due to the diversity of our revenue streams, long-term nature of our contracts and stable margins. Our business model allows us to better service our debt, fund internal research and development and pursue strategic acquisitions.

Strong management and highly experienced board of directors.  The seven senior members of our management team have more than 150 years of combined experience in the defense and related industry sectors, and have significant experience in government contracting. Members of senior management hold meaningful equity stakes through investment in our common stock through the ESOP. Our management team is supported by a board of directors with diverse experience in the U.S. government and the U.S. Armed Forces at senior policy levels, including Edward C. Aldridge, former Under Secretary of Defense for Acquisition, Technology and Logistics; Admiral Harold W. Gehman, Jr. USN (Ret.), former NATO Supreme Allied Commander, Atlantic; General George A. Joulwan USA (Ret.), former NATO Supreme Allied Commander, Europe; and General Michael E. Ryan, USAF (Ret.), former Chief of Staff of the U.S. Air Force.

Business Strategy

Our objective is to continue to grow organically, through strategic acquisitions and by capitalizing on our skilled work force and our sophisticated solutions competencies. The key strategies for meeting this objective are described below.

Broaden existing core competencies.  To expand our expertise and keep pace with technological developments, we hire skilled employees, undertake expanded business development initiatives and invest in research and development to extend our core business area capacity. We used acquisitions to significantly enhance our core expertise in naval architecture and marine engineering, information technology, modeling and simulation, and defense operations. We use employee training and customer- and internally-funded research and development to expand our technology skills. Our Alion University offers employees programs in engineering, program management, finance and administration. We design our efforts to keep Alion at the forefront of the federal technology solutions markets and enhance our ability to serve our customers.

Leverage experience and reputation to expand market share.  We perform a variety of services for a broad base of approximately 600 customers, including Cabinet-level U.S. government agencies, the White House and state and foreign governments. We plan to use our sophisticated capabilities and customer relationships to expand our market presence by delivering solutions to new customers. We believe we can increase revenue by offering existing customers new capabilities. We intend to use those relationships and our sophisticated technology expertise to expand strategically our Department of Homeland Security (DHS) customer base.  In 2008 and 2009, our prime contract revenue ranked Alion among the top 40 government contractors providing information technology products and services, systems integration, telecommunications, and professional engineering services.

Continue to improve financial performance and increase scale.  We believe a key element of our success has been our continued focus on growing our business and achieving operating efficiencies attendant to increased size. Over the last five years, we have established a track record of revenue and Adjusted EBITDA growth. From fiscal year 2005 to fiscal year 2009, our revenue grew at a compound annual growth rate of 21.4% from $369.2 million to $802.2 million. Over the same period, our Adjusted EBITDA grew at a compound annual growth rate of 10.3% from $40.5 million to $60.0 million. We intend to strengthen financial performance by growing our business, organically and through strategic acquisitions, and by reducing operating costs. We believe improved financial performance will lead to a more competitive cost structure which will enhance our ability to win business. We believe our increased size and expertise has positioned us to bid on larger government programs and broaden our customer base.

Recent Developments

Issuance and Sale of Units

On March 22, 2010, we completed the issuance and sale of 310,000 units, each unit consisting of (a) $1,000 principal amount of our 12% senior secured notes due 2014 (the outstanding notes) and (b) one detachable warrant to purchase 1.9439 shares of our one cent par value common stock at an exercise price of one cent per share. The Company issued the outstanding notes pursuant to an indenture, which we refer to as the “secured notes indenture”, dated as of March 22, 2010, among the Company, certain subsidiary guarantors of the Company and Wilmington Trust Company, as trustee. The Company issued the warrants pursuant to a warrant agreement, which we refer to the “warrant agreement”, dated as of March 22, 2010 between the Company and Wilmington Trust Company, as warrant agent.

We used the net proceeds from the offering of the units to (i) repay in full and without premium the principal amount of, and accrued interest on, the senior term and revolving loans outstanding under the Term B Senior Credit Agreement, (ii) repurchase the subordinated warrants and redeem the subordinated note that were held by IIT, and (iii) to fund cash on our balance sheet.

Credit Agreement

On March 22, 2010, we entered into a new $25 million revolving credit facility to replace the revolving facility under the previously existing Term B Senior Credit Agreement. The new revolving credit facility allows for up to $25 million in outstanding borrowings at any time, includes a $15 million letter of credit subfacility, matures approximately four and one half years from the closing date, bears cash interest at either LIBOR plus a specified margin or a base rate plus a specified margin, is available for working capital and general corporate purposes and includes an uncommitted incremental term and revolving credit facility in an amount of up to $10 million. See “Description of Other Indebtedness.” In connection with the issuance of the outstanding notes and the entry into the new revolving credit facility, we and some of our subsidiaries entered into a security agreement with Wilmington Trust Company, as collateral agent. Pursuant to the security agreement, we and certain of our subsidiaries, which we refer to as our “subsidiary guarantors”, granted to Wilmington Trust Company, as collateral agent for the benefit of the new revolving credit agreement lenders and the holders of the outstanding notes, a security interest in all of our current and future tangible and intangible property, as well as all of the current and future tangible and intangible property of the subsidiary guarantors. Additionally, a concurrently entered intercreditor agreement among representatives of the new revolving credit facility lenders and representatives of the holders of the outstanding notes provides first-out rights to the new revolving credit facility lenders meaning that certain obligations will be paid to those lenders in full prior to the payment of obligations with respect to the secured notes out of the proceeds of any collateral sale or in connection with any distribution in a liquidation or insolvency proceeding.

Waiver

On December 14, 2009, we entered into a waiver agreement to the previously existing Term B Senior Credit Agreement under which our lenders agreed to waive, among other things, covenant defaults that resulted from either the miscalculations of Consolidated EBITDA or the failures to comply with covenants had the cash outflows relating to the settlement of deferred compensation plans and certain retirement obligations been deducted from the calculation of Consolidated EBITDA. The waiver applies to these defaults that existed on or before December 14, 2009 and to any defaults that arose as a result of properly calculating Consolidated EBITDA for the fiscal year and quarter ended September 30, 2009. The waiver does not apply to any covenant breach after December 14, 2009 and for any periods after our fiscal year end 2009.

In addition, as a result of the miscalculation of certain financial covenants under the previously existing Term B Senior Credit Agreement, we identified a material weakness in the operation of our internal control over financial reporting. We remediated the material weakness in fiscal year 2010 by clarifying our understanding of Consolidated EBITDA as defined in the Term B Senior Credit Agreement, and our subsequent covenant calculations were calculated in accordance with the terms of the Term B Senior Credit Agreement.

Restatement

On December 23, 2009, our audit and finance committee of our board of directors concluded that our previously issued financial statements for the year ended September 30, 2008 and the quarters ended December 31, 2007, March 31, 2008, June 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, should no longer be relied upon for the reasons described below.

Our above mentioned financial, affirmative and negative covenant defaults under the Term B Senior Credit Agreement resulted in our previously outstanding Term B senior term loan and revolving loan payable balances being callable either by the administrative agent or by lenders holding a majority of the value of the outstanding loans and therefore, as of the issuance of our fiscal year 2008 financial statements and the financial statements for each of the first three fiscal quarters of fiscal year 2008 and 2009, such balances should have been classified as current liabilities. The Term B senior term loan payable balance of $229.8 million was incorrectly classified as long-term liabilities on our fiscal year 2008 balance sheet. The Term B senior term loan and the revolving loan payable balances, the amounts of which are set forth below, were likewise incorrectly classified as a long-term liability on our balance sheets for each of the first three fiscal quarters of fiscal year 2008 and 2009.

	Term B Senior Term Loan	Revolving Loan
Fiscal Quarter	Payable Balance	Payable Balance
	(In thousands)

December 31, 2007	$237,962	$26,550
March 31, 2008	$237,567	$22,850
June 30, 2008	$237,171	$10,850
December 31, 2008	$229,684	—
March 31, 2009	$229,536	$4,720
June 30, 2009	$229,387	—

Subsequently, as discussed above, we have obtained a waiver from the lenders of the aforementioned covenant defaults, and therefore the senior term loan and revolving loan payable balances were appropriately classified as long-term liabilities in our fiscal year 2009 balance sheet. We satisfied and discharged all of our obligations under the Term B Senior Credit Agreement on March 22, 2010.

Additional Information

We are a Delaware corporation. Our executive offices are located at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, and our telephone number is (703) 918-4480. Our corporate website address is www.alionscience.com. Our website and the information contained on our website are not part of, and are not incorporated into, this prospectus, and information contained therein should not be relied upon when deciding whether to exchange the outstanding notes for the exchange notes.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange for any outstanding notes a like principal amount of exchange notes. As of the date of this prospectus, outstanding notes representing $310,673,000 aggregate principal amount are outstanding.

The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture. The exchange notes are described in detail under the heading “Description of the Notes.”

Purpose of the Exchange Offer	On March 22, 2010, we sold the outstanding notes to Credit Suisse Securities (USA) LLC, the initial purchaser, in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the outstanding notes specified exchange and registration rights. The exchange notes are being offered to satisfy our obligations under the registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2010 or a later date and time if we extend it.

Conditions to the Exchange Offer	The exchange offer is not subject to material conditions such as the tender of a minimum aggregate principal amount of outstanding notes. The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the SEC and that no litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offer — Conditions of the Exchange Offer.”

Withdrawal	You may withdraw the tender of any outstanding notes pursuant to the exchange offer at any time prior to the expiration date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any outstanding notes not accepted for exchange for any reason without expense to you.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the outstanding notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business,

• you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

• you are neither our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, nor a broker-dealer tendering outstanding notes acquired directly from us for your own account, and

• if you are not a broker-dealer, you will also represent to us that you are not engaged in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangement or understanding with any person to distribute the exchange notes.

Alternatively, if you are a DTC participant, you may instruct DTC to accept the terms of the exchange offer by issuing an agent’s message to the exchange agent in accordance with DTC’s automated tender offer program procedures.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent to us that it acquired such outstanding notes as a result of its market-making activities or other trading activities and must represent to us that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the secured notes indenture. In general, you may not offer or sell your outstanding notes without registration under the federal securities laws or an exemption from the registration requirements of the federal securities laws and applicable state securities laws. You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer — Appraisal Rights.”

U.S. Federal Income Tax Considerations	We believe the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	We have appointed Wilmington Trust Company as the exchange agent for the exchange offer. Wilmington Trust Company also serves as the trustee under the secured notes indenture. The mailing address and telephone number of the exchange agent are: Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attention: Corporate Trust Reorg, Telephone: (302) 636-6181, Facsimile: (302) 636-4139. See “The Exchange Offer — Exchange Agent.”

Resale	Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the secured notes) with the prospectus contained in the exchange offer registration statement.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. It is subject to important qualifications and limitations and exceptions set forth in the indenture and the exchange notes. For a more detailed description of the terms and conditions of the exchange notes, see “Description of the Notes”. The exchange notes will be freely tradable and have only limited registration rights and otherwise will be substantially identical to the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture.

Issuer	Alion Science and Technology Corporation, a Delaware corporation.

Notes Offered	12% Senior Secured Notes due 2014.

Maturity Date	November 1, 2014

Interest	12% per annum, payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2010, payable (1) 10% in cash and (2) 2% by increasing the principal amount of the exchange notes. Interest accrues on the exchange notes from the last interest payment date for the outstanding notes.

Guarantees	The exchange notes will be fully and unconditionally, and jointly and severally, guaranteed by certain of our current domestic subsidiaries and certain of our future subsidiaries.

Collateral	The exchange notes and the related guarantees will be secured by a pledge of the equity interests of all of our subsidiary guarantors and certain future subsidiaries of the Company and a lien on substantially all of our and all of our subsidiary guarantors’ existing and future assets, which pledge and lien also secure our new revolving credit facility on a pari passu basis subject to certain first out rights held by the revolving credit lenders.

Ranking	The exchange notes will:

• be senior secured obligations of the Company;

• rank pari passu in right of payment with all existing and future senior indebtedness of the Company including the unsecured notes and indebtedness under, and which may in the future be borrowed pursuant to, the new revolving credit facility except as the intercreditor agreement provides for payment in certain events to be made to the lenders under the new revolving credit facility before payment is made under the exchange notes;

• be senior in right of payment to existing and future subordinated indebtedness of the Company;

• be effectively subordinate with respect to the proceeds of collateral pursuant to the intercreditor agreement.

Voting	The outstanding notes and the exchange notes will vote together as a single class under the secured notes indenture.

Optional Redemption	Prior to April 1, 2013, we may redeem all, but not less than all, of the secured notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest plus a “make-whole” premium as set forth under “Description of the Notes — Optional Redemption.” We may redeem some or all of the secured notes at any time and from time to time on or after April 1, 2013, at the redemption prices set forth under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to April 1, 2013, we may redeem up to 35% of the secured notes with the proceeds of certain equity offerings. In addition, not more than once in any twelve-month period prior to April 1, 2013, we will be entitled to redeem up to $31.0 million in principal amount of the secured notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Certain Covenants	The indenture governing the outstanding notes that will govern the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur or guarantee additional indebtedness or issue certain mandatorily redeemable preferred stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• transfer or sell assets outside the ordinary course of business;

• make investments;

• incur liens and enter into sale/leaseback transactions;

• enter into certain transactions with our affiliates; and

• merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes — Certain Covenants.”

Absence of Trading Market for Exchange Notes	We do not intend to apply for a listing of the exchange notes on any securities exchange, quotation system or on PORTAL. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Separation	The exchange notes will trade separately from the warrants that were attached to the outstanding notes at the time we issued the outstanding notes and warrants together as units.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables present summary historical consolidated financial data as of, and for each of our last three fiscal years ended, September 30, 2009, 2008 and 2007, for the quarters ended March 31, 2010 and 2009, and for the six months ended March 31, 2010. The financial information for the fiscal years ended September 30, 2009, 2008 and 2007 comes from our financial statements which are included elsewhere in this prospectus. Non-U.S. GAAP information for the fiscal years presented, including EBITDA, Adjusted EBITDA, consolidated interest expense payable in cash and related credit statistics, are derived from our audited financial statements and related notes.

The financial information for the quarters ended March 31, 2010 and 2009 as well as for the six months ended March 31, 2010 comes from our unaudited interim financial statements which are included elsewhere in this prospectus. Non-U.S. GAAP information for the periods presented, including EBITDA and Adjusted EBITDA, are derived from these unaudited financial statements. In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for a fair presentation of the periods presented. The results presented below are not necessarily indicative of results that may be expected for any future period. The following information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our audited annual and unaudited interim financial statements and notes included elsewhere in this prospectus.

	Quarter Ended		Six Months Ended	Fiscal Year Ended
	March 31,		March 31,	September 30,
	2010	2009	2010	2009	2008	2007
	(In thousands)

Consolidated Statement of Operations:
Contract revenue	$203,546	$195,429	$409,284	$802,225	$739,482	$737,587
Direct contract expense	156,049	149,135	315,045	615,700	566,408	562,139

Gross profit	47,497	46,294	94,239	186,525	173,074	175,448
Operating expenses
Indirect contract expense	9,982	9,332	19,268	35,473	40,050	43,972
Research and development	309	78	570	677	988	2,379
General and administrative	18,466	13,426	34,473	60,867	59,484	60,698
Rental and occupancy expense	8,298	8,468	16,284	32,984	30,880	32,410
Depreciation and amortization	4,212	4,700	8,443	18,959	20,715	21,824

Total operating expenses	41,267	36,004	79,038	148,960	152,117	161,283
Operating income	6,230	10,290	15,201	37,565	20,957	14,165

Interest Income	12	25	57	91	423	319
Interest expense	(14,097)	(10,244)	(30,983)	(55,154)	(47,382)	(51,226)
Gain (loss) on debt extinguishment	50,749	—	50,749	—	—	(6,170)
Other income (expense)	87	(87)	(24)	305	655	132

Pre-tax income (loss)	42,981	(16)	35,000	(17,193)	(25,347)	(42,780)
Income tax (expense) benefit	(33,816)	55	(33,776)	152	13	10

Net income (loss)	$9,165	$39	$1,224	$(17,041)	$(25,334)	$(42,770)

	Quarter Ended		Six Months Ended	Fiscal Year Ended
	March 31,		March 31,	September 30,
	2010	2009	2010	2009	2008	2007
	(In thousands)

Other Financial Data:
Capital expenditures	$(457)	$(669)	$(1,271)	$(2,186)	$(4,986)	$(10,687)
EBITDA(a)	10,541	14,928	23,677	56,920	42,750	36,440
Adjusted EBITDA(a)	14,598	14,644	31,033	60,016	52,177	64,230

	At				At
	March 31,				September 30,
	2010		2009		2009	2008	2007
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$28,300		$—		$11,185	16,287	$11,684
Working capital(b)	50,441		32,653		27,833	(196,556)	(186,726)
Total assets	667,161		644,477		647,498	655,946	683,970
Total debt	519,179	(c)	537,211	(d)	535,822	528,774	556,943

(a)	We believe EBITDA can be useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. EBITDA is not a measure under U.S. GAAP. It does not measure operating income, profitability, cash flows or liquidity in accordance with U.S. GAAP. EBITDA has important limitations on its usefulness as an analytical tool. Adjusted EBITDA excludes certain non-cash expenses and non-recurring items in order to evaluate our ability to meet our obligations from our continuing operations. Adjusted EBITDA is not defined under U.S. GAAP and is not a measure of operating income, operating performance, profitability, cash flows or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has important limitations on its usefulness as an analytical tool.

(b)	Fiscal year 2008 and 2007 working capital is negative because we failed to comply with certain Term B Senior Credit Agreement debt covenants and were required to classify outstanding balances as current liabilities.

(c)	Total debt for the period ending March 31, 2010 consists of interest ($10.68 million) and principal net of debt issue costs, and original issue discount, related to the unsecured notes and the secured notes issued upon closing of the Transactions.

(d)	Historical total debt for periods ended on and before March 31, 2009 consists of interest and principal net of debt issue costs related to the previously existing Term B Senior Credit Agreement, the 10.25% senior unsecured notes and the junior subordinated notes.

NON-U.S. GAAP MEASURES —
Reconciliation of EBITDA and Adjusted EBITDA

	Quarter Ended		Six Months Ended	Fiscal Year Ended
	March 31,		March 31,	September 30,
	2010	2009	2010	2009	2008	2007
			(In thousands)

Net income (loss)	$9,165	$39	$1,224	$(17,041)	$(25,334)	$(42,770)
(Gain)/loss on debt extinguishment	(50,749)	—	(50,749)	—	—	(6,170)
Interest expense	14,097	10,244	30,983	55,154	47,382	51,226
Income tax (benefit) expense	33,816	(55)	33,776	(152)	(13)	(10)
Depreciation and amortization	4,212	4,700	8,443	18,959	20,715	21,824

EBITDA	10,541	14,928	23,677	56,920	42,750	36,440
Non-cash stock-based and incentive compensation(1)	400	(388)	858	(2,119)	500	8,340
Non-cash ESOP contribution expense(2)	2,530	2,783	5,009	10,328	9,851	9,921
Interest rate swap expense	—	—	—	—	295	—
Deduct: Bank fees included in interest	—	—	—	(427)	(303)	(317)
Deduct: Non-cash gain(3)	—	—	—	—	—	(3,320)
Add backs allowed by Credit Agreement(4)	2,174	218	2,921	1,662	8,019	22,844
Less: Cash paid for prior non-cash expenses(5)	1,047	2,896	1,431	(6,348)	(8,935)	(9,678)

Adjusted EBITDA	$14,598	$14,645	$31,034	$60,016	$52,177	$64,230

% margin	7.2%	7.5%	7.6%	7.5%	7.1%	8.7%

(1)	Expense recognized for phantom stock, stock appreciation rights and long-term incentive compensation.

(2)	Expense recognized for employer 401(k) match and profit-sharing contributions to the ESOP Trust made in Alion common stock.

(3)	Gain on post-retirement benefit plan curtailment.

(4)	Includes expenses permitted to be added back pursuant to the Term B Senior Credit Agreement based on the nature and treatment of those expenses as follows:

	Quarter Ended		Six Months Ended	Fiscal Year Ended
	March 31,		March 31,	September 30,
	2010	2009	2010	2009	2008	2007
	(In thousands)

Financing costs and acquisition-related expenses	$1,804	$9	$2,551	$935	$2,316	$10,438
SOX start-up costs	—	209	—	495	585	780
Accelerated compensation and severance expense(a)	370	—	370	224	3,493	300
Lease breakage, facility start-up and closure costs	—	—	—	—	851	6,842
Contract protest legal fees(b)	—	—	—	—	599	2,017
New business initiatives and acquisition integration(c)	—	—	—	8	175	2,467

Total	$2,174	$218	$2,921	$1,662	$8,019	$22,844

(a)	Termination and severance costs for executive and senior officers.

(b)	Legal fees for protesting the loss of our material contract with the Joint Spectrum Center.

(c)	Expenses to integrate acquisitions and expand infrastructure.

(5)	Cash settlements for stock appreciation rights, shares of phantom stock, long-term incentive compensation and ESOP related repurchase liability (4% 401(k) match and 1% retirement plan).

RISK FACTORS

In considering whether to exchange your outstanding notes for exchange notes, you should carefully consider the following risk factors, in addition to the other information included in this prospectus. The risks described below are not the only risks we face. Any of the following risks could materially and adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations. In such case, you could lose all or part of your investment.

Risks Related to Internal Controls

We discovered errors in our historic calculations of Consolidated EBITDA because of which we failed to comply with certain covenants in our previously existing Term B Senior Credit Agreement. Our prior disclosures relating to our compliance with our financial covenants could have material adverse effects on our business and financial condition.

In late 2009, we discovered that our reporting of Consolidated EBITDA to our lenders did not conform to the definition of such term in our previously existing Term B Senior Credit Agreement. Since entering into the Term B Senior Credit Agreement in 2004, we had miscalculated several components of Consolidated EBITDA over numerous periods of time. For example, from 2004 to 2009, we had not deducted cash outflows that relate to deferred compensation plans, including the stock appreciation rights plans, phantom stock plans and the Long-Term Incentive Plan, as well as the settlement of our match and retirement plan obligations, in our calculations of Consolidated EBITDA, resulting in calculations of Consolidated EBITDA that were higher by the amount of these deductions. When these miscalculations were properly taken into account, the adjusted Consolidated EBITDA calculations indicated the Company’s non-compliance with the senior secured leverage ratio (or predecessor test) and interest coverage ratio covenants in the Term B Senior Credit Agreement for eleven periods between June 30, 2006 and September 30, 2009. For example, for the four trailing quarters ended June 30, 2009, our actual senior secured leverage ratio of 4.38 did not comply with the required ratio of 4.25. For the four trailing quarters ended September 30, 2009, our actual interest coverage ratio of 1.06 failed to meet the required ratio of 1.10. The non-compliance with these financial covenants triggered non-compliance with other covenants under the Term B Senior Credit Agreement.

On December 14, 2009, we entered into a waiver agreement to the Term B Senior Credit Agreement under which our lenders agreed to waive, among other things, covenant defaults that resulted from either the miscalculation of Consolidated EBITDA or the failure to comply with covenants had the cash outflows relating to the settlement of deferred compensation plans and certain retirement obligations been deducted from the calculation of Consolidated EBITDA. The waiver applied to these defaults that existed on or before December 14, 2009 and to any defaults that arose as a result of properly calculating Consolidated EBITDA for the fiscal year and quarter ended September 30, 2009. The waiver did not apply to any covenant breach after December 14, 2009 and for any periods after our fiscal year end 2009. The waiver agreement did not change any of the terms or definitions of the Term B Senior Credit Agreement. We paid each lender granting the waiver a waiver fee prior to the agreed time on December 11, 2009, and paid an additional arrangement fee to the administrative agent in connection with securing the waiver. In addition, on March 1, 2010, we paid each lender that granted the waiver an additional fee.

We are unable to predict the likelihood of potential outcomes from private securities litigation, regulatory proceedings or government enforcement actions relating to our prior disclosures regarding covenant compliance. The resolution of these matters could be time-consuming and expensive, distract management from other business concerns and harm our reputation and our business. Furthermore, if we were subject to adverse findings in litigation, regulatory proceedings or government enforcement actions, we could be required to pay damages, fines and penalties and have other remedies imposed, which could harm our reputation and our business and financial condition.

As a result of the miscalculations of Consolidated EBITDA under our previously existing Term B Senior Credit Agreement, we identified a material weakness in the operation of our internal control over financial reporting. Future inability to maintain adequate control over financial reporting could keep us from reporting our financial results in a timely and accurate matter and from preventing financial fraud; such inability could also cause us to restate our financial statements.

As a result of the miscalculations of certain financial covenants under the previously existing Term B Senior Credit Agreement, we identified a material weakness in the operation of our internal control over financial reporting. A material weakness is a control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of our financial statements would not be prevented or detected on a timely basis by our employees in the normal course of performing their assigned functions. Our above-mentioned financial, affirmative and negative covenant defaults under the Term B Senior Credit Agreement resulted in our previously existing Term B senior term loan and revolving loan payable balances being callable either by the administrative agent or by lenders holding a majority of the value of the outstanding loans and therefore, as of the issuance of our fiscal year 2008 financial statements and the financial statements for each of the first three quarters of fiscal year 2008 and 2009, such balances should have been classified as current liabilities. On December 23, 2009, our audit and finance committee of our board of directors concluded that our previously issued financial statements for the year ended September 30, 2008 and the quarters ended December 31, 2007, March 31, 2008, June 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, should no longer be relied upon for the reasons described above.

We remediated the material weakness in fiscal year 2010 by clarifying our understanding of Consolidated EBITDA as defined in the Term B Senior Credit Agreement. After such clarification, our covenant calculations were calculated in accordance with the terms of the Term B Senior Credit Agreement. Nevertheless, if we fail to maintain adequate control over financial reporting, we could fail to report our financial results in a timely and accurate manner, fail to prevent financial fraud, and be required to restate our financial statements.

Risks Related to our Debt Structure

We have incurred a significant amount of debt; our debt load may limit our financial and operational flexibility which could prevent us from fulfilling our obligations under the secured notes.

On August 2, 2004, we refinanced the senior debt we incurred to acquire IITRI’s assets. Partly to fund our growth through subsequent acquisitions, we incurred a substantial amount of additional debt. As of March 31, 2010, we owed approximately $310 million face amount in senior secured notes and $250 million face amount in unsecured notes. As of March 31, 2010, we had approximately $514.1 million in senior debt and approximately $560 million in total face amount of debt outstanding. The total amount of our outstanding senior debt under the secured notes will increase as we capitalize payment-in-kind (PIK) interest to the aggregate principal amount of secured notes then outstanding. We have managed significant amounts of debt since December 2002. However, we continue to face challenges in functioning as a highly leveraged company in volatile and unfavorable credit markets.

Our substantial debt has and could continue to:

•	make it more difficult for us to satisfy our debt-related obligations; any failure to comply with any of our debt instrument obligations, including restrictive and financial covenants, could result in an event of default under our debt agreements;

•	make it more difficult for us to satisfy our repurchase obligations to ESOP participants;

•	increase our vulnerability to general adverse economic and industry conditions and make it more difficult for us to react to changing conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, other business opportunities, new technologies or other general corporate requirements;

•	require a substantial portion of our operating cash flow to pay interest on our debt and reduce our ability to use our cash flow for future business needs;

•	limit our flexibility to plan for, or react to changes in our business and the government contracting industry; and

•	place us at a competitive disadvantage compared to less leveraged companies.

Despite our current debt levels, we and our subsidiaries may still be able to incur more debt. This could further aggravate risks associated with our substantial leverage.

We have the ability to incur additional debt, including the ability to raise up to $10 million of additional senior secured indebtedness with first-out rights and an additional $10 million of pari passu senior secured indebtedness, subject to limitations that are imposed by the covenants in the new revolving credit facility, the indenture governing the 10 1/4% senior unsecured notes, which we refer to as the “unsecured notes indenture”, and the indenture governing the 12% senior secured notes, which we refer to as the “secured notes indenture”. In addition, the payment of payment-in-kind (PIK) interest on the secured notes will increase our debt by the amount of such PIK payments. The unsecured notes indenture, the new revolving credit facility and the secured notes indenture do not completely prohibit us from incurring additional debt. The more we borrow, the more we, and in turn our security holders, become exposed to the risks described under “— We have incurred a significant amount of debt; our debt load may limit our financial and operational flexibility which could prevent us from fulfilling our obligations under the secured notes.” See “Description of Other Indebtedness” and “Description of the Notes — Certain Covenants Limitation on Indebtedness” for additional information.

Our new revolving credit facility, the secured notes indenture and the unsecured notes indenture restrict our operations.

Our new revolving credit facility, the secured notes indenture and the unsecured notes indenture contain, and our future debt agreements may contain, covenants that may restrict our ability to engage in activities that may be in our long-term best interest, including financing future operations or capital needs or engaging in other business activities. Our unsecured notes indenture, the new revolving credit facility and the secured notes indenture restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt other than permitted additional debt;

•	pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock other than to satisfy ESOP repurchase obligations or pay certain amounts required under our equity-based compensation plans;

•	make acquisitions and investments other than permitted acquisitions and permitted investments;

•	issue or sell preferred stock of subsidiaries;

•	create liens on our assets;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another company; or

•	transfer or sell assets outside the ordinary course of business.

Our new revolving credit facility requires us, and our future debt agreements may require us, to maintain specified financial levels relating to, among other things, our minimum trailing four-quarter EBITDA. Our future debt agreements may also impose other minimum financial performance requirements including, but not limited to, net worth tests. Events beyond our control can affect our ability to meet these financial performance requirements; we cannot guarantee that we will meet these tests.

Default under the new revolving credit facility, the secured notes indenture or the unsecured notes indenture could allow lenders to declare all amounts outstanding under the new revolving credit facility, the secured notes and the unsecured notes to be immediately due and payable. We have pledged substantially all of our assets to secure the debt under the new revolving credit facility and the secured notes. If lenders under the new revolving credit facility declare amounts outstanding under the new revolving credit facility to be due, they could proceed against those assets. Any event of default could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights.

From time to time we may require consents or waivers from our lenders to permit actions that the new revolving credit facility, the secured notes indenture or the unsecured notes indenture prohibit. If, in the future, lenders refuse to waive the restrictive covenants and/or financial levels under the new revolving credit facility, the secured notes indenture and/or the unsecured notes indenture, then we could be in default on the new revolving credit facility, the secured notes indenture and/or the unsecured notes indenture. We could be prohibited from undertaking actions necessary or desirable to maintain or expand our business. There is no guarantee we will be able to obtain additional consents or waivers from our lenders.

We may not be able to obtain financing in the future, and the terms of any future financings may limit our ability to manage our business. Difficulties in obtaining financing on favorable terms would have a negative effect on our ability to execute our business strategy.

We anticipate that we may need to seek additional capital in the future to refinance or replace existing long-term debt, meet current or future business plans, meet working capital needs or for other reasons. Based on current market conditions, the availability of financing is, and may continue to be, limited. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. In addition, the secured notes, the new revolving credit facility and the unsecured notes will all mature between August 2014 and February 2015, which could further limit our ability to obtain additional financing on acceptable terms, if at all.

Our corporate family credit ratings at Standard & Poor’s and Moody’s Investors Service were lowered in fiscal year 2009 to B- and Caa3. A downgrade in such ratings could increase our cost of capital, or attempt to obtain additional financing in the future. An increase in our cost of capital would adversely affect our results of operations and our financial position.

If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

If we breach our financial covenants, we could have to amend the financial covenants of the new revolving credit facility which could materially impact our ability to finance our future operations, future acquisitions or capital needs.

In October 2009, we agreed with our senior lenders to amend the interest coverage ratio and the maximum senior secured leverage ratio covenants under our previously existing Term B Senior Credit Agreement effective through the end of our fiscal year 2010 and through the end of our first quarter of our fiscal year 2011 in order to provide us with more flexibility. On December 14, 2009, we entered into a waiver agreement to the Term B Senior Credit Agreement under which our lenders agreed to waive, among other things, covenant defaults that resulted from either the miscalculation of Consolidated EBITDA or the failure to comply with covenants had the cash outflows relating to the settlement of deferred compensation plans and certain retirement obligations been deducted from the calculation of Consolidated EBITDA. The waiver applied to these defaults that existed on or before December 14, 2009 and to any defaults that arose as a result of properly calculating Consolidated EBITDA for the fiscal year and quarter ended September 30, 2009. The waiver did not apply to any covenant breach after December 14, 2009 and for any periods after our fiscal year end 2009.

We expect to be able to meet the financial and other debt covenants under the new revolving credit facility for at least the next 24 months. However, we may be unable to meet these financial and other debt covenants in the future, which could require us to amend the new revolving credit facility on less favorable terms. If we were to default under the new revolving credit facility, we could pursue an amendment or waiver of the new revolving credit facility with our existing lenders, but there can be no assurance that the lenders would grant an amendment or waiver. In light of current credit market conditions, any such amendment or waiver might be on terms, including additional fees, increased interest rates and other more stringent terms and conditions materially disadvantageous to us. If we were unable to meet these financial covenants in the future and unable to obtain future covenant relief or an appropriate senior lenders’ waiver, we could be in default under the new revolving credit facility. This could cause all amounts borrowed under it and all underlying letters of credit to become immediately due and payable, expose our assets to seizure, cause a potential cross-default under our indentures and possibly require us to invoke insolvency proceedings including, but not limited to, a voluntary case under the U.S. Bankruptcy Code.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the secured notes.

The remedies from any default under the agreements governing our indebtedness that is not waived by the required lenders, including a default under the new revolving credit facility or the unsecured notes indenture, could make us unable to pay principal, premium, if any, or interest on the secured notes and could substantially decrease the market value of the secured notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the new revolving credit facility or the unsecured notes to avoid being in default. If we breach our covenants under the new revolving credit facility or the unsecured notes and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the new revolving credit facility and the unsecured notes indenture, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Notes.”

Not all of our subsidiaries guarantee the secured notes. Your right to receive payments on the secured notes is effectively subordinated to the rights of creditors of our current and future non-guarantor subsidiaries, and the assets of our non-guarantor subsidiaries may not be available to repay the secured notes.

The secured notes will be structurally subordinated to indebtedness and other liabilities of our current and future non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, the holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us and as a result those assets may not be available to satisfy your claims.

We may not be able to repurchase the secured notes upon a change of control.

Upon a change of control as defined in the secured notes indenture, we will be required to make an offer to repurchase all the secured notes and unsecured notes at 101% of their principal amount, plus accrued and unpaid interest, unless we give notice of our intention to exercise our right to redeem the secured notes and the unsecured notes. We may not have sufficient financial resources to purchase all of the secured notes and unsecured notes that are tendered upon a change of control offer or to redeem the secured notes and the unsecured notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the secured notes indenture and the unsecured notes indenture. The occurrence of a change of control would also constitute an event of default under the new revolving credit facility and may constitute an event of default under the terms of our other indebtedness. The terms of the new revolving credit facility limit our right to purchase or redeem certain subordinated indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under the new revolving credit facility to permit the required repurchase or redemption, but we may not be able to do so. See “Description of the Notes — Change of Control.”

The guarantees provided by our subsidiary guarantors are subject to certain defenses that may limit your right to receive payment on the secured notes and are subordinated to the rights of other creditors of such guarantors.

Although the guarantees from our subsidiaries will provide the holders of the secured notes with a direct claim against the assets of those guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally as well as other limits to the maximum amount that the guarantors are permitted to guarantee under applicable law. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances, including defenses relating to fraudulent conveyances. Even if the guarantees are enforceable, the guarantees would be effectively subordinated to any other indebtedness of the guarantors that is secured by any of their assets (including our new revolving credit facility). In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes — Guarantees.”

The guarantees provide modest credit support for the secured notes.

Most of our business is conducted through Alion (the parent company) and not through our subsidiaries. As we integrate an acquired subsidiary and as its government contracts come up for renewal, we typically renew them through Alion and not through the subsidiary. As a result, subsidiary guarantees may provide little additional credit support for the secured notes.

The indebtedness represented by the secured notes and the guarantees may be unenforceable due to fraudulent conveyance statutes.

Under U.S. federal law or state fraudulent conveyance laws, an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or Alion as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuance of the secured notes constituted a “fraudulent conveyance.” Generally, to make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the secured notes, and that, at the time the secured notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the secured notes;

•	were engaged in a business or transaction for which our remaining assets after the secured notes issuance constituted unreasonably small capital; or

•	intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay such debts as they matured.

If a court were to make such a finding, it could void our obligations under the secured notes, subordinate the secured notes to our other indebtedness or take other actions detrimental to you as a holder of the secured notes.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of the company’s assets, or if the present fair saleable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature, or if the company cannot pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the secured notes, if it determined that the transaction was made with the intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the secured notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were “insolvent” in connection with the sale of the secured notes.

The making of guarantees might also be subject to similar review under relevant fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, unpaid creditors of the guarantors at some future date. Such creditors could claim that, because the guarantees were incurred for our direct benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration. A court could impose legal and equitable remedies, including voiding the obligations under the subsidiary guarantees, subordinating the obligations under the guarantees to the guarantors’ other debts, directing the repayment of any amounts paid from the proceeds of the guarantees to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the secured notes.

The collateral securing our obligations under the secured notes and guarantees is shared with creditors that have first-out rights, and may be shared in the future with creditors under certain additional secured indebtedness that we will be permitted by the secured notes indenture to incur. If there is a default, the value of that collateral may not be sufficient to repay the first-out creditors, the holders of the secured notes and the holders of any other secured indebtedness incurred in the future.

Our obligations under our new revolving credit facility (up to the revolving credit commitment, which is currently $25 million) and our obligations under the secured notes and the guarantees will be secured by substantially all of our assets and proceeds thereof, but the lenders under our new revolving credit facility will have first-out rights pursuant to an Intercreditor Agreement and related collateral documents. In addition, under the terms of the secured notes indenture, we could incur an additional $10 million of indebtedness that would also have the benefit of such first-out rights and an additional $10 million of pari passu senior secured indebtedness. Accordingly, any proceeds received upon a realization of the collateral will be applied first to obligations (including expenses and other amounts) under our new revolving credit facility before any amounts will be available to pay the holders of the secured notes. The value of the collateral may not be sufficient to repay the holders of the secured notes and guarantees in full after the proceeds are first distributed to the first-out creditors. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the secured notes, the holders of the secured notes would have only an unsecured, unsubordinated claim against our and the guarantors’ remaining assets.

No appraisals of any collateral have been prepared in connection with the issuance of the secured notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the markets and sectors in which we operate, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors.

The book value of the collateral securing the secured notes should not be relied on as a measure of realizable value for such assets. Portions of the collateral may be illiquid and may have no readily ascertainable market value. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value.

Subject to certain limitations, so long as our new revolving credit facility is outstanding, the collateral agent’s actions with respect to the collateral will be directed solely by the administrative agent under our new revolving credit facility, which could limit the rights of the holders of the secured notes to exercise remedies with respect to the collateral, even during an event of default under the secured notes indenture.

Subject to certain limitations, so long as our new revolving credit facility is not terminated or our obligations under it are outstanding, any actions that may be taken in respect of any of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be taken by the collateral agent at the sole direction of the administrative agent under our new revolving credit facility, even if an event of default under the secured notes indenture has occurred or if the rights of the holders of the secured notes are or may be adversely affected. The agent and the lenders under our new revolving credit facility are under no obligation to take into account the interests of the holders of the secured notes and guarantees when determining whether and how to exercise their rights with respect to the collateral securing our new revolving credit facility on a first priority basis, and their interests and rights may be significantly different from or adverse to yours.

We will in most cases have and retain possession of the collateral, and the permitted sale of particular assets by us could reduce the pool of assets securing the secured notes and the guarantees.

The collateral documents allow us to remain in possession of, to freely operate and to collect, invest and dispose of any income from, the collateral securing the secured notes and the guarantees so long as there is no default or event of default under the new revolving credit facility or the secured notes indenture. Without any release or consent by the secured notes indenture trustee, we will be able to conduct ordinary course activities with respect to collateral securing the secured notes, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness).

There are circumstances other than repayment or discharge of the secured notes under which the collateral securing the secured notes and guarantees will be released automatically, without your consent, the consent of the lenders under our new revolving credit facility or the consent of the trustee.

Under various circumstances, all or a portion of the collateral securing the secured notes and guarantees will be released automatically, including:

•	upon a sale, lease, transfer or other disposition of such collateral in accordance with the terms of the new revolving credit facility and the secured notes indenture (except certain permitted investments) to any person other than the Company or any restricted subsidiary;

•	upon the effectiveness of any consent to the release of the security interest granted in collateral pursuant to the new revolving credit facility and the secured notes indenture;

•	upon the release of any grantor from its guarantee, if any, in accordance with the terms of the new revolving credit facility and the secured notes indenture; and

•	upon the release of collateral under the new revolving credit facility or the secured notes indenture as permitted under the security documents or the secured notes indenture. See “Description of the Notes — Collateral — Releases.”

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the secured notes and the guarantees.

Your security interests in certain items of collateral may not be perfected. Even if your security interests in certain items of collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests in the collateral securing the secured notes include both tangible and intangible assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent does not have any duty to monitor the acquisition of additional property or rights that constitute collateral or the perfection of the security interests therein. Such failures may result in the loss of the security interest therein or the priority of the security interest in favor of the holders of notes against third parties. In addition, we, under certain circumstances, may not be required to grant or perfect security interests in property acquired after the date of the secured notes indenture.

Provisions in contracts to which we or our subsidiaries are parties may also prohibit us or our subsidiaries from granting security interests in certain assets or from assigning such contracts. If we grant security interests to you in such assets or in such contracts, such security interests may not be legally valid or enforceable. Even if the provisions in such contracts do not prohibit us or our subsidiaries from granting to you such security interests, such security interests may still be legally invalid or unenforceable. We do not intend to obtain consent from our contractual counterparties for us to grant such security interests to you. Our failure to do so may invalidate such security interests, limit the assets included in the collateral and block the exercise of remedies with respect to such assets.

Furthermore, to effectively exercise your rights in respect of, and economically benefit from, any security interests that we grant to you in certain of our assets or our rights under certain contracts, you may be required to obtain the consent of third persons party to such contracts. There is no assurance that such third parties will provide such consent, as they may not be legally or contractually required to do so.

Our government contracts accounts receivable constitute a significant portion of the value of the collateral. In an event of default, it may be difficult to realize the value of our government contracts pledged to secure the secured notes.

We are primarily a U.S. government contractor, and, as such, our U.S. government contracts accounts receivable represent a significant portion of the value of our assets upon which we will grant a security interest to our lenders under our new revolving credit facility and to the collateral agent to secure the secured notes. The collateral agent’s ability to foreclose on the government contracts accounts receivable on behalf of the holders of the secured notes may be subject to perfection, contractual restrictions set out in the intercreditor agreement, and the consent of third parties including, without limitation, the consent of applicable agencies, bureaus and departments of the United States government. The collateral agent will not be able to exercise direct enforcement rights against the applicable U.S. government agencies with respect to the government contracts accounts receivable without following the requirements of the Assignment of Claims Act. The Assignment of Claims Act requires prior notification and approval of applicable U.S. government agencies, bureaus and departments before secured creditors may realize on their debtors’ accounts receivables from the U.S. government and before the secured creditors may enforce those U.S. government contracts accounts receivables against the contracting agency, bureau or department of the U.S. government. There can be no assurance that the collateral agent will follow such procedures, notify the applicable agencies, bureaus and departments of the U.S. government and obtain the requisite consent to the assignment of our U.S. government contracts receivables. Accordingly, you cannot be assured that foreclosure on our assets will generate sufficient value to repay the secured notes in full.

Rights of holders of the secured notes in their collateral may be adversely affected by bankruptcy proceedings.

The right of the trustee for the secured notes to repossess and dispose of the collateral securing the secured notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the trustee has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor, such as the trustee for the secured notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a troubled debtor to protect the value of a secured creditor’s interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the secured notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent holders of the secured notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of

“adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the secured notes, the holders of the secured notes would have unsecured “deficiency claims” as to the difference. Federal bankruptcy laws do not generally permit the payment or accrual of interest, costs, or attorneys’ fees for unsecured claims during the debtor’s bankruptcy case.

In addition, any future pledge of collateral, or any future perfection of any other pledge, to secure the secured notes might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the secured notes to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or in certain circumstances, a longer period. If the pledges of collateral are voided, the collateral will not be available to the holders of the secured notes or the guarantees to satisfy the obligations under the secured notes, and the secured notes and the guarantees will effectively rank equally with our unsecured unsubordinated indebtedness and that of the guarantors.

The value of the collateral securing the secured notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the secured notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the secured notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with this exchange offer and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the secured notes.

The outstanding notes were issued with original issue discount for U.S. federal income tax purposes.

The outstanding notes were issued with original issue discount for U.S. federal income tax purposes. We have allocated $907.95 of the issue price to each $1,000 principal amount of the outstanding notes; provided that no court is bound by such allocation and any recovery on the secured notes in a bankruptcy proceeding could be limited based on the ultimate allocation of the issue price to the secured notes. In addition to the cash interest on the secured notes, holders of the secured notes that are U.S. persons for U.S. federal income tax purposes will be required to include the amounts representing the original issue discount in gross income on a constant yield basis in advance of receipt of the cash payments to which such income is attributable. See “Certain United States Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to holders of the purchase, ownership and disposition of the secured notes.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the secured notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third parties to secure certain purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the secured notes and the guarantees (so long as the documents applicable to such lien prohibit any other liens on such assets). Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations, as described in “Description of the Notes — Certain Covenants — Incurrence of Indebtedness.” Other categories of excluded assets and property include certain contracts, assets of foreign subsidiaries, certain stock of foreign subsidiaries and the proceeds from any of the foregoing. If an event of default occurs and the secured notes are accelerated, the secured notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The ESOP committee, which includes members of our senior management team, has indirect control over the appointment of our board members and senior officers, and may take actions that conflict with the interests of the holders of the secured notes.

Members of our senior management team constitute a majority of the members of the ESOP committee. Because the ESOP committee directs the ESOP Trustee in how to vote all outstanding shares of Alion common stock held by the ESOP Trust in most matters, senior officers will have the opportunity to entrench themselves in office. Since the members of our senior management team represent a majority of votes necessary to direct the ESOP Trustee to elect our board of directors, who will appoint our senior officers, it is unlikely that other members of the ESOP committee will be able to change the composition of the board. The interests of our senior management may conflict with the interests of the holders of the secured notes.

Risks Relating to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

There is no established trading market for the exchange notes. It may be difficult for you to sell or pledge the exchange notes.

The exchange notes will be new securities for which there is no trading market, and we cannot assure you that an active trading market will develop for the exchange notes. Although the initial purchaser has informed us that it currently intends to make a market in the exchange notes, the initial purchaser is not obligated to do so, and any such market-making may be discontinued at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the exchange notes as collateral for loans.

Future trading prices of the exchange notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. There can be no assurances that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the exchange notes.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business and Operations

We expect to experience net losses in at least our next four years of operation.

We have incurred a net loss every year since our inception in late 2002. We expect to incur a net loss in at least our next four years of operation, fiscal years ending September 30, 2010 through 2013. Interest expense on existing debt and amortization of purchased contracts are among the most significant factors contributing to our estimated future net losses. The size of future losses and achieving profitability depend on sustaining significant revenue growth and controlling expenses. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may not be able to sustain our profitability.

Our ability to meet our financial and other future obligations depends on our future operating results. We cannot be sure we will be able to meet these obligations as they come due.

Our ability to pay our debt, to comply with financial covenants, and to fund working capital and planned capital expenditures depends on our ability to generate cash flow in the future. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. Risk factors include:

•	when and how much of our contract backlog our customers fund;

•	how much time our customers take to pay us;

•	when and whether we win new contracts and how we perform on our contracts;

•	whether we can increase annual revenue and/or operating income;

•	how much in payroll deferrals and rollovers our employees spend to purchase our common stock;

•	how much we have to spend to repurchase our stock from current and former employees;

•	interest rate changes;

•	current economic conditions and conditions in the defense contracting industry;

•	U.S. government spending levels, both generally and by our particular customers;

•	failure by Congress to timely approve budgets for federal departments and agencies we support;

•	operating difficulties, operating costs or pricing pressures;

•	new legislation or regulatory developments that adversely affect us; and

•	any delays in implementing strategic projects.

These factors will also affect our ability to meet future KSOP repurchase obligations.

We may not generate sufficient cash flow to comply with our financial covenants and to meet our payment obligations when they become due. If we are unable to comply with our financial covenants, or if we are unable to generate sufficient cash flow or otherwise obtain the funds we need for required debt payments, we may have to refinance our debt. We cannot be certain we could refinance our obligations on favorable terms, or at all. Absent refinancing, our lenders would be able to accelerate our debt’s maturity. As a result, we could default under our other senior debt, expose our assets to seizure, or declare bankruptcy. See “Description of Other Indebtedness” and “Description of the Notes — Certain Covenants.”

Upon the closing of the Transactions, our S corporation election was terminated and we became a C corporation for U.S. federal income tax purposes. As a C corporation we are subject to U.S. federal and state income tax at regular corporate rates. The increase in our effective tax rate will potentially reduce the amount of cash flow we have available to meet our debt and other financial obligations and to reinvest in our operations.

At all times during the period that began upon our formation and that ended upon the closing of the Transactions, we were taxed as an S corporation for U.S. federal income tax purposes. As an S corporation, we generally were not subject to U.S. federal income taxation or state income taxation in many U.S. states. Rather, our income, gains, losses, deductions and credits flowed through to the ESOP Trust. Since upon the closing of the Transactions we lost our S corporation status, we are required to pay U.S. federal and state income tax at regular corporate rates, thereby potentially reducing the amount of cash available to repay debt, reinvest in our operations or fulfill our other financial obligations.

The Internal Revenue Service (IRS) could successfully challenge the validity of our S corporation election for tax periods before the closing of the Transactions. In such an event, we could potentially owe additional U.S. federal and state income tax.

At all times during the period that began upon our formation and that ended with the closing of the Transactions, we believe that we were a valid S corporation for U.S. federal income tax purposes and in those U.S. states in which we file (or have filed) state income tax returns and which also recognize S corporation status for state income tax purposes (except for limited periods in certain states during which we filed state income tax returns as a C corporation). If the IRS or state tax agencies were successfully to challenge our position, however, we could potentially owe additional U.S. federal and state income tax, which would reduce the amount of cash available to repay debt, reinvest in our operations or fulfill our other financial obligations.

We face intense competition from many companies that have greater resources than we do. This could cause price reductions, reduced profitability, and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts. If we are unable to successfully compete for new business, our revenue growth and operating margins may decline. Many of our competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. Larger competitors include U.S. federal systems integrators such as Booz Allen Hamilton, Computer Sciences Corporation, CACI International Inc, Science Applications International Corporation, SRA International, Inc., and the services divisions of large defense contractors such as Lockheed Martin Corporation, General Dynamics Corporation and Northrop Grumman Corporation. Our larger competitors may be able to vie more effectively for very large-scale government contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price, and availability of key professional personnel. Our competitors may have established relationships among themselves or with third parties, including through mergers and acquisitions that could increase their ability to address client needs. They may establish new relationships; new competitors or competitive alliances may emerge.

Our ability to compete for desirable contracts will depend on: the effectiveness of our research and development programs; our ability to offer better performance than our competitors at lower or comparable cost; the readiness of our facilities, equipment and personnel to perform the programs for which we compete; and our ability to attract and retain key personnel. If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations may be materially compromised.

Historically, a few contracts have provided most of our revenue. If we do not retain or replace these contracts our operations will suffer.

The following seven federal government contracts accounted for half of our revenue for fiscal years 2009 and 2008, as indicated respectively below:

1. SeaPort Multiple Award Contract for the Naval Sea Systems Command (14.3% and 16.8%);

2. Technical and Analytical Support for the U.S. Air Force (9.5% and 9.0%);

3. Engineering, Financial and Program Management Services to the Virtual SYSCOM for the U.S. Navy (7.0% and 8.6%);

4. Modeling and Simulation Information Analysis Center for the Defense Modeling and Simulation Office (MSIAC) (6.8% and 4.7%) (this contract is currently scheduled to expire on March 31, 2010);

5. Weapons System Technology Information Analysis Center for the Defense Information Systems Agency (WSTIAC) (5.5% and 5.0%) (this contract is currently scheduled to expire on March 30, 2010);

6. Engineering, Technical and Program Management Services for U.S. Navy Surface Ship Programs (5.2% and 2.5%); and

7. Engineering, Financial and Program Management Services to Naval Sea Systems Command (3.5% and 4.5%).

Termination of these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

If we are unable to manage our growth, our business could be adversely affected.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. To continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising our quality of service and our profit margins, or if new systems we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition, operating results or our ability to meet our financial obligations could be materially and adversely affected.

Acquisitions could increase our costs or liabilities or be disruptive.

One of our key operating strategies has been and continues to be to selectively pursue and implement acquisitions. We have made a number of acquisitions in the past, and will consider other acquisitions in the future. We may not be able to locate suitable acquisition candidates at prices we consider appropriate or to finance acquisitions on terms satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate acquisition terms or financing or, if the acquisition occurs, integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Integration difficulties could be increased by the need to coordinate geographically dispersed organizations, integrate personnel with disparate business backgrounds and combine different corporate cultures. We also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. In addition, future impairments of intangible assets could reduce our future reported earnings. Acquisition candidates might have liabilities or adverse operating issues that we fail to discover through due diligence prior to acquisition, but which we must generally assume in an acquisition. Such liabilities could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Due to the inherent danger involved in some of the businesses that we conduct, there are risks of claims by clients and third parties that could have a substantial adverse economic impact upon us.

Some businesses we conduct, such as tasks involving unexploded ordnance performed by a wholly-owned subsidiary, inherently involve dangerous materials or other risks that could expose us to substantial liability, if, for example, we are involved in situations involving loss of life, personal injury, property damage or consequential damages. There can be no assurance that our efforts to protect against such risks, including the purchase of liability insurance, will be sufficient to avoid the adverse economic impact upon us, should claims by clients and third parties arise in the future.

We depend on key management and may not be able to retain those employees due to competition for their services.

We believe that our future success will be due, in part, to the continued services of our senior management team. The loss of any one of these individuals could cause our operations to suffer. We do not maintain key man life insurance policies on any members of management.

Our business could suffer if we fail to attract, train and retain skilled employees.

Availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Even in the current economic climate, competition in our industry for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Due to our growth and this competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner. We cannot be certain that we will be able to attract and retain such employees on acceptable terms. Any failure to do so could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations. Failure to recruit and retain a sufficient number of these employees could adversely affect our ability to maintain and grow our business. Some of our contracts require us to staff a program with personnel the customer considers key to successful performance. If we cannot provide these key personnel or acceptable substitutes, the customer may terminate the contract, and we may not be able to recover our costs.

In order to succeed, we will have to keep up with rapid technological changes in a number of industries. Various factors could impact our ability to keep pace with these changes.

Our success will depend on our ability to keep pace with technology changes in our core business areas. Technologies in our core business areas can change rapidly. Even if we remain abreast of the latest developments and available technology, newer services or technologies could negatively affect our business. The integration of diverse technologies involved in our research services is complex and in many instances has not been previously attempted. Our success will depend significantly on our ability to develop, integrate and deliver technologically advanced products and services at the same or faster pace as our competitors, many of which have greater resources than we do.

If the economic downturn continues and fails to turn around, our business could be harmed.

Our business, financial condition, results of operations and our ability to meet our financial obligations may be affected by various economic factors. Continued unfavorable economic conditions may make it more difficult for us to maintain and continue our revenue growth. In an economic recession, or under other adverse economic conditions which may arise from natural or man-made events, customers and vendors may be less likely to meet contractual terms and payment or delivery obligations. Continued weakness or further deterioration of economic conditions may have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Our employees may engage in misconduct or other improper activities, which could harm our business.

We are exposed to the risk of employee fraud or other misconduct. Employee misconduct could include intentional failures to comply with U.S. government procurement regulations, unauthorized activities, attempts to obtain reimbursement for improper expenses, or submission of falsified time records. Employee misconduct could also involve improper use of our customers’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition, results of operations and our ability to meet our financial obligations.

The interests of the ESOP Trust may not be aligned with your interests.

The ESOP Trust owns 100% of our outstanding shares of common stock. It controls the election of all of our directors, the outcome of all matters submitted to a vote of stockholders, and can change our management. The interests of the ESOP Trust may not be fully aligned with yours and this could lead to a strategy that is not in your best interests.

Environmental laws and regulations and our use of hazardous materials may subject us to significant liabilities.

Our operations are subject to U.S. federal, state and local environmental laws and regulations, as well as environmental laws and regulations in the various countries in which we operate. We are also subject to environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of regulated substances and waste products, such as radioactive, biochemical or other hazardous materials and explosives. We may incur substantial costs in the future because of: modifications to current laws and regulations; new laws and regulations; new guidance or new interpretation of existing laws or regulations; violations of environmental laws or required operating permits; or discovery of previously unknown contamination.

Risks Related to Our Industry

We depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition or results of operations.

U.S. government agency contracts provided approximately 97%, 94%, and 93% of our revenue for the years ended September 30, 2009, 2008 and 2007. In fiscal years 2009, 2008 and 2007, DoD contracts accounted for approximately 92%, 89% and 89% of our total revenue while contracts with other government agencies accounted for approximately 5%, 5% and 4% of our total revenue for the same years. We expect U.S. government contracts are likely to continue to account for a significant portion of our revenue in the future. Changes in U.S. government contracting policies could directly affect our financial performance. Factors that could materially adversely affect our U.S. government contracting business include:

•	budgetary constraints affecting U.S. government spending generally, or specific departments or agencies in particular;

•	changes in U.S. government fiscal policies or available funding;

•	changes in U.S. government programs or requirements;

•	curtailment of the U.S. government’s use of technology services firms;

•	adoption of new laws or regulations;

•	technological developments;

•	U.S. government shutdowns (such as that which occurred during the U.S. government’s 1996 fiscal year);

•	competition and consolidation in the information technology industry; and

•	general economic conditions.

These or other factors could cause U.S. government departments or agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or fail to exercise options to renew contracts, any of which could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Many of our U.S. government customers are subject to increasing constraints. We have substantial contracts in place with many U.S. government departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies. Such reductions or cutbacks could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Failure by Congress to timely approve budgets for the federal agencies we support could delay or reduce spending and cause us to lose revenue.

Each year, Congress must approve budgets that govern spending by each of the U.S. government departments and agencies we support. When Congress is unable to agree on budget priorities, and is unable to pass the annual budget on a timely basis, it typically enacts a continuing resolution. A continuing resolution allows U.S. government agencies to operate at spending levels equal to or less than levels approved in the previous budget cycle. This can delay funding we expect to receive from clients for work we are already performing. A continuing resolution can delay or even cancel new initiatives which could adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

We may not realize the full amount of our backlog, which could lower future revenue.

The maximum contract value specified under a U.S. government contract does not necessarily determine the revenue we will realize under that contract. Congress normally appropriates funds for a given program each fiscal year, even when actual contract performance may take many years. As a result, U.S. government contracts ordinarily are only partially funded at the time of award. Normally a procuring agency commits additional money to a contract only as Congress makes subsequent fiscal year appropriations. Estimates of future revenue attributed to backlog are not necessarily precise, and the receipt and timing of any of this revenue is subject to various contingencies such as changed U.S. government spending priorities and government decisions not to exercise options on existing contracts. Many of these contingencies are beyond our control. The backlog on a given contract may not ultimately be funded or may only be partially funded, which may cause our revenue to be lower than anticipated, and adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

Many of our U.S. government customers procure goods and services through ID/IQ, GWAC or GSA Schedule contracts under which we must compete for post-award orders.

Budgetary pressures and reforms in the procurement process have caused many U.S. government customers to purchase goods and services through ID/IQ, GSA Schedule contracts and other multiple award and/or GWAC contract vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenue under these contracts. There can be no assurance that we will increase revenue or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could harm our business, financial condition, results of operations and our ability to meet our financial obligations.

U.S. government contracts contain termination provisions that are unfavorable to us.

Generally, U.S. government agencies can terminate contracts with suppliers at any time without cause. If a government agency does terminate one of its contracts with us without cause, we are likely to be entitled to receive compensation for the services we provided or costs we incurred up to the termination date, payment for our termination-related costs, and a negotiated share of the contract fee. However, if the U.S. government terminates a contract because we defaulted under the terms of the contract, we may be liable for any excess costs the U.S. government incurs in procuring the undelivered portion of the contract from another source. Termination of any of our large U.S. government contracts may negatively impact our revenue and may adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

If we do not accurately estimate the expenses, time and resources necessary to meet our contractual obligations, our contract profits will be lower than expected.

The total price on a cost-reimbursement contract is based primarily on allowable costs incurred, but is generally subject to a maximum contract funding limit. U.S. government regulations require us to notify our customers of any cost overruns or underruns on a cost-reimbursement contract. We may not be able to recover cost overruns in excess of a contract’s funding limitation and thus may not earn the anticipated profit on the contract.

In a fixed-price contract, we estimate project costs and agree to deliver a project for a definite, predetermined price regardless of our actual costs to perform. We must fully absorb any cost overruns. Failure to anticipate technical problems, accurately estimate costs or control performance costs may reduce the profit margin on a fixed-price contract or even cause a loss. Provisions in our financial statements for estimated losses on our fixed-price contracts may not be adequate to cover all actual future losses.

Our operating margins and operating results may suffer if cost-reimbursement contracts increase in proportion to our total contract mix.

In general, cost-reimbursement contracts are our least profitable type of contract. Our U.S. government customers typically determine what type of contract they will award us. To the extent that in the future we enter into more or larger cost-reimbursement contracts in proportion to our total contract mix, our operating margins and operating results may suffer.

If our fixed-price contract revenue declines in total or as a proportion of our total business, or if profit rates on these contracts deteriorate, our operating margins and operating results may suffer.

We have historically earned higher profit margins on fixed-price contracts. If fixed-price contract revenue decreases, or customers shift to other types of contracts, our operating margins and operating results may suffer. Furthermore, we cannot ensure we will be able to maintain our historic levels of profitability on fixed-price contracts in general.

Our subcontractors’ failure to perform contractual obligations could damage our reputation as a prime contractor and our ability to obtain future business.

As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to timely perform services satisfactorily may cause us to be unable to perform our duties as a prime contractor. We have limited involvement in the work our subcontractors perform, and as a result, we may have exposure to problems our subcontractors cause. Performance deficiencies on the part of our subcontractors could result in a government customer terminating our contract for default. A default termination could make us liable for customer re-procurement costs, damage our reputation, and hurt our ability to compete for future contracts.

Because U.S. government contracts are subject to government audits, contract payments are subject to adjustment and repayment which may result in revenue attributed to a contract being lower than expected.

U.S. government contract payments received that exceed allowable costs are subject to adjustment and repayment after the government audits contract costs. All our federal government contract indirect costs have been audited and negotiated through fiscal year 2004. The government is auditing our claims for fiscal years 2005 and 2006. We have submitted our fiscal year 2008 and 2007 incurred cost proposals to the federal government and expect to submit our fiscal year 2009 proposal in March 2010. If the estimated reserves in our financial statements for excess billings and contract losses are not adequate, revenue attributed to our U.S. government contracts may be lower than expected.

If we fail to recover at-risk contract costs, it may result in reduced fees or in losses.

We are at risk for any costs we incur before execution or renewal of a contract. It is possible a customer will not pay us for these costs. At September 30, 2009, we had at-risk costs of $36.3 million. While such costs were associated with specific anticipated contracts, we cannot be certain that contracts or contract renewals will be executed or that we will recover all our related at-risk costs.

Actual or perceived conflicts of interest may prevent us from being able to bid on or perform contracts.

U.S. government agencies have conflict of interest policies that may prevent us from bidding on or performing certain contracts. When dealing with U.S. government agencies that have conflict of interest policies, we must decide, at times with insufficient information, whether to participate in the design process and lose the chance of performing the contract or to turn down the opportunity to assist in the design process for the chance of performing the future contract. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest. We are likely to continue encountering such conflicts of interest in the future, particularly if we acquire other U.S. government contractors. Future conflicts of interest could cause us to be unable to secure key contracts with U.S. government customers.

As a U.S. government contractor, we must comply with complex procurement laws and regulations and our failure to do so could have a negative impact upon our business.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts, which may impose added costs on our business. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and/or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of fees, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies, which may impair our ability to conduct our business.

We derive significant revenue from U.S. government contracts awarded through competitive bidding which is an inherently unpredictable process.

We obtain most of our U.S. government contracts through competitive bidding that subjects us to risks associated with:

•	the frequent need to bid on programs in advance of the completion of their design, which can result in unforeseen technological difficulties and/or cost overruns;

•	the substantial time and effort, including design, development and promotional activities, required to prepare bids and proposals for contracts that may not be awarded to us; and

•	the rapid rate of technological advancement and the design complexity of most of our research offerings.

Upon expiration, U.S. government contracts may be subject to a competitive re-bidding process. We may not succeed in winning new contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire or win new contracts, would negatively impact our business, financial condition, results of operations and our ability to meet our financial obligations.

Our failure to obtain and maintain necessary security clearances may limit our ability to carry out confidential work for U.S. government customers, which could cause our revenue to decline.

As of September 30, 2009, we had approximately 233 DoD contracts that require us to maintain facility security clearances at our 26 sites, and approximately 2,712 of our employees held security clearances needed to perform these U.S. government contracts. Each cleared facility has a Facility Security Officer and Key Management Personnel whom the U.S. Department of Defense — Defense Security Service requires to be cleared to the level of the facility security clearance. Individual employees are selected to be cleared, based on specific classified contract task requirements and each employee’s technical, administrative or management expertise. Once an employee gets security clearance, the individual is allowed access to classified contract information, based on clearance level and a “need to know.” Protecting classified information on a classified government contract is paramount. Loss of a facility clearance or an employee’s failure to obtain or maintain a security clearance could result in a U.S. government customer terminating an existing contract or choosing not to renew a contract when it expires. If we cannot maintain or obtain the required security clearances for our facilities and our employees, or obtain these clearances in a timely manner, we may be unable to perform certain U.S. government contracts. Lack of required clearances could also impede our ability to bid on or win new U.S. government contracts, which might result in termination of current research activities. This could damage our reputation and our revenue would likely decline, which would adversely affect our business, financial condition results of operations and our ability to meet our financial obligations.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for each of the periods indicated. Earnings included in the calculation of this ratio consists of pre-tax earnings from operations, adjusted for fixed charges. Fixed charges included in the calculation of this ratio consist of cash interest paid and amortization of capitalized expenses related to indebtedness.

Alion Science and Technology
Computation of Ratio of Earnings to Fixed Charges

								Six Months Ended
	Years Ended September 30,							March 31,
Actual Data	2005	2006	2007	2008		2009		2010
	(Amounts in thousands)

Fixed Charges
Cash interest expense	$9,328	$19,349	$33,609	$49,909		$52,022		$28,666
Amortization of capitalized expenses related to indebtedness	3,897	2,591	3,182	2,912		5,067		2,378

Total fixed charges	$13,225	$21,940	$36,791	$52,821		$57,089		$31,044
Earnings
Pre-tax earnings (loss)	$(40,172)	$(31,089)	$(42,780)	$(25,334)		$(17,041)		$35,000
Fixed charges	13,225	21,940	36,791	52,821		57,089		31,044

Earnings before fixed charges	$(26,947)	$(9,149)	$(5,989)	$27,487		$40,048		$66,043

Ratio of earnings to fixed charges	N/A	N/A	N/A	0.52		0.70		2.13
	(a )	(a )	(a )	(b	)	(b	)

(a)	Earnings for fiscal 2005, 2006 and 2007 were inadequate to cover fixed charges in those years by $26.9 million, $9.1 million, $6.0 million.

(b)	Although the fixed charge coverage ratios for fiscal years 2008 and 2009 were positive, earnings were inadequate to cover fixed charges by $25.3 million in 2008 and by $17.0 million in 2009.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010 on an actual basis. Debt is presented net of original issue discount and unamortized debt issue costs. The amounts presented are less than the face value of the underlying debt. The amounts presented for the secured notes are also shown net of the value ascribed to the warrants issued with the outstanding notes.

You should read this table in conjunction with our audited and unaudited interim financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

March 31, 2010
(In thousands)

Senior Secured $25 million Revolving Credit Facility	$—
12% Senior Secured Notes due 2014	268,400
10.25% Senior Unsecured Notes due 2015	245,684

Total senior debt	514,084

Warrants	20,785

Total	534,869
Redeemable common stock, $0.01 par value, 5,469,272 shares issued and outstanding at March 31, 2010	153,140
Accumulated other comprehensive loss	(238)
Accumulated deficit	(239,502)

Total Shareholder’s Deficit	(86,600)

Total Capitalization	$448,269

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data as of and for each of our last five fiscal years through September 30, 2009, as of and for the quarters ended March 31, 2010 and 2009, and as of the six month period ended March 31, 2010 and 2009. Fiscal year information comes from our most recent annual report on Form 10-K that we filed with the SEC on December 24, 2009. Audited balance sheets as of September 30, 2009 and 2008 and audited statements of operations, redeemable common stock and accumulated deficit, and cash flows for the fiscal years ending September 30, 2009, 2008 and 2007 are included elsewhere in this prospectus.

Information as of and for the quarters ended March 31, 2010 and 2009 comes from our most recent quarterly report on Form 10-Q that we filed with the SEC on May 14, 2010. Our unaudited interim financial statements and related notes for the quarter ended March 31, 2010 are included elsewhere in this prospectus. In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results presented below are not necessarily indicative of results that may be expected for any future period.

Our consolidated financial statements include operating results for acquired businesses from their acquisition dates. Business acquisitions in 2005 and 2006 affect the comparability of reported results. There were no significant acquisitions in 2009 or 2008. In February 2005, we acquired METI Corporation for approximately $7.0 million and Carmel Applied Technologies, Inc. for approximately $9.4 million. In April 2005, we acquired JJMA Corporation for approximately $99.8 million. In February 2006, we purchased BMH Associates, Inc. for approximately $21.1 million and Washington Consulting, Inc. for approximately $20.1 million. In May 2006, we acquired Micro Analysis and Design, Inc. for approximately $17.8 million. In June 2006, we paid Anteon Corporation approximately $221.4 million for a group of customer contracts and the related workforce. In July 2007, we acquired substantially all the assets of LogConGroup, Inc. for approximately $1.7 million plus up to approximately $0.6 million in contingent consideration through 2011.

You should read the following tables in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our audited annual and unaudited interim financial statements and notes included elsewhere in this prospectus.

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)

Consolidated Statement of Operations:
Contract revenue	$203,546	$195,429	$409,284	$384,225
Direct contract expense	156,049	149,135	315,045	294,457
Total Operating expenses	41,267	36,004	79,038	67,914
Operating income/(loss)	6,230	10,290	15,201	21,854
Depreciation and amortization	4,212	4,700	8,443	9,506
Interest expense(a)	14,097	10,244	30,983	24,332
Gain on debt extinguishment	50,749	—	50,749	—
Income tax expense (benefit)	33,816	(55)	33,776	(51)
Net income (loss)	$9,165	$39	$1,224	$(2,501)
Basic and diluted loss per share	$1.69	$0.01	$0.23	$(0.48)
Basic and diluted weighted average shares outstanding	5,411,342	5,227,835	5,417,756	5,228,787

	Quarter Ended
	March 31,
	2010	2009
	(In thousands)

Consolidated Balance Sheet Data(b):
Cash and cash equivalents	$28,300	$—
Net accounts receivable	187,847	183,763
Total assets	667,161	644,477
Working capital	50,441	32,653
Current portion of long-term debt	—	5,389
Long-term debt, excluding current portion	514,084	517,981
Redeemable common stock junior warrants	—	33,098
Redeemable common stock new warrants	20,785	—
Redeemable common stock	153,140	180,586
Accumulated deficit	(239,502)	(258,964)

	Six Months Ended
	March 31,
	2010	2009
	(In thousands)

Consolidated Statement of Cash Flows:
Capital expenditures	$(1,271)	$(1,076)
Net cash flows provided by (used in):
Operating activities	$(77)	$(8,885)
Investing activities	(1,316)	(1,242)
Financing activities	18,511	(6,160)
Other Data(b):	(In millions)
Funded contract backlog	$380	$411
Unfunded contract backlog	2,526	2,135
Ceiling backlog	$3,710	$3,255
Number of employees	3,227	3,332

(a)	Interest expense includes interest payable in cash, non-cash expenses for amortizing original issue discount and debt issue costs, and changes in the fair value of redeemable stock warrants.

(b)	As of the end of the stated period.

	Fiscal Year Ended September 30,
	2009	2008	2007	2006	2005
	(In thousands, except share and per share data)

Consolidated Statement of Operations:
Contract revenue	$802,225	$739,482	$737,587	$508,628	$369,231
Direct contract expense	615,700	566,408	562,139	381,467	267,241
Total Operating expenses	148,960	152,117	161,283	129,466	104,081
Operating income/(loss)	37,565	20,957	14,165	(2,305)	(2,091)
Depreciation and amortization	18,959	20,715	21,824	16,566	17,771
Interest expense(a)	55,154	47,382	51,226	29,691	38,696
Loss on debt extinguishment	—	—	6,170	—	—
Net loss	$(17,041)	$(25,334)	$(42,770)	$(31,115)	$(40,238)
Basic and diluted loss per share	$(3.25)	$(5.01)	$(8.35)	$(6.19)	$(9.50)
Basic and diluted weighted average shares outstanding	5,246,227	5,057,337	5,121,033	5,029,670	4,235,947
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,185	$16,287	$11,684	$2,755	$37,778
Net accounts receivable	180,157	168,451	186,660	150,412	80,898
Total assets	647,498	655,946	683,970	650,969	334,249
Working capital	27,833	(196,556)	(186,726)	(212,116)	59,775
Current portion of long-term debt(b)	14,428	241,763	262,147	267,216	1,404
Long-term debt, excluding current portion(b)	521,394	287,011	285,546	199,343	180,833
Redeemable common stock warrants	32,717	39,996	33,610	35,234	44,590
Redeemable common stock	187,137	200,561	200,768	213,719	184,828
Accumulated deficit	(274,559)	(276,876)	(260,147)	(221,009)	(164,354)
Consolidated Statement of Cash Flows:
Capital expenditures	$(2,186)	$(4,986)	$(10,687)	$(5,277)	$(2,233)
Net cash flows provided by (used in):
Operating activities	$8,995	$29,320	$(5,008)	$(15,678)	$35,140
Investing activities	(2,347)	(12,152)	(25,438)	(284,423)	(78,017)
Financing activities	(11,750)	(12,565)	39,375	265,078 (c)	75,938
Other Data(d):
Funded contract backlog	$376,500	$340,500	$360,000	$386,000	$193,000
Unfunded contract backlog	6,008,400	4,475,800	4,669,000	3,861,000	2,581,000
Number of employees	3,380	3,266	3,400	3,575	2,508

(a)	Interest expense includes interest payable in cash, non-cash expenses for amortizing original issue discount and debt issue costs, and changes in the fair value of redeemable stock warrants.

(b)	Current and long-term debt include senior and subordinated debt and accrued interest, net of unamortized debt issue costs and original issue discount. Balances payable under the Term B Senior Credit Agreement are included in the current portion of long-term debt for the fiscal years ended September 30, 2008, 2007 and 2006 based on the Company’s failure to comply with required financial, negative and other covenants for those years. The Company reclassified $229.8 million for 2008; $247.6 million for 2007; and $264.4 million for 2006. See Note 11 to the accompanying audited financial statements.

(c)	In fiscal year 2006, one component of financing activities was $19.0 million of redeemable common stock purchased from the ESOP Trust.

(d)	As of the end of the stated period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial conditions and results of operations together with the “Capitalization”, “Selected Consolidated Financial Data”, “Business” and our audited annual and unaudited interim financial statements, together with the notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking Statements.” Unless the context otherwise requires, a reference to our year is a reference to our fiscal year. Our fiscal year ends September 30.

The discussion and analysis that follows addresses only continuing operations and our financial condition and is organized to:

•	provide an overview of the business;

•	explain year-over-year trends in the results of operations;

•	describe our liquidity and capital resources;

•	explain critical accounting policies;

•	explain other obligations; and

•	disclose market and other risks.

Overview

We provide scientific, engineering and information technology solutions and expertise to research and develop technological solutions for problems relating to national defense, homeland security and energy and environmental analysis, principally to federal government departments and agencies and, to a lesser extent, to commercial and international customers. Our revenue increased 8.5%, 0.3%, and 45.0% for the years ended September 30, 2009, 2008 and 2007. The following table presents summary operating results and contract backlog data for and as of the past three fiscal years and for the quarters ended March 31, 2010 and 2009.

	For the Quarters Ended March 31,		For the Years Ended September 30,
	2010	2009	2009	2008	2007
	(In thousands)

Revenue	$203,546	$195,429	$802,225	$739,482	$737,587

Net loss	$(6,230)	$(10,290)	$(17,041)	$(25,334)	$(42,770)

	As of March 31,		As of September 30,
	2010	2009	2009	2008	2007

Backlog:	(In millions)
Funded	$380.0	$411.0	376.5	$340.5	$360.0
Unfunded	6,236.0	5,392.0	6,008.4	4,475.8	4,669.0

Total	$6,616	$5,803	6,384.9	$4,816.3	$5,029.0

We contract primarily with the federal government. We expect most of our revenue will continue to come from government contracts, mostly from contracts with the U.S. Department of Defense. The balance of our revenue comes from a variety of commercial customers, and state, local and foreign government customers.

The table below shows the percentage of revenue derived from each major customer type for each of the past three fiscal years and for the six months ended March 31, 2010 and 2009.

	For the Six Months Ended
	March 31,				For the Years Ended September 30,
	2010		2009		2009		2008		2007
	(Dollars in thousands)				(Dollars in thousands)

U.S. Department of Defense	$376,861	92.1%	$351,542	91.9%	$736,625	91.9%	$660,270	89.3%	$659,601	89.4%
Other Federal Civilian Agencies	21,036	5.1%	18,378	4.4%	37,197	4.6%	34,107	4.6%	29,503	4.0%
Commercial and International	11,387	2.8%	14,305	3.7%	28,403	3.5%	45,105	6.1%	48,483	6.6%

Total	$409,284	100.0%	$384,225	100.0%	$802,225	100.0%	$739,482	100.0%	$737,587	100.0%

We intend to continue to expand our research offerings in commercial and international markets; however, any expansion will be incremental. Commercial and international revenue amounted to approximately 3.5%, 6.1%, and 6.6% of total revenue in fiscal 2009, 2008 and 2007. Our international revenue primarily comes from naval architecture and marine engineering services and telecommunications research and software.

We earn our revenue by providing employee and subcontractor services. When we win new business, the key to generating revenue is hiring new employees to meet customer requirements, retaining existing employees, and deploying our staff on revenue-generating contracts. We closely monitor hiring success, attrition trends, and direct labor utilization. Hiring enough employees with appropriate security clearances is a key challenge in maintaining and growing our business. We try to optimize employee labor content on our contracts because we can earn higher profits from employee services than from subcontractor services or from other contract costs like hardware and software we re-sell to customers.

Our mix of contract types (i.e., cost-reimbursement, fixed-price, and time-and-material) affects our revenue and operating margins. A significant portion of our revenue comes from services performed on cost-reimbursement contracts under which customers pay us for approved costs, plus a fee (profit) on the work we perform. We recognize revenue on cost-reimbursement contracts based on our actual costs plus a pro-rata share of fees earned. We also have a number of fixed-price government and commercial contracts for which we use the percentage-of-completion method to recognize revenue. Fixed price contracts involve higher financial risks, and in some cases higher margins, because we must deliver specified services at a predetermined price regardless of our actual costs. Failure to anticipate technical problems, estimate costs accurately or control performance costs on a fixed-price contract may reduce the contract’s overall profit or cause a loss. On time-and-material contracts, customers pay us for labor and related costs at negotiated, fixed hourly rates. We recognize time-and-material contract revenue at contractually billable rates as we deliver labor hours and incur direct expenses.

Despite the President’s stated concerns regarding the government’s use of cost-reimbursable contracts, our cost-reimbursable revenue continues to increase each year. Because we deliver scientific and engineering research services that are not generally considered to be inherently governmental functions, management believes any changes aimed at reducing reliance on government contractors in general will not materially adversely affect operations. If the government ultimately shifts contracting activity away from the cost-reimbursement arena to time-and-material or fixed-price contracting, management believes we would likely benefit. All other factors being equal, our time-and-material and fixed price type contracts traditionally generate higher profit margins than cost-reimbursable contracts. Revenue growth for the six months ended March 31, 2010 supports management’s belief that we are benefitting from and are positioned to continue to benefit from the President’s announced intention to increase federal spending on sponsored science and technology to 3% of GDP.

The table below summarizes revenue by contract type for each of the past three fiscal years and for the six months ended March 31, 2010 and 2009.

	For the Six Months Ended
	March 31,				For the Years Ended September 30,
Contract Type	2010		2009		2009		2008		2007
	(Dollars in thousands)				(Dollars in thousands)

Cost-reimbursement	$297,478	72.6%	$270,217	70.4%	$567,294	70.7%	$517,692	70.0%	$512,587	69.5%
Fixed-price	50,565	12.4%	40,523	10.5%	91,885	11.5%	70,146	9.5%	70,946	9.6%
Time-and-material	61,241	15.0%	73,485	19.1%	143,046	17.8%	151,644	20.5%	154,054	20.9%

Total	$409,284	100.0%	$384,225	100.0%	$802,225	100.0%	$739,482	100.0%	$737,587	100.0%

Results of Operations

Although we completed ten stock and asset acquisitions since October 1, 2004, no significant acquisitions or transactions affected reported results in any of the past three fiscal years.

Six Months Ended March 31, 2010 Compared with Six Months Ended March 31, 2009

	Consolidated Operations of Alion
	Six Months Ended March 31,
Selected Financial Information	2010		2009
	Revenue %		Revenue %
	(Dollars in thousands)

Total contract revenue	$409,284		$384,225
Total direct contract costs	315,045	77.0%	294,457	76.6%
Direct labor costs	136,103	33.3%	134,588	35.0%
Material and subcontract costs	170,567	41.7%	147,849	38.5%
Other direct costs	8,375	2.0%	12,020	3.1%
Gross profit	94,239	23.0%	89,768	23.4%
Total operating expense	79,038	19.3%	67,914	17.7%
Major components of operating expense:
Indirect expenses including facilities costs	35,552	8.7%	34,563	9.0%
General and administrative (excluding stock-based compensation)	35,328	8.6%	29,363	7.6%
Stock-based compensation	(855)	(0.21)%	(5,764)	(1.5)%
Depreciation and amortization	8,443	2.1%	9,506	2.5%
Income from operations	$15,201	3.7%	$21,854	5.7%

Revenue.  March 2010 year to date revenue of $409.3 million was $25.1 million more than the comparable period last year. This 6.5% increase was attributable to $27.3 million more in cost-reimbursement contract revenue and $10.0 million more in fixed price contract sales offset by a $12.2 million drop in time and material contract activity. DoD revenue was up $25.3 million and civilian agency revenue was up $2.7 million while non-federal revenue declined $2.9 million. Modeling and Simulation revenue, on the Company’s Information Analysis Center contracts and other contracts grew $27.8 million a 64.5% jump compared to last year. Revenue grew from providing the U.S. military new capabilities to repair equipment in the field and from offering innovative responses to changing threats to war fighters. We are performing research and development to reduce or eliminate the effects of improvised explosive devices used against U.S. and Coalition Forces in Iraq and Afghanistan. We also support the U.S. Navy’s Warfare Development Command.

Naval architecture and marine engineering increased $5.3 million (3.1%) because of increased support to several acquisition programs. Revenue from Information Technology and Wireless Communications declined $6.2 million (27.8%). We have yet to see our customers for these technology services recover from the lingering effects of the global recession. Revenue from our other core business areas saw modest, immaterial fluctuations on a year over year basis. We saw significant revenue growth from our Air Force customers up $31.6 million compared to last year. Air Force revenue grew largely because of expanded SAFTAS program support for technology upgrades. Increases were offset in part by a 2.5% decline in revenue from other DoD customers ($6.2 million).

Our prime contract revenue was up $35.6 million (11.7%) over last year while revenue from our subcontracts with other prime contractors was down $10.5 million or 13.3%. Each of these trends is consistent with our expanded capabilities that enable us to operate as a prime contractor on a greater number of key government programs. We continue to realize a significant portion of our revenue from contract vehicles on which we have to compete for task orders. Over 60% of year to date revenue came from ID/IQ contracts compared to 58.6% last year. Although the percentage increase was modest, ID/IQ revenue grew overall by $22.5 million, up 10% from last year.

Direct Contract Expense and Gross Profit.  Direct contract expenses increased by $20.6 million to 77.0% of year to date revenue compared to 76.6% of revenue for the comparable period last year. Increasing prime contract activity includes work that Alion shares with its teammates and led to higher subcontract cost both in total dollars ($22.7 million) and as a percentage of revenue (up 3.2% to 41.7% of revenue). Direct labor only increased by 1.1% ($1.5 million) while other direct costs declined $3.6 million to 2% of revenue. Year to date gross profit at $94.2 million grew $4.4 million (4.9%) compared to $89.8 million for the first six months of 2009. Alion did not face significant fixed price contract overruns in 2010. In 2009 gross profit was adversely affected by $1.2 million in fixed price contract overruns. In 2010, gross margin as a percentage of revenue declined as we saw cost reimbursement revenue increase to almost 73% of revenue. Cost reimbursement contracts typically have lower profit percentages which offset a portion of performance risk.

Operating Expenses.  Year to date operating expenses through March 31, 2010 climbed by $11.1 million overall compared to the same period last year, significantly eroding operating profit. The comparative hike in operating expenses comes, in part, from the absence of a $5.8 million credit to stock-based compensation expense recorded last year for phantom stock forfeitures and declines in our share price. In 2010, the credit for changes in our share price was less than $0.9 million. Facilities and indirect expenses were up 2.6% over last year ($0.9 million) consistent with salary increases and ordinary building operating expense pass-throughs. Depreciation and amortization declined by $1.1 million principally due to scheduled declines in amortization charges for acquired contracts. G&A expense exclusive of stock-based and long-term incentive compensation charges grew by almost $6.0 million. We spent almost $2.6 million in our effort to re-structure and/or re-finance our former debt. Expanded information technology services for collaborative technologies, project management and control, and expanded reporting and analytical capabilities increased costs $2.2 million compared to 2009 year to date results. We saw increased G&A expenses for additional staffing and efforts devoted to business development, cash management and strategic planning.

Income from Operations.  Operating income for the six months ended March 31, 2010 dropped by $6.7 million to $15.2 million compared with $21.9 million for the six months ended March 31, 2009. This 30.4% decline was the result of higher operating expenses, as described above.

Other Expense.  Interest income, interest expense and other expense in the aggregate for the six months ended March 31, 2010 increased by $6.5 million compared to the similar period last year. Higher average investment balances, $24 million in excess cash from the March 2010 re-financing, and a reduced demand on the revolver led to lower interest expense ($0.4 million) and marginally higher interest income ($9 thousand). Despite lower outstanding principal on the senior term loan this year cash pay interest expense was adversely affected by a 100 basis point interest rate increase for February and March. The biggest hike in cash interest expense was from fees and penalties associated with the September and December 2009 covenant waivers for which we ultimately paid more than $3.9 million. We had expected to close a re-financing transaction prior to March 1, 2010. The new secured notes were not issued until March 22, 2010. As a result, we were required to pay a $2.6 million fee (100 basis points) to the former lenders under our previously outstanding Term B Senior Credit Facility on March 1, 2010. Cash interest on the secured notes was offset by the absence of subordinated note cash interest expense this year. In 2010, non-cash interest expense was $3.7 million higher than it was in 2009. Last year, we recognized a $6.9 million benefit for the decline in value of the subordinated note warrants offset by $2.8 million in deferred non-cash interest charges. In 2010, we only recognized a $160 thousand benefit for a decline in the value of the now-extinguished subordinated note warrants and no year-to-date deferred non-cash subordinated note interest.

Fiscal year 2010 debt issue cost amortization for the first quarter declined modestly from the same period for fiscal year 2009 ($173 thousand) as did deferred junior subordinated note interest ($95 thousand) due to lower outstanding principal. There was no material change in the fair value of redeemable common stock warrants in the first quarter of fiscal year 2010. In fiscal year 2009, declining risk free interest rates produced a $1.3 million greater credit to first quarter 2010 interest expense.

	Six Months Ended
	March 31
	2010	2009
	(In thousands)

Cash Pay Interest
Revolver	$98	$522
Senior Term Loan	11,047	11,455
Secured Notes	775	—
Unsecured Notes	12,813	12,813
Subordinated Note	—	870
Other cash pay interest and fees	4,032	214

Sub-total cash pay interest	28,765	25,874
Deferred and Non-cash Interest
Secured Notes PIK interest	155	—
Debt issue costs and other non-cash items	2,223	2,544
Subordinated Note interest	—	2,812
Subordinated Note warrants	(160)	(6,898)

Sub-total non-cash interest	2,218	(1,542)

Total interest expense	$30,983	$24,332

Debt Extinguishment.  On March 22, 2010, we used proceeds from issuing $310 million of units to retire our then-outstanding Term B Senior Credit Facility loans, the subordinated note and related warrants, and to pay debt issue costs. We paid approximately $240 million to retire our Term B debt at par plus accrued interest and recognized a $6.7 million loss on extinguishing this debt by writing off the balance of unamortized Term B-related debt issue costs.

We paid $25 million to retire the subordinated note and related warrants at a steep discount to both carrying and estimated fair values. We recognized a $67.7 million gain on extinguishing these liabilities which was offset in part by writing off $10.2 million in unamortized debt issue and debt modification costs. We also recognized a one-time $50.7 million net benefit from its re-financing and debt extinguishment transactions.

Income Tax Expense.  Until March 22, 2010, we had no material income tax expense as we and our subsidiaries were a consolidated pass-through entity whose income was attributable to our sole shareholder, the tax-exempt ESOP Trust. Some states did not recognize our S corporation status and required us and our subsidiaries to file separate state tax returns. Our Canadian subsidiary has always been a taxable entity required to accrue a Canadian tax liability as necessary.

On March 22, 2010, we issued 310,000 secured note units, each of which consists of $1,000 in secured note face value and a warrant to purchase 1.9439 shares of our common stock. The warrants entitle the holders to purchase a total of 602,614 shares of common stock at a penny per share. The fair value of each warrant on the date of issue was approximately $67.05. The warrants are considered to constitute a second class of stock under the IRC. S-corporations are only permitted to have a single class of stock. By issuing the secured note warrants, our S-corporation status automatically terminated and we ceased to be a pass-through entity exempt from income taxes. We were required to recognize current income tax expense for the effect of our change in reporting status.

We recognized approximately $35.4 million of deferred tax assets related to timing differences for expenses previously recorded that are estimated to generate deductions on future income tax returns. We also recognized a $33.8 million deferred tax liability related to tax-deductible goodwill arising from prior year acquisitions. Prior to establishing a valuation allowance, we had a $1.5 million net deferred tax asset arising from our conversion to a C-corporation. However, our history of losses makes it unlikely that we will reasonably be able to realize the full benefit of our deferred tax assets. We were required to establish a full valuation allowance for our deferred tax assets and recognize $33.8 million in deferred tax expense this quarter.

Net Income (Loss).  As a result of the $50.7 million gain on debt extinguishments, and despite the $33.8 million charge for income taxes, we had $1.2 million in year-to-date net income. Without the gain on extinguishment, the required tax provision and the $2.6 million in debt covenant waiver fees and penalties we paid in the second quarter, we would have lost $13.0 million year to date compared to a $2.5 million loss for the similar six month period last year. The higher loss is the result of increased operating expenses and higher interest charges.

Year ended September 30, 2009 Compared to Year ended September 30, 2008

The table below presents selected comparative financial information for the fiscal years ended September 30, 2009 and 2008. Our discussion and analysis refers to financial information in this table and to our consolidated financial statements in this prospectus.

	Year Ended September 30,
Selected Financial Information	2009		2008
	% Revenue		% Revenue
	(Dollars in thousands)

Total revenue	$802,225		$739,482
Total direct contract costs	615,700	76.7%	566,408	76.6%
Direct labor costs	272,148	33.9%	248,409	33.6%
Material and subcontract costs	316,957	39.5%	295,122	39.9%
Other direct costs	26,595	3.3%	22,877	3.1%
Gross profit	186,525	23.3%	173,074	23.4%
Total operating expense	148,960	18.6%	152,117	20.6%
Major components of operating expense:
Indirect expenses including facilities costs	68,457	8.5%	70,930	9.6%
General and administrative (excluding stock-based compensation)	66,082	8.2%	58,984	8.0%
Depreciation and amortization	18,959	2.4%	20,715	2.8%
Income from operations	$37,565	4.7%	$20,957	2.8%

Contract Revenue.  Fiscal year 2009 revenue increased $62.7 million (8.5%) over fiscal year 2008. This increase was attributable to a $49.6 million (9.6%) increase in cost-reimbursable contract revenue; a $21.7 million (31.0%) increase in fixed price contract revenue; and an $8.6 million (5.7%) decline in time and material contract revenue. Naval Architecture and Marine Engineering revenue increased $40.3 million (12.4%) and was more than 64% of total increased sales. Modeling and Simulation revenue increased $32.3 million (48.1%) which was more than 51% of the total sales increase. Information Technology sales grew by $4.5 million (12.1%), about 7% of overall increased sales. Growth in these areas in fiscal year 2009 was offset by a $16.4 million decline in Defense Operations revenue (7.5%), which was more than one-quarter of our year over year change in revenue. Federal government contract revenue increased $78.4 million (11.6%) in fiscal year 2009. Department of Defense contracts accounted for $76.4 million of that increase. Revenue from state and local government contracts and commercial and international customers continued to decline as customers in these areas appear to have reduced expenses in response to lower tax revenues and weakened customer demand. Our increased fixed price revenue is partly due to our decision to offer our commercial business capabilities to government customers.

Direct Contract Expenses and Gross Profit.  Fiscal year 2009 direct contract costs increased $49.3 million (8.7%) over fiscal year 2008. Direct costs as a percentage of revenue did not materially change. Direct labor and other costs grew by nearly 10% while subcontract and material costs only increased by 7.4% reflecting increased work as a prime contractor rather than as a subcontractor. Fiscal year 2009 gross profit grew at a slightly lower rate (7.8%) than revenue did while contract fee rates increased to historical levels (7.3% overall) compared to the lower levels seen in fiscal year 2008 (5.6%).

Operating Expenses.  Fiscal year 2009 operating expenses were down $3.1 million (2.1% overall) compared to fiscal year 2008 and declined to 18.6% of fiscal year sales. Indirect contract expenses were down 11.4%, almost $4.6 million, as a result of higher labor productivity and reduced information technology expenses. Higher rent and related costs ($2.1 million increase) were driven by expanded use of existing space, declining sublease income and modest escalations in lease costs. Amortization expense declined by almost $2.0 million as charges for prior years’ acquired contracts began to tail off. Credits to stock-based compensation expense in fiscal year 2009 were the result of forfeitures of prior years’ phantom stock grants. Excluding stock-based compensation adjustments, fiscal year 2009 general and administrative expenses increased $7.1 million (12.0%). Aggregate executive compensation expenses increased approximately $2.8 million: $5.5 million for bonuses and long-term incentive programs was offset by $2.7 million in reduced executive severance costs. We expanded our business development and ID/IQ contract vehicle program management office increasing current year costs by $2.4 million. We invested an additional $1.9 million in fiscal year 2009 to expand and improve our information technology and management systems. Reduced litigation expenses ($1.2 million) offset fiscal year 2009 costs to upgrade corporate finance and accounting functions and consolidate offices in Virginia.

Operating Income.  Fiscal year 2009 operating income of $37.6 million was $16.6 million (79%) greater than prior year operating income due to higher contract fee margins and reduced operating expenses. Operating income was 4.7% of revenue, compared to 2.8% of revenue in fiscal year 2008.

Other Expense.  Other expense for fiscal year 2009 increased $8.4 million (18%) over last year almost solely due to increases in cash interest expense. Fiscal year 2008’s amendments to the junior subordinated note increased total interest expense and interest payable in cash ($2.4 million). The higher interest rate on the Term B Senior Credit Agreement cost us $6.5 million more in interest in fiscal year 2009 (39% increase) despite slightly lower interest expense for the revolving credit facility due to lower average balances. Reduced non-cash interest expense from the decline in the value of outstanding warrants was offset by increased expenses for amortizing fiscal year 2008 debt issue costs and loan amendment fees. In fiscal year 2008, we recognized a $750 thousand gain on the sale of non-operating assets compared to a $19 thousand loss in fiscal year 2009. In fiscal year 2009, we recognized $402 thousand in other income for de-recognition of acquisition-related liabilities.

	Year Ended September 30,
	2009	2008
	(In thousands)

Cash Pay Interest
Revolver	$1,005	$1,884
Senior Term Loan	22,925	16,453
Existing Notes	25,625	25,625
Junior Subordinated Note	2,447	—
Other cash pay interest and fees	447	426

Sub-total cash pay interest	52,449	44,388
Deferred and Non-cash Interest
Debt issue costs and other non-cash items	5,067	1,766
Junior Subordinated Note interest	4,917	3,978
Redeemable warrants	(7,279)	(2,750)

Sub-total non-cash interest	2,705	2,994

Total interest expense	$55,154	$47,382

Income Tax Expense.  We had filed qualified subchapter S elections for all of our wholly-owned domestic subsidiaries to treat them as disregarded entities for U.S. federal income tax purposes that were effective for our 2009 and 2008 fiscal years. Some states do not recognize the effect of these elections or our S corporation status. Our Canadian subsidiary, Alion Science and Technology (Canada) Corporation, accrues a tax liability, as required. In fiscal year 2009, we recognized a $152 thousand tax benefit for Canadian research and development tax credits it received. In fiscal year 2008, we recognized a $13 thousand state income tax benefit.

Net Loss.  Fiscal year 2009’s $17.0 million net loss was $8.3 million (33%) less than fiscal year 2008’s due to increased sales, improved contract margins and lower operating expenses that helped offset higher borrowing costs.

Year ended September 30, 2008 Compared to Year ended September 30, 2007

The table below presents selected comparative financial information for the fiscal years ended September 30, 2008 and 2007. Our discussion and analysis refers to financial information in this table and to our consolidated financial statements in this prospectus.

	Year Ended September 30,
	2008		2007
Selected Financial Information	% Revenue		% Revenue
	(Dollars in thousands)

Total revenue	$739,482		$737,587
Total direct contract expenses	566,408	76.6%	562,139	76.2%
Major components of direct contract expense:
Direct labor expense	248,409	33.6%	245,778	33.3%
Material and subcontract expense	295,122	39.9%	295,099	40.0%
Other direct expense	22,877	3.1%	21,261	2.9%
Gross profit	173,074	23.4%	175,448	23.8%
Total operating expense	152,117	20.6%	161,283	21.9%
Major components of operating expense:
Indirect personnel and facilities	70,930	9.6%	76,382	10.4%
General and administrative (excluding stock-based compensation)	58,984	8.0%	52,358	7.1%
Stock-based compensation	500	0.1%	8,340	1.1%
Depreciation and amortization	20,715	2.8%	21,824	3.0%
Income from operations	$20,957	2.8%	$14,165	1.9%

Contract Revenue.  Revenue for the year ended September 30, 2008 increased $1.9 million (0.3%) over fiscal year 2007. Naval architecture and marine engineering revenue grew $12.5 million (4.0%) and modeling and simulation revenue grew $18.1 million (37.0%). Energy and environmental sciences declined $10.5 million (22.0%), information technology and wireless communications declined $8.9 million (19.2%), defense operations declined $6.2 million (12.8%) and technology integration declined $3.0 million (5.5%). Revenue from government customers increased $5.9 million, primarily from civilian departments and agencies, offsetting a $4.0 million drop in commercial revenue. Increased cost-reimbursable contract and delivery order revenue ($5.1 million) offset declines in both fixed price and time and material revenue. Revenue from ID/IQ contract delivery orders was up $66.0 million offsetting declines for all other contract types. Fiscal year 2008 revenue increased immaterially over fiscal year 2007 revenue as result of contract funding delays that were not resolved until after the end of fiscal year 2008.

Direct Contract Expenses and Gross Profit.  Fiscal year 2008 direct contract costs increased $4.3 million or 0.8% over prior year levels. Direct cost as a percentage of revenue increased to 76.6% from 76.2% in fiscal year 2007. Costs for direct labor, and materials and subcontracts increased consistent with our modest revenue growth. Fiscal year 2008 gross profit declined $2.4 million (1.4%) compared to fiscal year 2007.

Operating Expenses.  Operating expenses in 2008 decreased $9.2 million (5.7%) to 20.6% of revenue compared to 2007. Indirect contract costs and facilities expenses declined $5.5 million (7.1%) compared to fiscal year 2007. Facility costs dropped $4.1 million, while higher labor productivity reduced indirect labor costs by $1.5 million. General and administrative expenses declined $1.2 million (2.0%) in fiscal year 2008. Stock based compensation expense was $7.8 million less in fiscal year 2008 due to a decline in the estimated value of our common stock and forfeitures of previously recognized grants. Bad debt expense decreased due to improved collections of accounts receivable. General and administrative expenses increased $3.3 million for settlements with senior executives; $1.4 million in legal, accounting and other fees for capital structuring and regulatory filings; $1.2 million for Alion University and human resources programs, and approximately $0.8 million in other administrative expenses. Depreciation and amortization expense for fiscal year 2008 decreased approximately $1.1 million or 5.1% over the year ended September 30, 2007. A $0.5 million increase in depreciation expense for fixed assets partially offset a $1.6 million decline in amortization expense for intangibles. Depreciation and amortization expense was 2.8% and 3.0% of revenue for the years ended September 30, 2008 and 2007.

Operating Income.  Fiscal year 2008 operating income increased $6.8 million to $21.0 million from $14.2 million for fiscal year 2007. Reductions in all operating expense categories helped offset decreased contract margins.

Other Expense.  Other expense for fiscal year 2008 decreased $10.6 million or 18.6% over the prior year. The majority of the changes came from a $3.8 million current year decrease in interest expense, $3.0 million of which was related to non-cash accounting charges and the absence of a $6.2 million loss on extinguishment of the Bridge Loan from fiscal year 2007.

	Year Ended September 30,
	2008	2007
	(In thousands)

Cash Pay Interest
Revolver	$1,884	$2,063
Senior Term Loan	16,453	19,573
Existing Notes	25,625	16,585
Bridge Loan	—	6,810
Other cash pay interest and fees	426	286

Sub-total cash pay interest	44,388	45,317
Deferred and Non-cash Interest
Debt issue costs and other non-cash items	1,766	3,182
Junior Subordinated Note interest	3,978	3,381
Redeemable warrants	(2,750)	(654)

Sub-total non-cash interest	2,994	5,909

Total interest expense	$47,382	$51,226

Income Tax Expense.  We filed qualified subchapter S elections for all of our wholly-owned domestic subsidiaries to treat them as disregarded entities for U.S. federal income tax purposes that were effective for our 2008 and 2007 fiscal years. Some states do not recognize the effect of these elections or our S corporation status. Our Canadian subsidiary, Alion Science and Technology (Canada) Corporation, accrues a tax liability, as required. For the years ended September 30, 2008 and 2007, we recorded income tax benefits of $13 thousand and $10 thousand.

Net Loss.  The net loss for fiscal year 2008 was less than the prior year’s loss due to careful expense management and other factors discussed above.

Liquidity and Capital Resources

We require liquidity to service our debt, invest in capital assets, and fund working capital and acquisitions. Our principal working capital need is funding accounts receivable, which increase as our business grows. We are funding our current business with cash from operating activities, cash on hand and access to our revolving credit facility. We intend to fund future operations in a similar fashion.

Cash Flows

The following narrative discusses our cash flows for the six months ended March 31, 2010 and 2009.

Our operations for the six month period ended March 31, 2010 were almost break even on a cash flow basis. Although debt extinguishment net of tax provisions contributed $15.2 million to net income, these were non-cash transactions from an operations perspective. We only used $79 thousand to fund operations compared to $8.9 million for the similar period in 2009. Non-cash expenses for depreciation, compensation and debt-related expenses were $11.0 million this year versus $1.7 million for the similar period last year. The largest difference came from last year’s larger fair value credits to expense and phantom stock forfeiture credits. Increased accruals for subcontractor work for which we had yet to receive invoices helped offset the growth in receivables and generated $8.6 million in net cash flow. For the comparable period last year, receivables and payables consumed $10.6 million in net cash flow. Our re-financing transactions materially affected operating cash flow as we paid off a $3.9 million Term B interest obligation and $3.9 million in covenant waiver-related fees included in cash paid for interest. This contrasts sharply with the $2.5 million cash flow benefit last year from interest accruals.

We collected $407.9 million in receivables during the first six months this year, slightly less than the $409.2 million in revenue we recognized. This quarter days’ sales outstanding (DSO) increased from 82.5 to 82.8 days as of March 31, 2010 based on trailing twelve month revenue. Increasing revenue helped DSO to decline somewhat, offsetting a $2.7 million increase in net receivables this quarter. Unbilled receivables grew this quarter by more than $4.4 million offsetting the effects of improved invoice collections. Unbilled receivables continue to rise despite our progress in obtaining previously delayed contract funding. Increased balances from growth in revenue represent currently billable amounts for which the we intend to issue invoices next quarter and collect payment within typical time frames. We continue to expect DSO to track at current levels.

Capital expenditures this year increased 6% over the same period last year consistent with overall revenue growth. ESOP loans were $613 thousand less this year than last year and more than offset a $329 thousand increase in ESOP share redemptions. Sales to the ESOP Trust remained at comparable levels year over year. The higher 2009 cash inflow was the result of receiving 2008 share sale proceeds at the beginning of 2009 rather than in 2008.

Cash management efforts for the six month period ended March 31, 2010 reduced total revolver borrowing activity to $84.2 million, 63% less than the $227.5 million of year-to-date borrowings for the similar period in 2009. Notwithstanding this improvement, our re-financing transactions were the most significant non-operating activities this year. On March 22, 2010, we issued 310,000 units for gross proceeds of $302.3 million. We allocated $20.8 million in proceeds to the warrants issued along with the secured notes and paid $13.2 million in third-party debt issue costs at closing. We used $240 million to retire our previously outstanding Term B loan and pay off accrued interest. Last year we paid $3.0 million in subordinated note principal. This year, pursuant to the December 2009 agreement with IIT, we paid $25 million to re-purchase the entire subordinated note and related warrants at a significant discount to carrying value. We had approximately $24 million of additional cash on hand after issuing the secured notes and retiring the Term B loan, the subordinated note and the related warrants.

We have a long-term revolver commitment through August 2014 and additional available cash from re-financing activities. We expect that for the next several years, we will be able to meet existing debt covenants which are less stringent and restrictive than previous Term B Loan covenants were. This will allow us to maintain access to the revolving credit facility, even though we do not foresee needing to draw on the revolver in any material amount or for any extended period. We believe we will have sufficient cash on hand, cash flow from operations and cash available from our $25 million revolving credit facility to continue to meet our obligations as they come due notwithstanding an overall increase in interest payments associated with the secured notes. We retain the ability to restrict or defer certain types of cash payments that in the past caused us to fail to comply with certain prior debt covenants. The secured notes indenture also limits our ability to offer and fund certain types of discretionary diversification options that create demands on our cash flows.

While we cannot predict with any degree of accuracy the extent to which re-purchase and diversification demands will increase in future years, as more employees meet statutory and plan-specific age and length of service requirements, potential diversification demands are likely to increase. These demands can increase further with any increase in the price of a share of our common stock. While a decline in the price of a share of our common stock could reduce the value of each individual plan participant’s beneficial interest, such a potential price decline could be offset by increased diversification demands and thus might not reduce the aggregate value of future demands on our cash. Restrictions in current debt agreements will limit our ability to offer discretionary diversification options to ESOP participants which should reduce future cash flow demands. We attempt to monitor future potential impacts through reliance in part on internal and external financial models that incorporate plan census data along with financial inputs intended to simulate changes in our share price.

The following narrative discusses our cash flows for the years ended September 30, 2009 and 2008.

Although we lost $8.3 million less in fiscal year 2009 than in fiscal year 2008, fiscal year 2009 net operating cash flows declined $20.3 million in the aggregate compared to fiscal year 2008. Non-cash expenses included in our fiscal year 2009 net loss were $4.0 million less than in fiscal year 2008. Fiscal year 2009 cash pay interest expense increased $8.0 million compared to fiscal year 2008 as a result of higher interest rates on our outstanding debt. However, we only paid $44 thousand more in interest in fiscal year 2009 than in fiscal year 2008. In fiscal year 2008, we paid cash for both fiscal year 2008 and prior year interest obligations. Although warrants declined $7.3 million in value in fiscal year 2009 ($4.5 million more than in fiscal year 2008), debt issue cost amortization was up $3.3 million and non-cash interest was up $0.9 million, reflecting charges for loan amendments that occurred in fiscal year 2008. In the aggregate, non-cash interest charges declined by only $0.3 million in fiscal year 2009 compared to fiscal year 2008. Depreciation and amortization were down $1.8 million and executive compensation accruals were down $2.0 million, offsetting a $1.6 million increase in bad debt expense.

We collected $801.2 million in accounts receivable in fiscal year 2009, up $27.4 million from the $773.8 million collected in fiscal year 2008. Fiscal year 2009 collections were slightly less than total revenue of $802.2 million as sales grew by more than $62.7 million from 2008 to 2009. Receivables consumed $12.7 million in fiscal year 2009 compared to providing $18.9 million in fiscal year 2008 (a $31.6 million net unfavorable change year over year). This was largely the result of a $17.4 million increase in customer work for which we had yet to receive contract modifications that offset a $6.2 million net decline in outstanding and currently billable receivables. Accounts payable and expense accruals contributed $17.9 million to operating cash flow in fiscal year 2009 compared to $17.2 million in fiscal year 2008. Growth in other liabilities contributed $2.7 million more to fiscal year 2009 operating cash flow than in fiscal year 2008 ($6.8 million in fiscal year 2009 versus $4.1 million in fiscal year 2008). Accrued unpaid interest contributed $2.5 million to fiscal year 2009 cash flow compared to the $5.6 million we used to reduce fiscal year 2008’s interest payable.

In fiscal year 2009, we spent $9.8 million less on investing activities than we did in the prior fiscal year. In fiscal year 2008 we paid approximately $7.9 million of prior year acquisition obligations — earn outs and holdbacks. In fiscal year 2009, we only paid out $166 thousand for a modest earn out and to buy a number of General Dynamics Corporation delivery orders. This year we only invested $2.2 million in capital assets compared to the nearly $5.0 million we spent in fiscal year 2008. In fiscal year 2008, higher capital purchase levels were associated with integrating acquisitions and outfitting staff.

In fiscal year 2009, our financing activities consumed $800 thousand less than in fiscal year 2008 ($11.8 million in fiscal year 2009 compared to the $12.6 million we spent in fiscal year 2008). In fiscal year 2009, we settled our interest rate swap for $4.7 million; in fiscal year 2008 we received $4.3 million in swap related payments that we were able to use to pay down additional Term B senior loan principal. In fiscal year 2008, we also paid off $9.3 million in prior year revolving line of credit principal. In fiscal year 2009, we paid $3.0 million in Junior Subordinated Note principal, while in fiscal year 2008 we only paid $0.5 million in related Junior Subordinated Note amendment fees. In the aggregate, debt-related transactions consumed $10.1 million in cash in fiscal year 2009, compared to $11.9 million in fiscal year 2008.

In fiscal year 2009, we redeemed $9.2 million in common stock from ESOP participants, $5.1 million more than in fiscal year 2008 as more former employees were eligible to request pay outs and ESOP account balances were higher in fiscal year 2009 than in fiscal year 2008, leading to increased re-purchase demands on our cash flow. Redemptions were offset by $4.8 million in sales to the ESOP Trust for employee investments plus $2.7 million for September 2008 sales received in fiscal year 2009. We used $1.7 million in net cash for transactions with the ESOP Trust in fiscal year 2009 compared to $0.7 million in fiscal year 2008. In all, we used $0.8 million less for financing activities in the current year than we did in fiscal year 2008.

Cash flow effects and risks associated with equity-related obligations

We do not currently have significant stock-based compensation expense as most outstanding stock appreciation rights have exercise prices greater than the current price of our common stock and only a modest number of phantom shares remain outstanding. Management is unable to forecast the share price the ESOP Trustee will determine in future valuations; future share prices may differ from the current share price.

Although current financial information includes the effects of the most recent ESOP Trust transactions, future expenses for stock-based compensation and warrant-related interest are likely to differ from estimates as the price of a share of our common stock changes. The next regularly scheduled valuation period will end in September 2010. Interest rates, market-based factors and volatility, as well as our financial results, will affect the future value of a share of our common stock.

Certain grantees of SARs and Phantom Stock are permitted to make qualifying elections to further defer stock-based compensation payments by having funds deposited into a rabbi trust owned by us. These elections will not have a material effect on either our planned payments or our overall anticipated cash outflows.

After each semi-annual valuation period, the ESOP Plan permits former employees and beneficiaries to request distribution of their vested ESOP account balances. Consistent with the terms of the Plan and the Internal Revenue Code (the Code), we intend to pay distribution requests in five annual installments and to defer initial payments as permitted. The Plan allows us to defer initial installment payments for five years for former employees who are not disabled, deceased or retired.

Discussion of Debt Structure

For a discussion of the exchange notes, see “Description of the Notes” in this prospectus. For a discussion of the unsecured notes and the new revolving credit facility, see “Description of Other Indebtedness” in this prospectus.

Contingent Obligations

Earn-outs

We have one remaining earn-out commitment arising from our July 2007 LogCon Group acquisition. The maximum potential earn-out is $500 thousand through July 2011; $100 thousand has been earned and paid out. In fiscal 2008 and 2007, we paid approximately $7.9 million and $14.8 million, respectively, for other earn-out obligations. Management believes any future LogCon Group earn-outs will not materially affect our cash flows, financial position or operating results.

Other contingent obligations which will impact our cash flow

Other contingent obligations which will impact our cash flow include:

•	Stock-based and long-term incentive compensation plan obligations; and

•	ESOP share repurchase and diversification obligations.

As of March 31, 2010, we spent a cumulative total of approximately $79.1 million to repurchase shares of our common stock to satisfy ESOP distribution and diversification requests from former employees and Plan beneficiaries. In fiscal year 2008, we changed our prior practice of immediately paying out all distribution requests in full. In March 2008, we began paying ESOP beneficiaries over the five-year distribution period permitted by ERISA and the terms of the Plan. We intend to continue this practice for the foreseeable future in part to offset the cash flow effects of annual employee diversification requests that began in fiscal year 2008 and which are expected to continue for the foreseeable future.

	Number of		Total Value
Date	Shares Repurchased	Share Price	Purchased
			(In thousands)

October 2007	90	$40.05	$4
December 2007	210	40.05	8
February 2008	648	40.05	26
March 2008	19,961	40.05	799
March 2008	10,011	41.00	410
April 2008	60	40.05	2
July 2008	306	41.00	13
September 2008	68,009	41.00	2,788
December 2008	233	38.35	9
March 2009	189,038	38.35	7,250
April 2009	122	34.30	4
May 2009	38	34.30	1
July 2009	100	34.30	3
July 2009	127	38.35	5
August 2009	178	34.30	6
September 2009	55,282	34.30	1,896
December 2009	745	34.50	26
March 2010	218,408	34.50	7,535

Total	563,566		$20,785

We believe our overall liquidity and capital structure has improved as a result of the Transactions. We obtained approximately $302.3 million in gross proceeds from the offering of the outstanding notes. We paid approximately $14.1 million in fees, expenses and other costs to retire $236.1 million in outstanding Term B Senior Credit Agreement debt without premium, and we used a portion of the net proceeds to re-purchase the junior warrants and the outstanding junior subordinated note at a deep discount. The aggregate $25 million purchase price for the junior warrants and junior subordinated note relieved us of a total of $94.6 million face amount of debt and warrant redemption obligations. After the Transactions, we had approximately $24.1 million of additional cash available coupled with a new $25 million five-year revolving credit facility. We believe this long-term revolving credit facility commitment and immediate access to cash from these transactions will provide increased liquidity to fund ongoing operations and weather cyclical peak cash flow demands.

After having issued the outstanding notes, we will have to pay approximately $6.6 million more cash interest annually because of higher outstanding principal and increased revolver commitment fees. After the Transactions, we face higher deferred cash settled interest expenses. Although we will no longer have PIK interest expense for the retired junior subordinated notes, we face higher PIK interest expense for the secured notes. In 2009, PIK interest on the junior subordinated notes was $4.9 million. Had the secured notes been outstanding for a comparable period, we would have had $6.2 million in PIK interest expense. The secured notes will also require us to pay interest on any unpaid PIK interest balances. We estimate our PIK interest expense over the life of the secured notes will be $3.3 million; $6.3 million; $6.4 million; $6.6 million, $6.7 million and $0.5 million for fiscal years 2010 through 2015.

Our non-cash expense has increased for amortizing new debt issue costs even though we eliminated debt issue expenses for our retired Term B Senior Credit Agreement and junior subordinated notes. In fiscal year 2009, we benefited from a credit to non-cash expense for declines in warrant value. We will not have any similar future benefit.

Issuing the outstanding notes, retiring the previously existing Term B Senior Credit Agreement and subordinated debt significantly reduced demands on our cash flow through 2014. This offsets in large part, increases in interest-related outflows. We will not have to pay approximately $5.5 million in principal in fiscal years 2010 or 2011 nor will we have to pay $4.5 million in principal in fiscal year 2012. Retiring the junior subordinated note at a significant discount to its carrying value eliminated what otherwise would have been a $70.3 million liability by 2013. We also retired our $32.6 million junior warrants at a deep discount. Without these early extinguishments, in 2013 we would have faced a more than $100 million cash liability we would have had to pay off or re-finance. We expect that eliminating certain existing Term B Senior Credit Agreement debt covenants will provide greater flexibility by removing constraints on access to credit.

Our future cash flows can and will vary from time to time. Delays in government funding actions can lead to increased unbilled receivables and a concomitant deferral of invoicing and collections. Typically, the government increases its contract funding activity in September as its fiscal year comes to a close, thus offsetting delays that may have occurred earlier in the fiscal year. We believe the additional cash we have from issuing of the outstanding notes and the related transactions, our enhanced cash position, and our five-year revolving credit facility will provide liquidity to fund our ongoing operations and our future growth.

Our management believes cash flow from operations and cash available under current and anticipated revolving credit facilities should provide sufficient capital to fulfill current business plans and fund working capital needs for at least the next 24 months. Although we expect to have positive cash flow from operations, we will need to generate significant additional revenue beyond current levels and earn net income in order to repay principal and interest on the unsecured notes, the secured notes, and to meet ESOP repurchase and diversification obligations.

We will need to, and plan to, renew or replace our new revolving credit facility, unsecured notes, and secured notes prior to their respective maturity date. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable. If we are unable to refinance these obligations, we will not have sufficient cash from operations to satisfy all of our obligations. If plans or assumptions change, if assumptions prove inaccurate, if we consummate additional or larger investments in or acquisitions of other companies than are currently planned, if we experience unexpected costs or competitive pressures, or if existing cash and projected cash flow from operations prove insufficient, we may need to obtain greater amounts of additional financing and sooner than expected. While we intend only to enter into new financing or refinancing we consider advantageous, given the current state of the credit markets, we cannot be certain sources of financing will be available in the future, or, if available, that financing terms would be favorable.

Contractual Obligations

The following table summarizes the contractual and other forecasted long-term debt obligations we are legally obligated to pay in cash after giving effect to the Transactions.

	Payments Due by Fiscal Year
	Total	2010	2011	2012	2013	2014	Thereafter

Contractual Obligations:
Long-term debt including principal and interest	$889,249	$36,458	$57,738	$58,368	$59,011	$59,667	$618,007
Lease obligations	142,690	21,210	25,984	22,198	20,634	14,231	38,433
Total contractual obligations	$1,031,939	$57,668	$83,722	$80,566	$79,645	$73,898	$656,440

Off-Balance Sheet Financing Arrangements

We account for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. We have no off-balance sheet financing arrangements other than our operating leases. We have no relationship with any unconsolidated or special purpose entity, nor have we issued any guarantees.

Summary of Critical Accounting Policies

Revenue Recognition

We derive our revenue from delivering technology services under a variety of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We generally recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collectibility of the contract price is considered reasonably assured.

We recognize revenue on cost-reimbursement contracts as we incur costs and include estimated fees earned. We recognize time-and-material contract revenue at negotiated, fixed, contractually billable rates as we deliver labor hours and incurs other direct expenses. We use various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and timing of revenue recognition. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any type of contract in the period in which a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to our financial performance.

Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. A contract may be fully funded at its inception or ratably throughout its period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. Federal government contract costs are subject to federal government audit and adjustment through negotiations with government representatives. The government considers us a major contractor and maintains an office on site to perform various audits. The government has audited our claimed costs through fiscal year 2004. Indirect rates have been negotiated and settled through fiscal year 2004. Settlement had no material adverse effect on our results of operations or cash flows. DCAA is currently auditing our indirect cost proposals for fiscal 2005 and 2006. We submitted our fiscal year 2008 and 2007 indirect cost proposals in March 2009 and 2008 and expect to submit our fiscal 2009 proposal in March 2010. We have recorded revenue on federal government contracts in amounts we expect to realize.

We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. We recognize revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. We recognize revenue on claims as expenses are incurred only to the extent it is probable that we will recover such costs and can reliably estimate the amount we will recover.

We generate software-related revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solution sold and we recognize revenue by applying the percentage of completion method in Accounting Standards Codification (ASC) 605 — Revenue Recognition.

Goodwill and Intangible Assets

We assign the purchase price we pay to acquire the stock or assets of an entity to the net assets acquired based on the estimated fair value of the assets acquired. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. Purchase price allocations for acquisitions involve significant estimates and management judgments may be adjusted during the purchase price allocation period. There are no acquisitions with open measurement periods.

We account for goodwill and other intangible assets in accordance with the provisions of ASC 350, Intangibles, Goodwill and Other Assets. We are required to review goodwill at least annually for impairment or, more frequently if events and circumstances indicate goodwill might be impaired. We perform our annual review at the end of each fiscal year. We are required to recognize an impairment loss to the extent that our goodwill carrying amount exceeds fair value. Evaluating any impairment to goodwill involves significant management estimates. To date, these annual reviews have resulted in no adjustments.

We operate in one segment and test goodwill at the reporting unit level. Management has identified three reporting units for the purpose of testing goodwill for impairment. The reporting units are based on administrative organizational structure and the availability of discrete financial information. Each reporting unit provides a similar range of scientific, engineering and analytical services to departments and agencies of the U.S. government and commercial customers. We employ a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. We determine reporting unit goodwill in a manner similar to the way we determine goodwill in a purchase allocation by using fair value to determine reporting unit “purchase price”, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. Our reporting units remained consistent in structure for all periods presented. We allocated changes in goodwill carrying value to reporting units based on acquisitions attributable to each unit’s current structure.

We perform our own independent analysis to determine whether goodwill is potentially impaired. We perform discounted cash flow and market-multiple-based analyses to estimate the enterprise fair value and our reporting units and the fair value of reporting unit goodwill in order to test goodwill for potential impairment. Management independently determines the rates and assumptions we use to perform our goodwill impairment analysis and assesses the probability of future contracts and revenue and to evaluate the recoverability of goodwill.

Our cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. Management’s cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

In our most recent impairment testing, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 9.0 to a high of 12.7, with a median value of 10.4. Market multiples for trailing twelve month revenue ranged from a low of 0.76 to a high of 1.22, with a median value of 0.99. Management used median market multiples and a weighted average cost of capital rate of 12.5% derived from market-based inputs, the tax-effected interest cost of our outstanding debt and a hypothetical market participant capital structure. Management estimates future years’ EBITDA based on our historical Adjusted EBITDA as a percentage of revenue. Management estimated future revenue would grow 7%-10% annually. Prior year market multiples for trailing twelve month EBITDA for comparable professional services government contractors ranged from a low of 9.4 to a high of 16.7, with a median value of 12.4. Prior year market multiples for trailing twelve month revenue ranged from a low of 0.72 to a high of 1.75, with a median value of 1.02. The prior year weighted average cost of capital rate was 12.0% derived from market-based inputs, the tax-effected interest cost of our outstanding debt and a hypothetical market participant capital structure. There were no changes to the methods used in prior periods to evaluate goodwill. Changes in one or more inputs could materially alter the calculation of our enterprise fair value and thus our determination of whether our goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at September 30, 2009 would have produced a corresponding approximate 5% decrease or increase in estimated enterprise value. At

September 30, 2009, market-multiple based enterprise value exceeded discounted cash flow enterprise value by approximately 7%.

Management reviews our internally computed enterprise fair value to confirm the reasonableness of our analysis and compares the results of our independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee. Management compares each reporting unit’s carrying amount to its estimated fair value. If a reporting unit’s carrying value exceeds its estimated fair value, we compare the reporting unit’s goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, we recognize an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value.

We completed our most recent goodwill impairment analysis in the fourth quarter of fiscal year 2009 and concluded no goodwill impairment existed as of September 30, 2009. The estimated fair value of each reporting unit substantially exceeded its September 2009 carrying value. A hypothetical 10% decrease in fair value would not have resulted in impairment to goodwill for any reporting unit or triggered the need to perform additional step two analyses for any reporting unit.

There were no changes to goodwill in the quarter ended March 31, 2010 nor were there any significant events in the quarter, that indicated impairment to goodwill as of March 31, 2010. Intangible assets are amortized as economic benefits are consumed over their estimated useful lives. As of March 31, 2010, we recorded net intangible asset balance of approximately $23 million, composed primarily of purchased contracts from the JJMA and Anteon contract acquisitions. We amortize intangible assets as we consume the economic benefits over the assets’ estimated useful lives.

Purchased contracts	1-13 years
Internal use software and engineering designs	2-3 years
Non-compete agreements	3-6 years

Redeemable Common Stock

There is no public market for our common stock and therefore no observable price for our equity, individually or in the aggregate. The ESOP Trust holds all of our outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The ESOP Trustee can distribute cash or shares of our common stock. The Code and ERISA require us to offer ESOP participants who receive our common stock a liquidity put right which requires us to purchase distributed shares at fair market value. Eventual redemption of shares of our common stock is outside our control; therefore, we classify our outstanding shares of redeemable common stock as a liability.

At each reporting date we are required to increase or decrease the reported value of our outstanding common stock to reflect our estimated redemption value. Management estimates the value of this liability in part by considering the most recent price at which we were able to sell shares to the ESOP Trust (current share price times total shares issued and outstanding). In its fiduciary capacity the ESOP Trustee is independent of us and our management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in our common stock. The Audit and Finance Committee of our Board of Directors reviews the reasonableness of the liability management has determined is appropriate for us to recognize in its financial statements for outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report and the share price selected by the ESOP Trustee.

We record changes in the reported value of our outstanding common stock through an offsetting charge or credit to accumulated deficit. We decreased our liability for redeemable common stock by approximately $19.4 million for the year ended September 30, 2009. There were no fair value adjustments to redeemable common stock in the quarter ended March 31, 2010. The accumulated deficit at March 31, 2010 included $56.4 million for changes in our share redemption liability. Outstanding redeemable common stock had an aggregate fair value of approximately $153.1 million as of March 31, 2010.

Recently Issued Accounting Pronouncements

Accounting Standards Update 2009-13 Revenue Recognition — Multiple Deliverable Revenue Arrangements (ASU 2009-13) was issued in October 2009 and updates Accounting Standards Codification (ASC) 605 — Revenue Recognition. ASU 2009-13 removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting; replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the “Fair Value Measurements and Disclosures” guidance; provides a hierarchy that entities must use to estimate the selling price; eliminates the use of the residual method for allocation; and expands the ongoing disclosure requirements. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010, and can be applied prospectively or retrospectively. We are currently evaluating the effect, if any, that adopting ASU 2009-13 will have on our consolidated financial position and results of operations.

Accounting Standards Update 2009-14 Certain Revenue Arrangements That Include Software Elements (ASU 2009-14) was issued in October 2009 and updates ASC 985 — Software — Revenue Recognition. ASU 2009-14 clarifies which accounting guidance should be used to measure and allocate revenue for arrangements that contain both tangible products and software, where the software is more than incidental to the tangible product as a whole. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 2010 and applies to arrangements entered into or materially modified on or after that date. We are currently evaluating the effect, if any, that adopting ASU 2009-14 will have on our consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

We are exposed to interest rate risk principally for debt incurred to finance our acquisitions, our periodic borrowings and related debt amendments, and re-financings. Although there are currently no amounts outstanding under the $25.0 million senior revolving credit facility, any such amounts would bear interest at variable rates tied at our election to either (a) the greater of Credit Suisse’s (CS) prime rate, the Federal Funds Effective Rate and 4.5%, plus 500 basis points or (b) the greater of the Eurodollar rate and 3.5%, plus 600 basis points.

We do not use derivatives for trading purposes. We invest our excess cash in short-term, investment grade, and interest-bearing securities.

Foreign currency risk

Expenses and revenues from international contracts are generally denominated in U.S. dollars. We do not believe operations are subject to material risks from currency fluctuations.

Risk associated with value of our common stock

Most of our outstanding stock appreciation rights have exercise prices greater than our current share price. If our stock price increases sufficiently, this may change. We will have to recognize, for accounting purposes, expense for existing and future stock appreciation rights grants. When we make payments to our employees with respect to these grants, those payments will adversely affect our cash flows.

We also have to pay certain former employees for their vested ESOP account balances which are denominated in shares of our common stock. Our financial performance, interest rates, volatility and market-based factors will affect the future price of our common stock and thus our potential liability. After each March and September valuation, former employees can request a payout and certain existing employees can require us to diversify their balances into mutual funds. Share price changes can increase payout requests and diversification demands and adversely affect our cash flows. Even though we can defer many payout requests for five years, we expect demands to increase over time.

S Corporation Status

The Code provides that a corporation that meets certain requirements may elect to be an S corporation for U.S. federal income tax purposes. An S corporation is a reporting entity which can only have a single class of stock, no more than 100 stockholders, and only certain types of stockholders, such as individuals, trusts and some tax-exempt organizations, including ESOPs.

At all times during the period that began on the date we were established and ended upon the closing of the Transactions, we have only had one class of stock and the ESOP Trust has been our sole stockholder. Therefore, during this period, we met the requirements to be an S corporation. In addition, during this period all of our wholly-owned domestic operating subsidiaries were qualifying subchapter S subsidiaries that were consolidated into Alion’s U.S. federal income tax return. The IRS accepted our S corporation election effective October 2001. As of March 21, 2010, we no longer qualify to be treated as an S corporation.

An S corporation, unlike a C corporation, generally does not pay U.S. federal corporate income tax on its net income; its income is allocated to the S corporation’s stockholders. An ESOP is a tax-exempt entity and does not pay tax on its allocable share of S corporation income.

Many states follow the federal tax treatment of S corporations. In some states, we have has historically been subject to different tax treatment for state income tax purposes than for U.S. federal income tax purposes. The Company and its subsidiaries operate in several states where we are subject to state income taxes. We are is also subject to other taxes such as franchise and business taxes in certain jurisdictions.

Upon the closing of the Transactions, our S corporation status terminated and we became a C corporation for U.S. federal income tax purposes. The termination of our S corporation election resulted in a material change in our U.S. federal and state income tax rates. During the period that we have been an S corporation, we have not been subject to U.S. federal income tax or state income taxation in many U.S. states. Since the closing of the Transactions, however, we are taxed as a C corporation and thus will be subject to U.S. federal and state income tax at regular corporate rates. The change in our U.S. federal and state income tax rates could negatively impact our ability to make payments on our debt (including the secured notes), fund working capital needs, fund internal research and development and pursue strategic acquisitions. See “Risks Related to Our Business and Operations”.

A provision of the Code permits the IRS to impose significant penalties on a subchapter S employer that maintains an ESOP if the ESOP allocates stock to certain “disqualified persons” above statutory limits or if disqualified persons as a group own 50% or more of the company’s stock. For this purpose, a “disqualified person” is generally someone who owns 10% or more of the subchapter S employer’s stock (including deemed ownership through stock options, warrants, stock appreciation rights, phantom stock, and similar rights). The KSOP, the stock appreciation rights plan and the phantom stock plan include provisions designed to prohibit allocations that violate these limits. Apart from the warrants related to the previously outstanding IIT junior subordinated note that represented approximately 23% of our common stock, at all times during the period that began on the date we were established and ended upon the closing of the Transactions, no one person has held ownership interests representing more than 5% of Alion.

BUSINESS

With a more than 70-year legacy, we are a highly-experienced technology solutions company delivering scientific, research and development, engineering and technology expertise and operational support primarily to the DoD and other U.S. government agencies, and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver and maintain and upgrade science and technology solutions, products and tools for national defense, homeland security and other U.S. government programs. For example, we design and engineer complete naval vessels and components for naval vessels for the U.S. Navy; we manage and support the implementation of major U.S. Air Force programs by providing financial, procurement and logistics services; we develop and conduct battle simulations for the U.S. Army to prepare soldiers for combat environments; and we assist the DoD in managing the use of the wireless communications spectrum to optimize the efficient transmission of sensitive data. We also provide research and development and engineering support for the DoD and the U.S. Department of Energy and other power generators in the areas of environmental and energy.

We have grown revenue from $369.2 million in fiscal year 2005 to $802.2 million in fiscal year 2009, representing a compound annual growth rate of 21.4%. Over the same period, our Adjusted EBITDA grew at a compound annual growth rate of 10.3% from $40.5 million to $60.0 million. This growth has been accomplished through organic growth from new and existing contracts, and through acquisitions. Since October 1, 2004, we have completed ten stock and asset acquisitions. Our largest acquisition was the purchase of certain assets from Anteon International Corporation, which occurred on June 30, 2006 for consideration of approximately $221.4 million.

For fiscal year 2009, we generated approximately $802.2 million in revenue and approximately $60.0 million in Adjusted EBITDA. Revenue grew at 8.5% in fiscal year 2009, with strong growth outlook, we believe, over the next several years. As of September 30, 2009, our backlog was approximately $6.4 billion or roughly eight times our revenue for fiscal year 2009 and approximately $376.5 million of this backlog was funded. As of March 31, 2010, our backlog was approximately $6.62 billion and approximately $380 million of this backlog was funded.

We have a broad customer and contract base. As of September 30, 2009, we served approximately 600 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, the White House, as well as state and foreign governments to a lesser degree. We recorded approximately 96.5% of our revenue for fiscal year 2009 from U.S. government contracts, and approximately 91.9% of our revenue came from DoD customers. The following branches of the DoD contributed to our revenue for fiscal year 2009: the Navy (50.2%), the Army (12.1%), the Air Force (26.4%) and all other branches of the DoD (3.1%). As of September 30, 2009, we had a portfolio of approximately 1,100 active contracts and task orders with a large portion of our contracts and task orders (based on contract revenue) having cost-reimbursement and time-and-materials pricing structures and a smaller portion (based on contract revenue) having fixed-price pricing structures.

We deliver solutions in the following six core business areas:

•	naval architecture and marine engineering;

•	defense operations;

•	modeling and simulation;

•	technology integration;

•	information technology and wireless communication; and

•	energy and environmental sciences.

The following charts show our revenue by core business area and contract type for fiscal year 2009:

Revenue by Core Business Area 2009 (In thousands)	Revenue by Contract Type 2009 (In thousands)

Total Revenue for Fiscal 2009: $802.2 million

Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. Approximately 80% of our employees have security clearances, with approximately 27% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have 99,707 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Alion has a long operating history in providing a broad range of technology solutions. We have supported the Information Analysis Centers (IACs) for over 20 years. We have been providing the U.S. Navy with naval architecture and marine engineering support for almost 50 years. Examples of our technology solutions include:

•	Enlisted Navy recruits must successfully pass Battle Stations 21 (BS-21), a training program where they are challenged with simulated floods, fires and mass casualty exercises in a DDG destroyer replica. To train these recruits, Alion developed the Damage Control Trainer (DCT), a 3D simulation game that helps prepare them for transition to the fleet. DCT is built on an open source gaming engine, Delta3D, which Alion maintains for the Navy.

•	Early detection of maritime threats is essential to protecting U.S. military vessels, but current sonar systems leave gaps in coverage. Alion engineers are continuing to develop a technology called Continuous Active Sonar (CAS) that represents a paradigm shift in performance. At-sea testing has met or exceeded expectations, and the solution may ultimately lead to improved defenses for our ships and sailors.

•	Maintaining vehicles and other mechanical systems in a war zone is essential to troop safety and the success of the mission, but parts replacement can be challenging. Alion developed a solution called the Mobile Parts Hospital (MPH), a transportable factory where metal parts can be machined and delivered in just a few hours near the point of need. MPH units are currently active in Kuwait, Iraq and Afghanistan under the auspices of the Army’s Tank Automotive Research Development and Engineering Command, and more have been requisitioned.

•	Survivability is critical to naval vessels. What happens after a ship is attacked can now be modeled accurately using MOTISS, a software tool that shows the initial and resulting effects of a weapons strike against a ship or other structure. The system allows designers to evaluate the damage and determine design changes that can improve survivability. MOTISS allows the system designer, engineer or operator to locate and rank weaknesses quickly in order to allow for corrective action before those weaknesses are exploited in a real world scenario.

Our History

We were incorporated as a Delaware corporation in October 2001 as part of a planned employee buyout of IITRI, a not-for-profit government contractor in the technology services sector controlled by the Illinois Institute of Technology. IITRI was incorporated and began operations in 1936. On December 20, 2002, we purchased substantially all of the assets and certain liabilities of IITRI, and a majority of the employees of IITRI acquired a 100% ownership interest in our common stock through our Employee Stock Ownership Plan. We refer to this purchase as the “IITRI Acquisition” and to the Employee Stock Ownership Plan as the “ESOP”. Since the date we were established, and until the closing of the Transactions, we were a 100% ESOP-owned S corporation for U.S. federal income tax purposes. We believe that our ESOP ownership structure has helped create an organizational culture that promotes excellence because our employees are both professionally and personally invested in our success. Upon the closing of the Transactions, our S corporation status terminated and we became a C corporation for U.S. federal income tax purposes. The termination of our S corporation election resulted in a material change in our U.S. federal and state income tax rates. During the period that we have been an S corporation, we have not been subject to U.S. federal income tax or state income taxation in many U.S. states. Since the closing of the Transactions, however, we are taxed as a C corporation and thus subject to U.S. federal and state income tax at applicable corporate rates. The change in our U.S. federal and state income tax rates could negatively affect our ability to make payments on our debt (including the secured notes), fund working capital needs, fund internal research and development and pursue strategic acquisitions. See “Risk Factors — Risks Related to Our Business and Operations”.

Industry Overview

With combined contractor outlays in excess of $410 billion for Defense and Homeland Security compared to $165 billion for all other domestic federal priorities in fiscal year 2009, we believe that the Defense and Homeland Security markets continue to be excellent opportunities for us.

Shift in Overall Federal Budget/Spending and Focus.  The 2010 defense budget includes over $630 billion in new discretionary budget authority — over $500 billion for the defense budget and approximately $130 billion for overseas contingency operations to support military requirements in Iraq and Afghanistan. The roughly $630 billion total defense budget is an approximate 2% increase over last year’s total defense budget. Secretary of Defense Robert Gates has indicated that DoD believes it important to give operational forces high priority as a budgetary matter and the 2010 defense budget allots a significant portion of funds to current operations and reset of equipment. We have a wide range of subject matter expertise and believe that we are able to assist DoD in almost all of budget categories and in particular, Operations & Management, Procurement related to major weapons systems and platforms and ISR (intelligence, surveillance and reconnaissance).

The 2010 defense budget cancels several defense programs, such as the production of the Air Force’s F-22 Raptor fighter jet, but we do not expect these cuts to adversely affect our business. The budget places priority on the needs of a military at war in Iraq and Afghanistan, providing additional appropriations to fund military personnel costs, including an increase in the size of the Army and Marine Corps, and expansion of ISR operations.

DoD’s goals include the improvement of unmanned aerial vehicles, helicopter and rotary wing lift cargo support, soldier systems, and adapted up-armored vehicles. We believe these priorities mirror our key priorities in the DoD market. As such, we expect to be more valuable to the war fighters. We believe that DoD’s differing priorities will also give us the opportunity to assist with revised training, situational decision support and expanded modeling and simulation to prepare for and achieve the expected redeployment out of Iraq.

The President has also described several instances in which the government is far behind the private sector in applying technology processes. The 2010 federal budget embraces new technology development efforts to leverage emerging research and science to address domestic and foreign operational security needs.

On February 1, 2010, President Obama released his budget proposal for Fiscal Year 2011 which seeks $708 billion in defense spending for Fiscal Year 2011. We do not currently expect the Fiscal Year 2011 budget to negatively impact our business prospects.

Quadrennial Defense Review (QDR).  The Secretary of Defense delivered the 2010 QDR report to the Congress on February 1, 2010. The QDR process framed strategic choices for the DoD and established priorities to determine appropriate resource investments. The 2010 QDR provides a defense strategy that rebalances U.S. military capabilities and reforms defense processes and institutions to:

•	Prevail in today’s wars;

•	Prevent and deter conflict;

•	Prepare to defeat adversaries and succeed in a wide range of contingencies; and

•	Preserve and enhance the all-volunteer force.

Chief among these enhancements are the following:

•	Increase the availability of rotary-wing assets;

•	Expand manned and unmanned aircraft systems (UASs) for intelligence, surveillance, and reconnaissance (ISR);

•	Expand intelligence, analysis and targeting capacity;

•	Improve counter-IED capabilities;

•	Expand and modernize the AC-130 fleet;

•	Increase key enabling assets for Special Operations;

•	Increase counterinsurgency (COIN), stability operations, and counter-terrorism (CT) competency and capacity in general purpose forces;

•	Expand civil affairs capacity;

•	Increase regional expertise for Afghanistan and Pakistan; and

•	Strengthen key supporting capabilities for strategic communication.

In addition to bolstering the Armed Forces’ ability to conduct COIN, stability and CT operations, these investments will improve capacity for peacekeeping operations. We believe these investments will also facilitate unconventional warfare operations or conventional warfare operations against state or non-state adversaries.

We believe the 2010 QDR should permit the Obama Administration to place emphasis on military force flexibility and investment in key enabling technology areas. Further, the 2010 QDR and the accompanying 2010 Ballistic Missile Defense Review outline a strategy and policy framework to:

•	Defend the homeland against limited ballistic missile attack;

•	Defend against regional threats to U.S. forces, allies and partners;

•	Deploy new systems only after their effectiveness and reliability have been determined through testing under realistic conditions;

•	Develop new capabilities that are fiscally sustainable over the long-term;

•	Develop flexible capabilities that can adapt as threats change; and

•	Expand international cooperation.

With the 2010 QDR the Obama Administration has linked strategy and budget. The Administration has established in the Fiscal Year 2010 budget process a strategy-based agenda with reform priorities necessary to guide future investment and operational decisions. We expect the Fiscal Year 2011 budget to build on the Fiscal Year 2010 budget through investment in key areas critical to rebalancing the force and reforming U.S. defense processes. We expect these key areas to include maritime threats like piracy and subsurface and surface weaponry advances; tactical, cyber and global asymmetric threats; proliferation of weapons of mass destruction; and commercial technology exploitation by adversaries. In addition, we believe the federal government will continue to rely heavily on technology services providers experienced with existing government systems whose personnel have the required security clearances and can sustain mission-critical operations.

Homeland Security Priorities.  We believe we are well positioned to expand our business with the Department of Homeland Security. The 2010 federal budget includes additional funds for the DHS budget, concentrating on counterterrorism, disaster planning and recovery, border security and organizational efficiency through consolidation, inter-agency cooperation, and expanded technology infrastructure. The 2010 DHS budget expands efforts to detect explosives in public spaces and transportation networks, protect against cyber attacks, and increase information-sharing with other law enforcement agencies. Border security initiatives seek to add technology, assets and manpower to southwestern border efforts, including additional U.S. Coast Guard cutters and patrol planes, and to increase smart security technology use in northern border surveillance.

Continuing Impact of U.S. Government Procurement Reform.  In recent years, U.S. government agencies have had increased access to alternative choices in contract vehicles, such as indefinite delivery/indefinite quantity contracts (ID/IQs), Government Wide Acquisition Contracts (GWACs), General Services Administration (GSA) schedule contracts and agency-specific Blanket Purchase Agreements (BPAs). In our experience, these choices have created a more market-based environment in U.S. government procurement, increased contracting flexibility and provided departments and agencies multiple channels to access contractor services. We believe that our successful past performance, technical capabilities and management skills allow us to remain competitive in critical elements of the award evaluation process. We believe increased procurement flexibility from BPAs and ID/IQ, GWAC, and GSA schedule contracts will drive continued use of these vehicles and will facilitate technology service provider access to meet government’s increased services and solutions demands.

The Obama Administration has an ambitious agenda to alter the government-industry partnership with acquisition reform at the head of the list. The Obama Administration seeks increased fixed-price contracting and expanded procurement competition. Passage of the Weapons System Acquisition Reform Act in 2009 requiring the development of new Organizational Conflict of Interest (OCI) regulations has prompted hardware businesses to re-examine business portfolios, effectively “forcing” them to choose between developing and manufacturing systems for the U.S. government or providing related technical services to the U.S. government. The government has also shown an increasing desire for greater in-sourcing, as it focuses on “inherently governmental” roles and responsibilities, such as acquisition and procurement, logistics support, program and contract management, and audit and financial management. Even though both product suppliers and service contractors have come under intense scrutiny regarding OCI, we believe we are well positioned to address these issues as they arise in our business.

Competitive Strengths

Our key competitive strengths include:

Sophisticated science, engineering and technology solutions.  We offer sophisticated science, engineering and technology solutions in all of our core business areas, which we have developed over our more than 70-year operating legacy. Our sophisticated solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. Approximately 80% of our employees have security clearances, with approximately 27% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have 99,707 square feet of laboratory facilities, which we use to conduct customer- and internally-funded technology and research and development activities.

Strong reputation and long-term customer relationships.  As a result of our sophisticated technology solutions and long operating legacy, we have developed a strong reputation in our industry and with our customers for providing quality expertise in our core business areas. We have long-term relationships with many of our customers under various programs that are strategically important to the defense of the United States and the burgeoning homeland defense needs of the federal government. For example, our relationships with IACs and many Navy programs span over decades.

Diverse government customer base with multiple contract vehicles.  As of September 30, 2009, we served approximately 600 customers, including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, and the White House. We earn revenue from our diverse customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other contracts we hold. Our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. We derived approximately 80% of our revenue from prime government contracts in fiscal year 2009. As of September 30, 2009, we had a portfolio of approximately 1,100 active contracts and task orders. No one active task order or single-award contract accounted for more than 9.5% of our revenue for fiscal year 2009.

Large contract backlog and strong revenue visibility.  As of September 30, 2009, our backlog was approximately $6.4 billion or roughly eight times our revenue for the fiscal year ended September 30, 2009. Approximately $376.5 million of this backlog is funded. As of March 31, 2010, our backlog was approximately $6.62 billion and approximately $380 million of this backlog was funded. We submitted approximately $3.5 billion in contract proposals in fiscal year 2009 and $1.4 billion in contract proposals in the first six months of 2010. We estimate that we will submit approximately $3.5 billion in contract proposals during fiscal year 2010. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

Low capital intensive business.  We have a business model that generates strong free cash flow as a result of our modest capital expenditure requirements and moderate working capital needs. We also achieve stable cash flow due to the diversity of our revenue streams, long-term nature of our contracts and stable margins. Our business model allows us to better service our debt, fund internal research and development and pursue strategic acquisitions.

Strong management and highly experienced board of directors.  The seven senior members of our management team have more than 150 years of combined experience in the defense and related industry sectors, and have significant experience in government contracting. Members of senior management hold meaningful equity stakes through direct investment in our common stock through the ESOP. Our management team is supported by a board of directors with diverse experience in the U.S. government and the U.S. Armed Forces at senior policy levels, including Edward C. Aldridge, former Under Secretary of Defense for Acquisition, Technology and Logistics; Admiral Harold W. Gehman, Jr. USN (Ret.), former NATO Supreme Allied Commander, Atlantic; General George A. Joulwan USA (Ret.), former NATO Supreme Allied Commander, Europe; and General Michael E. Ryan, USAF (Ret.), former Chief of Staff of the U.S. Air Force.

Business Strategy

Our objective is to continue to grow organically, through strategic acquisitions and by capitalizing on our skilled work force and our sophisticated solutions competencies. The key strategies for meeting this objective are described below.

Broaden existing core competencies.  To expand our expertise and keep pace with technological developments, we hire skilled employees, undertake expanded business development initiatives and invest in research and development to extend our core business area capacity. We used acquisitions to significantly enhance our core expertise in naval architecture and marine engineering, information technology, modeling and simulation, and defense operations. We use employee training and customer- and internally-funded research and development to expand our technology skills. Our Alion University offers employees programs in engineering, program management, finance and administration. We design our efforts to keep Alion at the forefront of the federal technology solutions markets and enhance our ability to serve our customers.

Leverage experience and reputation to expand market share.  We perform a variety of services for a broad base of approximately 600 customers, including Cabinet-level U.S. government agencies, the White House and state and foreign governments. We plan to use our sophisticated capabilities and customer relationships to expand our market presence by delivering solutions to new customers. We believe we can increase revenue by offering existing customers new capabilities. We intend to use those relationships and our sophisticated technology expertise to expand strategically our Department of Homeland Security (DHS) customer base. In 2008 and 2009, our prime contract revenue ranked Alion among the top 40 government contractors providing information technology products and services, systems integration, telecommunications, and professional engineering services.

Continue to improve financial performance and increase scale.  We believe a key element of our success has been our continued focus on growing our business and achieving operating efficiencies attendant to increased size. Over the last five years, we have established a track record of revenue and Adjusted EBITDA growth. From fiscal year 2005 to fiscal year 2009, our revenue grew at a compound annual growth rate of 21.4% from $369.2 million to $802.2 million. Over the same period, our Adjusted EBITDA grew at a compound annual growth rate of 10.3% from $40.5 million to $60.0 million. We intend to strengthen financial performance by growing our business, organically and through strategic acquisitions, and by reducing operating costs. We believe improved financial performance will lead to a more competitive cost structure which will enhance our ability to win business. We believe our increased size and expertise has positioned us to bid on larger government programs and broaden our customer base.

Recent Contract Awards

		Contract
Contract	Description	Value	Years
		(Millions)

SNIM	Provide software, networks, information, and modeling & simulation to a variety of customers under a multiple award ID/IQ contract. This is partly a follow-on to the MSIAC contract.	1,200	5
Naval Sea Systems* Command, SEA05	Provide NAVSEA with Naval architecture and marine engineering support to the Navy’s surface and submarine fleets. The contract calls for lifecycle support from concept design through disposal	$433	5
DoD Logistics, Maintenance & Supply Support (LMSS)*	Provide total life cycle systems management support for business process services and solutions for logistics, maintenance, supply functions and associated technologies for DoD LMSS activities	$188	5
ARDEC RPTI*	Army’s Rapid Prototyping and Technology Initiative to increase the Armament, Research, Development and Engineering Center’s responsiveness to meeting the soldier’s immediate field requirements in support of the global war on terror	$158	5
CHINFO*	Worldwide public communication and media support services to the Chief of Naval Operations	$97	5
U.S. Army Aviation & Missile Command (AMCOM) MPTMERD	Focuses on the Military’s urgent need for hard-to-acquire and problem parts and systems for sustainment and refurbishment of critical equipment	$77	5
PEO Ships AM	Provide combat system acquisition management to PEO Ships AM Directorate to meet future Team Ships needs	$72	5
SPAWAR	Space and Naval Warfare Systems Center (SPAWARSYSCEN) Atlantic Engineering and Technical Support Services for Modeling and Simulation	$55	5
AFRL AFCENT	Operational planning, program management and technical consulting support to USAFCENT’s headquarters to enhance and improve mission responsibilities	$51	5
AFRL IFU*	Information fusion and understanding services for the Air Force Research Lab	$50	5
Torpedo System Technology	Development of an anti-torpedo defense system for the U.S. Navy	$49	5

*	Multiple award contracts.

Select Pending Opportunities

The following table shows select opportunities that we are currently pursuing:

Customer/Title	Description	Years

PEO IWS 1.0	Provide program support services to the Navy Warfare System Acquisition Programs. Includes program management, business/financial management and foreign military sales.	5
OPTARSS II	Provide operations, planning training and resource support services under an ID/IQ contract to FORSCOM.	5
U.S. Navy	Provide IT resource management, headquarters IT legacy operations, enterprise program management, enterprise NMCI/NGEN implementation and information dissemination to the CIO of NAVSEA. This is partly a follow-on for Alion.	5

The following table describes some of our large, long term customers and programs.

				Total
				Contract
	Customer	Description of Program	End Date	Value
				(Millions)

1.	NAVSEA — Seaport-e Ship Design Services*	Engineering and detailed design, analysis of alternatives and support from concept studies throughout various phases of ship design	2013	$433
2.	NAVSEA — SHIPS F Program Management Support	Program management and engineering for in-service ships	2016	$325
3.	NAVSEA — LPD-17 Program Management Support	Program management and waterfront support for acquisition of LPD-17 class	2016	$163
4.	NAVSEA	Program management and waterfront support for acquisition of DDG-51 class	2015	$118
5.	U.S. Air Force — Secretary of the Air Force Technical Analytical Support (SAFTAS)	Technical and programmatic support to: the Assistant Secretary of the Air Force for Acquisition, the Under Secretary for Space Acquisition and the Joint Strike Fighter Program Office	2015	$962
6.	U.S. Department of Defense — Defense Technical Information Center*	Research, development, engineering and technical assistance to: Modeling and Simulation Information Analysis Center	Extending through 2013	$1,238
		(IAC), Weapons Systems Technology IAC and Advanced Materials and Manufacturing Technologies IAC

*	Multiple award contract

Core Business Areas

We apply our expertise to a range of specialized fields, or core business areas described below. Our revenue and the percentage distribution of our revenue, by core business area, are provided in the table below for the periods set forth below.

	Six Months Ended March 31,
Core Business Area	2010		2009
		(In thousands)

Naval Architecture and Marine Engineering	$178,599	43.7%	$174,381	45.4%
Defense Operations	100,865	24.6%	68,806	17.9%
Modeling and Simulation	70,810	17.3%	41,218	10.7%
Technology Integration	23,622	5.8%	59,133	15.4%
Information Technology and Wireless Communications	16,085	3.9%	13,209	3.4%
Energy and Environmental Sciences	19,303	4.7%	27,478	7.2%

Total	$409,284	100.0%	$384,225	100.0%

	Year Ended September 30,
Core Business Area(1)	2009		2008		2007
			(In thousands)

Naval Architecture and Marine Engineering	$365,917	45.6%	$325,611	44.0%	$313,128	42.5%
Defense Operations	203,859	25.4%	220,298	29.8%	226,546	30.7%
Modeling and Simulation	99,420	12.4%	67,119	9.1%	48,994	6.6%
Technology Integration	50,762	6.3%	51,555	7.0%	54,580	7.4%
Information Technology and Wireless Communications	42,353	5.3%	37,791	5.1%	46,757	6.3%
Energy and Environmental Sciences	39,914	5.0%	37,108	5.0%	47,582	6.5%

Total	$802,225	100.0%	$739,482	100.0%	$737,587	100.0%

(1)	Beginning in 2009 the descriptions of the core business areas were modified. The results for 2007 and 2008 have been re-categorized using the modified core business area descriptions.

Naval Architecture and Marine Engineering.  We provide technical services for ship and systems design from the initial phase of mission analysis and feasibility trade-off studies through contract and detail design, production supervision, testing, and logistics support for the commercial and naval markets.

•	We provide total ship design services for military and commercial customers including defining requirements, analyzing concepts, and studying feasibility. We provide contract design, detail design and production support.

•	We provide systems engineering/design integration, hull form development and performance analysis, structural design and analysis, weight engineering and intact and damage stability analysis.

•	We design and engineer ship systems including propulsion, electrical, fluids/piping, auxiliary, HVAC, deck machinery, and machinery automation and control systems. We provide expertise for machinery integration, test and trials, failure analysis, modeling and simulation, and integrated logistics support.

•	We provide mission and threat analysis, evaluate candidate warfare and combat systems, and develop specifications and installation drawings for topside and below-deck interface requirements, and ship modernizations.

•	We furnish acquisition planning, business and financial management, configuration and data management, test and evaluation support, and production analysis and management in all life cycle phases of equipment, systems and ships.

•	Our customers in this area include the U.S. Navy, the U.S. Coast Guard, international maritime agencies and commercial marine clients.

Defense Operations.  We perform military transformation analyses, assess logistics management readiness and operational support training, and analyze critical infrastructure risks and vulnerabilities.

•	We analyze major programs and issues related to joint warfare training, mission rehearsal, experimentation and other transformational activities. We develop net-centric initiatives and integrate C4I (command, control, communication, and computer intelligence) initiatives.

•	We support DoD strategic planning efforts and operational exercises. We analyze, plan and implement base realignments and assess the defense industrial base.

•	We help develop department-wide DoD education programs. We develop technology, compile courseware and translate it into electronic and web-based distance learning media.

•	We provide the tools and support to assess vulnerabilities and protect infrastructure such as ports, power plants and communications nodes.

•	We collaborate with DoD communities of interest and produce Joint Capabilities Integration and Development System analysis and capabilities documents.

•	We provide DoD requirements and concepts integration analysis (futures analysis).

•	Our customers in this area include the Office of the Secretary of Defense, Army Tank Automotive RDE Center, U.S. Central Command Air Forces and U.S. Army Forces Command.

Modeling and Simulation.  We use our modeling and simulation (M&S) expertise to assist our customers in examining event outcomes.

•	We design and conduct strategic and operations analytic war games to evaluate future operational concepts and force transformation initiatives. We create and implement training scenarios for multi-dimensional simulation systems. We support Joint Forces Command’s Multi-National Experiment series.

•	We manage the DoD Modeling and Simulation Information Analysis Center. We develop M&S tools to support integration and federation of stand-alone simulator based training and large scale distributed training events.

•	We use current industry gaming technology to develop proprietary and open source solutions for customers who use “serious” gaming for training and education.

•	We support world-wide Air Force and Joint training and mission rehearsal operations.

•	We provide M&S, C4I and operational support for the U.S. Navy’s Fleet Synthetic Training and its Continuous Training Environment which delivers distributed, on-demand training.

•	Our customers in this area include the Office of Naval Research, the U.S. Joint Forces Command, the Naval Warfare Development Center and the Defense Technical Information Center.

Technology Integration.  We provide system integration and design services, including facility engineering services, to the DoD, other federal departments and agencies, and commercial customers.

•	We use technology, re-engineering, and materials selection to enhance production, improve performance, reduce cost, and extend the life of engineered systems.

•	We develop and integrate processes and equipment for rapid prototype production and flexible manufacturing and maintain our own rapid prototyping and limited production manufacturing facilities.

•	We provide engineering, architectural, construction management, logistics, design oversight, and inspection services.

•	We apply reliability engineering methods to improve system availability and enhance maintainability and supportability.

•	We support numerous research and development activities focused on taking advantage of new and emerging technologies. These include the Army’s Night Vision and Electronic Sensors Directorate, the Army Research Laboratory, the Air Force Research Laboratory, the Navy Research Laboratory, and system developers throughout the Defense Department.

•	We develop Human Systems Integration products and provide technical services to ensure Army, Air Force and Navy staff and force structures can operate, support and maintain their complex integrated systems.

•	Our customers in this area include the Office of the Secretary of Defense, the U.S. Army, Navy, Army Aviation and Missile Command and Army Tank-automotive and Armaments Command.

Information Technology and Wireless Communications.  We provide services and technologies to improve information flow across networks and organizations. We analyze customer requirements, develop system concepts and perform trade off studies to identify and implement the best design. We lead efforts to verify a design is properly built and integrated, and provide post-delivery end user support.

•	We provide management and information technology consulting services focused on developing and implementing innovative business solutions and management services for Defense, civilian and commercial customers.

•	Our Management Solutions practice specializes in project management, earned value management, change management and process design and improvement.

•	Our Technology Solutions practice specializes in information management, enterprise architecture, service oriented architecture, web portals and business intelligence.

•	We offer a full range of spectrum management, planning, and operational support services to determine radio frequency propagation and coverage profiles for networks to operate free of interference, cover desired geographic areas and perform as designed.

•	We deliver optimized information systems designs through advanced wireless design and evaluation techniques using modeling and simulation, prototyping, experimentation, and field testing.

•	We develop detailed data architectures and enhance data visualization to enable our customers to design, document, test and deploy complex integrated systems that support efficient data mining, data flow and knowledge management.

•	We provide wireless security, logistics and asset tracking technologies to support and maximize fielded systems’ operational capabilities.

•	Our customers in this area include the Department of Homeland Security, the Department of Education, the Office of Naval Research, the Defense Information Systems Agency and the Army Spectrum Management Office.

Energy and Environmental Sciences.  We support more cost-effective energy production and enhance environmental protection for the DoD, other federal departments and agencies, and commercial customers.

•	We conduct, develop, and improve processes and equipment for generating power and providing alternative energy sources.

•	We provide nuclear safety and other performance-related analyses to the U.S. Department of Energy, National Laboratories, and the commercial power industry.

•	We develop and evaluate methods for detecting chemical, biological, and other toxic agents.

•	We develop, test and implement methods for measuring air quality.

•	We operate laboratory facilities that determine the constituents and properties of wastes and effluents, develop and validate analytical methods and instruments, and determine the potential health effects of various substances for the U.S. Environmental Protection Agency and the National Institutes of Health.

•	Our wholly-owned subsidiary, Human Factors Applications, Inc., remediates sites that contain conventional explosive, toxic, radioactive, and chemical material; and decontaminates and demolishes buildings and equipment contaminated with explosives.

•	Our customers in this area include the Army Corps of Engineers, the EPA, commercial nuclear companies and civilian/international organizations.

Software Tools and Technology Products

We provide a series of software tools and technology products that complement our core business areas. While our software tools and technology products represent a de minimis amount of our total revenue, they play an important role in enhancing our service and solutions offerings and increasing customer satisfaction. Examples include:

•	Frequency Assignment & Certification Engineering Tool (FACETtm): this software tool automates the assignment of radio frequencies, which we refer to as spectrum management, in a way that is designed to minimize interference between multiple users of the radio frequency spectrum.

•	Advanced Cosite Analysis Tool (ACATtm): this software tool is designed to permit co-location of numerous antennas on towers, rooftops and other platforms by predicting interference between the various systems and informing the user how to minimize interference.

•	Spectrum Monitoring Automatic Reporting and Tracking System (SMARTtm): this system characterizes the frequency usage in a given geographic area, allowing the customer to remotely monitor the spectrum to identify unauthorized users and to look for gaps in the spectrum usage.

•	MobSimtm/SimViewertm: this software provides for both planning movement and visualization of real-time tracking of carriers across multiple modes of transportation (e.g., air, sea, rail and truck).

•	Virtual Oceantm: this software provides visualization of ship motions based on analytically correct representation of the seaway.

•	Countermeasures®: we provide vulnerability/risk assessment web-based software used to analyze and quantify physical or electronic security.

•	Magnetics Effects Sensor (MEStm): a sensor that can detect plastics and nonconductive ceramics from their permeability (magnetic polarizability); such materials are undetectable with conventional induction sensors.

•	Precision Variable Resistor (PVRtm): an adjustable resistor, able to hold a precise resistance against minute changes in drift for long periods of time.

•	SmartMovestm: a web-based tool used for enterprise decision making in investment planning, supply chain analysis, fleet readiness management and infrastructure interdependencies.

•	Real Time Location System (RTLStm): this product is designed to enable customers to track thousands of users in a defined area, such as a seaport, a football stadium or an office building, using low cost antennas and badges.

•	Isis- 3Dtm: we provide fire code software with specific models for weapon thermal hazard response, including aerosol and radiation models.

•	PRISM®: we provide software used for system level failure rate modeling with the ability to model both operating and non-operating failure rates. The system considers non-component failure causes through process assessment.

•	Measure of Total Integrated System Survivability (MOTISStm): this software tool permits design and placement of critical systems in ships and buildings to enhance survivability and improve recovery time if damaged.

•	Alion Risk Management On-Line Register (ARMORtm): this web-based software application permits collection of risk issues and management analysis of risk mitigation steps to improve acquisition program success.

•	Receive While Transmit Sonar: this software tool significantly improves the performance of shipboard SONAR systems in detecting and properly classifying submarine targets.

•	Pocket MultiMedia encoder/decoder (PMM Codectm): this software tool permits real time low-latency compression, transmission and display of video with wireless systems.

Contract Profile

We have a diverse contract base. Many customers utilize our ID/IQ multiple-award delivery order contract vehicles. Five of our six largest contracts are ID/IQ delivery order contracts. No one active task order or single-award contract accounted for more than 9.5% of our revenue for fiscal year 2009. As of September 30, 2009, we had a portfolio of approximately 1,100 individual active contracts and task orders, of these approximately 380 were stand alone contracts, approximately 180 were contract vehicles and approximately 530 were task orders. We have three types of pricing structures for our contracts: cost-reimbursement, fixed-price and time-and-material.

Cost-reimbursement contracts allow us to recover our direct labor and materials costs, a share of allocable indirect expenses, plus a fixed or variable fee depending on the contract. Indirect expenses are costs related to operating our business we recover under government contract rules.

Fixed-price contracts oblige customers to pay us a fixed dollar amount to cover all direct and indirect costs, and fees. We assume the risk of any cost overruns and receive the benefit of any cost savings on fixed price contracts.

Time-and-material contracts have fixed hourly billing rates that cover labor costs, related indirect expenses and an hourly fee, along with cost reimbursable provisions for materials and other direct costs without fee.

In addition to traditional, closed-end contracts, we have multiple award contracts such as ID/IQ, GSA schedule, BPA and GWAC contracts, which require us to make sustained post-award efforts to realize revenue under such contracts. Our historical contract mix as a percentage of total revenue for the years ended September 30, 2009, 2008 and 2007 and for the quarters ended and six months ended March 31, 2010 and 2009, is summarized below.

	For the Six Months Ended March 31,
Contract Type	2010		2009
	(Dollars in thousands)

Cost- reimbursement	$297,478	72.6%	$270,217	70.4%
Fixed-price	50,565	12.4%	40,523	10.5%
Time-and-material	61,241	15.0%	73,485	19.1%

Total	$409,284	100.0%	$384,225	100.0%

	For the Years Ended September 30,
Contract Type	2009		2008		2007
	(Dollars in thousands)

Cost- reimbursement	$567,294	70.7%	$517,692	70.0%	$512,587	69.5%
Fixed-price	91,885	11.5%	70,146	9.5%	70,946	9.6%
Time-and-material	143,046	17.8%	151,644	20.5%	154,054	20.9%

Total	$802,225	100.0%	$739,482	100.0%	$737,587	100.0%

We attempt to reduce our financial and performance risks at every stage of the contracting process. However, sometimes we begin providing services before a U.S. government agency has actually signed or funded a contract or task order. We are at risk for costs we incur prior to award of a new contract or prior to modification of an existing contract. This practice is customary in our industry, particularly where a contractor has oral notice of a contract award, but has yet to receive required contract documentation. We designed our internal procedures to ensure we only provide services “at risk” when we believe funding is highly probable and delays are administrative or technical in nature. In most cases when a contract is ultimately executed or modified, we get paid for all our costs. However, we cannot be certain, when we start work prior to contract authorization, that we will receive an executed contract or that we will be paid for all our costs. As of September 30, 2009, we had $36.3 million in contract costs at risk.

We compete for key contracts from various agencies of the U.S. government. Our business development and technical personnel target contract opportunities and perform detailed analyses of each customer’s priorities and overall market dynamics. Depending upon whether a targeted contract is a renewal or a new opportunity, we spend between three and 18 months developing and executing our competitive strategy. Once we decide to pursue a contract, we mobilize a core group of employees with the requisite expertise to lead our bidding and proposal preparation efforts. We supplement our internal capabilities with a network of consultants and other industry experts as necessary. To enhance our likelihood of winning a contract, we team with other contractors, frequently our competitors, who have complementary technical strengths.

When we win a contract or task order, we assign a project manager and a task leader to ensure we timely deliver high-quality services. Program managers regularly interface with customers to evaluate our performance and customer satisfaction levels. Managers use our financial management and information systems to monitor costs against contract and task order funding ceilings to measure performance and profitability.

Government Oversight.  Federal government auditors and technical specialists regularly review our contract administration and cost accounting policies and practices. Costs on flexibly-priced federal government contracts are subject to Defense Contract Audit Agency (DCAA) and other audits and negotiated adjustments. An audit may reveal that some costs charged to a government contract are not allowable, either in whole or in part. In these circumstances, we must repay the federal government any money they paid us for unallowable costs, plus interest and possible penalties. The government considers Alion a major contractor and maintains an on site audit office. DCAA is currently auditing the Company’s 2005 and 2006 claimed indirect costs. Indirect rates through 2004 have been settled. The Company submitted its fiscal year 2008 and 2007 indirect cost proposals to the government in March 2009 and 2008. Alion expects to submit its 2009 fiscal year indirect cost proposal in March 2010. The Company has recorded revenue on federal government contracts in amounts it expects to realize.

The following table lists the top five contracts from which we derived revenue in fiscal year 2009.

			Percentage of Total
	Contract	End Date	FY2009 Revenue

1.	SeaPort Multiple Award Contracts (MAC) — Naval Sea Systems Command (NAVSEA)	2019	23.0	%*
2.	Secretary of Air Force — Technical and Analytical Support	2015	9.5%
3.	NAVSEA MAC (former JJMA MAC)	2016	7.0	%*
4.	Modeling and Simulation Information Analysis Center (MSIAC) — DMSO	2010	6.8	%*
5.	Weapons System Technology Information Analysis Center (WSTIAC) — DISA	2010	5.5	%*

*	Multiple task orders

The MSIAC contract expired in May 2010. However, we won SNIM in May 2010, which is partly a follow-on contract to MSIAC. Task orders under this contract may continue for up to two years if this contract expires. The WSTIAC contract is scheduled to expire this year. A sole source extension for this contract for up to two years is currently in process. Task orders under this contract may continue for up to three years if the contract expires.

Contract Backlog

Our contract backlog represents an estimate, as of a specific date, of the remaining future revenue we expect from existing contracts. On September 30, 2009 and on March 31, 2010, our backlog on existing contracts and executed delivery orders totaled $2.7 billion and $2.9 billion, respectively, of which $376.5 million and $380.0 million, respectively was funded. On September 30, 2009, we estimate having an additional $3.7 billion of unfunded contract ceiling value for an aggregate total backlog of $6.4 billion. On March 31, 2010, we estimate having an additional $3.7 billion of unfunded contract ceiling value for an aggregate total backlog of $6.6 billion. As of March 31, 2009, our total backlog was $5.8 billion, comprised of $411 million of funded backlog, $2.5 billion of unfunded backlog and $3.3 billion of contract ceiling value. We define funded backlog as the value of executed contract funding less previously recognized revenue. We define unfunded backlog as the estimated value of additional funding not yet authorized by customers on our existing contracts. Pre-negotiated contract options, options not yet exercised by a customer for additional years and other extension opportunities in existing contracts are included in estimated unfunded contract ceiling value. The Company estimates unfunded contract ceiling value for ID/IQ and similar contracts as the difference between estimated total contract value and the total value of all executed delivery orders.

Because the U.S. government operates under annual appropriations, its departments and agencies typically fund contracts on an incremental basis. Thus, only a portion of total contract backlog is “funded.” Funded backlog varies based on procurement and funding cycles and other factors beyond our control. Future funding from execution of new contracts and extension or renewal of existing contracts increases our backlog; completed contracts, early terminations, and reductions in estimated future revenue on existing contracts reduce backlog. Estimates of future revenue from contract backlog are by their nature inexact. Timing and receipt of future revenue are subject to various contingencies, many of which are outside of our control. Accordingly, year over year comparisons are not necessarily indicative of future revenue trends. The table below shows the value of our contract backlog as of September 30, 2009, 2008 and 2007 and as of March 31, 2010 and 2009.

	March 31,		September 30,
	2010	2009	2009	2008	2007
	(In millions)

Backlog:
Funded	$380.0	$411.0	$376.5	$340.5	$360.0
Unfunded	6,236.0	5,392.0	6,008.4	4,475.8	4,669.0

Total	$6,616	$5,803.0	$6,384.9	$4,816.3	$5,029.0

We submitted approximately $3.5 billion in contract proposals in fiscal year 2009 and $1.4 billion in contract proposals in the first six months of 2010. We estimate that we will submit approximately $3.5 billion in contract proposals during fiscal year 2010. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

Proposal backlog is an estimate, as of a specific date, of contract value of proposals we are preparing to submit in response to a customer request, and proposals we have submitted for which we are awaiting an award decision.

How much of our proposal backlog we ultimately realize as revenue depends upon our success in the competitive proposal process, and on receiving tasks and funding under ensuing contracts. We will not win contract awards for all of the proposals we submit to potential customers. Our past proposal backlog contract win rates should not be viewed as an indication of our future success rates. The table below shows the value of our proposal backlog as of September 30, 2009, 2008 and 2007.

	September 30,
	2009	2008	2007
	(In millions)

In-process	$361.0	$529.0	$250.0
Submitted	1,491.0	1,057.0	834.0

Total	$1,852.0	$1,586.0	$1,084.0

The following table illustrates our overall contract pipeline as of fiscal year end 2009:

(1)	Identified for fiscal year 2011 — fiscal year 2012.

(2)	Qualified for fiscal year 2010.

Customers

We provide scientific, research and development and technical expertise and operational support to a diverse group of difficult-to-penetrate U.S. government customers, in addition to state, local and international government organizations and commercial customers. As of September 30, 2009, we served approximately

600 customers, including a number of Cabinet-level U.S. government agencies, the White House, state, and foreign governments. The Department of Defense accounted for 91.9% of fiscal 2009 total revenue, including approximately more than 700 contracts and delivery orders with customers such as the U.S. Navy, Army and Air Force; Army Tank and Automotive Command; the Defense Technical Information Center; the Joint Forces Command; DARPA; the Office of Naval Research; U.S. Central Command Air Force; and the Defense Information Systems Agency. Other federal, state, and local government customers accounted for 4.6% of total revenue, including the National Institute of Environmental Health Sciences, the U.S. Department of Energy and the EPA. Commercial and international customers accounted for the remaining 3.5% of total revenue. The table below shows revenue by customer category for the periods set forth below.

	For the Six Months Ended
	March 31,				For the Fiscal Years Ended September 30,
	2010		2009		2009		2008		2007
	(Dollars in thousands)				(Dollars in thousands)

U.S. Department of Defense	$376,861	92.1%	$351,542	91.9%	$736,625	91.9%	$660,270	89.3%	$659,601	89.4%
Other Federal Civilian Agencies	21,036	5.1%	18,378	4.4%	37,197	4.6%	34,107	4.6%	29,503	4.0%
Commercial and International	11,387	2.8%	14,305	3.7%	28,403	3.5%	45,105	6.1%	48,483	6.6%

Total	$409,284	100.0%	$384,225	100.0%	$802,225	100.0%	$739,482	100.0%	$737,587	100.0%

Foreign Operations

In fiscal years 2007, 2008 and 2009, nearly 100% of our revenue was derived from services provided under contracts with U.S.-based customers. We treat revenues resulting from U.S. government customers as sales within the United States regardless of where the services are performed.

Business Development and Promotional Activities

We primarily promote our contract research services by meeting face-to-face with current and potential customers, obtaining new work from satisfied customers, and responding to requests for proposals (RFPs) and international tenders current and prospective customers publish or direct to our attention. We use our knowledge of and experience with U.S. government procurement procedures, and relationships with government personnel, to help anticipate and to maximize our ability to timely respond to RFPs and customer requests. We bid on contracts in our core business areas and related extensions of those areas, that we believe we have a good chance of winning. When we bid on a potential contract, we draw on our core business area expertise that reflect the technical skills we can bring to a particular contract.

Our business developers work face to face with customers, are experienced in marketing to government customers, know the services and products they represent, and understand each particular customer’s organization, mission and culture. These professionals possess a working knowledge of rules governing the marketing limitations that are unique to the government arena. They understand government funding systems, conflict of interest restrictions and procurement integrity directives, and the procedural requirements designed to establish a level competitive playing field and to ensure the appropriate use of public funds.

Our technical staff is an integral part of our promotional efforts. The customer relationships they develop over the course of contracts often lead to additional business and new research opportunities. We hold weekly company-wide business development meetings to review proposal opportunities and determine strategy in pursuing these opportunities. We also use independent consultants for promoting business, developing proposal strategies and preparing proposals as necessary.

We spent approximately $0.7 million, $1.0 million, and $2.4 million on internally-funded research and development for the years ended September 30, 2009, 2008 and 2007. This is in addition to our substantial research and development activities on customer-funded projects. We believe actively fostering an environment of innovation is critical to our ability to grow our business allowing us to be proactive in addressing issues of national concern in public health, safety and national defense.

Resources

In most of our work, we use computer and laboratory equipment and other supplies readily available from multiple vendors. Disruption in availability from any particular vendor is not likely to materially affect our ability to perform our contracts. For some of our specialized laboratory work, we depend on supplies of special materials and equipment whose unavailability could adversely affect experimental laboratory tasks. However, we believe these kinds of delays or disruptions are not likely to materially affect our overall operations or financial condition.

Patents and Proprietary Information

Our research and development and engineering services do not depend on patent protection. In accordance with applicable law, our U.S. government contracts often provide government agencies certain license rights to our inventions and copyright works. Government agencies and other contractors (including our competitors) can obtain the right to exploit our inventions. Similarly, our U.S. government contracts often license to us patents and copyright works owned by third parties. We maintain an active program to track and protect our intellectual property. We routinely enter into intellectual property assignment agreements with our employees to protect our rights to any patents or technologies they develop while employed by Alion.

Competition

The U.S. government engineering and technology services industries consist of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations that serve many U.S. government customers. Corporations frequently form teams to pursue contract opportunities because large contracting initiatives are highly competitive and government customers have diverse requirements. Prime contractors leading large proposal efforts typically select team members based on particular capabilities and experience relevant to each opportunity. Companies that compete on one opportunity may be team members on another opportunity.

We frequently compete against well-known firms in the industry as a prime contractor. Our competitors include Booz Allen Hamilton, CACI International Inc, Science Applications International Corporation, SRA International, Inc., CSC and the services divisions of Lockheed Martin, General Dynamics and Northrop Grumman. In the commercial arena, we compete most often with smaller, highly specialized technical companies, as well as a number of larger companies such as, Westinghouse, General Electric, Enercon, Accenture, CAE and L-3 Communications Corporation.

We also compete at the task order level, where knowledge of the customer, its procurement requirements and its environment is often the key to winning business. We have been successful in ensuring our presence on numerous contracts and GSA Schedules, and in competing for tasks under those contracts. The variety of contract vehicles at our disposal, as a prime contractor or subcontractor, allows us to market our services to any U.S. government agency. We have experience providing services to a diverse array of U.S. government departments and agencies with first-hand knowledge of our customers and their goals, problems and challenges. Most of the government contracts we seek are competitive awards. We believe our customers typically consider the following key factors in awarding contracts: technical capabilities and approach; personnel quality and management capabilities; previous successful contract performance; and price.

In our experience, price and technical capabilities are a customer’s two most important considerations in awarding contracts for complex technological programs. We believe our customer knowledge, our U.S. government contracting and technical capabilities, and our pricing policies enable us to compete effectively. Over the past three years, we won 65% of the dollar value of all contracts we bid on. Over the past three years, we won approximately 87% of the dollar value and number of re-competed contracts where we were the incumbent.

Corporate Culture, Employees and Recruiting

We strive to create an organizational culture that promotes job performance excellence, respect for our colleagues’ ideas and judgment and recognition of the value of our professional staff’s unique skills and capabilities. We seek to attract highly qualified and ambitious employees. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe we have a track record of successfully attracting and retaining highly skilled employees because of the quality of our work environment, the professional challenges of our assignments, and the financial and career advancement opportunities we make available.

As of September 30, 2009, we employed approximately 3,380 employees, of whom approximately 3,122 were full-time employees. Approximately 31% of our employees have Ph.D.s and masters degrees, and another 36% of our employees have bachelor degrees. Approximately 80% of our employees have security clearances, with approximately 27% holding security clearances at the Top Secret or higher level. We believe our relationship with our employees is good. None of our employees is covered by a collective bargaining agreement.

We view employees as our most valuable asset. Our success depends in large part on attracting and retaining talented, innovative and experienced professionals at all levels. We rely on the availability of skilled technical and administrative employees to perform our research, development and technological services for our customers. The market for certain technical skills in our core business areas is at times extremely competitive which makes employee recruiting and retention in these and other specialized areas extremely important. We recognize that our benefits package, work environment, incentive compensation, and employee-owned culture will continue to be important in recruiting and retaining these highly skilled employees.

Environmental Matters

We are subject to federal, state, local and foreign laws and regulations relating to, among other things, emissions and discharges into the environment, handling and disposal of regulated substances, and contamination by regulated substances and wastes. Some of our operations may require environmental permits and/or controls to prevent or reduce air and water pollution. Issuing authorities can renew, modify, or revoke these permits.

Operating and maintenance costs associated with environmental compliance and prevention of contamination at our facilities are a normal, recurring part of our operations. These costs are not material relative to our total operating costs or cash flows and are generally allowable as contract costs under our U.S. government contracts. These costs have not been material in the past. Based on information presently available to us and on current U.S. government environmental policies relating to allowable costs, all of which are subject to change, we do not expect environmental compliance costs to materially affect us. Based on historical experience, we believe a significant percentage of our facilities’ total environmental compliance costs will continue to be allowable.

Under existing U.S. environmental laws, we can be held jointly and severally liable to the government or third parties for the full cost of investigating or remediating contamination at our sites or at third-party sites in the event contamination is identified and remediation is required. In the unlikely event that we were required to fully fund remediation of a site, the statutory framework may allow us to pursue rights of contribution from any other potentially responsible parties.

Properties

Our principal operating facilities are located in McLean, Virginia and Chicago, Illinois, and consist of 23,823 square feet and 38,054 square feet of office space, held under leases. We also lease approximately 80 additional office facilities totaling 866,722 square feet, which is net of certain leased space that is no longer used in operations and is now subleased to third parties. Of these, our largest offices are located in Washington, DC; Fairfax, Alexandria, Vienna, Arlington, Norfolk, and Newport News, Virginia; Pittsburgh, Pennsylvania; Mystic, Connecticut; Annapolis, Annapolis Junction and Lanham, Maryland; Orlando, Florida; Rome, New York; Iselin, New Jersey; Pascagoula, Mississippi; Boulder, Colorado; Durham, North Carolina; Bath, Maine; and Mobile, Alabama. We lease 23 laboratory facilities totaling 99,707 square feet, for research functions in connection with the performance of our contracts. Of these, our largest laboratories are located in Durham, North Carolina; Chicago and Geneva, Illinois; West Conshohocken, Pennsylvania; Louisville,

Colorado; Mt. Clemens, MI; and Rome, NY. The lease terms vary from one to ten years, and are generally at market rates.

Aggregate average monthly base rental expense for fiscal years 2009 and 2008 was approximately $2,145,000 and $2,066,000. We periodically enter into other lease agreements that are, in most cases, directly chargeable to current contracts. These obligations are usually either covered by currently available contract funds or cancelable upon termination of the related contracts. We consider our leased space to be adequate for our current operations, and foresee no difficulties in meeting any future space requirements.

Legal Proceedings

We are party to a number of lawsuits arising in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition or results of operations. We are not aware of any threat of future litigation that would have a material adverse affect on our financial condition or results of operations.

As a government contractor, we may be subject from time to time to U.S. government inquiries relating to our operations and audits by the U.S. Defense Contract Audit Agency. Contractors found to have violated the False Claims Act, or which are indicted or convicted of violations of other U.S. laws, may be suspended or debarred from U.S. government contracting for some period. Such an event could also result in fines or penalties. Given our dependence on U.S. government contracts, suspension or debarment could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations. We are not aware of any such pending U.S. government claims or investigations.

On December 23, 2004, the estate of Joseph Hudert filed an action against Grunley-Walsh Joint Venture, L.L.C. (Grunley-Walsh) and the Company in the District of Columbia Superior Court for damages in excess of $80 million. On January 6, 2005, the estate of Frank Stotmeister filed an action against the Company in the same court on six counts, some of which are duplicate causes of action, claiming $30 million for each count. The Hudert case has been removed to the United States District Court for the District of Columbia. Both the Hudert and Stotmeister actions are now consolidated in this same court.

The suits arose in connection with a steam pipe explosion that occurred on or about April 23, 2004 on a construction site at 17th Street, NW in Washington, D.C. The plaintiffs died, apparently as a result of the explosion. They were employees of the prime contractor on the site, Grunley-Walsh, and the subcontractor, Cherry Hill Construction Company Inc. Grunley-Walsh had a contract with the U.S. General Services Administration (GSA) for construction on 17th Street NW near the Old Executive Office Building in Washington, D.C. Some time after the award of Grunley-Walsh’s construction contract, GSA awarded Alion a separate contract to engage in non-supervisory monitoring of Grunley-Walsh’s activities and to report deviations from contract requirements to GSA.

We have defended and intend to continue to defend these lawsuits vigorously. Based on the facts underlying the lawsuits known to us at this time, and our non-supervisory monitoring role at the project site, management believes the possibility of us incurring a material loss from these lawsuits is remote. Management does not believe that these lawsuits will materially adversely affect us, our operations, cash flows, or financial condition.

Our primary provider of general liability insurance, St. Paul Travelers, assumed defense of these lawsuits. However, there is some uncertainty as to whether St. Paul Travelers received timely notice of a potential claim by us in connection with these lawsuits under our general liability insurance policy. Therefore, St. Paul Travelers indicated when it assumed defense of the lawsuits, that it was doing so subject to a reservation of rights to deny coverage. Nevertheless, even if St. Paul Travelers is ultimately able to properly deny coverage as a result of late lawsuit notice, management does not believe the lawsuits will materially adversely affect us, our operations, cash flows or financial condition. We have notified our excess insurance carrier, American International Group, regarding these lawsuits.

EMPLOYEE STOCK OWNERSHIP PLAN

The Alion ESOP Trust currently holds record title to 100% of our outstanding shares of common stock on behalf of the participants in the ESOP component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, which we refer to as the KSOP (the KSOP). The KSOP also has a traditional 401(k) component, which we also refer to as the non-ESOP component of the KSOP. Our eligible employees can purchase beneficial interests in our common stock by rolling over their eligible retirement account balances into the ESOP through a one-time ESOP investment election available to new hires and re-hires, by directing a portion of their pre-tax payroll income to be invested in the ESOP, or by directing a portion of their non-ESOP account balance to the ESOP. The trustee of the ESOP Trust, State Street Bank & Trust Company, uses the monies that eligible employees invest in the ESOP to make semi-annual purchases of our shares of common stock for allocation to those employees’ ESOP accounts.

We make retirement contributions to the ESOP on behalf of our eligible employees. We also make matching contributions in the ESOP component of the KSOP on behalf of our eligible employees.

The ESOP Trust holds record title to all of the shares of our common stock allocated to the employees’ ESOP accounts and, except in certain limited circumstances, the trustee of the ESOP Trust will vote those shares on behalf of the employees at the direction of the ESOP committee. The ESOP committee is appointed by our chief executive officer and president. The ESOP committee is comprised of four members of our management team and three other employees and is responsible for the financial management and administration of our ESOP.

As part of the stock purchase agreement between the ESOP and us (the ESOP Stock Purchase Agreement), pursuant to which the ESOP Trust acquired a 100% ownership interest in our common stock, we agreed with the ESOP Trust that:

•	We will not enter into any transactions with any of our officers or directors without approval from our board of directors or compensation committee;

•	We will obtain the ESOP Trust’s consent before effecting our first public offering of common stock to be listed on any securities exchange;

•	We will not take actions that would prevent the ESOP Trust from acquiring any additional shares of our common stock under the control share acquisition provisions of the Delaware General Corporation Law;

•	We will repurchase any shares of common stock distributed to participants in the ESOP component of the KSOP, to the extent required by the ESOP, any ESOP-related documents and applicable laws;

•	We will maintain the KSOP and the ESOP Trust so that they will remain in compliance with the qualification and tax exemption requirements under the Code; and

•	We will use our best efforts to ensure that the ESOP Trust fully enjoys its right to elect a majority of our board of directors and to otherwise control us.

Certain of the covenants listed above will lapse if the ESOP Trust fails to own or otherwise control at least 20% of the voting power of all of our capital stock.

BOARD OF DIRECTORS AND MANAGEMENT

The names, ages and positions of our current officers and directors are set forth below:

			Position	Term	Director
Name	Age	Position	Since	Expires	Since

Bahman Atefi	57	President, Chief Executive Officer and Chairman of the Board(1)	December 2001	2011	2001
Stacy Mendler	47	Chief Operating Officer and Executive Vice President(1)	September 2006
Michael Alber	53	Chief Financial Officer, Senior Vice President and Treasurer(1)	November 2008
Scott Fry	60	Sector Senior Vice President — Engineering and Integration Solutions Sector(1)	October 2005
Walter “Buck” Buchanan	59	Sector Senior Vice President — Engineering and Information Technology Sector	June 2007
David Ohle	65	Senior Vice President — Defense Operations Integration Sector	November 2008
Thomas E. McCabe	55	General Counsel	March 2010
Edward C. “Pete” Aldridge	71	Director		2012	2003
Leslie Armitage	41	Director		2010	2002
Lewis Collens	72	Director		2010	2002
Admiral (Ret.) Harold W. Gehman, Jr.	67	Director		2010	2002
General (Ret.) George A. Joulwan	70	Director		2011	2002
General (Ret.) Michael E. Ryan	68	Director		2011	2002
David J. Vitale	64	Director		2012	2009

(1)	Member of the ESOP Committee

Officers.

Bahman Atefi was appointed President and Chief Executive Officer of Alion in December 2001. He is also Chairman of Alion’s Board of Directors. Dr. Atefi also serves as chairman of the ESOP committee. Dr. Atefi served as president of IITRI from August 1997 and as its chief executive officer from October 2000 until December 20, 2002, the closing date of the IITRI Acquisition. Dr. Atefi has also been chairman of the board of directors of Human Factors Applications, Inc. since February 1999. From June 1994 to August 1997, Dr. Atefi served as manager of the Energy and Environmental Group at Science Applications International Corporation (SAIC). In this capacity, he was responsible for operation of a 600-person business unit, with annual revenues in 1997 of approximately $80 million, which provided scientific and engineering support to the U.S. Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency, DoD, as well as commercial and international customers. Dr. Atefi is a member of the board of trustees of Illinois Institute of Technology. Dr. Atefi received a BS in Electrical Engineering from Cornell University, a master’s degree in nuclear engineering and a doctor of science in nuclear engineering from the Massachusetts Institute of Technology.

Stacy Mendler has served as Chief Operating Officer and Executive Vice President of Alion since September 2006. She served as Executive Vice President and Chief Administrative Officer of Alion from September 2005 until September 2006, and as Senior Vice President and Chief Administrative Officer of Alion from May 2002 until September 2005. She is also a member of Alion’s ESOP committee. Ms. Mendler served IITRI as Senior Vice President and Director of Administration from October 1997 until December 20, 2002, the closing date of the IITRI Acquisition. As of May 2002, Ms. Mendler was IITRI’s Chief Administrative Officer, as well as Senior Vice President. She also served as IITRI’s Assistant Corporate Secretary from November 1998 through completion of the IITRI Acquisition and has been a member of the Board of Directors of Human Factors Applications, Inc. since February 1999. From February 1995 to October 1997,

Ms. Mendler was Vice President and Group Contracts Manager for the Energy and Environment Group at Science Applications International Corporation where she managed strategy, proposals, contracts, procurements, subcontracts and accounts receivable. Ms. Mendler received a BBA in Marketing from James Madison University and a MS in Contracts and Acquisition Management from Florida Institute of Technology.

Michael Alber has served as Senior Vice President, Chief Financial Officer and Treasurer of Alion since November 2008. He was Senior Vice President and acting Chief Financial Officer from February 2008 to November 2008. He served as Senior Vice President and Director of Finance from November 2007 to February 2008. Prior to joining Alion, Mr. Alber served as Senior Vice President and Group Controller at SAIC from April 1990 to November 2007 where he was responsible for the financial and administrative oversight of the IT & Network Solutions Group comprising three business units with over 9,300 employees and over 20 international and domestic locations and with annual operating revenues over $1.5 billion. Prior to SAIC, Mr. Alber held various senior finance and contract-related positions with Network Solutions Inc., GeoTrans Inc. and System Development Corporation. Mr. Alber received a BS in Business Administration from George Mason University.

Scott Fry has served as Sector Senior Vice President for Alion’s Engineering and Integration Solutions Sector of Alion since September 2006. Mr. Fry served as Senior Vice President and Sector Manager of Alion’s JJMA Maritime Sector from October 2005 until September 2006, and as Senior Vice President and Deputy Sector Manager for the JJMA Maritime Sector from April 2005 to October 2005. Between January 2004 and April 2005 Mr. Fry was a Group Senior Vice President for Alion’s Strategic Systems Group. Prior to joining Alion in January 2004, Mr. Fry served in the U.S. Navy for 32 years, retiring at the rank of Vice Admiral. His career included command and staff positions both at sea and ashore with the Navy, NATO, and Joint Chiefs of Staff. In his last active duty assignment he commanded the United States Sixth Fleet during Operation Iraqi Freedom and the Global War on Terrorism. Mr. Fry received a BS from the United States Naval Academy in Annapolis, Maryland.

Walter E. Buchanan III has served as Sector Senior Vice President for the Engineering and Information Technology Sector of Alion since June 2007. Mr. Buchanan served as Deputy Sector Manager for the Engineering and Information Technology Sector from July 2006 to December 2006 and as a Group Manager from December 2006 to June 2007. Prior to joining Alion in July 2006, Mr. Buchanan served in the United States Air Force for 34 years, retiring at the rank of Lieutenant General. His career included planning and execution of air operations in the Middle East to include those in Iraq and Afghanistan. He served as a command pilot and has more than 3800 flight hours primarily in fighter aircraft. His military awards include the Defense Distinguished Service Medal and Defense Superior Service Medal. He is a Distinguished Graduate of the Army Command and General Staff College and graduate of the National War College. Mr. Buchanan received a Master’s Degree in Management from Troy State University and a Bachelor of Science degree in Life Science from the US Air Force Academy, where he also received his commission.

David H. Ohle has served as Senior Sector Vice President for the Defense Operations Integration Sector of Alion since November 2008. From June 2002 through November 2008, Mr. Ohle was Vice President and General Manager for Army Programs, CSC. He was Vice President, Human Resources, for Shell Oil Company in Houston, Texas from September 2000 to May 2002. Mr. Ohle formerly served as a Lieutenant General in the United States Army where his last position was Deputy Chief of Staff for Personnel. Prior to his retirement in August 2000, his military experience spanned more than 30 years of service at various levels of command and staff positions. He commanded both a platoon and company in combat. Mr. Ohle later served on the faculty at both the United States Military Academy and the National War College in Washington, D.C. He then served as the deputy commandant of the Command and General Staff College at Fort Leavenworth, Kansas. Mr. Ohle graduated from the United States Military Academy and began his career in the United States Army as an infantry officer. He holds a Master of Arts degree in organizational behavior from Ohio State University.

Thomas E. McCabe has served as General Counsel of Alion since March 2010. Prior to joining Alion, Mr. McCabe served as president of Braintech Government & Defense Inc. as well as General Counsel, Executive Vice President — Corporate Development and Secretary of its parent company Braintech, Inc. from

November 2008 to February 2010. Prior to joining Braintech, Mr. McCabe was Vice President and Deputy General Counsel at XM Satellite Radio from 2005 to 2008. Prior to XM, he was President and CEO of COBIS Corporation from 2004 to 2005, and President and CEO of its subsidiary MicroBanx Systems from 2001 to 2005. From 1992 to 2000 he served in positions of increasing responsibility at GRC International (GRCI). At the time of GRCI’s sale to AT&T in 2000, Mr. McCabe was serving as Senior Vice President — Corporate Development, General Counsel and Secretary. He was an attorney in private practice from 1982 to 1992. Mr. McCabe is a graduate of Notre Dame Law School and Graduate Business School and completed his undergraduate work at Georgetown University.

Directors.

Bahman Atefi.  See biography above.

Edward C. (Pete) Aldridge, Jr. has served as a director of Alion since November 2003. Mr. Aldridge retired from government service in May 2003 as the Under Secretary of Defense for Acquisition, Technology, and Logistics, a position he held since May 2001. In this position, Mr. Aldridge was responsible for all matters relating to DoD acquisition, research and development, advanced technology, international programs, and the industrial base. From March 1992 to May 2001, Mr. Aldridge also served as president and CEO of the Aerospace Corporation, president of McDonnell Douglas Electronic Systems, Secretary of the Air Force, and numerous other positions within the DoD. He is currently a director of Lockheed Martin Corporation and Global Crossing, Ltd.

Leslie L. Armitage has served as a director of Alion since May 2002. Ms. Armitage currently serves as a Senior Managing Director and Co-Founder of Relativity Capital, a position she has held since January 2006. Ms. Armitage served as a Managing Director and Partner of The Carlyle Group from January 1999 until May 2005 and held various positions at Carlyle from 1990 to 1999. Ms. Armitage serves on the Board of Directors of Nivisys Industries LLC, Berkshire Manufactured Products and MHF Services, Inc. She previously served on the Board of Directors of Vought Aircraft Industries, Inc., Honsel International Technologies, and United Components, Inc.

Lewis Collens has served as a director of Alion since May 2002. From 1990 to 2007, Mr. Collens served as president of IIT. He is currently President Emeritus and Professor of Law at IIT, Chicago-Kent College of Law, a position he has held since August 2008. Mr. Collens also served as chief executive officer of IITRI from 1990 to October 2000. Mr. Collens serves as a director for Dean Foods Company, Amsted Industries and Colson Group. Mr. Collens is one of IIT’s two representatives on the Company’s Board of Directors.

Admiral (Ret.) Harold W. Gehman, Jr. has served as a director of Alion since September 2002. Admiral Gehman retired from over 35 years of active duty in the U.S. Navy in October 2000. While in the U.S. Navy, Admiral Gehman served as NATO’s Supreme Allied Commander, Atlantic and as the Commander in Chief of the U.S. Joint Forces Command from September 1997 to September 2000. Since his retirement in November 2000, Admiral Gehman has served as an independent consultant to the U.S. Government from October 2000 to present. Admiral Gehman currently serves on the Board of Directors of Maersk Lines, Ltd., Transystems Corp and Nivisys Corp. He also served on Old Dominion University board of visitors. In addition, Admiral Gehman is a senior fellow at the National Defense University and was the chairman of the Governor of Virginia’s Advisory Commission for Veterans Affairs. Since retirement Admiral Gehman has served as co-chairman of the DoD’s investigation into the October 2000 attack on the U.S.S. Cole in Aden Harbor, Yemen, as chairman of the Space Shuttle Columbia Accident Investigation Board, and as the Commissioner of the 2005 National Base Realignment and Closure Act.

General (Ret.) George A. Joulwan has served as a director of Alion since May 2002. General Joulwan retired from 36 years of service in the military in September 1997. While in the military, General Joulwan served as commander in chief for the U.S. Army, for U.S. Southern Command in Panama from 1990-1993 and served as commander in chief of the U.S. European Command and NATO Supreme Allied Command from 1993-1997. From 1998 to 2000, General Joulwan served as an Olin Professor at the U.S. Military Academy at West Point. General Joulwan has also served as an adjunct professor at the National Defense University from 2001 to 2002. Since 1998, General Joulwan has served as president of One Team, Inc., a strategic consulting company. General Joulwan also currently serves as a director for General Dynamics Corporation, Accenture NSS, TRS-LLC, IAP Worldwide Services, Remington Arms Company, Inc., and Bushmaster Firearms International, LLC, Inc.

General (Ret.) Michael E. Ryan has served as a director of Alion since May 2002. General Ryan retired from the military in 2001 after 36 years of service. He served his last four years as the 16th Chief of Staff of the Air Force, responsible for organizing, training and equipping over 700,000 active duty, reserve and civilian members. He is currently president of the consulting firm, Ryan Associates, focusing on national defense issues, a position he has held since January 2001. He is chairman of the board of CAE USA, Inc., Selex Sensor Airborne Systems (US) Inc. and the Air Force Village Charitable Foundation. He serves on the Board of Directors of United Services Automobile Association, Circadence Corporation, VT Services, Inc., USAF Academy Endowment and Nivisys Industries LLC. He is a senior trustee of the Air Force Academy Falcon Foundation.

David J. Vitale has served as a director of Alion since September 2009. He served as the Chief Administrative Officer for the Chicago Public School System from 2003 -2008. From February of 2001 through November of 2002, Mr. Vitale served as President and Chief Executive Officer of the Chicago Board of Trade. In addition to serving as a member of the CBOT’s Board of Directors and Executive Committee, Mr. Vitale also served as President and CEO of the MidAmerica Commodity Exchange, an affiliate of the CBOT. He is a former Vice Chairman and Director of Bank One Corporation, where he was responsible for Bank One’s Commercial Banking, Real Estate, Private Banking, Investment Management and Corporate Investments businesses. Mr. Vitale serves on the Boards of Directors of United Airlines, ISO New England, Wheels Inc., and DNP Select Income Fund (Chairman) and Ariel Investments. Mr. Vitale is one of IIT’s two representatives on the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Executive Compensation Program

Our executive compensation program is designed to create strong financial incentives for our officers to increase revenues, profits, operating efficiency and returns, which we expect to lead to an increase in shareholder value. Our compensation program’s primary objective is to attract and retain qualified, energetic employees who are enthusiastic about Alion’s mission and to reward employees for their contributions to Alion. We strive to promote an ownership mentality among key leadership and the Board of Directors. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) evaluates both performance and peer group company’s compensation to ensure Alion maintains its ability to attract and retain employees in key positions and that it compensates key employees at levels competitive with the compensation other companies pay similarly situated executives. The Committee believes compensation packages for Alion’s named executives and other officers should include both cash and long-term incentive components that reward performance as measured against established goals.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each employee’s contribution to the Company. The Compensation Committee considers numerous factors including the Company’s growth and financial performance in measuring the contributions of named executive officers. Individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as “named executive officers.”

Roles and Responsibilities for Our Compensation Program Role of the Compensation Committee

The Compensation Committee is responsible for establishing, implementing and monitoring adherence to Alion’s compensation philosophy and for setting the individual cash and other compensation levels for executive officers. The Compensation Committee’s responsibilities are set forth in its charter and discussed in Item 10 under “Establishment of Committees.”

Role of the Chief Executive Officer

Our Chief Executive Officer provides recommendations to the Compensation Committee in the evaluation of Alion’s executive officers, including recommendations of individual cash and other compensation levels for executive officers. Dr. Atefi relies on his personal experience serving in the capacity of Chief Executive Officer in evaluating the contribution of our other executive officers and on comparable compensation guidance provided by an outside compensation consultant to form the basis for his recommendations. Dr. Atefi was not present during Committee deliberations and voting pertaining to the determination of his own compensation.

Role of the Compensation Consultant

The Compensation Committee annually retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. In fiscal year 2009, we engaged Hewitt Associates LLC to review the compensation of our named executive officers and to provide competitive data and analysis to the Compensation Committee. They performed no other services for the Company.

Elements of Company’s Executive Compensation Plan

Alion’s compensation program consists of several major components. Alion pays salaries that are non-discriminatory to attract, retain, and motivate our named executive officers, competitive with rates paid for similar jobs by other employers. We offer an extensive incentive program designed to encourage exceptional employee performance. As a 100% ESOP-owned company, we offer our named executive officers the ability to invest in the future of our company. The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, consists of an ESOP, which allows employees to own an interest in the company’s stock, and a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, which allows employees to have diversified retirement savings in other investments. Investments in the ESOP are indirect investments in Alion common stock. Investments in the 401(k) are investments in any of a number of mutual funds. We offer fringe benefit and employee morale and wellness programs designed to attract and retain our named executive officers.

Base Salary

Alion pays each named executive officer a base salary for services rendered during the fiscal year. This fixed annual amount for performing specific job responsibilities is the minimum income the named executive officer may receive in any given year. Each Alion executive’s base salary is determined by his or her responsibilities and performance as well as comparative compensation levels for the executive’s peers. The Compensation Committee determines the Chief Executive Officer’s base salary, including periodic changes and determines base salaries and changes, for other named executive officers following recommendations by the Chief Executive Officer.

Base salaries for our named executive officers for the 2009 fiscal year were:

Fiscal 2009
Named Executive Officer	Base Salary

Bahman Atefi	$650,000
Stacy Mendler	$375,000
Michael Alber	$300,000
Rob Goff*	$320,000
Scott Fry	$340,000
James Fontana	$280,000

*	Mr. Goff resigned as Sector Senior Vice President in October 2008.

Each year, the Compensation Committee utilizes salary survey information provided by its outside compensation consultant for appropriate salary data for Alion’s senior positions. Typically, the Compensation Committee reviews each named executive officer’s base salary as part of Alion’s annual performance review process and upon a promotion or other change in job responsibility.

In reviewing base salaries for our named executive officers, the Compensation Committee considers:

•	market data provided by the Company’s outside compensation consultant;

•	the executive’s compensation, individually and relative to other officers;

•	the executive’s individual performance; and

•	Alion’s financial and operating results.

The Compensation Committee and its outside consultant use publicly available data from other professional services government contracting companies to benchmark compensation for Alion’s named executive officers. The benchmark companies include many of the publicly-traded companies Alion uses in its market analyses to calculate enterprise value for goodwill impairment testing. The Compensation Committee compares Alion data to median data for the benchmark group in evaluating total named executive officer compensation and individual elements of total compensation. The Compensation Committee evaluates base salaries, total cash compensation and various types of long term incentive compensation provided to named executives at benchmark companies in making its decisions about the components and levels of compensation for Alion’s named executive officers.

For fiscal 2009, the Compensation Committee reviewed a peer group of companies from the information technology, professional services, and defense and aerospace industries. In its analysis, the Compensation Committee compared data for the selected peer group with data from several broader, national compensation surveys and Alion’s current executive compensation levels. The following companies made up the compensation peer group. Alion’s fiscal 2008 revenue ranked the company approximately 16% below its peer group in overall size.

Argon ST Inc.	DynCorp International Inc.	ManTech International Corp	Stanley, Inc.
CACI International Inc.	Harris Corp	Maximus Inc	VSE Corp
CIBER Inc.	Heico Corp	NCI, Inc.
Cubic Corp	ICF International, Inc.	Orbital Sciences Corp
Dynamics Research Corp.	IHS Inc.	SRA International Inc

Annual Bonus

We use our compensation program’s annual bonus component to motivate and reward our named executive officers for current, short term performance such as meeting annual financial performance objectives and other non-financial performance objectives attainable within the year. The Compensation Committee has determined it is important to encourage and reward both short-term and long-term performance. The

Compensation Committee has the discretion to set goals and objectives it believes are consistent with creating shareholder value, including financial measures, operating objectives, growth goals and other measures. The Compensation Committee also considers individual achievement.

Alion pays named executive officers annual cash bonuses based upon achievement of performance objectives. The objectives vary depending upon the executive’s responsibilities and include objectives based upon the Company achieving certain earnings targets as well as other financial and business objectives. Revenue growth and profitability are weighted as the most significant factors. The Compensation Committee evaluates achievement of the objectives following the end of each year; it makes annual bonus awards based on this assessment and the Chief Executive Officer’s recommendations with respect to other executive officers.

Long-term Incentives/Awards

We also use our compensation program’s incentives/awards component to motivate and reward our named executive officers for long term performance and for executive retention. In November 2008, the Compensation Committee approved a new executive incentive compensation program intended to establish goals for and reward achievement of long-term performance based on Alion’s business objectives. The new program establishes performance-based award opportunities that are specific to the financial performance of the Company and the performance of the specific business unit or corporate department an individual leads.

Long-Term Incentive Plan

Effective November 1, 2008, we established the Alion Science and Technology Corporation Long-Term Incentive Plan (“LTIP”). The LTIP provides for award opportunities based on the achievement of predefined individual performance goals established by the Compensation Committee. LTIP award opportunities are settled in cash. Our named executive officers and other key employees are eligible to receive awards under the LTIP.

We established the LTIP to:

•	provide certain employees an incentive for excellence in achieving certain Company and business unit or departmental goals;

•	facilitate key employee retention and recruitment;

•	provide award opportunities that are at-risk and contingent on achievement of selected performance criteria over an extended period; and

•	provide a meaningful incentive to achieve long-term growth and improve profitability.

Under the LTIP, our Compensation Committee is responsible for:

•	selecting individuals to participate in the LTIP from certain of our key employees;

•	determining the period during which a given participant must achieve his or her performance goals, (“performance period”);

•	setting each participant’s award opportunities with respect to a given performance period; and

•	establishing the conditions for vesting of awards.

Following consultation with the outside compensation consultant retained by the Compensation Committee, we determined Alion needed a non-equity based compensation plan to properly incentivize named executive officers and other key employees. LTIP compensation costs could be considered an allowable indirect expense on government and commercial contracts under certain circumstances and thus could be subject to customer reimbursement. We do not expect to recover all LTIP compensation costs. Our LTIP is intended to differ from our equity-based compensation plans which are not an allowable indirect expense and, therefore, cannot be reimbursed through our contracts.

The Board of Directors has adopted separate forms of LTIP award agreements. Some of our named executive officers may be eligible to receive awards under more than one of these agreements. The forms of LTIP award agreements provide for the following:

Minimum/Maximum
Form of Award Agreement	Date of Grant	Performance Cycles	Award Amount	Vesting Date

Category A	November 1, 2008	November 1, 2008 until performance goals achieved	N/A	Date performance goals achieved
Category B	November 1, 2008	November 1, 2008-October 31, 2009	80%/120%	November 15, 2009
Category C	November 1, 2008	November 1, 2008- October 31, 2009	50%/150%	November 15, 2010
November 1, 2009- October 31, 2010
Category D	November 1, 2008	November 1, 2008- October 31, 2009	50%/150%	November 15, 2011
November 1, 2009- October 31, 2010
November 1, 2010- October 31, 2011
Ongoing Category E	November 1, 2008	November 1, 2008- October 31, 2009	50%/150%	November 15, 2011
November 1, 2009- October 31, 2010
November 1, 2010- October 31, 2011
Ongoing Category F	November 1, 2009	November 1, 2009- October 31, 2012	50%/150%	November 15, 2011

Performance goals under these award agreements include, among others, reaching certain company planned targets relating to revenue; EBITDA as measured consistent with the financial covenants in the Term B Senior Credit Agreement; business sector net income; business sector revenue; compliance with debt covenants; and days’ sales outstanding. For two-year grants, one half of the awarded amount relates to each performance cycle during the term of the grant, and for Category D and E three year-grants, one third of the awarded amount relates to each performance cycle during the term of the grant. Category F grants vest at the end of the three-year performance period based on a single set of three-year goals.

Subject to the Compensation Committee’s discretion, and as set forth in the table above, a recipient may receive from 50% to 150% of the target amount up through the end of a performance cycle depending on whether the individual achieves performance goals, or substantially under- or over-achieves performance goals. Each earned award vests in full on its vesting date, provided that the named executive officer is still employed with us.

The following table sets forth the target amounts approved by our Compensation Committee and Board of Directors, for each of our named executive officers under each of the above-mentioned categories of LTIP award agreements with respect to all performance cycles covered by such award agreements. Consistent with the design of the LTIP, the Compensation Committee and the Board of Directors approved LTIP awards to senior corporate officers in addition to our named executive officers listed below.

Name	Category A	Category B	Category C	Category D	Category E	Category F

Bahman Atefi	$998,223	$934,910	$1,738,830		$800,000	$1,000,000
Stacy Mendler	$479,559	$411,360	$725,782		$300,000	$350,000
Scott Fry		$233,125	$191,511		$250,000	$250,000
Michael Alber				$94,646	$150,000	$200,000
James Fontana		$112,189	$86,180		$100,000

The ranges reflect participation levels determined for each named executive officer in the LTIP based on market information provided to us by our compensation consultant. Each named executive officer’s participation level is based on his or her specific position, responsibilities, accountabilities and impact within our company. The Compensation Committee and its consultant compare these target participation levels against the participation levels of similarly situated executive officers at peer companies.

Phantom Stock Plans

Phantom stock refers to hypothetical shares of Alion common stock. Each recipient of a phantom stock award receives a grant of a specified number of shares. Recipients, upon vesting, are generally entitled to receive cash equal to the number of hypothetical vested shares times the current value of Alion common stock, based on the most recent stock valuation performed for the ESOP Trust. Phantom stock may increase or decrease in value over time, resulting in cash payments under the phantom stock awards that may be greater or less than the phantom stock’s grant date value. The Compensation Committee administers Alion’s phantom stock plans and is authorized to grant phantom stock to the named executive officers.

Stock Appreciation Rights (SAR) Plan

2002 SAR Plan.  In November 2002, the Board of Directors adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan (the 2002 SAR Plan). The 2002 SAR Plan was devised to attract, retain, reward and motivate employees responsible for the Company’s continued growth and development and its future financial success. The 2002 SAR Plan is administered by the Compensation Committee or its delegate (the administrative committee). The 2002 SAR Plan has a 10-year term and permits grants to our directors, officers, employees and consultants.

2004 SAR Plan.  In January 2005, the Board of Directors adopted a second SAR plan, the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the 2004 SAR Plan), to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004. The 2004 SAR Plan is administered by the Compensation Committee or its delegate (the administrative committee). The 2004 SAR Plan has a 10-year term and permits grants to Alion directors, officers, employees and consultants. Under the 2004 SAR Plan, the Chief Executive Officer has the authority to award SARs, as he deems appropriate; however, awards to executive officers are subject to the approval of the administrative committee of the Plan.

Severance/Change in Control and Provisions in Employment Agreements

We maintain employment agreements with our named executive officers to help ensure they will perform their roles for an extended period of time. These agreements provide for severance payments if an executive’s employment is terminated under certain conditions, such as following a change of control or a termination “without cause” as defined in the agreements.

Change in Control

As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways to work together to further our respective long-term objectives. Many larger, established companies consider companies at stages of development similar to ours as potential acquisition targets. In certain circumstances, a potential merger, acquisition or material investment could be in the best interests of our shareholders. We provide severance compensation if an executive’s employment is terminated following a change in control transaction. We do this to promote the ability of our senior executives to act in the best interests of our stockholders even though their employment could be terminated as a result of a transaction.

Termination without Cause

If we terminate the employment of a named executive officer without cause as defined in his or her employment agreement, we are obligated to continue to pay certain amounts as described below under Other Potential Post-Termination Payments. This provides us with flexibility to make a change in senior management if such a change is in the best interests of Alion and its shareholders.

Health and Welfare Benefits

Alion provides all its named executive officers a comprehensive, balanced, and flexible fringe benefit program. Our fringe benefit program’s design plays an important role in attracting new employees and retaining our named executive officers. We review industry-wide fringe benefit packages annually to ensure that Alion’s fringe benefit program continues to provide the best value to our named executive officers. Benefits include medical, prescription drug, vision and dental coverage; life insurance; accidental death and dismemberment insurance, short and long-term disability insurance; business travel accident, kidnap and ransom insurance; an employee assistance program and flexible spending accounts for medical expense reimbursement and child care. Alion provides worker’s compensation insurance and unemployment benefits required by law to all employees, including named executive officers. We purchase worker’s compensation insurance and are self-insured for unemployment payments. Our plans do not discriminate in favor of our named executive officers. Alion provides the major portion of its fringe benefit program as a core package of standard benefits supplemented by a set of employee-selected optional benefits. All eligible employees, including named executive officers contribute to the cost of certain benefits at the same rates and in the same manner.

KSOP

Alion’s KSOP is a qualified retirement plan that includes an ESOP component and a 401(k) component. The ESOP Trust owns all of the Company’s outstanding shares of common stock. Alion makes retirement plan contributions to both the ESOP and 401(k) components on behalf of all eligible employee KSOP participants. The Company also makes matching contributions on behalf of eligible employees, in the ESOP component, based on their pre-tax Alion salary deferrals. Named Executive Officers do not receive preferential KSOP benefits.

The following tables set forth all compensation for the years ended September 30, 2009, 2008 and 2007 with respect to our chief executive officer as well as our other most highly paid executive officers for fiscal year 2009 (the Named Executive Officers).

Summary Compensation Table Fiscal Year 2009

					Long-Term	Non-Equity
				Phantom	Incentive	Incentive
Name and				Stock	Plan	Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Grants(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Bahman Atefi	2009	$644,187	—	—	1,000,000	650,000	$103,866	$2,398,053
Chief Executive Officer and President
Stacy Mendler	2009	$367,307	—	—	350,000	250,000	$84,838	$1,052,145
Chief Operating Officer and Executive Vice President
Michael Alber	2009	$303,000	—	—	200,000	200,000	$44,277	$747,277
Senior Vice President and Chief Financial Officer
Scott Fry	2009	$339,824	$256,444	—	250,000	250,000	$66,409	$1,162,677
Engineering and Integration Solutions Sector Senior Vice President
James Fontana(6)	2009	$288,803	$637,176	—	—	90,000	$74,987	$1,090,966
Senior Vice President, General Counsel and Secretary
Rob Goff(6)	2009	$351,645	—	—	—	—	$1,563,155	$1,914,800
Defense Operations Integration Sector, Senior Vice President

(1)	This column includes non-incentive based cash bonuses, such as special performance bonuses, paid to Named Executive Officers.

(2)	There were no phantom stock grants in fiscal year 2009. In fiscal year 2009, Named Executive Officers forfeited previously vested phantom stock awards. We recognized the following credits to stock-based compensation expense for forfeitures: Dr. Atefi $2,466,756; Ms. Mendler $1,137,091; Mr. Alber $26,600; Mr. Fry $465,300; and Mr. Fontana $748,222.

(3)	This column reflects the grant date value of Long Term Incentive Plan grants issued this year for future performance.

(4)	This column includes cash bonuses awarded to our Named Executive Officers under the Non-Equity Incentive Plan for fiscal 2009 service.

(5)	This column (and table below) includes the following amounts for our Named Executive Officers:

•	401(k) matching and profit sharing contributions under Alion’s KSOP;

•	Company contributions for long and short term disability;

•	Amounts paid for life insurance premiums;

•	Amounts paid or reimbursed with respect to health and welfare;

•	Amounts paid or reimbursed with respect to social club membership;

•	Amounts paid or reimbursed with respect to leased cars; and

•	Termination related payments for vested Phantom Stock exercised.

(6)	Mr. Fontana resigned as Senior Vice President and Secretary on December 8, 2009 and as General Counsel on February 1, 2010. Mr. Goff resigned as Sector Senior Vice President and Sector Manager of the Defense Operations Integration Sector on October 23, 2008. He received $1,500,000 in payments for vested Phantom Stock.

All Other Compensation Fiscal Year 2009

	Company
	Matching		Long and Short		Term Life
	Contributions	Health and	Term Disability	Club	Insurance		Termination
Name and	Under	Welfare	Paid by	Membership	Paid by	Leased	Related
Principal Position	Alion’s KSOP	Benefits	the Company	Fees	the Company	Cars	Payment(1)	Total

Bahman Atefi	$14,950	$52,228	$5,234	$5,410	$810	$25,234	$—	$103,866
Stacy Mendler	$14,950	$37,572	$3,574	$1,647	$598	$26,497	$—	$84,838
Michael Alber	$5,750	$15,074	$3,119	$1,029	$475	$18,830	$—	$44,277
Scott Fry	$14,242	$19,107	$3,385	$—	$548	$29,127	$—	$66,409
James Fontana	$15,391	$33,918	$3,031	$500	$451	$21,696	$—	$74,987
Rob Goff	$13,965	$28,793	$252	$—	$40	$20,105	$1,500,000	$1,563,155

(1)	Mr. Goff received $1,500,000 in payments for vested Phantom Stock.

Summary Compensation Table Fiscal Year 2008

						Non-Equity
				Phantom		Incentive
Name and				Stock	SAR	Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total

Bahman Atefi	2008	$604,749	—	$1,630,296	—	$500,000	$146,488	$2,881,533
Chief Executive Officer and President
Stacy Mendler	2008	$333,185	—	$759,346	—	$200,000	$100,071	$1,392,602
Chief Operating Officer and Executive Vice President
Michael Alber	2008	$220,000	$95,000	$15,836	$3,000	$150,000	$29,910	$513,746
Senior Vice President and Chief Financial Officer
Rob Goff	2008	$318,090	—	$662,625	—	—	$54,577	$1,035,292
Defense Operations Integration Sector Senior Vice President
Scott Fry	2008	$316,171	—	$183,937	—	$225,000	$51,263	$776,371
Engineering and Integration Solutions Sector Senior Vice President

(1)	This column includes non-incentive based cash bonuses, such as sign-on bonuses, paid to Named Executive Officers.

(2)	These columns reflect the fiscal year 2008 expense we recognized under SFAS 123(R) for phantom stock and SAR awards to Named Executive Officers issued in fiscal year 2008 and in prior years.

(3)	This column includes cash bonuses awarded to our Named Executive Officers under the non-equity incentive plan for their service in fiscal year 2008.

(4)	This column includes the following amounts paid by us:

•	401(k) matching and profit sharing contributions under Alion’s KSOP;

•	Company contributions for long and short term disability insurance;

•	Alion’s portion of life insurance premiums;

•	Amounts paid or reimbursed with respect to health and welfare;

•	Amounts paid or reimbursed for social club membership; and

•	Amounts paid or reimbursed for car leases and automotive expenses.

Please see table below for detailed information regarding all other compensation.

All Other Compensation Fiscal Year 2008

	Company
	Matching		Long and Short		Term Life
	Contributions	Health and	Term Disability	Club	Insurance
Name and	Under	Welfare	Paid by	Membership	Paid by	Leased
Principal Position	Alion’s KSOP	Benefits	the Company	Fees	the Company	Cars	Total

Bahman Atefi	$14,625	$94,337	$4,840	$5,120	$735	$26,831	$146,488
Stacy Mendler	$14,625	$55,208	$3,210	—	$531	$26,497	$100,071
Michael Alber	—	$12,530	$2,421	—	$356	$14,603	$29,910
Rob Goff	$14,625	$12,812	$3,120	—	$512	$23,508	$54,577
Scott Fry	$10,228	$13,748	$3,108	—	$512	$23,667	$51,263

Summary Compensation Table Fiscal Year 2007

				Phantom	Non-Equity
Name and				Stock	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation(4)	Total

Bahman Atefi	2007	$532,997	—	$976,353	$490,000	$87,119	$2,086,469
Chief Executive Officer and President
Stacy Mendler	2007	$321,206	—	$429,595	$180,000	$65,618	$996,419
Chief Operating Officer and Executive Vice President
Rob Goff	2007	$308,562	—	$146,453	$160,000	$45,119	$660,134
Defense Operations Integration Sector Senior Vice President
Scott Fry	2007	$295,431	—	$195,271	$160,000	$38,121	$688,823
Engineering and Integration Solutions Sector Senior Vice President

(1)	This column includes non-incentive based cash bonuses awarded to our Named Executive Officers, such as sign-on bonuses. None of our Named Executive Officers received any non-incentive bonuses in fiscal year 2007. See the column entitled “Non-equity Incentive Plan Compensation” for other bonuses awarded for their service in fiscal year 2007.

(2)	These columns reflect the dollar amounts that were recognized in fiscal 2007 for financial statement reporting purposes under SFAS 123(R) with respect to phantom stock and SAR awards granted to our Named Executive Officers in fiscal year 2007.

(3)	This column includes cash bonuses awarded to our Named Executive Officers under the Non-Equity Incentive Plan for their service in fiscal year 2007.

(4)	This column includes the following amounts with respect to our Named Executive Officers:

•	401(k) matching and profit sharing contributions under Alion’s KSOP;

•	Company contributions for long and short term disability;

•	Amounts paid for life insurance premiums;

•	Amounts paid or reimbursed with respect to health and welfare;

•	Amounts paid or reimbursed with respect to social club membership; and

•	Amounts paid or reimbursed with respect to leased cars.

Please see table below for detailed information regarding all other compensation.

All Other Compensation Fiscal Year 2007

	Company
	Matching		Long and Short		Term Life
	Contributions	Health and	Term Disability	Club	Insurance
Name and	Under	Welfare	Paid by	Membership	Paid by	Leased
Principal Position	Alion’s KSOP	Benefits	the Company	Fees	the Company	Cars	Total

Bahman Atefi	$14,869	$43,758	$3,921	$4,920	$486	$19,165	$87,119
Stacy Mendler	$14,300	$29,262	$2,644	—	$486	$18,926	$65,618
Rob Goff	$14,300	$15,168	$2,565	—	$486	$12,600	$45,119
Scott Fry	$10,341	$13,075	$2,491	—	$481	$11,733	$38,121

Phantom Stock Plans

Initial Phantom Stock Plan

In February 2003, the Compensation Committee of Alion’s Board of Directors approved, and the Board of Directors subsequently adopted, the Alion Science and Technology Phantom Stock Plan (the Initial Phantom Stock Plan). The Initial Phantom Stock Plan has a term of ten years. The Initial Phantom Stock Plan is administered by the Compensation Committee or by the Board of Directors (if it so chooses) which may grant key management employees awards of phantom stock.

Vesting.  Under the Initial Phantom Stock Plan, awards vest according to the following schedule:

	Vested Amount
	for Grant in
	February	November
Anniversary from Grant Date	2003	2003

1st	—	20%
2nd	—	20%
3rd	50%	20%
4th	25%	20%
5th	25%	20%

The Initial Phantom Stock Plan contains provisions for acceleration of vesting in the event of the employee’s death, disability, or a change in control of the Company or in other circumstances. In certain instances, an employee may receive a pro rata portion of his or her unvested phantom stock upon termination. For awards made prior to November 9, 2005, when an employee voluntarily terminates for good reason or is involuntarily terminated for any reason other than cause or just cause, as defined in his or her employment agreement with us, then that employee will receive a pro rata portion of his or her unvested phantom stock based on a ratio:

•	the numerator of which is the number of months from the date of grant of the phantom stock through the end of the month of such termination; and

•	the denominator of which is 60.

For awards made on or after November 9, 2005, when an employee voluntarily terminates for good reason or is involuntarily terminated for any reason other than cause or just cause, as defined in the Initial Phantom Stock Plan, then that employee will receive a pro rata portion of his or her phantom stock equal to the greater of (i) the amount vested under the award’s normal vesting schedule, or (ii) the number of shares of phantom stock multiplied by the ratio set forth above.

Payments.  Phantom stock awards issued under the Initial Phantom Stock Plan are normally paid at the time the award becomes fully vested, or else upon the employee’s earlier death, disability or termination of service. However, a grantee may request payment for any portion of a phantom stock award that was vested on or before December 31, 2004, by filing a written election to exercise with the Compensation Committee at least 6 months before the requested exercise date and at least 3 months in advance of the ESOP valuation date that will apply to such exercise, and can continue to hold such unexercised phantom stock awards until the award becomes completely vested.

Amendment.  In November 2005, the Board of Directors amended the Initial Phantom Stock Plan to permit employees to make a one-time election to receive payment for phantom shares as they vest each year or when fully vested. This election does not apply to awards vested before December 31, 2004 under the Initial Phantom Stock Plan, because the phantom stock holder may already exercise such awards at any time. An award holder who does not make an acceleration election as described above may elect to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive Deferred Compensation Plan for a 5 year period, if he or she is eligible for the plan, by filing a deferral election with the Company at least one year in advance of the payment event. A 180 day election period applies for phantom stock awards vested on or before December 31, 2004.

As of September 30, 2009, the Company had granted 223,685 shares of phantom stock under the Initial Phantom Stock Plan. No awards are outstanding under this plan.

Second Phantom Stock Plan

On November 9, 2004, the Company’s Compensation Committee approved, and the full Board of Directors adopted, The Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (the Second Phantom Stock Plan) to comply with the requirements of the American Jobs Creation Act. The Second Phantom Stock Plan permits awards of retention share phantom stock and performance share phantom stock. A retention award is for a fixed number of shares determined at the date of grant. A performance award is for an initial number of shares subject to change at the vesting date. Performance phantom shares are subject to forfeiture for failure to achieve a specified threshold value for a share of the Company’s common stock as of the vesting date. If the value of a share of the Company’s common stock equals the threshold value but does not exceed the target value, the number of performance shares in a given grant may be decreased by a specified percentage (generally up to 50 percent). If the value of a share of the Company’s common stock exceeds a pre-established target price on the vesting date, the number of performance shares in a given grant may be increased by a specified percentage (generally up to 20%).

Vesting.  Performance share awards vest three years from date of grant (unless otherwise provided in an individual award agreement) and retention share awards vest as specified in each individual award agreement, provided that the grantee is still employed by the Company. Accelerated vesting is provided in the event of death, disability, involuntary termination without cause, or upon a change in control of the Company or in other circumstances, unless the individual award agreement provides otherwise.

Payments.  Grants are to be paid out on the “payment date” specified in the award agreement, which is generally five years and sixty days from the date of grant, unless the award holder elected to accelerate payment by filing an election no later than December 31, 2005, or elects to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive Deferred Compensation Plan, as described below.

Amendment.  In November 2005, the Board of Directors amended the Second Phantom Stock Plan to permit employees to make a one-time election to receive payment for phantom shares as they vest each year or when fully vested. An award holder who does not make an acceleration election as described above may elect to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive

Deferred Compensation Plan for a 5 year period, if he or she is eligible for the plan, by filing a deferral election with the Company at least one year in advance of the payment event.

As of September 30, 2009, the Company had granted 340,312 shares of retention incentive phantom stock and 213,215 shares of performance incentive phantom stock of the Company pursuant to the Second Phantom Stock Plan. The performance-based grants were fixed based on the September 30, 2008 share price. No retention or performance incentive awards remain outstanding.

Director Phantom Stock Plan

In November 2004 the Company’s Compensation Committee approved, and the full board adopted, the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan (Director Phantom Stock Plan). The Director Phantom Stock Plan provides for annual awards of shares of phantom stock to non-employee directors of the Company for a fixed amount in addition to their then-current annual director’s fee. The number of shares of phantom stock is determined by dividing the fixed amount by fair market value of a share of Alion common stock on the grant date and rounding up to the next higher whole number. The fixed amount was $40,000 for fiscal 2008 and $35,000 for 2007 and prior years. There were no grants to directors in fiscal 2009. Fair market value is determined by the Compensation Committee in its sole discretion using the most recent valuation of the Company’s common stock made by an independent appraisal that meets the requirements of IRC Section 401(a)(28)(C), as of a date that is no more than 12 months before the date of the award.

Vesting.  Grants under the Director Phantom Stock Plan vest in one-third increments each year for three years from the date of the award. Vesting of an award accelerates upon a grantee’s death or disability or upon a change of control of the Company or in other circumstances.

Payments.  Before each award is granted (or within 30 days of the grant date for an individual who becomes a director on the grant date), a director may elect whether to receive payment for phantom shares as they vest, or when the award is fully vested. A director who elects to receive payment when an award has fully vested may elect to defer the proceeds of the award into the Alion Science and Technology Director Deferred Compensation Plan provided the election is made no later than one year before the award fully vests. All payments made under the awards are required to be in cash. As of September 30, 2009, the Company had granted 20,779 shares of phantom stock under the Director Phantom Stock Plan.

Under the three phantom stock plans, members of the Company’s Compensation Committee who are eligible to receive phantom stock or who have been granted phantom stock may vote on any matters affecting the administration of the plan or the grant of phantom stock, except that a member cannot act upon the granting of phantom stock to himself or herself. These voting provisions also apply to members of the Company’s Board of Directors when the board resolves to act under the plans.

When granted, phantom stock provides the employee with the right to receive payment upon exercise of the phantom stock. The terms of each phantom stock grant are evidenced in a phantom stock agreement which determines the:

•	Date of grant;

•	Number of shares of the phantom stock awarded; and

•	Provisions governing vesting of the phantom stock awarded.

The plans also provide that phantom stock awarded at different times need not contain similar provisions.

Under the plans, the payment that the Company will make upon the vesting of phantom stock is intended to be made in one lump sum within 60 days of the date of vesting unless a later date is set forth in an individual award agreement. The Compensation Committee, or the Company’s Board of Directors, if it resolves to do so, may delay payment for five years. If the payment is delayed, it will include interest accrued at the prime rate as of the date of vesting until the payment date. In general, the Company expects that the Compensation Committee, or the Board of Directors if it resolves to do so, will examine the Company’s available cash and anticipated cash needs in determining whether to delay payment. Under limited circumstances, payments from the exercise of phantom stock may be rolled over into any non-qualified deferred compensation plan.

No voting or other rights associated with ownership of the Company’s common stock are given to phantom stockholders. References to shares of common stock under the plan are for accounting and valuation purposes only. As a result, an individual who receives phantom stock does not have any of the rights of a stockholder as a result of a grant of phantom stock.

All three phantom stock plans permit the Compensation Committee to defer payments if it determines that payment is administratively impracticable or would jeopardize the solvency of the Company (provided that such impracticability or insolvency was unforeseeable as of the grant date), or if the payment would violate a loan covenant or similar contract, or not be deductible under Section 162(m) of the Internal Revenue Code or if the payment would violate U.S. securities laws or other applicable law.

All three phantom stock plans contain a provision to prevent an award to a person who is or would become (if the award were made) a “disqualified person” for as long as the Company maintains the ESOP. For this purpose, “disqualified person” means any individual who directly or beneficially (such as under the Alion ESOP) holds at least 10% of Alion equity, including outstanding common stock and “synthetic equity”, such as SARs or phantom stock. Any award that violates this provision is void.

Subject to adjustments for merger or other significant corporate transactions or special circumstances, the shares of common stock that may be used for awards under all three phantom stock plans of the Company shall not exceed 2,000,000 shares (whether or not such awards have expired, terminated unexercised, or become unexercisable, or have been forfeited or otherwise terminated, surrendered or cancelled).

The number of shares of the Company’s common stock used for reference purposes with respect to grants of phantom stock under the three phantom stock plans is as follows:

					Cumulative Shares
	Shares Issued		Cumulative Shares		Authorized under
Date of Issuance	by Plan		Issued by Plan		All Plans

February 2003	171,000	(1)	171,000	(1)	173,000	(1)
November 2003	52,685	(1)	223,685	(1)	225,000	(1)
February 2005	316,629	(2)	316,629	(2)	2,000,000	(2)
August 2005	2,960	(2)	319,589	(2)	2,000,000	(2)
November 2005	122,318	(2)	441,907	(2)	2,000,000	(2)
November 2006	65,456	(2)	507,363	(2)	2,000,000	(2)
November 2007	42,447	(2)	549,810		2,000,000	(2)
January 2008	2,497	(2)	552,307		2,000,000	(2)
May 2008	1,120	(2)	553,427		2,000,000	(2)
November 2005	7,808	(3)	7,808	(3)	2,000,000	(3)
November 2006	5,978	(3)	13,786	(3)	2,000,000	(3)
November 2007	6,993	(3)	20,779		2,000,000	(3)

(1)	Number of shares authorized under the Initial Phantom Stock Plan as periodically amended and approved by the Compensation Committee of Alion’s Board of Directors.

(2)	Number of shares authorized under the Second Phantom Stock Plan as periodically amended and approved by the Compensation Committee of Alion’s Board of Directors.

(e)	Number of shares authorized under the Director Phantom Stock Plan as periodically amended and approved by the Compensation Committee of Alion’s Board of Directors.

The following table sets forth information regarding phantom stock granted to the Named Executive Officers pursuant to the Initial and Second phantom stock plans.

	Number of
Name	Shares		Grant Date	Grant Type	Full Vesting Period	Period(s) Until Payout

Bahman Atefi	65,500	(1)	February 2003	Retention	February 2008(2)	February 2006, 2007, 2008(3)
	18,695	(1)	November 2003	Retention	November 2008(2)	November 2006, 2007, 2008(3)
	43,951		February 2005	Retention	February 2008(4)	February 2008(4)
	67,888	(5)	February 2005	Performance	February 2008(4)	February 2008(4)
	22,290		November 2005	Retention	November 2008(4)	November 2008(4)(6)
	27,863		November 2005	Retention	November 2010(4)	November 2010(4)(6)
	24,378		November 2006	Retention	November 2009(4)	November 2009(4)(6)
	17,478		November 2007	Retention	November 2010(4)	November 2010(4)(6)
Michael Alber	1,248		January 2008	Retention	January 2011(4)	January 2011(4)(6)
	1,219		May 2008	Retention	May 2011(4)	May 2011(4)(6)
Stacy Mendler	28,500	(1)	February 2003	Retention	February 2008(2)	February 2006, 2007, 2008(3)
	6,798	(1)	November 2003	Retention	November 2008(2)	November 2006, 2007, 2008(3)
	24,151		February 2005	Retention	February 2008(4)	February 2008(4)
	37,305	(5)	February 2005	Performance	February 2008(4)	February 2008(4)
	11,145		November 2005	Retention	November 2008(4)	November 2008(4)(6)
	13,931		November 2005	Retention	November 2010(4)	November 2010(4)(6)
	10,726		November 2006	Retention	November 2009(4)	November 2009(4)(6)
	4,994		November 2007	Retention	November 2010(4)	November 2010(4)(6)
Robert Goff	3,399	(1)	November 2003	Retention	November 2008(2)	November 2008(3)
	25,821	(5)	February 2005	Performance	February 2008(4)	November 2010(4)
	8,080		November 2005	Retention	November 2008(4)	November 2008(4)
	3,657		November 2006	Retention	November 2009(4)	November 2009(4)
	4,994		November 2007	Retention	November 2010(4)	November 2010(4)
Scott Fry	2,507		February 2005	Retention	February 2009(4)	February 2010(4)(6)
	4,179		November 2005	Retention	November 2008(4)	November 2008(4)(6)
	4,876		November 2006	Retention	November 2009(4)	November 2009(4)(6)
	4,994		November 2007	Retention	November 2010(4)	November 2010(4)(6)
James Fontana	10,328		February 2005	Retention	February 2008(4)	February 2010(4)(6)
	5,573		November 2005	Retention	November 2008(4)	November 2008(4)(6)
	3,657		November 2006	Retention	November 2009(4)	November 2009(4)(6)
	2,497		November 2007	Retention	November 2010(4)	November 2010(4)(6)

(1)	The initial set of awards made in February 2003 was made solely to Alion’s executive management team. The awards made in November 2003 were made to executives and Alion senior management.

(2)	Pursuant to the Initial Phantom Stock Plan, recipients became fully vested on the fifth year from the grant date, approximately February 2008 and November 2008.

(3)	Pursuant to the Initial Phantom Stock Plan, recipients were to be paid commencing on the fifth year from the date of grant. In November 2005, the Initial Phantom Stock Plan was amended to permit employees to make a one-time election to receive payment for phantom shares as they vested each year or when fully vested. Dr. Atefi and Ms. Mendler made this election; Mr. Goff did not.

(4)	Pursuant to the Second Phantom Stock Plan, recipients could be awarded performance-based or retention-based phantom stock. Performance-based phantom stock fully vested three years from the date of grant; retention-based phantom stock fully vested as specified in individual agreements. Recipients of performance-based and retention-based phantom stock were paid as specified in individual agreements for vested shares not forfeited.

(5)	Pursuant to the Second Phantom Stock Plan, performance awards were subject to change at the vesting date. February 2005 performance-based grants were fixed based on the September 30, 2008 share price.

(6)	In December 2008, Dr. Atefi, Ms. Mendler, Mr. Fry and Mr. Fontana forfeited their right to receive payment for certain vested, unpaid phantom stock awards . Along with Mr. Alber, they also forfeited all phantom stock awards that had not yet vested.

Stock Appreciation Rights (SAR) Plans

2004 SAR Plan

On January 13, 2005, the Company’s Board of Directors adopted a second SAR plan, the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the 2004 SAR Plan), to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004. The 2004 SAR Plan is administered by the Compensation Committee or its delegate (the administrative committee). The 2004 SAR Plan has a 10-year term and permits grants to Alion directors, officers, employees and consultants. Under the 2004 SAR Plan, the chief executive officer has the authority to award SARs, as he deems appropriate; however, awards to executive officers are subject to the approval of the administrative committee of the 2004 SAR Plan. Outstanding SAR awards cannot exceed the equivalent of 12 percent of the Company’s outstanding shares of common stock on a fully diluted basis (assuming the exercise of any outstanding options, warrants and rights including, without limitation, SARs, and assuming the conversion into stock of any outstanding securities convertible into stock), which amount may be adjusted in the event of a merger or other significant corporate transaction or in other special circumstances. As per the 2002 SAR Plan, awards may not be made to a “disqualified person.”

Vesting.  Awards to employees vest ratably over four years and awards to directors vest ratably over each director’s term of service. The 2004 SAR Plan contains a provision for accelerated vesting in the event of death, disability or a change in control of the Company or in other special circumstances.

Payments.  SARs are normally paid on the first anniversary of the date the award becomes fully vested, or earlier upon the SAR holder’s death, disability or termination of service, or a change in control. Under the 2004 SAR Plan, a SAR holder may elect to defer the proceeds of the SAR into the Alion Science and Technology Corporation Executive Deferred Compensation Plan for a 5-year period, if eligible for such plan, by filing a deferral election with the Company at least one year in advance of the payment event. The 2004 SAR Plan permits the Compensation Committee to defer payments if it determines payment is administratively impracticable or would jeopardize the solvency of the Company (provided that such impracticability or insolvency was unforeseeable as of the grant date); if the payment would violate a loan covenant or similar contract, or would not be deductible under Section 162(m) of the Internal Revenue Code; or if the payment would violate U.S. securities or other applicable laws.

A grantee under the 2004 SAR Plan has the right to receive payment for vested SARs equal to the difference between the appraised value of a share of Alion common stock as of the grant date and the appraised value of a share of Alion common stock as of the exercise date per the most recent valuation of the common stock held by the ESOP Trust. For SARs granted under the 2004 SAR Plan before November 9, 2005 and outstanding when a change in control of the Company occurs, payment is based on the number of SARs multiplied by the share price at the date of the change in control (or earlier valuation, if higher).

Amendment.  In November 2005, the Board of Directors amended the 2004 SAR Plan to permit employees to make a one-time election to receive payment for SARs as they vest each year or when fully vested and to eliminate the timely exercise requirement for an employee to receive payment for vested SARs. Subject to certain restrictions, our Board of Directors may amend or terminate either SAR plan at any time.

As of September 30, 2009, the Company had granted, under the 2004 SAR Plan, 1,050,400 SARs of which approximately 791,779 SARs remain outstanding.

Grants of Plan-Based Awards

There were no grants of plan-based awards to named executive officers during fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning SAR awards held by the named executive officers during fiscal year 2009. There are no outstanding Phantom Stock awards to named executive officers.

SAR Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	SAR	SAR
	Unexercised SARs	Unexercised SARs	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Scott Fry(1)	1,000	3,000	$19.94	12/01/10
Michael Alber(2)	1,250	3,750	$40.05	12/13/13

(1)	In February 2005, Mr. Fry was awarded 4,000 SARs at the exercise price of $19.94 per share, all of which were outstanding as of September 30, 2009.

(2)	In December 2007, Mr. Alber was awarded 5,000 SARs at the exercise price of $40.05 per share, all of which were outstanding as of September 30, 2009.

SAR Exercises

The table below lists SARs exercised by the named executive officers during fiscal 2009. There were no SAR or Phantom Stock grants to named executive officers in fiscal 2009.

	SAR Awards
	Number of	Value
	Shares Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Rob Goff(1)	500	$11,820
James Fontana(2)	2,000	$47,280

(1)	Mr. Goff exercised 500 SARs at $38.35 with an exercise price of $14.71 per share.

(2)	Mr. Fontana exercised 2,000 SARs at $38.35 with an exercise share price of $14.71 per share.

Deferred Compensation Plans

We maintain two Deferred Compensation Plans. One plan, the Executive Deferred Compensation Plan, covers members of management and other highly compensated officers of the Company. The other plan, the Directors Deferred Compensation Plan, covers members of the Company’s Board of Directors.

Each plan permits an individual to make a qualifying election to forego current payment and defer a portion of his or her compensation. Officers may defer up to 50% of their annual base salary and up to 100% of their bonus, SAR and/or phantom stock payments. Directors may defer up to 100% of their fees and up to 100% of their stock-based compensation payments.

Each Plan permits an individual to defer payment to a specified future date and to specify whether deferrals are to be paid in a lump sum or installments. Under certain limited circumstances, deferrals may be paid out early or further deferred. In general, individuals may make only one qualifying deferral election per year.

James Fontana and Scott Fry are the only named executive officers who elected to defer compensation to a non-tax-qualified defined contribution plan during fiscal year 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY	Last FY	Last FY	Distributions	Last FYE
	($)	($)	($)	($)	($)

James Fontana	—	—	$(15,508)	—	$210,167
Scott Fry	—	—	$(52,820)	—	$321,215

Other Potential Post-Termination Payments

We have entered into agreements and arrangements with our named executive officers that provide certain payments and benefits in the event their employment is terminated without cause or the Company suffers a change in control.

Employment Agreements.  We have employment agreements with each of our named executive officers, which provide that if the officer is involuntarily terminated without cause or terminated following a change in control, he or she will be entitled to receive lump sum cash payment as set forth in his or her individual agreement. Named executive officers are entitled to receive Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits for 18 months following termination plus up to $25,000 in outplacement services up through December 31 of the second calendar year following an officer’s separation from service.

Long Term Incentive and Deferred Compensation Plans.  Under the terms of our long term incentive and deferred compensation plans, all unvested awards held by the named executive officers, are subject to accelerated vesting following termination.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of stock awards to be received by named executive officers under their employment agreements and plans, assuming a change in control of the Company occurred on the last business day of fiscal 2009.

Termination by the Company without Cause;
Termination by Executive based upon Constructive Termination;
Termination in the event of Death or Disability;

Termination upon Expiration of the Employment Agreement due to Company Election Not to Extend;
Change in Control

	Severance	Early Vesting of
Name	Amount	LTIP Awards	Other	Total
	(a)	(b)	(c)	(d)

Bahman Atefi	$2,700,000	$2,737,053	$25,000	$5,462,053
Stacy Mendler	$975,000	$1,205,341	$25,000	$2,205,341
Michael Alber	$525,000	$94,646	$25,000	$644,646
Scott Fry	$600,000	$210,662	$25,000	$835,662
James Fontana	$360,000	$86,180	$25,000	$471,180

(a)	Represents payment of a percentage of the executive’s annual salary and a percentage of the bonus the executive would have earned as of such date based upon the actual bonus paid for fiscal 2009 performance.

Name	Other	Total

Bahman Atefi	200%	200%
Stacy Mendler	150%	150%
Michael Alber	100%	100%
Scott Fry	100%	100%
James Fontana	100%	100%

(b)	Represents the value of the vested LTIP awards not yet payable and unvested LTIP awards held by the executive as of September 30, 2009. This amount does not include any amounts for unvested Category E and F LTIP awards as no Named Executive Officer has as yet completed 18 months of post-award service. Amounts in this column would be paid to the executive if termination were to occur within one year following execution of a definitive change in control agreement where such transaction is subsequently consummated.

(c)	Represents outplacement services in an amount not to exceed $25,000 with a firm selected by the Company and at the reasonable expense of the Company; provided, however, that under no circumstances shall such outplacement services be provided beyond the December 31 of the second calendar year following the calendar year in which the executive’s separation from service occurred.

In addition, the Company is obligated to pay the executive, if he or she is eligible for and elects to receive, medical and/or dental benefits pursuant to the provisions of COBRA for himself and/or any qualifying beneficiaries. The Company shall pay on the executive’s behalf the amount of the applicable COBRA that exceeds the amount of premium payable by the executive for the same level of coverage immediately prior to the effective date of termination.

(d)	Represents the maximum amount that the executive can receive, including payment for accelerated LTIP award vesting in the event of a termination occurring within one year following the execution of a definitive agreement for a change in control, which transaction is subsequently consummated.

Director Compensation

	Fees Earned
	or Paid	All Other
	in Cash	Compensation
Name	($)(1)	($)(2)	Total

Edward C. Pete Aldridge, Jr.	$51,500	$3,963	$55,463
Leslie Armitage	$45,000	—	$45,000
Lewis Collens	$42,500	$2,471	$44,971
Admiral (Ret.) Harold W. Gehman, Jr.	$53,000	$804	$53,804
General (Ret.) George A. Joulwan	$50,000	—	$50,000
General (Ret.) Michael E. Ryan	$52,000	$3,108	$55,108
David Vitale	$11,000	$1,022	$12,022

(1)	This column represents the total fees including the annual retainer fee to non-employee directors. The Company’s employee directors do not receive any additional compensation for their services as members of the Board of Directors. For the year ended September 30, 2009, the Company’s non-employee directors received an annual retainer of $30,000, payable in quarterly installments, for their services as members of the Board of Directors. In addition, each director receives a fee of $2,500 for in-person attendance at a Board of Directors meeting, and $1,000 for telephone attendance at a Board of Directors meeting. The chairman of the Audit and Finance Committee receives $7,500 per year for each year he or she serves in such capacity. The other board committee chairmen receive $5,000 per year for each year he or she serves in such capacity. Board committee members receive $1,000 per committee meeting if the committee meeting occurs on a day other than the day of a full Alion Board of Directors meeting. Alion reimburses directors for reasonable travel expenses in connection with attendance at Board of Directors and board committee meetings.

(2)	The amounts included in this column represent the amount paid by the Company for travel expenses to attend Board of Directors meetings.

Board of Directors

Our directors are divided into three classes. The first class of directors includes Edward C. Aldridge, Jr. whose term expires on the date of our 2012 annual stockholder meeting and David J. Vitale whose term expires in September 2012. The second class of directors: Leslie Armitage, Lewis Collens and Admiral Harold W. Gehman, Jr.; have terms expiring on the date of our 2010 annual stockholder meeting. The third class of directors: Bahman Atefi, General George A. Joulwan and General Michael E. Ryan; have terms expiring on the date of the our 2011 annual stockholder meeting. As the holder of the Junior Subordinated Note and junior warrants, IIT was entitled to nominate two representatives whom the ESOP Trust was required to elect to our board of directors. Messrs. Collens and Vitale are IIT’s board representatives. Upon the closing of the redemption and repurchase of the previously outstanding junior subordinated note and junior warrants, IIT no longer has this right to nominate two representatives to our board of directors.

Board Independence

At least a majority of our directors meet the test of “independence” as defined by the listing standards of NYSE Amex Equities, or NYSE-Amex. The NYSE-Amex standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has determined that Pete Aldridge, Jr., Leslie Armitage, Lewis Collens, Harold Gehman, Jr., David Vitale, George Joulwan, and Michael Ryan, satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. Therefore, we believe that each of these directors is independent under the NYSE-Amex rules.

Our audit and finance committee currently consists of Leslie Armitage, Harold Gehman, Jr., and Michael Ryan. All members of the audit and finance committee are independent in accordance with the listing standards of the NYSE-Amex.

Our compensation committee currently consists of Harold Gehman, Jr., Pete Aldridge, Jr., Leslie Armitage, Lewis Collens and George Joulwan. All members of the compensation committee are independent in accordance with the listing standards of the NYSE-Amex.

Our governance and compliance committee currently consists of Michael Ryan, Bahman Atefi, George Joulwan and Harold Gehman, Jr. All members of the governance and compliance committee, excluding Bahman Atefi, are independent in accordance with the listing standards of the NYSE-Amex.

Our special projects committee currently consists of Pete Aldridge, Michael Ryan and George Joulwan. All members of the special projects committee are independent in accordance with the listing standards of the NYSE-Amex.

Establishment of Committees

Our board of directors has established four committees. Each committee currently consists of the following members:

Committee	Chairperson	Members

Audit and Finance Committee	Leslie Armitage	Harold Gehman, Michael Ryan, Lewis Collens
Compensation Committee	Harold Gehman	Pete Aldridge, Leslie Armitage, Lewis Collens, George Joulwan
Governance and Compliance Committee	Michael Ryan	Bahman Atefi, George Joulwan, Harold Gehman
Special Projects Committee	Pete Aldridge	Michael Ryan, George Joulwan

The Board of Directors has determined that Leslie Armitage qualifies as “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that she is “independent” as independence for audit committee members is defined in the listing standards of NYSE-Amex.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Harold Gehman (Chairman), Leslie Armitage, Lewis Collens, George Joulwan, and Pete Aldridge. None of the members, during the fiscal year, was an officer or employee of our Company, formerly an officer of our Company or involved in a related party transaction. Dr. Atefi is a member of the board of trustees of IIT where Mr. Collens was the President until July 2007. Dr. Atefi is the president and chief executive officer of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, including any currently proposed transactions, no directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any of our subsidiaries involving more than $120,000, other than executive compensation arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDERS MATTERS

The following table sets forth certain information as regarding the beneficial ownership of our common stock by certain beneficial owners and all directors and our Named Executive Officers, both individually and as a group. We know of no other person not disclosed herein who beneficially owns more than 5% of our common stock. The address of the beneficial owner (as required) and the dates applicable to the beneficial ownership indicated are set forth in the footnotes below.

		Amount
		and Nature
		of Beneficial	Percentage
Name of Beneficial Owner	Title of Class	Ownership	of Class(1)

Directors(2) and Executive Officers:
Bahman Atefi	Common stock	57,241(3)	1.0
Stacy Mendler	Common stock	74,762(3)	1.4
Michael Alber	Common stock	155(3)	*
Scott Fry	Common stock	5,509(3)	*
James Fontana	Common stock	4,697(3)	*
Rob Goff	Common stock	10,403(3)	*
All Directors and Executive Officers as a Group (6 Persons )	Common stock	152,092(3)	2.8

*	less than 1%

(1)	Percentages are based on 5,469,272, shares outstanding on May 14, 2010. The table is based upon information in our possession and believed to be accurate. Unless indicated in the footnotes to this table and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	We do not believe any director other than Dr. Atefi beneficially owns any of our common stock.

(3)	Includes beneficial ownership of our common stock held by our KSOP.

Changes in Control

We do not know of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

DESCRIPTION OF OTHER INDEBTEDNESS

The description below describes the new revolving credit facility and the unsecured notes.

Revolving Credit Facility

On March 22, 2010 we entered into a new revolving credit facility to replace our revolving facility under our existing Term B Senior Credit Agreement. The new revolving credit facility:

•	commits to us credit for up to $25,000,000 in outstanding borrowings at any time;

•	includes a $15,000,000 letter of credit subfacility;

•	matures approximately four and one half years from the closing date;

•	at our election, bears cash interest at a rate of either (i) an adjusted LIBOR plus a specified margin or (ii) a base rate plus a specified margin;

•	is available for working capital and general corporate purposes; and

•	includes an uncommitted incremental term and revolving credit facility in an amount of up to $10,000,000.

The new revolving credit facility is secured on a pari passu basis with the secured notes by substantially all our assets and the assets of certain of our subsidiaries, but enjoys first out rights requiring repayment of obligations under our revolving credit facility before repayment of obligations under our notes. The subsidiaries that guaranteed the secured notes guaranteed our obligations under the new revolving credit facility. Under the intercreditor agreement that we executed in connection with the new revolving credit facility and the secured notes, the new revolving credit facility and certain associated obligations will be paid in full prior to the payment of obligations with respect to the secured notes out of the proceeds of any collateral or in connection with any distribution in a liquidation or insolvency proceeding.

The terms of the new revolving credit facility require us to maintain certain minimum levels of trailing four-quarter Consolidated EBITDA.

The new revolving credit facility terms contain certain other covenants which, among other things, may restrict our ability to incur indebtedness, create liens, pay dividends and make distributions and other restricted payments (including prohibitions on special diversification payments), incur certain capital expenditures per fiscal year, make investments, change our business, engage in transactions with affiliates, permit a change of control to occur, sell assets and engage in mergers and acquisitions. In addition, the new revolving credit facility contains affirmative covenants, including, among others, covenants requiring compliance with laws, maintenance of corporate existence and rights, maintenance of insurance, payment of taxes and delivery of financial and other information.

The new revolving credit facility contains a condition precedent to our ability to draw on the new revolving credit facility which limits the amount of liquidity we have prior to a draw on the new revolving credit facility, except in a limited circumstance.

We will pay annually a commitment fee under the new revolving credit facility of 1.75% of the undrawn commitments under the new revolving credit facility. We will pay other customary banking fees under the new revolving credit facility including fees associated with letters of credit, and we will pay a fee to the administrative agent.

Unsecured Notes

On February 8, 2007, we issued and sold $250.0 million of our private 10 1/4% senior unsecured notes to Credit Suisse, which informed us it had resold most of the secured notes to qualified institutional buyers. On June 20, 2007, we exchanged our private unsecured notes for publicly tradable unsecured notes with the same terms.

Interest and Fees.  The unsecured notes bear cash interest at 10.25% per year, payable semi-annually in arrears on February 1 and August 1. We pay interest to holders of record as of the immediately preceding January 15 and July 15. We must pay interest on overdue principal or interest at 11.25% per annum to the extent lawful.

Covenants.  We are in compliance with the covenants set forth in our unsecured notes indenture with respect to our unsecured notes. The unsecured notes indenture does not contain any financial covenants.

We are subject to a covenant under our unsecured notes indenture that restricts our ability to incur additional Indebtedness. We and our Restricted Subsidiaries are prohibited from issuing, incurring, assuming, guaranteeing, and otherwise becoming liable for any Indebtedness as defined under the unsecured notes indenture unless our ratio of Adjusted EBITDA to Consolidated Interest Expense (each as defined in the unsecured notes indenture) exceeds 2.0 to 1.0. Even if our Adjusted EBITDA to Consolidated Interest Expense does not exceed 2.0 to 1.0, we may incur other permitted Indebtedness which includes:

•	Indebtedness incurred pursuant to the previously existing Term B Senior Credit Agreement and certain other contracts up to $360 million less principal repayments made under that indebtedness;

•	Permitted intercompany Indebtedness;

•	Our unsecured notes;

•	Indebtedness pre-existing the issuance of our unsecured notes;

•	Permitted Indebtedness of acquired subsidiaries;

•	Permitted refinancing Indebtedness;

•	Indebtedness under hedging agreements;

•	Performance, bid, appeal and surety bonds and completion guarantees;

•	Ordinary course insufficient funds coverage;

•	Guarantees in connection with permitted refinancing indebtedness;

•	Indebtedness of non-U.S. subsidiaries incurred for working capital purposes;

•	Indebtedness incurred for capital expenditure purposes and indebtedness for capital and synthetic leases not exceeding in the aggregate the greater of $25 million and 2.5% of the Company’s Total Assets as defined in the unsecured notes indenture;

•	Permitted subordinated indebtedness of the Company or any Restricted Subsidiary incurred to finance a permitted acquisition, certain permitted transactions involving the ESOP and refinancing indebtedness of acquired non-U.S. subsidiaries in an amount not exceeding in the aggregate $35 million;

•	Reimbursement obligations with regard to letters of credit;

•	Certain agreements in connection with the acquisition of a business as long as the liabilities incurred in connection therewith are not reflected on our balance sheet;

•	Certain deferred compensation agreements; and

•	Certain other Indebtedness not exceeding $35 million.

We are subject to a covenant under our unsecured notes indenture that restricts our ability to declare and pay any cash dividend or other distribution with regard to any equity interest in us, make any repurchase or redemption of any equity interest of us, make any repurchase or redemption of subordinated indebtedness, and make certain investments, except that we may make such payments in limited amounts if our ratio of Adjusted

EBITDA to Consolidated Interest Expense exceeds 2.0 to 1.0 subject to certain limitations. Even if our Adjusted EBITDA to Consolidated Interest Expense does not exceed 2.0 to 1.0, we may make or pay:

•	Restricted Payments out of substantially concurrent contributions of equity to the Company and substantially concurrent incurrences of permitted indebtedness;

•	Certain limited and permitted dividends;

•	Certain repurchases of our equity securities deemed to occur upon exercise of stock options or warrants;

•	Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

•	The required premium payable on the unsecured notes in connection with a change of control of the Company;

•	Certain permitted inter-company subordinated obligations;

•	Certain repurchases and redemptions of subordination obligations of us or a Subsidiary Guarantor from Net Available Cash (as defined in the unsecured notes indenture);

•	Repurchases of subordinated obligations in connection with an asset sale to the extent required by the unsecured notes indenture;

•	The redemption or repurchase for value of any Company equity securities for former Company employees who were also former Joint Spectrum Center employees after voluntary or involuntary termination of employment with us;

•	Certain permitted transactions with the ESOP not exceeding $25 million in the aggregate; and

•	Certain other payments not exceeding $30 million in the aggregate.

The unsecured notes indenture restricts our ability to engage in other transactions including restricting the ability of subsidiaries to make distributions and pay dividends to parents, merging or selling all or substantially all of our assets, making certain issuances of Subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business at the time we issued the unsecured notes.

Events of Default.  The unsecured notes indenture contains customary events of default, including:

•	payment default;

•	uncured covenant breaches;

•	default under an acceleration of certain other debt exceeding $30 million;

•	certain bankruptcy and insolvency events;

•	a judgment for payment in excess of $30 million entered against us or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed; and

•	failure of any guarantee of the unsecured notes to be in effect or the denial or disaffirmation by any subsidiary guarantor of its guaranty obligations.

Change of Control.  Upon a change in control, each unsecured notes holder has the right to require us to repurchase our notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

•	subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power or voting stock of ours;

•	individuals who constituted our board of directors on the date the unsecured notes were issued, cease for any reason to constitute a majority of our board of directors;

•	the adoption of a plan relating to our liquidation or dissolution; and

•	subject to certain exceptions, the merger or consolidation of us with or into another person or the merger of another person with or into us, or the sale of all or substantially all the assets of ours to another person.

Optional Redemption.  Prior to February 1, 2011, we may redeem all, but not less than all, of the unsecured notes at a redemption price equal to 100% of the principal amount of the unsecured notes plus accrued and unpaid interest to the redemption date plus an applicable make-whole premium as of the redemption date.

In addition, any time prior to February 1, 2010, subject to certain conditions, we were permitted to use the proceeds of a qualified equity offering to redeem unsecured notes in an aggregate principal amount not to exceed $87.5 million at a redemption price equal to the sum of 110.25% of the aggregate principal amount of the secured notes actually redeemed, plus accrued and unpaid interest to the redemption date.

On or after February 1, 2011, we may redeem all or a portion of the unsecured notes at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price

2011	105.125%
2012	102.563%
2013 and thereafter	100.000%

Estimated Interest and Principal Payments.  During the next six fiscal years we expect that at a minimum, we will have to make the estimated interest and principal payments set forth below:

	6-Fiscal Years
	2010	2011	2012	2013	2014	2015
	($ in thousands)

Bank revolving credit facility(1)
— Interest	$233	$444	$445	$444	$396	$—
Secured Notes(2)
— Interest	3,358	31,223	31,850	32,490	33,144	16,821
— Principal and PIK Interest	—	—	—	—	—	339,788
Unsecured Notes(3)
— Interest	12,813	25,625	25,625	25,625	25,625	12,813
— Principal	—	—	—	—	—	250,000

Total cash — pay interest	16,404	57,292	57,920	58,559	59,165	29,634
Total cash — pay principal and PIK Interest	—	—	—	—	—	589,788

Total	$16,404	$57,292	$57,920	$58,559	$59,165	$619,422

(1)	We expect to occasionally utilize our $25.0 million revolving credit facility to meet working capital needs through 2014. We expect the average utilized revolver balance will be immaterial and that interest expense will consist of commitment fees for unused balances. The current facility expires August 22, 2014.

(2)	The secured notes bear interest at 10% in cash and 2% in PIK. Outstanding principal will increase over time for the 2% compounding PIK interest added to the initial $310 million in principal. The secured notes including $29.8 million in PIK interest mature November 1, 2014.

(3)	The senior unsecured notes bear interest at 10.25% and mature February 1, 2015.

THE EXCHANGE OFFER

Purpose of the Exchange Offer; Exchange Terms

The outstanding notes were sold to the initial purchaser on March 22, 2010 in a private placement pursuant to a purchase agreement. The initial purchaser subsequently re-sold the outstanding notes to qualified institutional buyers (“QIB”), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

As a condition to the initial sale of the outstanding notes we entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we must:

•	file with the SEC by June 22, 2010 a registration statement under the Securities Act with respect to the exchange notes, and

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before November 17, 2010.

We have agreed to issue and exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Our outstanding notes in an aggregate principal amount of $310,673,000 are currently issued and outstanding. The maximum aggregate principal amount of exchange notes that will be issued in exchange for outstanding notes is $310,673,000. The terms of the exchange notes and the outstanding notes will be substantially the same in all material respects, except that the exchange notes will not be subject to the same transfer restrictions and will not be entitled to certain registration rights as provided in this prospectus. See “Description of Notes.”

The outstanding notes and the exchange notes bear interest at a rate of 12% per year, 10% in cash and 2% in PIK, payable semiannually in arrears on May 1 and November 1, commencing on May 1, 2010. Holders of exchange notes will receive interest from the date of the last payment of interest on the outstanding notes. Holders of exchange notes will not receive any interest on outstanding notes tendered and accepted for exchange. In order to exchange your outstanding notes for transferable exchange notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•	you are neither our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, nor a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangement or understanding with any person to distribute the exchange notes; and

•	if you are a broker, that you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities and that you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer.

If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees, but you may be required to pay transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer and certain other taxes described below under “The Exchange Offer — Transfer Taxes.” We will not apply a service charge and we will pay all expenses in connection with the exchange offer.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing outstanding notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on          , 2010, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that will include disclosure of the approximate number of outstanding notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of outstanding notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or waived by us;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all outstanding notes tendered in the exchange offer, subject to your right to withdraw your tendered outstanding notes as described under “The Exchange Offer — Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of outstanding notes who have validly tendered their outstanding notes and all outstanding notes will be returned promptly to the tendering holders.

Resale of Exchange Notes

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the secured notes) with the prospectus contained in the exchange offer registration statement.

However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

If you are a broker-dealer, to participate in the exchange offer, you must have acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Acceptance of Outstanding Notes for Exchange

We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, on or before the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under “The Exchange Offer — Conditions of the Exchange Offer.” Tenders of outstanding notes will be accepted only in minimum denominations equal to $1,000 or integral multiples of $1,000 in excess thereof unless the holder has a book-entry position created by DTC less than $1,000.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; and

•	terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, exchange notes will be issued only after timely receipt by the exchange agent of (i) certificates representing outstanding notes, or confirmation of book-entry transfer, (ii) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and (iii) any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of outstanding notes accepted for exchange after the exchange agent receives the exchange notes.

If, for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments,” “The Exchange Offer — Conditions of the Exchange Offer” and “The Exchange Offer — Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “The Exchange Offer — Procedures for Tendering Outstanding Notes,” such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions with respect to the exchange of their outstanding notes other than as described in the instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Outstanding Notes

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner’s behalf.

Tender of Outstanding Notes Held Through Depository Trust.  The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC automated tender offer program. The exchange agent will seek to establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account.

Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery.

The confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Tender of Outstanding Notes Held in Certificated Form.  For a holder to validly tender outstanding notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered outstanding notes at such address, or such outstanding notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering outstanding notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of outstanding notes will be accepted.

Signature Guarantee.  Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

•	the outstanding notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States.

If you wish to tender your outstanding notes and:

(1) certificates representing your outstanding notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, or via an electronically transmitted agent’s message, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) be received by the exchange agent in the form of a properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters.  Exchange notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your outstanding notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of outstanding notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of outstanding notes will not be considered. We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. We will not consider the tender of outstanding notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “The Exchange Offer — Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “The Exchange Offer — Procedures for Tendering Outstanding Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or that any litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular outstanding notes.

Transfer Taxes

You will pay any tax applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer.

Consequences of Failing to Exchange

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attn: Corporate Trust Reorg
Tel: 302-686-6181
Fax: 302-636-4139

DESCRIPTION OF THE NOTES

On March 22, 2010, Alion Science and Technology Corporation issued $310.0 million in aggregate principal amount of outstanding notes under an indenture between us, our subsidiary guarantors and Wilmington Trust Company, as trustee (in such capacity the “Trustee”) (the “Indenture”), in a private transaction that was not subject to the registration requirements of the Securities Act. Alion Science and Technology Corporation will issue the exchange notes under the Indenture. The terms of the outstanding notes and the exchange notes (collectively, the “Secured Notes”) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Upon the issuance of exchange notes for the outstanding notes, or the effectiveness of a shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act. The terms of the Secured Notes include those stated in the Indenture and the Security Documents and those made part of the Indenture by reference to the Trust Indenture Act once the Trust Indenture Act applies.

The following summary of certain provisions of the Indenture, the Security Documents and the Registration Rights Agreement is not and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Security Documents and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act. We urge you to read the Indenture, the Security Documents and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Secured Notes. Copies of the Indenture, the Security Documents and the Registration Rights Agreement may be obtained from the Company upon request, once they become available, as indicated under “Where You Can Find More Information.”

Capitalized terms used in this “Description of the Secured Notes” section and not otherwise defined herein have the meanings set forth under the subheading “— Certain Definitions.” As used in this “Description of the Secured Notes” section, “we,” “us” and “our” refers to Alion Science and Technology Corporation and to its subsidiaries and the “Company” refers only to Alion Science and Technology Corporation but not to any of its Subsidiaries.

Brief Description of the Secured Notes and the Guarantees

The Secured Notes:

•	are senior secured obligations of the Company;

•	rank pari passu in right of payment with all existing and future senior Indebtedness of the Company including the Unsecured Notes and Indebtedness which may be borrowed pursuant to the Revolving Credit Facility;

•	are secured, with our obligations under our new revolving credit facility, by the Collateral, subject to certain liens permitted under the Indenture;

•	are the subject of an Intercreditor Agreement, which provides first-out rights to the Revolving Credit Facility lenders in the event of our liquidation or certain insolvency events;

•	are guaranteed on a senior secured basis by the Subsidiary Guarantors;

•	are structurally subordinated to all liabilities of our Subsidiaries that are not Subsidiary Guarantors and to claims of holders, if any, of Preferred Stock of our Subsidiaries that are not Subsidiary Guarantors;

•	are effectively subordinated to Indebtedness of the Company permitted to be Incurred which is secured by Permitted Collateral Liens or Priority Liens;

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Guarantee of the Secured Notes of each Subsidiary Guarantor:

•	is a senior secured obligation of such Subsidiary Guarantor;

•	ranks pari passu in right of payment with all existing and future senior Indebtedness of such Subsidiary Guarantor;

•	is structurally subordinated to all existing and future liabilities of such Subsidiary Guarantor and claims of holders of Preferred Stock of Subsidiaries, if any, that do not guarantee the Secured Notes;

•	is effectively subordinated to Indebtedness of such Subsidiary Guarantor permitted to be Incurred which is secured by Permitted Collateral Liens or Priority Liens; and

•	is subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The outstanding notes were issued on March 22, 2010 in an aggregate principal amount of $310.0 million, and the exchange notes being offered in this exchange offer will be issued in an aggregate principal amount of up to $310,673,000 million. The Secured Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any greater multiples of $1,000; provided, however, that Secured Notes may be issuable in denominations of less than $1,000 to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $1,000 by The Depository Trust Company (“DTC”). No service charge will be made for any registration of transfer or exchange of the Secured Notes, but in certain circumstances the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Secured Notes will mature on November 1, 2014. Subject to our compliance with the covenants described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are permitted to issue more Secured Notes from time to time under the Indenture (the “Additional Notes”). The Secured Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture, the Security Documents and this “Description of the Secured Notes”, references to the Secured Notes include any Additional Notes actually issued.

Interest on the Secured Notes accrues at the rate of 12% per annum and is payable (1) 10% in cash (“Cash Interest”) and (2) 2% by increasing the principal amount of the Secured Notes (“PIK Interest”). PIK Interest is payable by increasing the principal amount of the outstanding Secured Notes by an amount equal to the amount of PIK Interest for the applicable interest period rounded up to the nearest $1.00 (a “PIK Payment”). Cash Interest and PIK Interest is paid to Holders on a pro rata basis. Following an increase in the principal amount of the outstanding Secured Notes as a result of a PIK Payment, the Secured Notes will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment at the then current rate per annum at which interest accrues on the Secured Notes. References herein and in the Indenture to the “principal amount” of the Secured Notes include any increase in the principal amount of the outstanding Secured Notes as a result of a PIK Payment. Interest on the Secured Notes is payable semiannually in arrears on May 1 and November 1, having commenced on May 1, 2010. The Company will make each interest payment to the Holders of record of the Secured Notes on the immediately preceding April 15 and October 15. All payments of principal, premium, if any, and interest with respect to the Secured Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by DTC for the benefit of the Holders. On any interest payment date on which the Company pays PIK Interest with respect to a global note, the principal amount of such global note increases by an amount equal to the interest payable, rounded up to the nearest $1,000, and is allocated for the credit of the Holders pro rata in accordance with their interests and rounded to the nearest $1.00 in accordance with the procedures of the DTC. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at 1% per annum in excess of the above rate to the extent lawful.

Interest on the Secured Notes accrues from the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Secured Notes in certain circumstances pursuant to the Registration Rights Agreement. See “— Registered Exchange Offer; Registration Rights.”

Collateral

General

Pursuant to the Security Documents, the Company and each Grantor has granted to Wilmington Trust Company, in its capacity as collateral agent (the “Collateral Agent”), a first-priority lien and security interest, with respect to other existing and future creditors, but which liens based on the Secured Notes will be subject in an enforcement proceeding to the priority liens securing the Revolving Credit Facility and certain Hedging Obligations and cash management obligations (the “Priority Liens”), in all of the following (the “Collateral”), subject to certain exceptions in addition to those specified below and to the grant of further Permitted Collateral Liens:

(a) accounts, chattel paper, cash and deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property, letter-of-credit rights, commercial tort claims and, to the extent not otherwise included, all proceeds, products, books and records of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing (the “Article 9 Collateral”);

(b) the following (the “Pledged Collateral”): (i) all equity interests owned from time to time by such Grantor and the certificates representing all such equity interests (the “Pledged Stock”), subject to certain customary limitations relating to Foreign Subsidiaries; (ii) certain indebtedness held by Grantor from time to time and the promissory note or other instrument evidencing such indebtedness (the “Pledged Debt Securities”); and (iii) subject to certain limitations, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of the Pledged Stock or Pledged Debt Securities.

(c) subject to certain limitations, all rights, privileges, and proceeds of the property and assets listed in (a) and (b).

A de minimis amount of collateral is located outside of the United States.

The agreements or other instruments entered into among the Collateral Agent and the Grantors pursuant to which security interests in the Collateral are granted to secure the Secured Notes and the Guarantees from time to time are referred to as the “Security Documents”. Each Security Document is governed by New York law, except that the pledges of Collateral issued by Foreign Subsidiaries may be governed by the law of the jurisdiction applicable to such Foreign Subsidiary. Since the Holders are not parties to the Security Documents, Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Security Documents. The Holders may only act by instructing the Trustee to act through the Collateral Agent.

Pledges of all of the Collateral pledged by the Grantors were pledged to the Collateral Agent on the Issue Date, except that perfection of the security interests under foreign laws with respect to certain of the Collateral may not be completed until 60 days following the Issue Date (subject to extension if permitted by the Administrative Agent under the Revolving Credit Facility).

Subject to certain exceptions, if material property of the type required to be pledged under the Indenture or the Security Documents is acquired by a Grantor that is not automatically subject to a perfected security interest under the Security Documents, then the relevant Grantor will within 60 days (or such later time as may be permitted by the Administrative Agent under the Revolving Credit Facility) provide security over such property in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as specified in the Indenture. See “— Certain Covenants — After-Acquired Property.”

Subject to certain conditions, including compliance with the covenants described under “— Certain Covenants — Impairment of Security Interest” and “— Certain Covenants — Limitation on Liens,” the

Company is permitted to pledge the Collateral in connection with future issuances of its Indebtedness, including any Additional Notes, or Indebtedness of its Restricted Subsidiaries, in each case permitted under the Indenture and on terms consistent with the relative priority of such Indebtedness.

No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Secured Notes and the Guarantees. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time or at all. See “Risk Factors — Risks Related to the Secured Notes and Our Debt Structure — The collateral may not be valuable enough to satisfy all the obligations secured by such collateral”.

We estimate that the fair market value of the Collateral on the Issue Date will be less than the amounts due under our Secured Indebtedness, including the Secured Notes. We expect that this will also be the case in the future. See “Risk Factors — Risks Related to the Secured Notes and Our Debt Structure — The collateral may not be valuable enough to satisfy all the obligations secured by such collateral”.

Priority

The relative priority among (a) the lenders under the Revolving Credit Facility, (b) the counterparties under certain Hedging Obligations (including those entered into prior to the Issue Date), (c) the obligees with respect to certain cash management obligations (including those entered into prior to the Issue Date) of the Grantors, (d) the Trustee and the Holders under the Indenture and (e) the creditors extending credit to the Company or any Restricted Subsidiary that is permitted to be incurred under the covenants described under “Certain Covenants — Limitations on Indebtedness” and as to which the Company or such Restricted Subsidiary, as applicable, are entitled to incur a Permitted Collateral Lien is established by the terms of the Security Documents, which provide that all obligations under the Secured Notes, the Revolving Credit Facility, certain Hedging Obligations, certain cash management obligations and any such future indebtedness are secured by a first-priority interest in the Collateral, but any liabilities in respect of debt secured by Priority Liens (including the Revolving Credit Facility, the Priority Hedging Obligations and the Priority Cash Management Obligations) will be repaid prior to the repayment of the Secured Notes and any such other indebtedness secured on a pari passu basis with the Secured Notes and such other liabilities shall rank pari passu with respect to each other.

Administration of Security

The Security Documents and the Collateral are administered by the Collateral Agent for the benefit of all holders of Secured Indebtedness. The ability of holders of the Secured Notes to realize upon the Collateral will be subject to various bankruptcy law limitations. See “Risk Factors — Risks Related to the Secured Notes and Our Debt Structure — The indebtedness represented by the Secured Notes and the guarantees may be unenforceable due to fraudulent conveyance statutes”.

Subject to the terms of the Security Documents, the Company and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control over the Collateral securing the Secured Notes (other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The creditors under the Revolving Credit Facility and the Trustee have, and by accepting a Secured Note, each holder thereof is deemed to have:

•	irrevocably appointed the Collateral Agent to act as its agent under the Security Documents; and

•	irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, power and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

Enforcement of Security

The Security Documents contain procedures with respect to the coordination of instructions from the Trustee and the representatives of holders of debt secured by the Priority Liens with respect to the security interests in the Collateral. If any Event of Default (including an event of default as defined in the Revolving Credit Facility) shall have occurred and be continuing, in the event of an insolvency proceeding, if the Revolving Credit Facility is accelerated or if the obligations of the Company under the Revolving Credit Facility otherwise become due, the Collateral Agent shall act in relation to the Collateral in accordance with the instructions of (i) on or prior to the date of the payment in full of all of the Priority Liens (the “Priority Liens Discharge Date”), the Administrative Agent under the Revolving Credit Facility and (ii) after the Priority Liens Discharge Date, the Trustee. Any Person entitled to instruct the Collateral Agent to exercise any right or remedy with respect to the Collateral may give or refrain from giving instructions to the Collateral Agent to exercise or refrain from exercising the Collateral as it sees fit in accordance with the other provisions of the Security Documents; provided that on or prior to the occurrence of the Priority Liens Discharge Date, the consent of the Administrative Agent under the Revolving Credit Facility and the Trustee is required if any such instructions are given by the Administrative Agent under the Revolving Credit Facility and are not in accordance with the collateral enforcement principles set forth in the Security Documents.

The Intercreditor Agreement contains waterfall provisions that provide that the net proceeds from any sale, disposition or other realization of the Collateral upon the enforcement of the security for the Secured Obligations (including for these purposes distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy case of the Company or any of the Subsidiary Guarantors) shall be applied to the obligations under the Revolving Credit Facility, the Priority Hedging Obligations and the Priority Cash Management Obligations prior to any application to the obligations under the Secured Notes.

With respect to Collateral that constitutes accounts from U.S. government customers of the Company, the ability of the Collateral Agent to foreclose on its security interest in such collateral is limited by the need to obtain certain consents from the U.S. Government. Lacking these consents, the Holders and the lenders under the Revolving Credit Facility may not be able to realize on such Collateral or recover based on the value of such Collateral.

Releases

Upon any sale, lease, transfer or other disposition of Collateral permitted by, and in accordance with, the terms of the Revolving Credit Facility and the Indenture to any Person other than the Company or any Domestic Restricted Subsidiary or upon the effectiveness of any consent to the release of the security interest granted in any Collateral pursuant to the Revolving Credit Facility and the Indenture, the Lien on such Collateral (but not on any proceeds thereof) shall automatically terminate. Upon the release of any Grantor from its Guarantee, if any, in accordance with the terms of the Revolving Credit Facility and the Indenture, the Lien on the Collateral of such Grantor and the Lien on any Pledged Equity issued by such Subsidiary Guarantor shall automatically terminate. Upon release of Collateral under the Revolving Credit Facility, the Lien on such Collateral shall also be released automatically, provided that such release is also permitted under the Security Documents or the Indenture.

Upon the occurrence of (i) the payment in full in cash of the all amounts due under the Indenture and the Security Documents to the extent related to the Indenture, including in connection with a satisfaction and discharge of the Indenture or a legal or covenant defeasance pursuant to the Indenture, or (ii) the date when the Holders of all outstanding Secured Notes consent to the termination of the Security Documents, the Lien on all Collateral created under Security Documents for the benefit of the holders of the Secured Notes shall terminate.

To the extent permitted by Section 314(d) of the Trust Indenture Act, each release of Collateral referred to above may be effected by the Collateral Agent without the consent of the Holders or any action on the part of the Trustee, but the Trustee shall take any action requested by the Collateral Agent to effect such release.

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine that, under the terms of that section or any SEC regulation or rule or any interpretation as to the meaning thereof by the SEC or its staff, including in “no action” or interpretive letters or exemptive orders (whether issued to the Company or to any other person), all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action or interpretive letters and exemptive orders issued by the SEC or its staff to other issuers have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Company and the Subsidiary Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•	selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts including, but not limited to, any customer contract subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the Indenture;

•	making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Company’s business.

The Company must deliver an Officers’ Certificate to the Trustee and the Collateral Agent within 30 calendar days following the end of each six-month period on May 15 and November 15 of each year, to the effect that all releases of Collateral during the preceding six-month period in the ordinary course of business by the Company or any Subsidiary Guarantor, as described in the preceding paragraph, were not prohibited by the Indenture.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Secured Notes at our option prior to April 1, 2013.

On and after April 1, 2013, we will be entitled at our option to redeem all or a portion of these Secured Notes from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Redemption
Period	Price

April 1, 2013 to September 30, 2013	105%
October 1, 2013 to March 31, 2014	103%
Thereafter	100%

In addition, any time prior to April 1, 2013, we are entitled at our option on one or more occasions to redeem Secured Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Secured Notes originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 112%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that

(1) at least 65% of the aggregate principal amount of Secured Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Secured Notes held, directly or indirectly, by any Affiliate of the Company); and

(2) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to April 1, 2013, we are entitled at our option to redeem all, but not less than all, of the Secured Notes at a redemption price equal to 100% of the principal amount of the Secured Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

In addition, not more than once in any twelve-month period prior to April 1, 2013, we are entitled to redeem up to $31.0 million in principal amount of the Secured Notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2013, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Applicable Premium” means with respect to a Secured Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Secured Note and (2) the excess, if any, of (A) an amount equal to the present value at such redemption date of (i) the redemption price of such Secured Note on April 1, 2013 (such redemption price being described in the second paragraph in this “— Optional Redemption” section, exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Secured Note through April 1, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Secured Note on such redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Secured Notes from such redemption date to April 1, 2013, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 1, 2013.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after receiving direction from the Company.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers and their respective successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as calculated by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If the Company is redeeming less than all the Secured Notes at any time, the Trustee will select Secured Notes on a pro rata basis to the extent practicable unless the Secured Notes are listed on any national securities exchange, and in such event the Trustee will select Secured Notes for redemption in accordance with the rules and requirements of such exchange.

We will redeem Secured Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Secured Notes to be redeemed at its registered address.

If any Secured Note is to be redeemed in part only, the notice of redemption that relates to that Secured Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Secured Note in a principal amount equal to the unredeemed portion of the original Secured Note in the name of the holder upon cancellation of the original Secured Note. Secured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Secured Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Secured Notes. However, under certain circumstances, we may be required to offer to purchase Secured Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We are entitled at our option at any time and from time to time to purchase Secured Notes in the open market or otherwise.

Ranking

Senior Indebtedness versus Secured Notes

Payments of principal of, and premium, if any, and interest on the Secured Notes and the payment of the Subsidiary Guaranties, if required, rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company, and, to the extent applicable, of the Subsidiary Guarantors, under the Unsecured Notes and the Revolving Credit Facility. The Secured Notes will be guaranteed by the Subsidiary Guarantors and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company and of the Subsidiary Guarantors, as the case may be. However, the Secured Notes are effectively subordinated to Indebtedness of the Company or of any Subsidiary Guarantor permitted to be Incurred which is secured by Permitted Collateral Liens or Priority Liens. The Secured Notes are secured by the Collateral.

As of December 31, 2009, after giving pro forma effect to the issuance of the outstanding notes and the use of proceeds:

(1) the face amount of the Company’s Senior Indebtedness would have been approximately $560 million, consisting of approximately $310 million of Indebtedness in respect of the Secured Notes, and $250 million in respect of the Unsecured Notes;

(2) the face amount of the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $560 million, consisting of approximately $310 million of their respective guaranties of the Secured Notes, and $250 million of their respective guaranties of the Unsecured Notes; and

(3) the face amount of the Company’s Secured Indebtedness would have been approximately $310 million.

Although the Indenture will contain limitations on the amount of additional Senior Indebtedness, additional Secured Indebtedness and additional subordinated Indebtedness, the Company and the Subsidiary Guarantors may incur, under certain circumstances, additional Indebtedness, and the amount of such Senior Indebtedness, Secured Indebtedness and subordinated Indebtedness so incurred could be substantial. See “— Certain Covenants — Limitation on Indebtedness”.

Liabilities of Subsidiaries versus Secured Notes

Most of our operations are conducted through the Company, but some of our operations are conducted through our Subsidiaries. As of the Issue Date, certain of our insignificant Subsidiaries did not Guarantee the Secured Notes, and, as described below under “— Guarantees”, Subsidiary Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Secured Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock, if any, of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders of the Secured Notes. Accordingly, the Secured Notes will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

Our Foreign Subsidiaries from time to time and certain other subsidiaries of the Company will not be Guaranteeing the Secured Notes. As of December 31, 2009, the Company’s non-guarantor Subsidiaries held less than 1% of our consolidated assets. During the year ended September 30, 2009, the Company’s non-guarantor Subsidiaries generated less than 2% of our total net sales and less than 4% of our Adjusted EBITDA. As of December 31, 2009, the total liabilities of our non-guarantor Subsidiaries were approximately $2.3 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by our non-guarantor Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

Guarantees

Each direct and indirect Domestic Restricted Subsidiary that guarantees the obligations of the Company under the Revolving Credit Facility and the Unsecured Notes will jointly and severally, irrevocably and unconditionally guarantees on a senior secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Secured Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Secured Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Such Subsidiary Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Guarantees.

The Guaranteed Obligations are senior secured obligations of each Subsidiary Guarantor, rank pari passu in right of payment with all existing and any future Senior Indebtedness of such Subsidiary Guarantor, rank senior in right of payment to all existing and future subordinated Indebtedness of such Subsidiary Guarantor and are secured by the Collateral, with our obligations under our new revolving credit facility, on a first-priority lien basis by the Collateral, but any liabilities in respect of debt secured by Priority Liens (including the Revolving Credit Facility, the Priority Hedging Obligations and the Priority Cash Management Obligations) will be repaid prior to the repayment of the Secured Notes and any such other indebtedness secured on a pari passu basis with the Secured Notes and such other liabilities shall rank pari passu with respect to each other. The Secured Notes are structurally subordinated to Indebtedness of the Subsidiaries of the Company that do not guarantee the Secured Notes.

Each Guarantee of a Restricted Subsidiary is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, this limitation may not be effective to protect the Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes the Guarantee worthless. See “Risk Factors — Risks Related to the Secured Notes and our Debt Structure — The indebtedness represented by the Secured Notes and the guarantees may be unenforceable due to fraudulent conveyance statutes”. After the Issue Date, the Company will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Secured Notes on the same basis. See “— Certain Covenants — Future Subsidiary Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph:

(1) remains in full force and effect until payment in full of all the Guaranteed Obligations;

(2) is binding upon each such Subsidiary Guarantor and its successors and assigns; and

(3) inures to the benefit of and be enforceable by the Trustee, the holders of the Secured Notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture and the Security Documents, in each case other than to the Company or a Subsidiary of the Company; provided, however, that such Subsidiary Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Revolving Credit Facility and any other Indebtedness of the Company or of any Restricted Subsidiary of the Company;

(b) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all Guarantees by such Restricted Subsidiary and the repayment of all Indebtedness of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to Guarantee the Secured Notes under the covenant described under “— Certain Covenants — Future Subsidiary Guarantors;” or

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Registration Rights

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit the Company to effect this registered exchange offer; or

(2) for any other reason we do not consummate the registered exchange offer within 240 days of the Issue Date; or

(3) the initial purchaser shall notify us promptly after becoming aware following consummation of the registered exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the registered exchange offer; or

(4) certain holders shall notify us promptly after becoming aware that they are prohibited by law or SEC policy from participating in the registered exchange offer or may not resell the outstanding notes acquired by them in the registered exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(A) promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

(B) (i) in the case of clause (1) or (2) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 360th day after the Issue Date and (ii) in the case of clause (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 120th day after the date on which the Shelf Registration Statement is required to be filed; and

(C) use our reasonable best efforts to keep the Shelf Registration Statement effective until the earliest of (i) the time when the Secured Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144(d), (ii) two years from the Issue Date and (iii) the date on which all Secured Notes registered thereunder are disposed of in accordance therewith.

The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or the exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

The Company may require each holder requesting to be named as a selling security holder to furnish to the Company such information regarding the holder and the distribution of the outstanding notes or the exchange notes by the holder as the Company may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute a selling security holder notice and questionnaire, and any amendments or supplements thereto, as the Company may reasonably deem necessary or appropriate. The Company may refuse to name any holder as a selling security holder that fails to provide us with such information. If the Company is required to file a Shelf Registration Statement with respect to any outstanding notes, the Company will be entitled to delay filing such Shelf Registration Statement or, if the Company has already filed such a Shelf Registration Statement, from time to time require all holders of outstanding notes to delay or discontinue the offer, sale or other disposition of the outstanding notes pursuant to said Shelf Registration Statement for a reasonable period of time not to exceed 90 days (the “Shelf Suspension Period”).

The Company will pay additional cash interest on the outstanding notes, subject to certain exceptions,

(1) if the registered exchange offer is not consummated on or before the 240th day after the Issue Date;

(2) if obligated to file a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 360th day after the Issue Date; or

(3) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable prior to the expiration of the Company’s obligation to maintain its effectiveness (subject to certain exceptions).

(each such event referred to in the preceding clauses (1) through (3), a “Registration Default”); from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured; provided, however, that the Company will not be required to pay any additional cash interest during any Shelf Suspension Period and after the Company cures such Registration Default.

The rate of the additional cash interest will be (a) so long as the Company is subject to the filing requirements of the Exchange Act and fully complies, subject to Rule 12b-25 of the Exchange Act, with all such filing requirements, 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum and (b) otherwise, 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. The Company will pay such additional interest on regular interest payment dates. Such additional cash interest will be in addition to any other cash interest and PIK Interest payable from time to time with respect to the outstanding notes and the exchange notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Secured Notes shall be deemed to include any additional cash interest pursuant to the Registration Rights Agreement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 30 days after the commencement thereof provided that we have accepted all outstanding notes theretofore validly tendered in accordance with the terms of the registered exchange offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that with respect to accrued but unpaid PIK Interest to the date of purchase, such interest shall be paid in cash at 100% of the accrued and unpaid amount thereof:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holder beneficially owns (as defined in 13d-3 and

13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holder beneficially owns (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; and

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Secured Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, unless we have previously mailed a redemption notice with respect to all outstanding Secured Notes as described under “— Optional Redemption”, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); provided, however, that with respect to accrued but unpaid PIK Interest to the date of purchase, such interest shall be paid in cash at 100% of the accrued and unpaid amount thereof;

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Secured Notes purchased.

While the Secured Notes are in global form, a Holder may exercise its option to elect for the purchase of the Secured Notes through the facilities of DTC, subject to its rules and regulations.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer to be made by the Company and purchases all Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Holders will not be entitled to require us to purchase their Secured Notes in the event of a takeover, recapitalization, leveraged buyout, private equity investment or similar transaction that is not a Change of Control. In addition, Holders may not be entitled to require us to purchase their Secured Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Secured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described in the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described in the Indenture by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Secured Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchaser. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and ‘‘— Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Secured Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Secured Notes protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Secured Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Company’s ability to pay cash to the holders of Secured Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Secured Notes may require the Company to make an offer to repurchase the Secured Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Secured Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Secured Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company pursuant to the Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $25.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Secured Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3) the outstanding and the exchange notes (including any PIK Interest thereon but excluding any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) of this paragraph (b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations consisting of Interest Rate Agreements (and renewals thereof) directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(8) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4) or (6) of this paragraph (b) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) of this paragraph (b);

(11) Indebtedness of any Foreign Subsidiary to the extent Incurred for working capital purposes;

(12) Indebtedness of the Company or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (a) such Indebtedness is Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (12), when taken together with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at such time pursuant to the immediately succeeding clause (13), shall not exceed the greater of $25.0 million and 2.5% of Total Assets;

(13) Capital Lease Obligations and Synthetic Lease Obligations; provided that the aggregate amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at any time pursuant to this clause (13), when taken together with the aggregate principal amount of Indebtedness outstanding at such time pursuant to the immediately preceding clause (12), shall not exceed the greater of $25.0 million and 2.5% of Total Assets;

(14) Permitted Subordinated Indebtedness of the Company or any Restricted Subsidiary Incurred to (a) finance a Permitted ESOP Transaction, (b) finance a Permitted Acquisition or (c) refinance existing Indebtedness of a Person that becomes a wholly-owned Subsidiary of the Company as a result of a Permitted Acquisition (so long as such Indebtedness is not Incurred in contemplation of the applicable Permitted Acquisition); provided that the aggregate amount of all Permitted Subordinated Indebtedness outstanding at any time pursuant to this clause (14) shall not exceed $35.0 million;

(15) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 30 days of the applicable Incurrence;

(17) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with any business acquisition or any disposition of any business, assets or Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

provided that (a) the total amount of such Indebtedness which may be Incurred with respect to any such transaction shall not exceed the gross proceeds including non-cash proceeds actually received by the Company or any Restricted Subsidiary in connection therewith and (b) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary under GAAP, as in effect on the Issue Date;

(18) Indebtedness constituting obligations of the Company or any Restricted Subsidiary under deferred compensation agreements entered into in the ordinary course; provided that such obligations are satisfied within 30 days of becoming due; and

(19) Indebtedness of the Company or any Restricted Subsidiary, including Additional Notes, in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (18) above or paragraph (a)) does not exceed $20.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated in right of payment to the Secured Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(3) any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date, (y) as a contribution in respect of the outstanding Qualified Capital Stock of the Company by its stockholders subsequent to the Issue Date and (z) from optional employee contributions to the ESOP subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Capital Stock that constitutes Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions do not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3) (B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(5) repurchases of Capital Stock deemed to occur upon exercise (including a cashless exercise) of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(6) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors or the Compensation Committee thereof); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Secured Notes as a result of such Change of Control and has repurchased all Secured Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(8) payments of intercompany Subordinated Obligations, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) any purchase or redemption of Subordinated Obligations of the Company or a Subsidiary Guarantor from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” after the Company (or a Restricted Subsidiary, as the case may be) has made an offer to the Holders of the Secured Notes to purchase the Secured Notes pursuant to clause (a) (3) (C) of such covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(10) in the event of an Asset Disposition that requires the Company to offer to repurchase Secured Notes pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Secured Notes pursuant to the provisions of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and has repurchased all Secured Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed (x) the amount by which Net Available Cash was reduced as a result of the offer with respect to the Secured Notes less (y) the Net Available Cash actually used to consummate the offer of the Secured Notes (and any other Senior Indebtedness included in such offer); provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(11) Permitted ESOP Transactions; provided however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any payment to any director, officer or employee of the Company or of any Restricted Subsidiary in connection with any long-term incentive plan in an aggregate amount for all directors, officers and employees not to exceed $3.0 million (as such amount may be increased from time to time pursuant to this clause (12), the “LTIP Amount”) in any fiscal year; provided however, that (a) on the first day of each fiscal year commencing after September 30, 2010 (each, a “Test Date”), (i) if the Adjusted EBITDA of the Company (the “Prior Year Adjusted EBITDA”) for the fiscal year most recently ended before the Test Date (the “Prior Year”) is greater than the Adjusted EBITDA (the “Comparative Year Adjusted EBITDA”) of the Company for the fiscal year ended September 30, 2009, the LTIP Amount shall be increased to an amount equal to the Prior Year Adjusted EBITDA divided by the Comparative Year Adjusted EBITDA multiplied by the LTIP Amount and (ii) unused amounts in any twelve-month period may be carried over to the succeeding twelve-month period and (b) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Unsecured Notes up to an aggregate amount of $10 million; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; or

(14) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (14), does not exceed $10.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) the amount of Restricted Payments made pursuant to this clause (14) shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or a Subsidiary Guarantor or (c) transfer any of its property or assets to the Company or a Subsidiary Guarantor, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Revolving Credit Facility in effect on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(F) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(G) any encumbrance or restriction with respect to a Foreign Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

(H) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(I) provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) to any of the following:

(A) to prepay, repay, redeem or purchase Applicable Indebtedness selected by the Company (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, provided that if the assets that were the subject of such Asset Disposition constituted Collateral, then such Additional Assets shall be pledged at the time of their acquisition to the Collateral Agent as Collateral for the benefit of the Holders, subject to Permitted Collateral Liens; and

(C) to make an offer to the holders of the Secured Notes (and to holders of other Applicable Senior Indebtedness designated by the Company) to purchase Secured Notes (and such other Applicable Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, unless the Asset Disposition involves the disposition of Collateral, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $7.5 million. Pending the final application of any Net Available Cash, the Company or any of the Restricted Subsidiaries may temporarily reduce outstanding revolving Indebtedness that is Applicable Senior Indebtedness or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture; provided that the assets received in respect of such investments are pledged to the Collateral Agent as Collateral for the benefit of the Holders, subject to Permitted Collateral Liens and the terms of the Security Documents and the Intercreditor Agreement.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Applicable Indebtedness of the Company or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock of the Company or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(b) In the event of an Asset Disposition that requires the purchase of Secured Notes (and other Applicable Senior Indebtedness) pursuant to clause (a)(3)(C) above, the Company will purchase Secured Notes tendered pursuant to an offer by the Company for the Secured Notes (and such other Applicable Senior Indebtedness) (the “Offer”) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Secured Notes will be denominations of $1,000 principal amount or $1,000 multiples thereof; provided, however, that selected Secured Notes in denominations of $1,000 or less will be purchased in whole and not in part. The Company shall not be required to make such an Offer to purchase Secured Notes (and other Applicable Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $7.5 million (which lesser amount shall be carried forward for purposes of determining whether such an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an Offer, Net Available Cash will be deemed to be reduced by the aggregate amount of such Offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) do not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) earn-out payments (A) made in connection with acquisitions permitted under the Indenture and (B) negotiated prior to the consummation of the applicable acquisition; and

(8) any agreement as in effect on the Issue Date and described in this prospectus or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and the Company will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than (a) in the case of any property or asset that does not constitute Collateral, Permitted Liens; provided that any Initial Lien on such property or assets will be permitted notwithstanding that it is not a Permitted Lien if the Secured Notes and Guarantees are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Secured Notes or the Guarantees) the obligations so secured until such time as such obligations are no longer secured by a Lien; and (b) in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

Any Lien created for the benefit of the Holders of the Secured Notes pursuant to the proviso in clause (a) of the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Secured Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Secured Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Security Documents, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Secured Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty, provided that the foregoing shall not be required in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Subsidiary Guarantors

The Company will cause each Domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8) or (9) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Secured Notes on the same terms and conditions as those set forth in the Indenture.

Impairment of Security Interest

Subject to the following paragraph, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of impairing the security interest with respect to a material portion of the Collateral for the benefit of the Trustee and the holders of the Secured Notes (including the priority thereof), and the Company shall not, and shall not permit any of its Restricted Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the holders of the Secured Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, provided the Company may Incur Permitted Collateral Liens.

The Indenture provides that, at the direction of the Company and without the consent of the Holders, the Trustee and the Collateral Agent shall from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Collateral Liens, (iii) add to the Collateral, (iv) amend, modify or supplement the Indenture as described in clauses (2), (4), (8), (10), (11), (12), (13) or (14) of the second paragraph under “— Amendments and Waivers” below or (v) make any other change thereto that does not adversely affect the Holders in any material respect.

Additional Security

At the time any Restricted Subsidiary executes and delivers to the Trustee a Guarantee, the Company will cause (i) the shares of such Restricted Subsidiary to be pledged and (ii) such Restricted Subsidiary to grant a security interest over its present and future assets in favor of the Collateral Agent on behalf of the Trustee and the Holders, consistent with the security interest granted by the Subsidiary Guarantors prior to such date.

After-Acquired Property

Subject to certain exceptions, upon the acquisition by the Company or any Subsidiary Guarantor of any After-Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such security instruments, financing statements and other documents and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and, in any event, will provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections. If the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the Secured Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Secured Notes are not freely transferable under the Securities Act. The Company shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of cash interest or PIK Interest on the Secured Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Secured Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Secured Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Secured Notes), “— Limitation on Affiliate Transactions”, “— Limitation on Line of Business”, “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Future Subsidiary Guarantors,” “— Impairment of Security Interest” or “— SEC Reports”;

(5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or the Security Documents;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $30.0 million or its foreign currency equivalent at the time is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(9) except as permitted by the Indenture, any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(10) the security interest purported to be created under any Security Document shall, at any time, cease to be in full force and effect and constitute a valid and perfected lien with the priority required by the applicable Security Document for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or in accordance with the terms of the Security Documents or any security interest purported to be created under any Security Document shall be declared invalid or unenforceable (other than any such failure to be in full force and effect and constitute a valid and perfected lien with the priority required by the applicable Security Document that would not be material to the Holders) or the Company or any Person granting Collateral the subject of any such security interest shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such failure to be in full force and effect or such assertion shall have continued uncured for a period of 10 business days.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Secured Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Secured Notes may declare the principal of and accrued but unpaid interest on all the Secured Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Secured Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Secured Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Secured Notes may rescind any such acceleration with respect to the Secured Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under the Indenture or the Security Documents at the request or direction of any of the Holders of the Secured Notes unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Secured Note may pursue any remedy with respect to the Indenture or the Secured Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Secured Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture or the Security Documents or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Secured Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Secured Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Secured Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interest of the Holders of the Secured Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Secured Notes and the Security Documents may be amended with the written consent of the Holders of at least a majority in principal amount of the Secured

Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Secured Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Secured Notes then outstanding. However, without the consent of each Holder of an outstanding Secured Note affected thereby, an amendment or waiver may not:

(1) reduce the amount of Secured Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Secured Note;

(3) reduce the principal of or change the Stated Maturity of any Secured Note;

(4) reduce the amount payable upon the redemption of any Secured Note or change the time at which any Secured Note may be redeemed as described under “— Optional Redemption” above;

(5) make any Secured Note payable in money other than that stated in the Secured Note;

(6) impair the right of any Holder of the Secured Notes to receive payment of principal of and interest on such holder’s Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Secured Notes;

(7) make any change in, the amendment or waiver provisions which require each Holder’s consent;

(8) make any change in the ranking or priority of any Secured Note that would adversely affect the Holders;

(9) make any change in, or release, other than in accordance with the Indenture and the Security Documents, any Subsidiary Guarantee that would adversely affect the Holders; or

(10) release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents or as otherwise permitted by the Indenture.

Notwithstanding the preceding, without the consent of any Holder of the Secured Notes, the Company, the Subsidiary Guarantors (with respect to a Subsidiary Guaranty or any provision of the Indenture to which it is a party) and the Trustee may amend, modify or supplement the Indenture, the Security Documents, any Subsidiary Guaranty or the Secured Notes:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Secured Notes in addition to or in place of a definitive note in registered certificated form; provided that the uncertificated Secured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Secured Notes are described in Section 163(f)(2)(B) of the Code;

(4) to add Guarantees with respect to the Secured Notes, including any Subsidiary Guaranties;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Secured Notes or to surrender any right or power conferred in the Indenture upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder of the Secured Notes;

(7) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the Security Documents, the Secured Notes and the Subsidiary Guaranties to any provision of this “Description of the Secured Notes” to the extent that such provision in this “Description of the Secured Notes” was intended by the Company to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Secured Notes and the Subsidiary Guaranties;

(9) to make any amendment to the provisions of the Indenture, any Subsidiary Guaranty or the Secured Notes relating to the transfer and legending of Secured Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Secured Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Secured Notes;

(10) to provide for the issuance of Exchange Notes;

(11) to evidence and provide for the acceptance and appointment of a successor Trustee;

(12) to add assets to the Collateral or to release Collateral from any Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture, to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under “— Certain Covenants — Impairment of Security Interest” or otherwise under the Indenture;

(13) to add parties to the Security Documents or successors, including successor trustees or other representatives; or

(14) to make provision for equal and ratable pledges of any collateral to secure the Secured Notes or any Additional Notes.

The consent of the Holders of the Secured Notes is not necessary under the Indenture or the Security Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture or the Security Documents becomes effective, the Company is required to mail to holders of the Secured Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Secured Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Secured Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Secured Notes are issued in registered form and will be transferable only upon the surrender of the Secured Notes being transferred for registration of transfer and compliance with the terms and conditions of the Indenture, all legends affixed to the Secured Notes and applicable law. The registrar of the Secured Notes, the Trustee or the Company may require a Holder, among other things, to furnish appropriate endorsements, transfer and assignment documents and other certificates, and the Company may require a Holder to pay any taxes, assessment, governmental charges and fees required by applicable law and permitted by the Indenture. The Company is not required to transfer or exchange any Secured Note selected for redemption, and for a period of up to fifteen (15) days prior to selection of Secured Notes for redemption, the Company is not required to transfer or exchange any Secured Note.

Satisfaction and Discharge

When (1) we deliver to the Trustee all Secured Notes outstanding (other than Secured Notes that have been replaced) for cancellation or (2) all Secured Notes outstanding have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all

Secured Notes outstanding, including interest thereon to maturity or such redemption date (other than Secured Notes that have been replaced), and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

Subject to certain conditions, at any time, we may terminate all our obligations under the Secured Notes, the Indenture and the Security Documents and have each Subsidiary Guarantor’s obligation discharged with respect to its Guarantee (“legal defeasance”), except for certain obligations, including the rights of Holders to receive payment of principal, interest and premium, if any, when due solely out of the defeasance trust, obligations to register the transfer or exchange of the Secured Notes, to replace mutilated, destroyed, lost or stolen Secured Notes and to maintain a registrar and paying agent in respect of the Secured Notes, the rights, powers, duties and immunities of the Trustee, and the legal defeasance provisions of the Indenture.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision and security interest default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above and our obligations under the Security Documents (“covenant defeasance”). After such covenant defeasance, any failure to comply with such obligations shall not constitute a Default or give rise to an Event of Default.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) or (10) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty and the Security Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Secured Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Secured Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Secured Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Concerning the Collateral Agent

Wilmington Trust Company is the Collateral Agent under the Collateral Trust Agreement. The Collateral Agent is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Collateral Agent security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Secured Notes, the Security Documents, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Secured Notes by accepting a Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Secured Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Security Documents and the Secured Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The outstanding notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The outstanding notes were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Following the initial distribution of Rule 144A Notes and Regulation S Notes, such outstanding notes may be transferred to certain institutional “accredited investors” in the secondary market (“IAI Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes will be exchanged only against tender of the outstanding notes.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures, and we urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the

“Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Secured Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Secured Notes; and

(2) ownership of these interests in the Secured Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Secured Notes).

Investors in the Secured Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Secured Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Secured Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Secured Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Secured Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Secured Notes will not have Secured Notes registered in their names, will not receive physical delivery of Secured Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Secured Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Secured Notes are registered as the owners of the Secured Notes for the purpose of receiving payments and for all other purposes. Consequently, we do not and will not, and nor does the Trustee or any agent of us have or will have, any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of, or transfers or exchanges of, beneficial ownership interests in the Secured Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Secured Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Secured Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Secured Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Secured Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Secured Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Secured Notes and only in respect of such portion of the aggregate principal amount of the Secured Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Secured Notes, DTC reserves the right to exchange the Secured Notes for legended Secured Notes in certificated form, and to distribute such Secured Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of and exchanges into the Secured Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Secured Notes for Certificated Notes

A Secured Note is exchangeable for a definitive Secured Note in registered certificated form (a “Certificated Note”) if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Secured Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Secured Notes.

In addition, beneficial interests in a Secured Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Secured Notes delivered in exchange for any Secured Note or beneficial interests in Secured Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend unless a legend is not required by applicable law.

Same Day Settlement and Payment

The Company will make payments in respect of the Secured Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Secured Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

The information in this Section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for any inaccuracies of which we are not aware.

CERTAIN DEFINITIONS

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Junior Warrants and the exercise price of the Junior Warrants and (B) non-cash expenses with respect to the Junior Warrants and accretion of the Junior Warrants and minus (b) without duplication all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a) (iv) above in a previous period.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“After-Acquired Property” means (i) assets acquired by the Company or any Restricted Subsidiary after the Issue Date that constitute accretions, additions or technological upgrades to the equipment or operations that form part of the Collateral or constitute separate equipment, plants and operations that are integrated physically or operationally in any material respect with any other part of the Collateral, (ii) any other assets of the Company or any Subsidiary Guarantor acquired after the Issue Date (other than assets secured by a Lien of the type described in clauses (1), (4) and (5) of the definition of “Permitted Liens”) and (iii) any assets acquired by the Company or any Restricted Subsidiary in compliance with the covenant described under “— Asset Sales”.

“Applicable Indebtedness” means:

(1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary or any other non-debt obligation that, in each case, is secured at such time by such asset under a Lien that takes priority in right of payment upon enforcement over the Lien in respect of the Secured Notes under the Security Documents;

(2) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, (A) any Indebtedness or other obligation referred to in clause (1) above, (B) any Indebtedness (other than Disqualified Stock) of such Restricted Subsidiary or (C) any Indebtedness (other than Disqualified Stock) of any other Restricted Subsidiary that is not a Subsidiary Guarantor; or

(3) in respect of any other asset, Senior Indebtedness of the Company or Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary.

“Applicable Senior Indebtedness” means:

(1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness that is secured at such time by a Lien on such asset (unless such Lien is junior in any respect to the Lien for the benefit of the Secured Notes); or

(2) in respect of any other asset, Senior Indebtedness of the Company or any Subsidiary Guarantor.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a Fair Market Value of less than $500,000;

(D) a disposition of cash or Temporary Cash Investments; and

(E) the creation of a Lien or a Permitted Collateral Lien (but not the sale or other disposition of the property subject to such Lien or a Permitted Collateral Lien)).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Secured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board. Unless otherwise specified, the Board of Directors refers to the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, phantom stock and stock appreciation rights, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

“Consolidated Coverage Ratio” for any period for which internal financial statements are available immediately preceding the date on which such calculation is being made means the ratio of (a) the aggregate amount of Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period payable in cash.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (excluding fees and any interest expense attributable to any accretion in the value of the Junior Warrants but including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Restricted Subsidiary with respect to Interest Rate Agreements. Consolidated Interest Expense does not include cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded, in each case to the extent included in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (ii) the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or the date that such person’s assets are acquired by the Company or any Restricted Subsidiary, (iii) any gains attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (iv) any extraordinary or non-recurring gains or other income items and (b) there shall be added back, in each case to the extent deducted in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) any non-cash compensation charge or expense including any such charge or expense relating to stock appreciation rights and phantom stock plans, (ii) any non-cash contributions to the ESOP, (iii) amortization of goodwill and other intangible assets, (iv) any losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (v) any extraordinary or non-recurring losses or charges.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a) (3) (D) thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the six-month anniversary of the Stated Maturity of the Secured Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Secured Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Secured Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Secured Notes, including the purchase of any Secured Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Company and as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“ESOP Plan Documents” means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“ESOT” means the trust entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” and adopted and maintained by the Company pursuant to the applicable ESOP Plan Documents, as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the “Accounting Standards Codification” of the Financial Accounting Standards Board;

(2) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(3) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Grantor” means the Company and each Subsidiary Guarantor.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Secured Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Secured Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any

Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” excludes post-closing payment adjustments to which the sellers may become entitled to the extent such payment is determined by reference to a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above but without duplication or double-counting of any Indebtedness described in two or more clauses above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among the Collateral Agent, the Administrative Agent, the Issuer and each Subsidiary Guarantor named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”, “Investment” shall include:

(1) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Secured Notes were originally issued.

“Junior Priority Liens” means Liens that are junior in priority to the Liens on the Collateral securing the Obligations under the Secured Notes.

“Junior Subordinated Notes” means the Company’s Seller Subordinated Notes due December 20, 2010 in an outstanding aggregate principal amount on the Issue Date of approximately $50.0 million.

“Junior Warrants” means an aggregate of 1,630,437 detachable redeemable common stock warrants issued as of August 29, 2008, to be purchased and canceled by the Company on the Issue Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all direct costs relating to such Asset Disposition including, without limitation, legal, investment banking, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) except to the extent such Asset Disposition involved the disposition of Collateral, all payments (whether principal, interest, premium or other) made on any Indebtedness which is secured by any assets subject to such Asset Disposition or required to be repaid as a result of the Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets or other agreement with respect to such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition including indemnification liabilities, purchase price adjustments, and employee benefit plan liabilities; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Acquisition” means the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of a Person, a line of business or division of a Person or not less than 100% of the Capital Stock of a Person (the “Acquired Entity”); provided that (a) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Company or any Subsidiary of the Company; (b) the Acquired Entity or the assets, line of business or division acquired shall be in a similar line of business as that of the Company and its Subsidiaries as conducted during the current and most recent calendar year; (c) (i) the Acquired Entity or division is located, and substantially all of its operations are conducted, in the United States of America or (ii) substantially all of the assets acquired are located in the United States; (d) at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (e) the Company shall have delivered to the Trustee a certificate of the chief financial officer of the Company confirming compliance with clauses (a) through (d) above, together with all relevant financial information for the Acquired Entity, acquired line of business or division or acquired assets and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (a) through (d) above.

“Permitted Collateral Liens” means:

(1) Liens on the Collateral that are described in one or more of clauses (1) through (6), (9), and (12) through (19) of the definition of “Permitted Liens”;

(2) Liens on the Collateral securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (1) and (19) of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and Liens securing other obligations under the documents governing such Indebtedness not constituting Indebtedness;

(3) Junior Priority Liens on the Collateral securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or clauses (2) through (18) of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and Liens securing other obligations under the documents governing such Indebtedness not constituting Indebtedness;

(4) Liens on the Collateral securing Obligations in respect of the Secured Notes issued on the Issue Date (including PIK Interest on any Secured Notes) and Liens securing other obligations under the documents governing the Secured Notes issued on the Issue Date not constituting Indebtedness;

(5) Liens on the Collateral securing Obligations in respect of an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, would not cause the

Secured Indebtedness Leverage Ratio of the Company to exceed 3.0:1.0, and Liens securing other obligations under the documents governing such Indebtedness not constituting Indebtedness;

(6) Liens securing Obligations in respect of any Refinancing Indebtedness incurred to Refinance Indebtedness then outstanding and secured by Liens permitted by the foregoing clauses (2), (3), (4), (5) and this clause (6), and Liens securing other obligations under the documents governing such Indebtedness and Refinancing Indebtedness not constituting Indebtedness; provided that any Liens securing Obligations in respect of any Refinancing Indebtedness incurred to Refinance Indebtedness then outstanding and secured by Liens permitted by the foregoing clause (3) must be Junior Priority Liens; and

(7) Liens on the Collateral securing Obligations in respect of Hedging Obligations of the Company, any Subsidiary Guarantor and their Subsidiaries (including Priority Hedging Obligations) and cash management obligations of the Company, any Subsidiary Guarantor and their Subsidiaries (including Priority Cash Management Obligations);

provided that in the case of clauses (2) and (4) through (7), such Lien ranks equal to or junior in priority to all other Liens on such Collateral securing Indebtedness of the Company or such Restricted Subsidiary, as applicable, except that (x) Indebtedness permitted to be Incurred pursuant to clause (1), and Indebtedness up to an aggregate principal amount of $10.0 million permitted to be Incurred pursuant to clause (19), in each case of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”, (y) Priority Cash Management Obligations and (z) Priority Hedging Obligations may have super priority status equivalent to that accorded to the Revolving Credit Facility on the Issue Date pursuant to the Security Documents.

Permitted Collateral Liens shall include any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding sentence; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets.

“Permitted ESOP Transactions” means the redemption or repurchase for value of any Capital Stock of the Company as a result of distributions by the ESOT to participants in the ESOP to satisfy diversification requirements under applicable law, including Section 401(a) (28) of the Code.

“Permitted Holder” means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”; and

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(2) [Intentionally Omitted]

(3) Liens existing on the Issue Date;

(4) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the time such other Person becomes a Subsidiary of such Person;

(5) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the acquisition of the property subject to such Lien;

(6) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(7) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(8) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(10) Liens in favor of the Company or any Subsidiary Guarantor or Liens on assets of a Restricted Subsidiary of the Company that is not a guarantor in favor solely of another Restricted Subsidiary of the Company that is not a Subsidiary Guarantor;

(11) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (1), (3), (4) or (5); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (1), (3), (4) or (5) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12) Liens securing Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries;

(13) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(14) licenses, leases or subleases granted by the Company or any Restricted Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(15) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(16) Liens arising out of judgments or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $30.0 million at any time outstanding;

(17) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested tax and enforcement of the applicable Lien;

(18) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested obligations and enforcement of the applicable Lien;

(19) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and

(20) other Liens securing obligations incurred in the ordinary course of business which obligations, in the aggregate, do not exceed $5.0 million at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Subordinated Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary (a) that is not Secured Indebtedness, (b) that constitutes Subordinated Obligations, (c) that is not incurred while a Default exists, (d) the incurrence of which would not result in a Default and (e) that does not mature and does not require any payment of principal prior to the final maturity date of the Secured Notes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Secured Note means the principal of the Secured Note plus the premium, if any, payable on the Secured Note which is due or overdue or is to become due at the relevant time.

“Priority Cash Management Obligations” means obligations owed by the Company or any of its Restricted Subsidiaries (including guarantees thereof) to any lender under the Revolving Credit Facility or any affiliate of a lender under the Revolving Credit Facility (or Person that was a lender or affiliate of a lender at the time such obligation was entered into) in respect of cash management services and purchasing cards, including any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and liabilities relating to purchasing cards; in each case whether existing on the Issue Date or thereafter created.

“Priority Hedging Obligations” means obligations (including guarantee obligations), whether now existing or hereafter arising, of the Company, any Subsidiary Guarantor or any of their Subsidiaries arising under any Secured Hedge Agreement (whether entered into before or after the Issue Date) (it being understood that if any bank that is a party to a Secured Hedge Agreement ceases to be a lender under the Revolving Credit Facility, such party to a Secured Hedge Agreement (or its affiliate, if applicable) will retain the benefits of the Collateral and guarantees under the Indenture and related documents as a secured party thereunder).

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Qualified Equity Offering” means any issuance and sale of common stock by the Company. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to the Company’s common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of the Company.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Secured Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Secured Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated March 22, 2010, among the Company, the Subsidiary Guarantors and the initial purchaser.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date, any business reasonably related, ancillary or complementary to such business and any business providing products or services to any government, governmental authority or agency, department or bureau thereof.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment (a) in connection with any merger or consolidation involving such Person or (b) to a director, officer or employee of the Company or of any Restricted Subsidiary in connection with any long-term incentive plan) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including (a) in connection with any merger or consolidation or (b) the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness, including the Unsecured Notes and any Subordinated Obligations, but excluding any Secured Indebtedness, of the Company or any Subsidiary Guarantor (other than from the Company or a Restricted Subsidiary); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the credit agreement, dated as of March 22, 2010, by and among, the Company, the Subsidiaries of the Company identified therein as Subsidiary Guarantors, the lenders from time to time party thereto, and Credit Suisse, as Administrative Agent and Collateral Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, and any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more other agreements (and related documents) governing Indebtedness, including indentures, incurred to Refinance, substitute, supplement or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or one or more successors to such credit agreement or one or more new credit agreements or other agreements.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Hedge Agreement” means any hedge agreement permitted under the Revolving Credit Facility.

“Secured Indebtedness” means any Indebtedness of the Company and the Restricted Subsidiaries secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (a) all Secured Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, including any Secured Indebtedness to be Incurred on such date, to (b) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available.

“Secured Obligations” means all Obligations secured by the Security Documents.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Secured Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Secured Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Secured Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Secured Notes.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

“Trustee” means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Notes” means the Company’s 10.25% senior unsecured notes due February 2015.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “— Certain Covenants — Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of exchange notes. This discussion deals only with exchange notes held as capital assets and acquired in exchange for outstanding notes acquired at original issuance for their “issue price” within the meaning of the Code. This summary does not address special classes of holders of exchange notes, such as, but not limited to, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities, dealers in securities or currencies, life insurance companies, tax exempt entities, persons that hold exchange notes in connection with an arrangement that completely or partially hedges the exchange notes, securities traders that use a mark-to-market method of accounting, banks, persons holding exchange notes as part of a conversion transaction, a constructive sale or a straddle, certain former citizens or residents of the United States or persons whose functional currency is not the U.S. dollar. The discussion does not apply to holders owning 10% or more of our voting stock, to corporate holders that are controlled foreign corporations with respect to us, or to banks making a loan in the ordinary course of business. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. The summary is based upon the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes that are different from those discussed below.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If you are considering owning exchange notes, you should consult your own tax advisor about the tax consequences of purchasing, holding and disposing of the exchange notes in your particular situation.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of exchange notes that is, for purposes of U.S. federal income taxation,

•	an individual citizen or resident of the United States,

•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, and

•	a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a U.S. person on that date and elected to be treated as a U.S. person at all times thereafter.

If an entity treated as a partnership for U.S. federal income tax purposes holds exchange notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership that acquires or holds exchange notes should consult their own tax advisor.

Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable transaction for U.S. federal income tax purposes. U.S. Holders should not recognize any taxable gain or loss as a result of such exchange and should have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

Investment Unit

The outstanding notes were issued as part of an “investment unit” under U.S. federal income tax law, consisting of an outstanding note and a warrant (“Unit”). The issue price of a Unit was the first price at which a substantial amount of the Units were sold for cash, excluding sales to bond houses or similar persons acting as underwriters, placement agents or wholesalers and was $975.00. The Treasury regulations applicable to investment units require a U.S. Holder to allocate the “issue price” of the Unit between the outstanding notes and warrants based on the relative fair market values of each element of the Unit. We allocated $907.95 of the issue price to each outstanding note and $67.05 of the issue price to each warrant; provided that no court is bound by such allocation and any recovery on the secured notes in a bankruptcy proceeding could be limited based on the ultimate allocation of the issue price. This allocation established a U.S. Holder’s initial tax basis in the outstanding note which, subject to adjustments for OID (discussed below), will be the holder’s tax basis and adjusted issue price in exchange notes received pursuant to this exchange offer.

Our allocation continues to be binding on a U.S. Holder of a Unit unless such U.S. Holder explicitly discloses in a statement attached to such U.S. Holder’s timely filed U.S. federal income tax return for the tax year that includes the acquisition date of the Unit that such U.S. Holder’s allocation of the issue price between the outstanding note and the warrant is different than our allocation. Our allocation is not, however, binding on the IRS. If our allocation were successfully challenged by the IRS, the issue price, original issue discount accruals and any gain or loss on the sale or disposition of an outstanding note or an exchange note, as the case may be, would be different from that resulting under the allocation we determined.

The remainder of this discussion assumes that our allocation of the issue price will be respected for U.S. federal income tax purposes. It does not address the tax consequences of owning, disposing of, exercising or failing to exercise warrants issued as part of a Unit. Likewise, it does not address the tax consequences of owning or disposing of the common stock that would be received if the warrants were exercised.

Payments of Interest

Except as described below under “— Original Issue Discount”, payments of Cash Interest on an exchange note will be taxable to a U.S. Holder as ordinary interest income at the time they are received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Payments of PIK Interest on an exchange note generally are not treated as payments of interest. The taxation of PIK Interest is discussed below under “— Original Issue Discount”.

Original Issue Discount

The outstanding notes were issued with original issue discount (OID) for U.S. federal income tax purposes in an amount equal to the excess of (a) the “stated redemption price at maturity” of the outstanding note over (b) its “issue price”.

The “issue price” of an outstanding note was the portion of the issue price of a Unit that was allocated to the outstanding note (as described in “— Investment Unit” above). The “stated redemption price at maturity” of an outstanding note equaled the sum of all payments required to be made on such note other than payments of “qualified stated interest”. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Payments of Cash Interest on the outstanding notes constitutes qualified stated interest; PIK Interest is not qualified stated interest and the sum of all PIK Payments will be included in the stated redemption price at maturity of the notes (and thus taxable to a U.S. Holder as OID). Accordingly, each outstanding note bore OID in an amount equal to the excess of its stated redemption price at maturity over its issue price. Exchange notes will be treated as having been issued with OID equal to the OID in the outstanding notes so exchanged.

Because the exchange notes will be issued with OID, U.S. Holders must include OID in income based on a constant-yield method before the receipt of cash attributable to the income. The amount of OID includible in income is the sum of the daily portions of OID with respect to the exchange notes for each day during the taxable year or portion of the taxable year in which a U.S. Holder holds the exchange notes. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to an exchange note may be of any length selected by the holder and may vary in length over the term of the exchange note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the exchange note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the exchange note’s adjusted issue price at the beginning of the accrual period and the exchange note’s yield to maturity over (b) the sum of the payments of qualified stated interest on the exchange note allocable to the accrual period. The “adjusted issue price” of an exchange note at the beginning of any accrual period is the issue price of the exchange note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the exchange note that were not payments of qualified stated interest. The “yield to maturity” is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the exchange notes, produces an amount equal to the issue price of the exchange note.

Upon the payment of PIK Interest, a U.S. Holder of an exchange note will be required to adjust its OID calculation for future periods by treating the exchange note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such PIK Interest payment period, and re-calculating the yield to maturity of the reissued note by treating the amount of PIK Interest (and of any prior PIK Interest) as a payment that will be made on the maturity date of such exchange note.

Acquisition Premium

If the tax basis of a holder in the secured notes immediately after a purchase of the secured notes is less than all amounts payable on the notes after the purchase date (other than payments of “qualified stated interest”), but is in excess of the adjusted issue price of the secured notes, the holder has acquired the secured notes with “acquisition premium”. A U.S. Holder who purchases the secured notes with acquisition premium and does not make the election described below under “— Election to Treat all Interest as Original Issue Discount” is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the acquisition premium and the denominator of which is the aggregate OID includible in income with respect to the notes.

Bond Premium

If a U.S. Holder has a tax basis in the secured notes immediately after a purchase of the secured notes that is greater than the stated redemption price at maturity, the holder has acquired the secured notes with “bond premium”. Such holder will not be required to include any OID in income with respect to the secured notes. A holder may elect to amortize such bond premium over the life of the secured notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. U.S. Holders that acquire a secured note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Market Discount

An exchange note that is acquired for an amount that is less than its revised issue price (which is the sum of the issue price of the exchange note and the aggregate amount of the OID previously includible in the gross income of any holder for periods before the acquisition of the note by the holder, without regard to any acquisition premium) by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. Holder elects to include such market discount in income as it accrues, a U.S. Holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the exchange notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. Holder, under a constant yield method. In addition, a U.S. Holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry an exchange note unless the U.S. Holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Election to Treat all Interest as Original Issue Discount

A U.S. Holder may elect to include in gross income all interest that accrues on the exchange notes using the constant-yield method described above under “— Original Issue Discount,” with certain modifications. For purposes of this election, interest includes stated interest and OID, as adjusted by acquisition premium. This election generally applies only to the exchange note with respect to which it is made and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors concerning the consequences of this election.

Sale, Exchange, Redemption or Other Disposition

A U.S. Holder generally will recognize taxable gain or loss upon the sale, exchange (other than the exchange of an outstanding note for an exchange note in connection with this exchange offer, or other disposition of an exchange note equal to the difference, if any, between

•	the amount realized (less an amount attributable to any accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income by the U.S. Holder) and

•	the U.S. Holder’s adjusted tax basis in the exchange note (other than tax basis which is attributable to accrued but unpaid interest).

A U.S. Holder’s adjusted tax basis in an exchange note will, in general, be the cost of a Unit allocated to the exchange note as described above. The initial basis in such exchange note will be increased by any OID previously included in income with respect to the exchange note and decreased by any payments received (other than payments of qualified stated interest).

Gain or loss on the sale, exchange or other disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the exchange note for more than one year. Net long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

Non-U.S. Holders

This discussion applies to you if you are a “non-U.S. Holder”. A “non-U.S. Holder” is a beneficial owner (other than a partnership, an entity treated as a partnership for U.S. federal income tax purposes, or other pass-through entity) of an exchange note that is not a U.S. Holder.

Special rules may apply to certain non-U.S. Holders, such as “controlled foreign corporations”, “passive foreign investment companies”, “foreign personal holding companies” and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The tax consequences of the exchange offer to Non-U.S. Holders are the same as described above under the heading “U.S. Holders — Exchange Offer”.

Payments of Interest

If you are a non-U.S. Holder of exchange notes, payments of qualified stated interest and OID made to you will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for the portfolio interest exemption described below.

To qualify for the portfolio interest exemption from withholding tax with respect to the exchange note, you generally will be required to provide in the year in which a payment under the exchange note occurs a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner of the exchange note and are not a U.S. Holder; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or a substantially similar substitute form and you must inform the recipient of any change in the information on the statement within 30 days of such change.

If you are engaged in a U.S. trade or business and interest received, or OID accrued, by you on an exchange note is effectively connected with your conduct of such trade or business, and is not exempt from U.S. tax under a U.S. income tax treaty, you will be exempt from the withholding of U.S. federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the exchange note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive (including any OID) on a net income basis in the same manner as if you were a U.S. Holder. If you are a corporation, effectively connected income (including earnings from the exchange note) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, U.S. federal income and withholding tax under a U.S. income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable income tax treaty. A non-U.S. Holder of an exchange note eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Even if you meet one of the above requirements, qualified stated interest and OID paid to you on an exchange note will be subject to U.S. withholding tax if the withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from U.S. withholding tax. Special rules apply for this test.

Sale, Exchange, Redemption or Other Disposition

As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, retirement or other disposition of an exchange note unless:

•	such gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain) which, in the case of a corporate non-U.S. Holder, may also give rise to a branch profits tax;

•	you are an individual, you hold your exchange notes as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet certain other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	the gain represents accrued interest or OID, in which case the rules for interest would apply.

An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above, will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

All Holders — Information Reporting and Back-up Withholding

In general, information reporting requirements will apply to payments of principal and interest (including the accrual of OID) on an exchange note and the proceeds from the sale, exchange, redemption or other disposition of an exchange note.

Under the Code, a beneficial owner of exchange notes that does not otherwise establish an exemption may be subject to “back-up withholding” at a 28% rate on interest (including OID), dividends and proceeds from the disposition of the exchange notes if the beneficial owner:

•	fails to furnish his social security or other taxpayer identification number within a reasonable time after the request therefor;

•	furnishes an incorrect taxpayer identification number;

•	fails to report properly interest or dividends;

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to back-up withholding; or

•	in the case of a non-United States beneficial owner, fails to meet certain certification requirements or exemptions.

The back-up withholding rate is currently set to increase to 31% after December 31, 2010. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be allowed as a refund or a credit against a beneficial owner’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, exchange notes will be freely transferable by a holder (other than a holder who is our affiliate) after the exchange offer without further registration under the Securities Act if the holder represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the secured notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes and guarantees offered hereby, as well as certain other legal matters, will be passed upon for us by Baker & McKenzie LLP, Washington, D.C.

EXPERTS

The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a restatement of the 2008 financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets
As of March 31, 2010 and September 30, 2009

	March 31,	September 30,
	2010	2009
	(In thousands, except share and per share information)
	(Unaudited)

Current assets:
Cash and cash equivalents	$28,300	$11,185
Accounts receivable, net	187,847	180,157
Prepaid expenses and other current assets	5,432	3,795

Total current assets	221,579	195,137
Property, plant and equipment, net	12,952	14,474
Intangible assets, net	23,048	28,680
Goodwill	398,921	398,921
Other assets	10,661	10,286

Total assets	$667,161	$647,498

Current liabilities:
Interest payable	$5,095	$9,039
Current portion, senior term loan payable	—	2,389
Current portion, subordinated note payable	—	3,000
Current portion, acquisition obligations	—	50
Trade accounts payable	71,127	60,707
Accrued liabilities	54,698	45,425
Accrued payroll and related liabilities	36,435	43,033
Billings in excess of revenue earned	3,783	3,661

Total current liabilities	171,138	167,304
Senior term loan payable, excluding current portion	—	229,221
Senior secured notes	268,400	—
Senior unsecured notes	245,684	245,241
Subordinated note payable	—	46,932
Accrued compensation, excluding current portion	5,275	5,740
Accrued postretirement benefit obligations	740	717
Non-current portion of lease obligations	7,921	7,286
Deferred income taxes	33,818	—
Commitments and contingencies	—	—
Redeemable common stock warrants	—	32,717
Redeemable common stock, $0.01 par value, 8,000,000 shares authorized, 5,469,272 and 5,424,274 shares issued and outstanding at March 31, 2010 and September 30, 2009	153,140	187,137
Common stock warrants	20,785	—
Accumulated other comprehensive loss	(238)	(238)
Accumulated deficit	(239,502)	(274,559)

Total liabilities, redeemable common stock and accumulated deficit	$667,161	$647,498

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(In thousands, except share and per share information)
	(Unaudited)

Contract revenue	$203,546	$195,429	$409,284	$384,225
Direct contract expense	156,049	149,135	315,045	294,457

Gross profit	47,497	46,294	94,239	89,768

Operating expenses:
Indirect contract expense	9,982	9,332	19,268	18,456
Research and development	309	78	570	147
General and administrative	18,466	13,426	34,473	23,599
Rental and occupancy expense	8,298	8,468	16,284	16,206
Depreciation and amortization	4,212	4,700	8,443	9,506

Total operating expenses	41,267	36,004	79,038	67,914

Operating income	6,230	10,290	15,201	21,854
Other income (expense):
Interest income	12	25	57	48
Interest expense	(14,097)	(10,244)	(30,983)	(24,332)
Other	87	(87)	(24)	(122)
Gain on extinguishment of debt	50,749	—	50,749	—

Total other income (expense)	36,751	(10,306)	19,799	(24,406)
Pre-tax income (loss)	42,981	(16)	35,000	(2,552)
Income tax (expense) benefit	(33,816)	55	(33,776)	51

Net income (loss)	$9,165	$39	$1,224	$(2,501)

Basic and diluted earnings (loss) per share	1.69	0.01	0.23	(0.48)

Basic and weighted average common shares outstanding	5,411,342	5,227,835	5,417,756	5,228,787

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Cash Flows

	Six Months Ended March 31,
	2010	2009
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net loss	$1,224	$(2,501)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,443	9,506
Bad debt expense	—	512
Accretion of debt to face value	—	1,180
Amortization of debt issuance costs	2,223	1,364
Secured Note paid in kind interest	155	—
Change in fair value of redeemable common stock warrants	(160)	(6,899)
Stock-based compensation	(865)	(5,764)
Incentive compensation	1,168	1,848
Gain on extinguishment of debt	(50,749)	—
Deferred income taxes	33,818	—
Other gains and losses	(1)	18
Changes in assets and liabilities:
Accounts receivable	(7,690)	(15,824)
Other assets	(754)	(578)
Trade accounts payable	10,540	2,100
Accrued liabilities	5,675	(347)
Interest payable	(3,944)	2,478
Other liabilities	840	4,022

Net cash used in operating activities	(77)	(8,885)
Cash flows from investing activities:
Cash paid for acquisitions-related obligations	(50)	(166)
Capital expenditures	(1,271)	(1,076)
Proceeds from sale of assets	5	—

Net cash used in investing activities	(1,316)	(1,242)
Cash flows from financing activities:
Change in book overdraft	—	100
Cash paid for interest rate swap	—	(4,647)
Sale of Secured Notes	281,465	—
Sale of Common Stock Warrants	20,785
Payment of debt issue costs	(16,710)	—
Payment of Term B Loan	(236,596)	(1,216)
Repurchase of Subordinated Note and related warrants	(25,000)	—
Payment of Subordinated Note principal	—	(3,000)
Revolver borrowings	84,200	227,500
Revolver repayments	(84,200)	(222,780)
Loan to ESOP Trust	(5,323)	(5,936)
ESOP loan repayment	5,323	5,936
Redeemable common stock purchased from ESOP Trust	(7,561)	(7,232)
Redeemable common stock sold to ESOP Trust	2,128	5,115

Net cash provided by (used in) financing activities	18,511	(6,160)
Net increase (decrease) in cash and cash equivalents	17,115	(16,287)
Cash and cash equivalents at beginning of period	11,185	16,287

Cash and cash equivalents at end of period	$28,300	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$32,759	$23,397
Cash received for taxes	(42)	(51)
Non-cash financing activities:
Common stock issued to ESOP Trust in satisfaction of employer contribution liability	$5,268	$5,252

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED)

(1)	Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the Company or Alion) provide scientific, engineering and information technology expertise to research and develop technological solutions for problems relating to national defense, homeland security, and energy and environmental analysis. Alion provides services to departments and agencies of the federal government and, to a lesser extent, to commercial and international customers.

Alion was established in October 2001 as a for-profit S-Corporation to purchase substantially all of the assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by Illinois Institute of Technology (IIT). In December 2002, Alion acquired substantially all of IITRI’s assets and liabilities except for its Life Sciences Operation, for $127.3 million. Prior to that, the Company’s activities were organizational in nature.

On March 22, 2010, the Company became a C-Corporation because it no longer met the Internal Revenue Code S-corporation requirement that it have only a single class of stock. In connection with the sale of the Units, Alion issued deep-in-the-money common stock warrants considered to be a second class of stock. See Note 13.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Alion Science and Technology Corporation (a Delaware corporation), and its wholly-owned subsidiaries and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements, prepared in accordance with generally accepted accounting principles, have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The statements are prepared on the accrual basis of accounting and include the accounts of Alion and its wholly-owned subsidiaries from their date of acquisition or formation. All inter-company accounts have been eliminated in consolidation. There were no changes to Alion’s subsidiaries in the current fiscal year.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results for the six months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s latest annual report on Form 10-K for the year ended September 30, 2009.

Fiscal, Quarter and Interim Periods

Alion’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported for assets and liabilities, disclosures of contingent assets and liabilities as of financial statement dates and amounts reported for operating results for each period presented. Actual results are likely to differ from those estimates, but the Company’s management does not believe such differences will materially affect Alion’s financial position, results of operations, or cash flows.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Revenue Recognition

Alion derives its revenue from delivering technology services under a variety of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collectibility of the contract price is considered reasonably assured.

Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. Alion uses various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and timing of revenue recognition. From time to time, facts develop that require Alion to revise estimated total costs or expected revenue. Alion records the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. Alion recognizes the full amount of anticipated losses on any type of contract in the period in which a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company’s financial performance.

Federal government agency contracts are subject to periodic funding. A customer may fund a contract in its entirety at inception or ratably throughout its period of performance as services are provided. If Alion determines contract funding is not probable, it defers revenue recognition until realization is probable. The federal government can audit Alion’s contract costs and adjust amounts through negotiation. The government considers Alion a major contractor; its auditors maintain an office on site. The government has audited the Company’s claimed costs through fiscal year 2004. The Company negotiated and settled indirect rates through fiscal year 2004 with no material adverse effect on operating results or cash flows. DCAA is currently auditing the Company’s indirect cost proposals for fiscal 2005 and 2006. The Company submitted its fiscal year 2009, 2008 and 2007 indirect cost proposals in March 2010, 2009 and 2008. Alion has recorded federal government contract revenue in amounts it expects to realize.

Alion recognizes revenue on unpriced change orders as it incurs expenses and only to the extent it is probable it will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred only to the extent it is probable that it will recover such costs and can reliably estimate the amount it will recover.

Alion generates software-related revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solutions the Company sells. Alion applies the percentage of completion method in ASC 605 — Revenue Recognition to recognize revenue.

Income Taxes

From its inception until March 22, 2010, Alion was an S-corporation and was not subject to federal or most state income taxes. As a pass-through entity Alion’s income and losses were allocated to its tax-exempt shareholder, the Alion Science and Technology Corporation Employee Stock Ownership, Savings and Investment Trust (the ESOP Trust). All of Alion’s subsidiaries were qualified S-corporation subsidiaries or disregarded entities included in its consolidated federal tax returns.

On March 22, 2010, Alion issued deep-in-the-money warrants that are deemed to constitute a second class of stock. Because it was deemed to have two classes of stock, the Company ceased to qualify as an S-corporation and automatically became a C-corporation subject to federal and state income taxes. Some Alion

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

subsidiaries also became subject to separate state income tax and reporting requirements. From its formation, Alion Science and Technology (Canada) Corporation has been subject to Canadian federal and provincial income taxes.

Alion accounts for income taxes by applying the provisions in currently enacted tax laws. The Company determines deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of its assets and liabilities. Deferred income tax provisions and benefits will change as assets or liabilities change from year-to-year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where it operates; estimates of future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that it may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would “more likely than not” sustain the Company’s position following an audit. For tax positions meeting the “more likely than not” threshold, the Company recognizes the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

Accounts receivable include billed accounts receivable, amounts currently billable and revenue in excess of billings on uncompleted contracts that represent accumulated project expenses and fees which have not been billed or are not currently billable as of the date of the consolidated balance sheet. Revenue in excess of billings on uncompleted contracts is stated at estimated realizable value. Unbilled accounts receivable include revenue recognized for customer-related work performed by Alion on new and existing contracts for which the Company had not received contracts or contract modifications. The allowance for doubtful accounts is Alion’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on age of receivables. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the consolidated statements of operations.

Goodwill and Intangible Assets

Alion assigns the purchase price it pays to acquire the stock or assets of an entity to the net assets acquired based on the estimated fair value of the assets acquired. Goodwill is the purchase price in excess of

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

the estimated fair value of the tangible net assets and separately identified intangible assets acquired. Purchase price allocations for acquisitions involve significant estimates and management judgments may be adjusted during the purchase price allocation period. There are no acquisitions with open measurement periods.

The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350 — Intangibles, Goodwill and Other Assets. Alion is required to review goodwill at least annually for impairment or, more frequently if events and circumstances indicate goodwill might be impaired. The Company performs its annual review at the end of each fiscal year. Alion is required to recognize an impairment loss to the extent that its goodwill carrying amount exceeds fair value. Evaluating any impairment to goodwill involves significant management estimates. To date, these annual reviews have resulted in no adjustments.

The Company operates in one segment and tests goodwill at the reporting unit level. Management has identified three reporting units for the purpose of testing goodwill for impairment. The reporting units are based on administrative organizational structure and the availability of discrete financial information. Each reporting unit provides a similar range of scientific, engineering and analytical services to departments and agencies of the U.S. government and commercial customers. The Company employs a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. Alion determines reporting unit goodwill in a manner similar to the way it determines goodwill in a purchase allocation by using fair value to determine reporting unit “purchase price”, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. The Company’s reporting units remained consistent in structure for all periods presented. The Company allocated changes in goodwill carrying value to reporting units based on acquisitions attributable to each unit’s current structure.

The Company performs its own independent analysis to determine whether goodwill is potentially impaired. The Company performs discounted cash flow and market-multiple-based analyses to estimate the enterprise fair value of Alion and its reporting units and the fair value of reporting unit goodwill in order to test goodwill for potential impairment. Management independently determines the rates and assumptions it uses to perform its goodwill impairment analysis and assesses the probability of future contracts and revenue and to evaluate the recoverability of goodwill.

Alion’s cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. Management’s cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

In the Company’s most recent impairment testing, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 9.0 to a high of 12.7, with a median value of 10.4. Market multiples for trailing twelve month revenue ranged from a low of 0.76 to a high of 1.22, with a median value of 0.99. Management used median market multiples and a weighted average cost of capital rate of 12.5% derived from market-based inputs, the tax-effected interest cost of Alion’s outstanding debt and a hypothetical market participant capital structure. Management estimates future years’ EBITDA based on Alion’s historical adjusted EBITDA as a percentage of revenue. Management estimated future revenue would grow 7%-10% annually. Prior year market multiples for trailing twelve month EBITDA for comparable professional services government contractors ranged from a low of 9.4 to a high of 16.7, with a median value of 12.4. Prior year market multiples for trailing twelve month revenue ranged from a low of 0.72 to a high of 1.75, with a median value of 1.02. The prior year weighted average cost of capital rate was 12.0% derived from market-based inputs, the tax-effected interest cost of Alion’s

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

outstanding debt and a hypothetical market participant capital structure. There were no changes to the methods used in prior periods to evaluate goodwill. Changes in one or more inputs could materially alter the calculation of Alion’s enterprise fair value and thus the Company’s determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at September 30, 2009 would have produced a corresponding approximate 5% decrease or increase in estimated enterprise value. At September 30, 2009, market-multiple based enterprise value exceeded discounted cash flow enterprise value by approximately 7%.

Management reviews the Company’s internally computed enterprise fair value to confirm the reasonableness of the Company’s analysis and compares the results of its independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee. Management compares each reporting unit’s carrying amount to its estimated fair value. If a reporting unit’s carrying value exceeds its estimated fair value, the Company compares the reporting unit’s goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, the Company recognizes an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value.

Alion completed its most recent goodwill impairment analysis in the fourth quarter of fiscal year 2009 and concluded no goodwill impairment existed as of September 30, 2009. The estimated fair value of each reporting unit substantially exceeded its September 2009 carrying value. A hypothetical 10% decrease in fair value would not have resulted in impairment to goodwill for any reporting unit or triggered the need to perform additional step two analyses for any reporting unit. There were no changes to goodwill in the quarter ended March 31, 2010 nor were there any significant events in the quarter that indicated impairment to goodwill as of March 31, 2010.

Alion amortizes intangible assets as economic benefits are consumed over estimated useful lives. As of March 31, 2010, the Company had a recorded net intangible asset balance of approximately $23.0 million, composed primarily of purchased contracts from the JJMA and Anteon contract acquisitions. The Company amortizes intangible assets as it consumes the economic benefits over the assets’ estimated useful lives.

Purchased contracts	1-13 years
Internal use software and engineering designs	2-3 years
Non-compete agreements	3-6 years

Redeemable Common Stock

There is no public market for Alion’s redeemable common stock and therefore no observable price for its equity, individually or in the aggregate. The ESOP Trust holds all the Company’s outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The ESOP Trustee can distribute cash or shares of Alion common stock. The Internal Revenue Code (IRC) and ERISA require the Company to offer ESOP participants who receive Alion common stock a liquidity put right which requires the Company to purchase distributed shares at fair market value. Eventual redemption of shares of Alion common stock is outside the Company’s control; therefore, Alion classifies its outstanding shares of redeemable common stock as a liability.

At each reporting date Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of this liability in part by considering the most recent price at which the Company was able to sell shares to the ESOP Trust (current share price times total shares issued and outstanding). In its fiduciary capacity the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability Management has determined is appropriate for the Company to recognize in its financial statements for outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report and the share price selected by the ESOP Trustee.

Alion records changes in the reported value of its outstanding common stock through an offsetting charge or credit to accumulated deficit. There were no fair value adjustments to redeemable common stock in the current quarter. The accumulated deficit at March 31, 2010 included $56.4 million for changes in the Company’s share redemption liability. Outstanding redeemable common stock had an aggregate fair value of approximately $153.1 million as of March 31, 2010.

Concentration of Credit Risk

Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the federal government.

Fair Value of Financial Instruments

The Company used the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value. For each of the following items, the fair value is not materially different than the carrying value.

Cash, cash equivalents, accounts payable and accounts receivable.  Carrying amounts approximate fair value because of the short maturity of those instruments.

Senior long-term debt.  The carrying amount of the Company’s senior debt approximates fair value, estimated based on current rates offered to the Company for debt of the same remaining maturities, and reflects amounts Alion is contractually required to pay. Senior long-term debt includes the Company’s revolving credit agreement, its Secured Notes and its Unsecured Notes. Senior long-term debt formerly included Alion’s Term B Senior Credit Facility (revolving credit facility and term loan) which the Company extinguished on March 22, 2010.

Subordinated notes and redeemable common stock warrants.  Alion uses an option pricing model to estimate the fair value of its redeemable common stock warrants. In estimating the Company’s aggregate redeemable common stock warrant liability, Management considers factors such as risk free interest rates; share price volatility of comparable publicly traded companies; information in the valuation report prepared for the ESOP Trustee; and the share price selected by the ESOP Trustee. The only market for the Company’s subordinated debt consisted of principal to principal transactions. The Company carried its subordinated notes at amortized cost. On March 22, 2010, Alion extinguished the Subordinated Note and related warrants. On the same date, the Company issued new warrants when it issued new senior secured notes. The new warrants qualify as equity and are not subject to fair value measurement or reporting.

Redeemable Alion common stock.  Management estimates the fair value price per share of Alion common stock by considering in part the most recent price at which the Company was able to sell shares to the ESOP Trust as well as information contained in the most recent valuation report that an independent, third-party firm prepares for the ESOP Trustee.

Recently Issued Accounting Pronouncements

Accounting Standards Update 2009-13 (ASU 2009-13) Revenue Recognition — Multiple Deliverable Revenue Arrangements was issued in October 2009 and updates Accounting Standards Codification

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

(ASC) 605 — Revenue Recognition. ASU 2009-13 removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting; replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the “Fair Value Measurements and Disclosures” guidance; provides a hierarchy that entities must use to estimate the selling price; eliminates the use of the residual method for allocation; and expands the ongoing disclosure requirements. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010, and can be applied prospectively or retrospectively. The Company is currently evaluating the effect, if any, that adopting ASU 2009-13 will have on its consolidated financial position and results of operations.

Accounting Standards Update 2009-14 (ASU 2009-14) Certain Revenue Arrangements That Include Software Elements was issued in October 2009 and updates ASC 985 — Software — Revenue Recognition. ASU 2009-14 clarifies which accounting guidance should be used to measure and allocate revenue for arrangements that contain both tangible products and software, where the software is more than incidental to the tangible product as a whole. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 2010 and applies to arrangements entered into or materially modified on or after that date. The Company is currently evaluating the effect, if any, that adopting ASU 2009-14 will have on its consolidated financial position and results of operations.

(3)	Employee Stock Ownership Plan (ESOP) and ESOP Trust

In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan) and the ESOP Trust. The Plan, a tax qualified retirement plan, includes ESOP and non-ESOP components. In April 2010, the Internal Revenue Service (IRS) issued a determination letter that the ESOP Trust and the Plan, as amended and restated as of October 1, 2006, and including an amendment to the Plan executed in June 2009, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 as amended (the IRC). In August 2008, Alion amended the Trust Agreement between the Company and the ESOP Trust. Alion believes that the Plan and the ESOP Trust have been designed and are being operated in compliance with the applicable IRC requirements.

(4)	Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding excluding the impact of warrants and phantom stock. Even after including required adjustments to the earnings per share numerator, the warrants and phantom stock are anti-dilutive for all periods presented. The Company’s 1,630,437 Subordinated Note warrants were outstanding for all of 2009 and up through March 22, 2010 when they were extinguished. Also on March 22, 2010, Alion issued 310,000 Units that include the Secured Notes and warrants to purchase 602,614 shares of Alion common stock The Secured Note warrants have a penny per share exercise price, are exercisable beginning March 22, 2011 and expire March 15, 2017. The Secured Note warrants are not redeemable and do not have price protection; they are classified as permanent equity.

(5)	Redeemable Common Stock Owned by ESOP Trust

The ESOP Trust owns all of the Company’s issued and outstanding common stock, for the benefit of current and former employee participants in the Alion KSOP. Participants and beneficiaries are entitled to a distribution of the fair value of their vested ESOP account balance upon death, disability, retirement or termination of employment. The Plan permits distributions to be paid over a five year period commencing the year after a participant’s retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for five years before commencing payment over a subsequent five year period.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Because Alion is now a C-corporation, terminating ESOP participants can choose whether to receive cash or shares of Alion common stock. If Alion distributes common stock to a participant or beneficiary, the IRC and ERISA require that it provide a put option to permit a recipient to sell the stock to the Company at the estimated fair value price per share based on the most recent price at which the Company was able to sell shares to the ESOP Trust ($28.00 at March 31, 2010 and $34.50 at September 30, 2009). Consistent with its duty of independence from Alion Management and its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability for outstanding redeemable common stock that Management has determined is appropriate for the Company to recognize in its financial statements. The Audit and Finance Committee considers various factors in its review, including in part, the valuation report and the share price selected by the ESOP Trustee. Management considers the share price selected by the ESOP Trustee along with other factors, to assist in estimating Alion’s aggregate liability for outstanding redeemable common stock owned by the ESOP Trust. Certain participants who beneficially acquired shares of Alion common stock on December 20, 2002, have the right to sell such shares distributed from their accounts at the greater of the then current estimated fair value per share or the original $10.00 purchase price.

Although the Company and the ESOP retain the right to delay distributions consistent with the terms of the Plan, and to control the circumstances of future distributions, eventual redemption of shares of Alion common stock is deemed to be outside the Company’s control.

The Company makes 401(k) matching contributions in shares of Alion common stock and discretionary profit-sharing contributions in a combination of Alion common stock and cash. The Company matches the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on March 31 and September 30 each year. The Company also makes a profit sharing contribution of Alion common stock to the ESOP Trust on the same dates equal to 1% of eligible employee compensation. Each pay period the Company makes a cash contribution to the non-ESOP component of the KSOP equal to 1.5% of eligible employee compensation. Alion recognized $3.7 million and $3.4 million in compensation expense for the KSOP for the quarters ended March 31, 2010 and 2009, and $7.0 million and $6.7 million for the six months ended March 31, 2010 and 2009.

(6)	Accounts Receivable

Accounts receivable at March 31, 2010 and September 30, 2009 consisted of the following

	March 31,	September 30,
	2010	2009
	(In thousands)

Billed receivables	$103,166	$108,566
Unbilled receivables:
Amounts currently billable	37,392	22,954
Revenues recorded in excess of milestone billings on fixed price contracts	3,726	3,757
Revenues recorded in excess of estimated contract value or funding	33,543	36,327
Retainages and other amounts billable upon contract completion	13,877	12,972
Allowance for doubtful accounts	(3,857)	(4,419)

Total Accounts Receivable	$187,847	$180,157

Revenue recorded in excess of milestone billings on fixed price contracts is not yet contractually billable. Amounts currently billable consist principally of amounts to be billed within the next year. Any remaining unbilled balance including retainage is billable upon contract completion or completion of Defense Contract

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Audit Agency audits. Revenue recorded in excess of contract value or funding is billable upon receipt of contractual amendments or other modifications. Contract revenue recognized in excess of billings totaled approximately $88.5 million as of March 31, 2010 and included approximately $33.5 million for customer-requested work for which the Company had not received contracts or contract modifications. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Unbilled receivables are expected to be billed and collected within one year except for $13.9 million at March 31, 2010.

(7)	Property, Plant and Equipment

	March 31,	September 30,
	2010	2009
	(In thousands)

Leasehold improvements	$10,980	$10,214
Equipment and software	33,100	32,807

Total cost	44,080	43,021
Less: accumulated depreciation and amortization	(31,128)	(28,547)

Net Property, Plant and Equipment	$12,952	$14,474

Depreciation and leasehold amortization expense for fixed assets was approximately $1.4 million and $1.5 million for the quarters ended March 31, 2010 and 2009 and $2.8 million and $2.9 million for the six months ended March 31, 2010 and 2009.

(8)	Goodwill and Intangible Assets

As of March 31, 2010, Alion had approximately $398.9 million in goodwill. There were no changes in the goodwill carrying amount during the current quarter.

Intangible assets consist primarily of contracts acquired through the Anteon and JJMA transactions. The table below shows intangible assets as of March 31, 2010 and September 30, 2009.

	March 31, 2010			September 30, 2009
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Purchased contracts	$111,635	$(88,987)	$22,648	$111,635	$(83,563)	$28,072
Internal use software and engineering designs	2,155	(1,763)	392	2,155	(1,568)	587
Non-compete agreements	725	(717)	8	725	(704)	21

Total	$114,515	$(91,467)	$23,048	$114,515	$(85,835)	$28,680

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

The weighted-average remaining amortization period of intangible assets was approximately five years at March 31, 2010 and September 30, 2009. Amortization expense was approximately $2.8 million and $3.2 million for the quarters ended March 31, 2010 and 2009 and $5.6 million and $6.6 million for the six months ended March 31, 2010 and 2009. Estimated aggregate amortization expense for the next five years and thereafter is as follows.

(In thousands)

For the remaining six months:
2010	$5,353
For the year ending September 30:
2011	6,843
2012	5,766
2013	3,246
2014	879
2015	737
Thereafter	224

$23,048

(9)	Long-Term Debt

Alion’s current debt structure includes a $25 million revolving credit facility, the Unsecured Notes and the Secured Notes. On March 22, 2010, the Company retired its Term B Senior Credit Agreement, its Subordinated Note and the Subordinated Note Warrants.

Credit Agreement

On March 22, 2010, the Company entered into a new Credit Agreement (Credit Agreement), which consists of a $25.0 million senior revolving credit facility (Revolver), approximately $112 thousand of which was allocated to letters of credit and deemed borrowed, but none of which was actually drawn as of March 31, 2010.

Under the Credit Agreement, Alion may request up to $10.0 million in letters of credit and may borrow up to $5.0 million in swing line loans for short-term borrowing needs. The Company must pay all principal obligations under the Credit Agreement in full no later than August 22, 2014.

The Credit Agreement permits Alion to use the Revolver for working capital, other general corporate purposes, and to finance permitted acquisitions.

Security.  The Credit Agreement is secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, HFA, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion Canada (US) Corporation. On March 22, 2010, Alion and the subsidiary guarantors entered into an Intercreditor Agreement with Wilmington Trust Company and Credit Suisse AG, Cayman Islands Branch (Intercreditor Agreement). Under the Intercreditor Agreement, lenders under the Credit Agreement have a super priority right of payment with respect to the underlying collateral, which is superior to the rights of lenders under the Secured Notes.

Guarantees.  The Company’s obligations under the Credit Agreement are guaranteed by the Company’s subsidiaries, HFA, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion Canada (US) Corporation. These subsidiaries also guarantee all of the Company’s obligations under the Secured Notes and Unsecured Notes (each described below). Formerly, only HFA, CATI, METI, JJMA, BMH, WCI and MA&D were guarantors.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Interest and Fees.  Under the Credit Agreement, at the Company’s election, the Revolver can bear interest at either of two floating rates based on either a Eurodollar base or an alternative base rate (ABR). The minimum interest rate on the Revolver is 9.50%. The Eurodollar interest rate is 600 basis points plus a 3.5% minimum interest rate. The alternate base rate is 500 basis points plus a 4.5% minimum interest rate.

Other Fees and Expenses.  Each quarter Alion is required to pay a commitment fee equal to 175 basis points per year on the prior quarter’s daily unused balances of the Revolver. As of March 31, 2010, $112 thousand was allocated to outstanding letters of credit. The Company paid approximately $12 thousand in commitment fees for the Revolver for the quarter ended March 31, 2010.

In addition to issuance and administrative fees, Alion is required to pay a fronting fee not to exceed 25 basis points for each letter of credit issued. Each quarter Alion is also required to pay interest in arrears for all outstanding letters of credit. The interest rate is based on the Applicable Percentage for Eurodollar loans which was 6.0% as of March 31, 2010. The Credit Agreement also requires the Company to pay an annual agent’s fee.

Covenants.  The Credit Agreement requires the Company to achieve the following minimum Consolidated EBITDA targets at the end of each calendar quarter during the time periods indicated below. There is no Consolidated EBITDA covenant in effect for the twelve months ended March 31, 2010.

Period	Minimum Consolidated EBITDA

June 30, 2010 through March 31, 2011	$52,500,000
April 1, 2011 through September 30, 2011	$55,000,000
October 1, 2011 through September 30, 2012	$60,000,000
October 1, 2012 through September 30, 2013	$62,500,000
Thereafter	$65,000,000

Consolidated EBITDA is defined as: (a) net income (or loss), as defined therein; plus (b) the following items, without duplication, to the extent deducted from net income or included in the net loss, the sum of: (i) consolidated interest expense; (ii) provision for income taxes; (iii) depreciation and amortization, including amortization of other intangible assets; (iv) cash contributions to the ESOP in respect of the repurchase liability of the Company under the ESOP Plan; (v) any non-cash charges or expenses including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the (now extinguished Subordinate Note) Warrants and the exercise price of the Warrants, (B) non-cash expenses with respect to the stock appreciation rights and phantom stock plans, and the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP; (vi) any extraordinary losses and (vii) any nonrecurring charges and adjustments by third-party valuation firm that prepares valuation reports in connection with the ESOP; minus (c) without duplication, (i) all cash payments made on account of reserves, restructuring charges and other non-cash charges added to net income (or included in net loss) pursuant to clause (b)(v) above in a previous period and (ii) to the extent included in net income (or net loss), any extraordinary gains and all non-cash items of income, in accordance with GAAP.

Secured Notes

On March 22, 2010, Alion issued and sold $310 million of its private units (Units) to Credit Suisse, which informed the Company it had resold most of the units to qualified institutional buyers. Each of the 310,000 Units sold consisted of $1,000 of Alion’s private 12% senior secured notes (Secured Notes) and a warrant to purchase 1.9439 shares of Alion’s common stock.

Security.  The Secured Notes are secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, HFA, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion Canada (US) Corporation. The Secured Notes are senior obligations of Alion

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

and rank pari passu in right of payment with existing and future senior debt, including the Credit Agreement, except to the extent that the Intercreditor agreement provides Credit Agreement lenders with a super priority right of payment with respect to the underlying collateral.

Guarantees.  The Company’s obligations under the Secured Notes are guaranteed by the Company’s subsidiaries, HFA, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion Canada (US) Corporation.

Interest and Fees.  The Secured Notes bear interest at 12% per year, which is payable 10% in cash and 2% by increasing the principal amount of the Secured Notes (PIK Interest). Interest is payable semi-annually in arrears on May 1 and November 1. Alion pays interest to holders of record as of the immediately preceding April 15 and October 15. The Company must pay interest on overdue principal or interest at 13% per annum to the extent lawful.

Unsecured Notes

On February 8, 2007, Alion issued and sold $250.0 million of its private 10.25% unsecured notes due February 1, 2015 (Unsecured Notes) to Credit Suisse, which informed the Company it had resold most of the notes to qualified institutional buyers. On June 20, 2007, Alion exchanged its private Unsecured Notes for publicly tradable Unsecured Notes with the same terms.

Guarantees.  The Company’s obligations under the Unsecured Notes are guaranteed by the Company’s subsidiaries, HFA, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion Canada (US) Corporation.

Interest and Fees.  The Unsecured Notes bear interest at 10.25% per year, payable semi-annually in arrears on February 1 and August 1. Alion pays interest to holders of record as of the immediately preceding January 15 and July 15. The Company must pay interest on overdue principal or interest at 11.25% per annum to the extent lawful.

Retired Term B Senior Credit Agreement

In August 2004, Alion entered into the Term B Senior Credit Agreement with a syndicate of financial institutions. The Company borrowed and re-paid various sums over the life of the loan. As of March 22, 2010, the Term B Senior Credit Agreement consisted of a $236.0 million senior term loan, a $25.0 million senior revolving credit facility with no balance actually drawn, and approximately $4.0 million in accrued interest payable. On March 22, 2010, the Company used proceeds from the issuance of the Units to redeem and retire all of the loans outstanding under the Term B Senior Credit Agreement and to pay all accrued and unpaid interest on such loans through the date of redemption. Alion recognized a $6.9 million loss on extinguishing the Term B loans.

As a cost of the consents and waivers the Company obtained from its lenders in September and December 2009, the annual interest rate on the outstanding Term B loan balances increased by 100 basis points on February 1, 2010 and the Company paid the Term B lenders a 100 basis point penalty on March 1, 2010. Management had originally expected to close a re-financing transaction prior to the penalty payment due date and therefore the Company did not record any penalty-related interest expense prior to the current quarter.

Retired Subordinated Note

In December 2002, Alion issued a $39.9 million Subordinated Note to IITRI as part of the purchase price for substantially all of IITRI’s assets. In July 2004, IIT acquired the Subordinated Note and related warrant agreement from IITRI. Over the life of the Subordinated Note, IIT and Alion amended its terms to adjust interest accrual rates, timing and payments and to revise the loan amortization schedule.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Through December 2008, Subordinated Note interest was payable quarterly in arrears by issuing paid-in-kind (PIK) notes maturing at the same time as the Subordinated Note. The interest rate was 6.0% from December 2002 through December 2006; approximately 6.4% from December 2006 to December 2007; and approximately 6.7% from December 2007 to December 2008. Beginning December 2008, interest was payable at 10% for PIK notes and 6% in cash with all notes due August 2013. PIK notes deferred most Subordinated Note interest until maturity.

On December 21, 2009, IIT agreed to sell Alion the Subordinated Note and warrants for $25 million and to defer Alion’s January 2010 interest payment to April 2010. On March 22, 2010, the Company used $25 million of the proceeds from the issuance of the Units to redeem the Subordinated Note and related warrants held by IIT. Alion recognized a $57.6 million gain on retiring the Subordinated Note and warrants. The Subordinated Note had an aggregate carrying value of $50.0 million ($60.1 million of principal, PIK and accrued interest net of $10.1 million in unamortized debt issue and loan modification costs). The warrants had an estimated fair value of $32.6 million. The Company did not make the deferred January interest payment and de-recognized the related interest expense.

Interest Payable

Interest Payable consisted of the following balances:

	March 31,	September 30,
	2010	2009
	(In thousands)

Unsecured Notes	$4,271	$4,271
Secured Notes	824	—
Senior Term Loan	—	3,975
Subordinated Note Payable	—	793

Total	$5,095	$9,039

As of March 31, 2010, Alion must make the following principal repayments (at face amount before debt discount) for its outstanding debt.

	2010	2011	2012	2013	2014	2015	Total

Secured Notes and PIK Interest(1)	$—	$—	$—	$—	$—	$339,788	$339,788
Unsecured Notes(2)	—	—	—	—	—	250,000	250,000

Total Principal Payments	$—	$—	$—	$—	$—	$589,788	$589,788

(1)	The Secured Notes due in 2015 include $310 million of debt issued in March 2010 and an estimated $29.8 million in PIK interest added to principal over the life of the notes. As of March 31, 2010, the $276.9 million carrying value on the face of the balance sheet included $310 million in principal, $0.9 million in accrued interest and is net of $34 million in unamortized debt issue costs. Initial debt issue costs consist of $7.7 million in original issue discount, $5.8 million in third-party costs and $20.8 million for the initial fair value of the new Secured Note warrants.

(2)	The Unsecured Notes on the face of the balance sheet include $250 million in principal and $4.3 million in unamortized debt issue costs as of March 31, 2010 (initially $7.1 million).

(10)	Fair Value Measurement

The Company adopted ASC 805 — Fair Value Disclosures in fiscal year 2009 for all financial assets and liabilities recognized or disclosed at fair value in the financial statements. The Company adopted the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

provisions of ASC 805 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis; no such assets or liabilities exist at the balance sheet date. The Company implemented ASC 805 this year for all nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Adopting ASC 805 for items such as goodwill and long lived assets measured at fair value if impaired, did not materially affect the Company’s consolidated financial statements or results of operations.

ASC 805 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by a financial institution, an exchange fund, exchange-traded instruments and listed equities.

Level 2 assets include U.S. Government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

Level 3 consists of unobservable inputs. The Company’s former Subordinated Note warrants were classified as Level 3 liabilities. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation.

At March 22, 2010, Alion measured the fair value of the Secured Note warrants at issuance based on the $34.50 underlying estimated fair value of a share of Alion common stock as of September 30, 2009, the then most-recent valuation performed for the ESOP Trustee and approved by the Board of Directors; a 3.39% risk-free U.S. Treasury interest rate for a comparable seven-year investment period and a 36% equity volatility factor based on the historical volatility of the common stock of publicly-traded companies considered to be comparable to Alion. The Secured Note warrants are classified as permanent equity and are carried at the historical date-of-issue fair value. As permanent equity, the value of the Secured Note warrants will not be re-measured at future reporting dates.

The Company froze the estimated fair value of its to-be retired Subordinated Note Warrants at their reported value as of December 2009 when IIT agreed to sell the Subordinated Note and Warrants to Alion. On March 22, 2010, the Company de-recognized its December 2009 Subordinated Note Warrant liability when it re-purchased the Subordinated Note and related Warrants from IIT.

At March 31, 2010, the Company had no outstanding assets or liabilities required to be reported at fair value. Valuation techniques utilized in the fair value measurement of assets and liabilities presented on the Company’s balance sheet for each period presented were unchanged from previous practice during the reporting period.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of March 2010 and September 2009, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	Level 1	Level 2	Level 3

Liabilities: as of September 30, 2009
Redeemable common stock warrants	—	—	(32,717)

Liabilities: as of September 30, 2009	$—	$—	$(32,717)

The table below provides a summary of the changes in fair value of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for March 31, 2010 and 2009.

	As of March 31,
	2010	2009
	Redeemable Common Stock Warrants

Balance, beginning of period	$(32,557)	$(39,996)
Total realized and unrealized gains and (losses)	14,724	—
Included in interest expense	(160)	1,454
Issuances and settlements	17,993	—

Balance, end of period	$—	$(38,542)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company’s investment in VectorCommand is tested annually for impairment and is not adjusted to market value at the end of each reporting period. Fair value would only be determined on a nonrecurring basis if this investment were deemed to be other-than-temporarily impaired. The Company has not recorded any other-than-temporary impairments to its VectorCommand investment during the reporting period.

(11)	Interest Rate Swap

In January 2008, Alion executed an interest rate swap with one of its lenders to convert floating rate interest payable on a portion of its Senior Term Loan to a fixed rate, and to adjust timing of some Senior Term Loan net interest payments. The swap agreement notional principal was $240 million. The swap expired in November 2008. The Company made its final semi-annual interest payment November 1, 2008. Alion received quarterly floating rate interest payments in February and May at 7.32% and in August and November 2008 at 5.49%. Alion paid interest semi-annually in May and November 2008 at 6.52%. All swap payments were net cash settled.

(12)	Redeemable Common Stock Warrants

Alion used an option pricing model to estimate the fair value of its redeemable common stock warrants. Management considered the share price selected by the ESOP Trustee along with other factors, to assist in estimating the Company’s aggregate liability for outstanding redeemable common stock warrants. The Audit and Finance Committee of Alion’s Board of Directors reviewed the reasonableness of the warrant liability Management determined was appropriate for the Company to recognize. The Audit and Finance Committee considered various factors in its review, including risk free interest rates, volatility of the common stock of comparable publicly traded companies, and in part, the valuation report prepared for and the share price selected by the ESOP Trustee.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

In December 2002, the Company issued 1,080,437 detachable, redeemable common stock warrants at an exercise price of $10.00 per share. Alion issued the warrants to IITRI in connection with the Subordinated Note. The Company recognized approximately $7.1 million for the initial fair value of the warrants as original issue debt discount to the $39.9 million face value of the Subordinated Note. The Subordinated Note warrants were originally exercisable until December 2010. In June 2004, IITRI transferred the warrants to IIT.

In August 2008, Alion issued an additional 550,000 redeemable common stock warrants at an exercise price of $36.95 per share. The Company issued the second set of warrants to IIT in connection with the Subordinated Note amendment. The Company recognized approximately $10.3 million in debt issue costs for the fair value of the August 2008 warrants and the amendment to the December 2002 warrants. Both sets of warrants were exercisable at the current fair value per share of Alion common stock, less the exercise price. On March 22, 2010, the Company retired the Subordinated Note and the related warrants for the aggregate price of $25 million and recognized a net gain of $57.6 million.

In accordance with ASC 815 — Derivatives, Alion classified the Subordinated Note warrants as debt instruments indexed to and potentially settled in the Company’s own stock and not as equity.

(13)	Secured Note Common Stock Warrants

On March 22, 2010, Alion issued 310,000 Units. Each Unit consists of $1,000 of Secured Note face value and a warrant to purchase 1.9439 shares of Alion common stock. The Secured Note warrants entitle holders to purchase a total of 602,614 shares of Alion common stock. Each Secured Note warrant has an exercise price of a penny per share; the Secured Note warrants are not redeemable for cash.

The Company agreed to register the Secured Notes, but is not required to register the warrants. The Units will separate into Secured Notes and warrants at the earlier of June 22, 2010 and the closing of an exchange offer for the Secured Notes. Each warrant will become exercisable on March 22, 2011 and expire on March 15, 2017.

The Secured Note warrants had an initial fair value of approximately $20.8 million based on Alion’s former share price of $34.50. Alion recognized the value of the warrants as part of the debt issue costs for the Secured Notes and recorded the corresponding credit to equity. The Company accounts for the Secured Note warrants as equity and must reassess this classification each reporting period. The Company identified no required changes in accounting treatment as of March 31, 2010.

(14)	Leases

Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at March 31, 2010 are set out below. Under these operating leases, Alion subleased some excess capacity to subtenants under non-cancelable operating leases. In connection with certain acquisitions, Alion assumed operating leases at above-market rates; recorded loss accruals of approximately $4.9 million based on the estimated fair value of the lease liabilities assumed; and is amortizing these amounts over the lease terms. The remaining unamortized loss related to these acquisitions was $285 thousand at March 31, 2010. Alion

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

also acquired a related sublease pursuant to which it receives above-market rates. Based on the estimated fair value of the sublease, Alion recognized an asset of $586 thousand and fully amortized it over the lease term.

Lease Payments for Fiscal Years Ending
(In thousands)

2010 (for the remainder of fiscal year)	$14,099
2011	26,296
2012	22,336
2013	20,842
2014	14,408
2015	14,366
And thereafter	24,180

Gross lease payments	$136,527
Less: non-cancelable subtenant receipts	(3,104)

Net lease payments	$133,423

Composition of Total Rent Expense

	March 31,
	2010	2009
	(In thousands)

Minimum rentals	$11,649	$12,821
Less: Sublease rental income	(958)	(1,484)

Total rent expense, net	$10,691	$11,337

(15)	Long Term Incentive Compensation Plan

In December 2008, Alion adopted a long-term incentive compensation plan to provide cash compensation to certain executives. Grants under the plan to individuals contain specific financial and other performance goals and vest over varying time periods. Some grants are for a fixed amount; others contain provisions that provide for a range of compensation from a minimum of 50% to a maximum of 150% of an initial grant amount. The Company periodically evaluates the probability of individuals meeting the financial and other performance goals in grant agreements. Management estimates long term incentive compensation expense based on the stated amounts of outstanding grants, estimated probability of achieving stated performance goals and estimated probable future grant value. The Company recognized $565 thousand in long term incentive compensation expense for the quarter ended March 31, 2010 and $1.2 million year to date. In 2009, Alion recognized long term incentive compensation expense of $924 thousand in the second quarter and $1.8 million year to date.

(16)	Stock Appreciation Rights

As of March 31, 2010, Alion had granted 1,240,110 SARs to employees under the 2004 SAR plan. For the quarters ended March 31, 2010 and 2009, the Company recognized a credit to compensation expense for the SAR plan of approximately $893 thousand and $1.2 million. For the six months ended March 31, 2010 and 2009, the Company recognized a credit to compensation expense of approximately $879 thousand and $1.1 million.

The ESOP Trustee, consistent with its duty of independence from Alion management and its fiduciary responsibilities, retains an independent third party valuation firm to assist it in determining the fair market

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. Management considers the share price selected by the ESOP Trustee along with other factors such as risk free interest rates and volatility, to assist in estimating Alion’s aggregate liability for outstanding stock appreciation rights. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability for outstanding stock appreciation rights that Management has determined is appropriate for the Company to recognize in its financial statements. The Audit and Finance Committee considers risk free interest rates, volatility and various other factors in its review, including in part, the most recent valuation report and the related share price selected by the ESOP Trustee.

The table below sets out the disclosures required by ASC 718 — Stock Compensation and the assumptions used to value a share of Alion common stock and the Company’s SAR grants as of March 31, 2010 and September 30, 2010. Alion uses a Black-Scholes-Merton option pricing model to recognize compensation expense. Alion uses the fair market value of a share of its common stock to recognize expense for all grants. There is no established public trading market for Alion’s common stock. The ESOP Trust is the only holder of our common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for use in the operation of its business.

Stock-based Compensation Disclosure per ASC 718
Stock Appreciation Rights
As of March 31, 2010

	Shares
	Granted to	Exercise	Outstanding
Date of Grant	Employees	Price	at 9/30/09

February 2005	165,000	$19.94	71,150
March 2005	2,000	$19.94	2,000
April 2005	33,000	$29.81	18,000
June 2005	2,000	$29.81	2,000
December 2005	276,675	$35.89	175,284
February 2006	13,000	$35.89	7,750
February 2006	7,500	$35.89	2,500
May 2006	7,000	$37.06	6,000
July 2006	15,000	$37.06	10,000
October 2006	2,500	$41.02	2,500
December 2006	238,350	$41.02	171,500
February 2007	33,450	$41.02	21,700
May 2007	2,000	$43.37	2,000
September 2007	2,000	$43.37	2,000
December 2007	232,385	$40.05	187,740
April 2008	2,000	$41.00	2,000
September 2008	2,000	$41.00	2,000
December 2008	203,250	$38.35	189,875
April 2009	1,000	$34.30	1,000

Total	1,240,110		876,999

Weighted Average Exercise Price	$35.95		$37.07

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Stock-based Compensation Disclosures per ASC 718
Stock Appreciation Rights
As of March 31, 2010

	Outstanding				Vested at	Exercisable
Date of Grant	at 03/31/10	Forfeited	Exercised	Expired	03/31/10	at 03/31/10

February 2005	71,150	—	—	—	71,150	—
March 2005	2,000	—	—	—	2,000	—
April 2005	18,000	—	—	—	18,000	—
June 2005	2,000	—	—	—	2,000	—
December 2005	167,034	412	7,838	—	167,034	—
February 2006	7,750	—	—	—	7,750	—
February 2006	1,250	—	1,250	—	1,250	—
May 2006	6,000	—	—	—	4,500	—
July 2006	10,000	—	—	—	7,500	—
October 2006	2,500	—	—	—	1,875	—
December 2006	161,930	2,830	6,740	—	121,448	—
February 2007	21,200	250	250	—	15,900	—
May 2007	2,000	—	—	—	1,000	—
September 2007	2,000	—	—	—	1,000	—
December 2007	178,040	5,313	4,387	—	89,020	—
April 2008	2,000	—	—	—	500	—
September 2008	2,000	—	—	—	500	—
December 2008	178,475	9,275	2,125	—	44,619	—
April 2009	1,000	—	—	—	—	—

Total	836,329	18,080	22,590	—	557,046	—

Weighted Average Exercise Price	$36.98	$39.25	$38.52	$—	$35.78	—

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Stock-based Compensation Disclosures per ASC 718
Stock Appreciation Rights
As of March 31, 2010

				Remaining
	Risk Free		Expected	Life
Date of Grant	Interest Rate	Volatility	Life	(months)

February 2005	3.10% - 3.60%	45%	4 yrs	—
March 2005	3.10% - 3.60%	45%	4 yrs	—
April 2005	4.10% - 4.20%	45%	4 yrs	—
June 2005	4.10% - 4.20%	45%	4 yrs	—
December 2005	4.20% - 4.20%	40%	4 yrs	—
February 2006	4.20% - 4.20%	40%	4 yrs	—
February 2006	4.20% - 4.20%	40%	4 yrs	—
May 2006	4.82% - 4.83%	35%	4 yrs	1.6
July 2006	4.82% - 4.83%	35%	4 yrs	3.0
October 2006	4.82% - 4.83%	35%	4 yrs	6.8
December 2006	4.54% - 4.58%	35%	4 yrs	8.7
February 2007	4.54% - 4.58%	35%	4 yrs	10.8
May 2007	4.54% - 4.58%	35%	4 yrs	13.6
September 2007	4.54% - 4.54%	35%	4 yrs	17.1
December 2007	4.23% - 4.23%	35%	4 yrs	20.8
April 2008	4.23% - 4.23%	35%	4 yrs	24.9
September 2008	4.23% - 4.23%	35%	4 yrs	29.5
December 2008	4.23% - 4.23%	35%	4 yrs	32.8
April 2009	4.23% - 4.23%	35%	4 yrs	36.4

Weighted Average Remaining Life (months)				13.7

(17)	Phantom Stock Plans

As of March 31, 2010, Alion had granted 20,779 shares of phantom stock under its Director Phantom Stock Plan. In December 2009, all shares granted but not yet payable under the Initial and Second Phantom Stock Plans were forfeited. The Company recognized approximately $26 thousand and $69 thousand in phantom stock plan compensation expense for the quarters ended March 31, 2010 and 2009. Compensation expense was $8 thousand for the six months ended March 31, 2010. For the six months ended March 31, 2009, the Company recognized a $4.6 million credit to compensation expense for phantom stock forfeitures.

The ESOP Trustee, consistent with its duty of independence from Alion management and its fiduciary responsibilities, retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. Management independently estimates the value of a share of common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. In addition to the share price selected by the ESOP Trustee, Management considers other factors such as risk free interest rates and volatility, to assist in estimating Alion’s aggregate liability for outstanding phantom stock grants that remain subject to share price fluctuations. Certain vested grants have fixed values based on the share price in effect on the date on which such grants became fully vested. Only phantom stock grants to non-employee members of Alion’s Board of Directors remain outstanding. No grants to executives remain outstanding.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability for outstanding phantom stock grants rights that Management has determined is appropriate for the Company to recognize in its financial statements. The Audit and Finance Committee considers various factors in its review, including in part, the most recent valuation report and the related share price selected by the ESOP Trustee.

The table below sets out the disclosures required by ASC 718 — Stock Compensation and the assumptions used to value a share of Alion common stock and the Company’s phantom stock grants as of March 31, 2010 and September 30, 2009. The Company uses intrinsic value to recognize phantom stock plan compensation expense for grants prior to October 2006. For all subsequent grants, Alion uses a Black Scholes Merton option pricing model to recognize compensation expense. Alion uses the fair market value of a share of its common stock to recognize expense for all grants; therefore no additional disclosures are required for these grants. There is no established public trading market for Alion’s common stock. The ESOP Trust is the only holder of our common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for use in the operation of its business.

Stock-based Compensation Disclosure per ASC 718
Director Phantom Stock Plan
as of March 31, 2010

	Shares	Total Shares	Grant Date	Outstanding
Date of Grant	Granted	Granted	Share Price	at 9/30/09

November 2006	5,978	5,978	41.02	4,839
November 2007	6,993	6,993	40.05	5,994

Total	12,971	12,971		10,833

Weighted Average Grant Date Fair Value Price Per Share	$40.50	$40.50		$40.48

Stock-based Compensation Disclosure per ASC 718
Director Phantom Stock Plan
as of March 31, 2010

	Outstanding at				Vested at	Exercisable at
Date of Grant	03/31/10	Forfeited	Exercised	Expired	3/31/10	03/31/10

November 2006	4,839	—	—	—	4,839	4,839
November 2007	5,994	—	—	—	3,663	3,663

Total	10,833	—	—	—	8,502	8,502

Weighted Average Grant Date	$40.48	$—	$—	$—	$40.60	$40.60

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Stock-based Compensation Disclosure per ASC 718
Director Phantom Stock Plan
as of March 31, 2010

	Risk Free		Expected	Remaining Life
Date of Grant	Interest Rate	Volatility	Life	(months)

November 2006	4.54% - 4.58%	35%	3 yrs	—
November 2007	4.23% - 4.23%	35%	3 yrs	7.4

Weighted Average Remaining Life				4.1

(18)	Segment Information and Customer Concentration

The Company operates in one segment, delivering a broad array of scientific, engineering and information technology expertise to research and develop technological solutions for problems relating to national defense, homeland security, and energy and environmental analysis. Alion provides services to departments and agencies of the federal government and, to a lesser extent, to commercial and international customers. The Company’s federal government customers typically exercise independent contracting authority. Offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization.

Contract receivables from agencies of the federal government represented approximately $185.2 million, or 97.0%, and $179.7 million, or 97.4%, of accounts receivable as of March 31, 2010 and September 30, 2009. Contract revenue from departments and agencies of the federal government represented approximately 97.2% and 96.3%, of total contract revenue for the six months ended March 31, 2010 and 2009.

(19)	Income Taxes

Effective March 22, 2010, the Company automatically ceased to qualify as an S-corporation and became a C-corporation subject to income taxation at the federal and state level. The Company’s subsidiaries also terminated their qualified Subchapter S status and will be subject to separate taxation in states that do not follow IRC consolidated tax return guidelines. In connection with issuing its Units, Alion issued deep-in-the-money warrants considered to constitute a second class of stock in contravention of IRC requirements that an S-corporation have only a single class of stock.

Alion’s new C-corporation status should allow the Company to use anticipated net operating losses (NOL) to offset taxes that may become due in the future if the Company is able to generate future taxable income. The Company’s ability to utilize NOL tax benefits will depend upon the amount of its future taxable income and may be limited under certain circumstances. All of the Company’s prior income tax gains and losses were allocated to its sole shareholder, the tax-exempt ESOP Trust. Notwithstanding the provisions of the recently enacted Worker, Home Ownership and Business Assistance Act of 2009, the Company does not have any net operating loss tax benefits it is permitted to carry back to prior years.

As a result of its tax status change, Alion recorded a deferred tax liability of $33.8 million, a deferred tax asset of $35.4 million and an offsetting valuation allowance of $35.4 million. The net effect of this was to recognize a $33.8 million charge to current earnings for deferred tax expense. The Company’s history of losses gives rise to a presumption that it might not be able to realize the full benefit of any deferred tax assets it is required to recognize. Therefore, the Company established a valuation allowance equal to the deferred tax assets it was required to recognize on becoming a C-corporation. Alion does not expect it will actually have to pay income taxes for several years.

Alion had previously adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” now codified as ASC 740, Income Taxes. ASC 740 prescribes a recognition threshold and a measurement

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company may recognize a benefit for that amount which it has a more than 50% chance of realizing. If the Company’s position involves uncertainty, then in order to recognize a benefit, a given tax position must be “more-likely-than-not” to be sustained upon examination by taxing authorities. Alion will continue its existing practice of recognizing tax-related interest and penalties separately from income tax expense.

IRC Section 108(i), allows the Company to elect to defer recognizing until fiscal year 2015, the gain on extinguishing its Subordinated Note. The gain on extinguishing the related warrants is not subject to income taxes. Management is currently evaluating whether an election to defer the extinguishment gain for tax purposes will be beneficial to the Company.. Although the Company offers post-retirement prescription drug coverage to a limited number of retirees and beneficiaries, Alion has not claimed any federal tax credit in prior years. The recently enacted health care reform legislation has reduced the value of the federal subsidy for retiree drug coverage. Alion’s tax provision is unaffected by this legislative change. Management will decide whether to seek a subsidy in the future based on its anticipated value and the cost associated with seeking the subsidy.

As a result of Alion’s change in tax status, the Company will file two short-year returns for the current fiscal year. Alion will allocate approximately half of current year results to its period as an S-corporation and approximately half to its period as a C-corporation.

Alion may become subject to federal or state income tax examination for tax years ending September 2006 through 2008. The Company’s former status as a pass-through entity owned by a tax-exempt trust makes an examination unlikely and the possibility of an adverse determination remote. Prior to its change in status, the Company was at all times a validly electing S corporation.

The provision for income taxes for the six month period ended March 31, 2010 is as follows:

March 31, 2010

Current:
Federal	$—
State	(2)
Foreign	(40)

Total current provision	(42)

Deferred:
Federal	27,833
State	5,985
Foreign	—

Total deferred provision/(benefit)	33,818

Total provision for income taxes	$33,776

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Alion’s tax provision at March 31, 2010 includes the effects of state income taxes, debt extinguishment, converting form an S-corporation to a C-corporation and establishing a valuation allowance. The provision for taxes for the six months ended March 31, 2010 differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

	March 31, 2010	March 31, 2010

Expected fed income tax (benefit)	35.0%	$12,250
State taxes (net of federal benefit)	11.1%	3,891
Nondeductible expenses	0.4%	150
Provision to return true-ups (permanent items)	0.0%	(2)
Tax credits	(0.1)%	(40)
Deferred tax assets at conversion	101.0%	35,359
Valuation allowance	(101.0)%	(35,359)
Deferred tax liabilities at conversion	96.6%	33,818
Debt extinguishment and tax status change	(46.5)%	(16,291)

Income tax expense (benefit)	96.5%	$33,776

At March 31, 2010 the components of deferred tax assets and deferred tax liabilities were as follows:

March 31, 2010

Deferred tax assets:
Accrued expenses and reserves	$9,511
Intangible amortization	12,657
Deferred rent	2,556
Deferred wages	4,857
Depreciation and leases	2,784
Carryforwards and tax credits	2,968
Other	25

Gross deferred tax assets	$35,359

Less Valuation	35,359

Net Deferred Tax Assets	$—

Deferred tax liabilities:
Goodwill	(33,818)

Net deferred tax asset/(liability)	$(33,818)

(20)	Debt Extinguishment

On March 22, 2010, Alion sold $310 million in Secured Note Units and used $240 million of the proceeds to pay outstanding interest and principal on the Term B Senior Credit Agreement and $25 million to retire the Subordinated Note and related warrants at a discount. The Company recognized a net gain of $50.7 million on extinguishing its debt. Alion expensed $16.9 million in unamortized debt issue costs; recognized a $53.1 million gain on retiring the Subordinated Note; and recognized a $14.5 million gain on retiring the warrants.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

(21)	Commitments and Contingencies

Secured Notes registration rights agreement

Alion entered into a registration rights agreement in connection with the sale of the Units which requires the Company to file a registration statement with the SEC in order to conduct an exchange offer to exchange the private Secured Notes for public Secured Notes. If Alion were to default under the registration rights agreement, the interest rate on the Secured Notes would increase by 50 basis points for each ninety day period such default were to continue uncured. The maximum additional annual interest rate could increase by up to 200 basis points.

Earn-Out and Hold-Back Commitments

The Company has a $500 thousand maximum earn-out commitment through July 2011 for its LogConGroup acquisition.

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the Company’s business, financial position, operating results or ability to meet its financial obligations.

Government Audits

The amount of federal government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the Defense Contract Audit Agency (DCAA). The federal government considers the Company to be a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. All the Company’s federal government contract indirect costs have been audited and indirect rates settled through 2004. The Company has recorded federal government contract revenue in amounts it expects to realize on final settlement.

(22)	Guarantor/Non-guarantor Condensed Consolidated Financial Information

Alion’s Secured Notes and Unsecured Notes are general obligations of the Company. Certain of Alion’s 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed both the Secured Notes and the Unsecured Notes. In March 2010, the Unsecured Note Indenture was amended to include as Unsecured Note guarantors all subsidiaries serving as Secured Note guarantors. The financial information set out below includes the effects of adding additional entities as guarantors of the Unsecured Notes and therefore differs from information the Company previously presented as of September 30, 2009 and for the three months and six months ended March 31, 2009.

The following information presents condensed consolidating balance sheets as of March 31, 2010 and September 30, 2009, condensed consolidating statements of operations for the quarters and six months ended March 31, 2010 and 2009; and condensed consolidating statements of cash flows for the six months ended March 31, 2010 and 2009 of the parent company issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. Investments include investments in subsidiaries held by the parent company issuer presented using the equity method of accounting.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Balance Sheet as of March 31, 2010

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Current assets:
Cash and cash equivalents	$28,541	$(241)	$—	$—	$28,300
Accounts receivable, net	181,494	6,241	112	—	187,847
Prepaid expenses and other current assets	5,300	132	—	—	5,432

Total current assets	215,335	6,132	112	—	221,579
Property, plant and equipment, net	12,834	118	—	—	12,952
Intangible assets, net	23,048	—	—	—	23,048
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	20,172	—	—	(20,172)	—
Intercompany receivables	896	18,592	—	(19,488)	—
Other assets	10,645	13	3	—	10,661

Total assets	$681,851	$24,855	$115	$(39,660)	$667,161

Current liabilities:
Book cash overdraft	$—	$—	$—	$—	$—
Interest payable	5,095	—	—	—	5,095
Current portion, senior term loan payable	—	—	—	—	—
Current portion of subordinated note payable	—	—	—	—	—
Current portion, acquisition obligations	—	—	—	—	—
Trade accounts payable	70,081	1,046	—	—	71,127
Accrued liabilities	53,050	1,648	—	—	54,698
Accrued payroll and related liabilities	35,284	1,129	22	—	36,435
Billings in excess of revenue earned	3,783	—	—	—	3,783

Total current liabilities	167,293	3,823	22	—	171,138
Intercompany payables	18,593	—	895	(19,488)	—
Senior term loan payable, excluding current portion	—	—	—	—	—
Senior secured notes	268,400	—	—	—	268,400
Senior unsecured notes	245,684	—	—	—	245,684
Subordinated note payable	—	—	—	—	—
Accrued compensation, excluding current portion	5,275	—	—	—	5,275
Accrued postretirement benefit obligations	740		—	—	740
Non-current portion of lease obligations	7,863	58	—	—	7,921
Deferred income taxes	33,818	—	—	—	33,818
Commitments and contingencies	—	—	—	—	—
Redeemable common stock warrants	—	—	—	—	—
Redeemable common stock	153,140	—	—	—	153,140
Common stock warrants	20,785	—	—	—	20,785
Common stock of subsidiaries	—	2,800	—	(2,800)	—
Accumulated other comprehensive loss	(238)	—	—	—	(238)
Accumulated deficit	(239,502)	18,174	(802)	(17,372)	(239,502)

Total liabilities, redeemable common stock and accumulated deficit	$681,851	$24,855	$115	$(39,660)	$667,161

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Balance Sheet as of September 30, 2009

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Current assets:
Cash and cash equivalents	$11,404	$(215)	$(4)	$—	$11,185
Accounts receivable, net	174,458	5,661	38	—	180,157
Prepaid expenses and other current assets	3,659	133	3	—	3,795

Total current assets	189,521	5,579	37	—	195,137
Property, plant and equipment, net	14,346	128	—	—	14,474
Intangible assets, net	28,680	—	—	—	28,680
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	17,132	—	—	(17,132)	—
Intercompany receivables	702	15,939	—	(16,641)	—
Other assets	10,270	13	3	—	10,286

Total assets	$659,572	$21,659	$40	$(33,773)	$647,498

Interest payable	$9,039	$—	$—	$—	$9,039
Current portion, senior term loan payable	2,389	—	—	—	2,389
Current portion of subordinated note payable	3,000	—	—	—	3,000
Current portion, acquisition obligations	50	—	—	—	50
Trade accounts payable	59,742	963	2	—	60,707
Accrued liabilities	43,985	1,440	—	—	45,425
Accrued payroll and related liabilities	41,643	1,381	9	—	43,033
Billings in excess of revenue earned	3,661	—	—	—	3,661

Total current liabilities	163,509	3,784	11	—	167,304
Intercompany payables	15,939	—	702	(16,641)	—
Senior term loan payable, excluding current portion	229,221	—	—	—	229,221
Senior unsecured notes	245,241	—	—	—	245,241
Subordinated note payable	46,932	—	—	—	46,932
Accrued compensation, excluding current portion	5,740	—	—	—	5,740
Accrued postretirement benefit obligations	717		—	—	717
Non-current portion of lease obligations	7,216	70	—	—	7,286
Redeemable common stock warrants	32,717	—	—	—	32,717
Redeemable common stock	187,137	—	—	—	187,137
Common stock of subsidiaries	—	2,800	—	(2,800)	—
Accumulated other comprehensive loss	(238)	—	—	—	(238)
Accumulated deficit	(274,559)	15,005	(673)	(14,332)	(274,559)

Total liabilities, redeemable common stock and accumulated deficit	$659,572	$21,659	$40	$(33,773)	$647,498

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2010

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
			(In thousands)

Contract revenue	$195,192	$8,322	$32	$—	$203,546
Direct contract expense	150,349	5,680	20	—	156,049

Gross profit	44,843	2,642	12	—	47,497

Operating expenses:
Indirect contract expense	9,023	949	10	—	9,982
Research and development	309	—	—	—	309
General and administrative	18,172	204	90	—	18,466
Rental and occupancy expense	8,138	149	11	—	8,298
Depreciation and amortization	4,199	13	—	—	4,212

Total operating expenses	39,841	1,315	111	—	41,267

Operating income	5,002	1,327	(99)	—	6,230
Other income (expense):
Interest income	12	—	—	—	12
Interest expense	(14,097)	—	—	—	(14,097)
Other	8	79	—	—	87
Gain on extinguishment of debt	50,749	—	—	—	50,749
Equity in net income of subsidiaries	1,309	—	—	(1,309)	—

Total other expenses	37,981	79	—	(1,309)	36,751

Pre-tax income (loss)	42,983	1,406	(99)	(1,309)	42,981
Income tax (expense) benefit	(33,818)	2	—	—	(33,816)

Net income (loss)	$9,165	$1,408	$(99)	$(1,309)	$9,165

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2009

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
			(In thousands)

Contract revenue	$186,153	9,274	2	—	$195,429
Direct contract expense	142,650	6,485	—	—	149,135

Gross profit	43,503	2,789	2	—	46,294

Indirect contract expense	8,478	805	49	—	9,332
Research and development	78	—	—	—	78
General and administrative	13,163	261	2	—	13,426
Rental and occupancy expense	8,311	156	1	—	8,468
Depreciation and amortization	4,687	13	—	—	4,700

Total operating expenses	34,717	1,235	52	—	36,004

Operating income	8,786	1,554	(50)	—	10,290
Other income (expense):
Interest income	9	16	—	—	25
Interest expense	(10,244)	—	—	—	(10,244)
Other	(173)	86	—	—	(87)
Equity in net income of subsidiaries	1,606			(1,606)	—

Total other expenses	(8,802)	102	—	(1,606)	(10,306)

Pre-tax income (loss)	(16)	1,656	(50)	(1,606)	(16)
Income tax (expense) benefit	55	—	—	—	55

Net income (loss)	$39	1,656	(50)	(1,606)	$39

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statement of Operations for the Six Months Ended March 31, 2010

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
			(In thousands)

Contract revenue	$392,466	$16,748	$70	$—	$409,284
Direct contract expense	303,814	11,186	45	—	315,045

Gross profit	88,652	5,562	25	—	94,239

Operating expenses:
Indirect contract expense	17,394	1,856	18	—	19,268
Research and development	570	—	—	—	570
General and administrative	33,949	369	155	—	34,473
Rental and occupancy expense	15,968	295	21	—	16,284
Depreciation and amortization	8,418	25	—	—	8,443

Total operating expenses	76,299	2,545	194	—	79,038

Operating income	12,353	3,017	(169)	—	15,201
Other income (expense):
Interest income	57	—	—	—	57
Interest expense	(30,983)	—	—	—	(30,983)
Other	(174)	150	—	—	(24)
Gain on extinguishment of debt	50,749	—	—		50,749
Equity in net income of subsidiaries	3,040	—	—	(3,040)	—

Total other expenses	22,689	150	—	(3,040)	19,799

Pre-tax income (loss)	35,042	3,167	(169)	(3,040)	35,000
Income tax (expense) benefit	(33,818)	2	40	—	(33,776)

Net income (loss)	$1,224	$3,169	$(129)	$(3,040)	$1,224

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statements of Operations for the Six Months Ended March 31, 2009

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
			(In thousands)

Contract revenue	$366,117	$18,106	$2	$—	$384,225
Direct contract expense	281,369	13,086	2	—	294,457

Gross profit	84,748	5,020	—	—	89,768

Operating expenses:
Indirect contract expense	16,634	1,773	49	—	18,456
Research and development	147	—	—	—	147
General and administrative	23,225	372	2	—	23,599
Rental and occupancy expense	15,924	281	1	—	16,206
Depreciation and amortization	9,481	25	—	—	9,506

Total operating expenses	65,411	2,451	52	—	67,914

Operating income	19,337	2,569	(52)	—	21,854
Other income (expense):
Interest income	32	16	—	—	48
Interest expense	(24,332)	—	—	—	(24,332)
Other	(267)	145	—	—	(122)
Equity in net income of subsidiaries	2,678	—	—	(2,678)	—

Total other expenses	(21,889)	161	—	(2,678)	(24,406)

Pre-tax income (loss)	(2,552)	2,730	(52)	(2,678)	(2,552)
Income tax (expense) benefit	51	—	—	—	51

Net income (loss)	$(2,501)	$2,730	$(52)	$(2,678)	$(2,501)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statement of Cash Flows for the Six Months Ended March 31, 2010

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Consolidated
	(In thousands)

Net cash used in operating activities	$(72)	$(10)	$3	$(79)
Cash flows from investing activities:
Cash paid for acquisitions-related obligations	(50)	—	—	(50)
Capital expenditures	(1,255)	(16)	—	(1,271)
Proceeds from sale of assets	5	—	—	5

Net cash used in investing activities	(1,300)	(16)	—	(1,316)
Cash flows from financing activities:
Change in book overdraft	—	—	—	—
Cash (paid for) received from interest rate swap	—	—	—	—
Sale of Secured Notes	281,465	—	—	281,465
Sale of Common Stock Warrants	20,785	—	—	20,785
Payment of debt issue costs	(16,710)	—	—	(16,710)
Payment of Term B Loan	(236,596)	—	—	(236,596)
Repurchase of Subordinated Note and related warrants	(25,000)	—	—	(25,000)
Payment of Subordinated Note	—	—	—	—
Revolver borrowings	84,200	—	—	84,200
Revolver payments	(84,200)	—	—	(84,200)
Loan to ESOP Trust	(5,323)	—	—	(5,323)
ESOP loan repayment	5,323	—	—	5,323
Redeemable common stock purchased from ESOP Trust	(7,581)	—	—	(7,581)
Redeemable common stock sold to ESOP Trust	2,148	—	—	2,148

Net cash (used in) provided by financing activities	18,511	—	—	18,511
Net increase (decrease) in cash and cash equivalents	17,137	(25)	3	17,115
Cash and cash equivalents at beginning of period	11,404	(215)	(4)	11,185

Cash and cash equivalents at end of period	$28,541	$(240)	$(1)	$28,300

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS (UNAUDITED) — (Continued)

Condensed Consolidating Statement of Cash Flows for the Six Months Ended March 31, 2009

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Consolidated
	(In thousands)

Net cash used in operating activities	$(8,982)	$97	$—	$(8,885)
Cash paid for acquisitions-related obligations	(166)	—	—	(166)
Capital expenditures	(1,076)	—	—	(1,076)

Net cash used in investing activities	(1,242)	—	—	(1,242)
Change in book overdraft	100	—	—	100
Cash (paid for) received from interest rate swap	(4,647)	—	—	(4,647)
Payment of senior term loan principal	(1,216)	—	—	(1,216)
Payment of subordinated note principal	(3,000)	—	—	(3,000)
Revolver borrowings	227,500	—	—	227,500
Revolver payments	(222,780)	—	—	(222,780)
Loan to ESOP Trust	(5,936)	—	—	(5,936)
ESOP loan repayment	5,936	—	—	5,936
Redeemable common stock purchased from ESOP Trust	(7,232)	—	—	(7,232)
Redeemable common stock sold to ESOP Trust	5,115	—	—	5,115

Net cash (used in) provided by financing activities	(6,160)	—	—	(6,160)
Net increase (decrease) in cash and cash equivalents	(16,384)	97	—	(16,287)
Cash and cash equivalents at beginning of period	16,392	(104)	(1)	16,287

Cash and cash equivalents at end of period	$8	$(7)	$(1)	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Alion Science and Technology Corporation
McLean, Virginia

We have audited the accompanying consolidated balance sheets of Alion Science and Technology Corporation and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, redeemable common stock and accumulated deficit, and cash flows for each of the three years in the period ended September 30, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alion Science and Technology Corporation and subsidiaries as of September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material, respects the information set forth therein.

As discussed in Note 11, the accompanying 2008 consolidated financial statements have been restated.

/s/  DELOITTE & TOUCHE LLP

McLean, Virginia
December 24, 2009 (June 18, 2010 as to Note 20)

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
		2008
		(As Restated
	2009	See Note 11)
	(In thousands, except share and per share information)

Current assets:
Cash and cash equivalents	$11,185	$16,287
Accounts receivable, net	180,157	168,451
Stock subscriptions receivable	—	2,669
Prepaid expenses and other current assets	3,795	3,135

Total current assets	195,137	190,542
Property, plant and equipment, net	14,474	18,601
Intangible assets, net	28,680	41,248
Goodwill	398,921	398,871
Other assets	10,286	6,684

Total assets	$647,498	$655,946

Current liabilities:
Interest payable	$9,039	$6,543
Current portion, senior term loan payable	2,389	232,220
Interest rate swap liability	—	4,629
Current portion of subordinated note payable	3,000	3,000
Current portion, acquisition obligations	50	50
Trade accounts payable	60,707	57,164
Accrued liabilities	45,425	39,227
Accrued payroll and related liabilities	43,033	41,557
Billings in excess of revenue earned	3,661	2,708

Total current liabilities	167,304	387,098
Senior term loan payable, excluding current portion	229,221	—
Senior unsecured notes	245,241	244,355
Subordinated note payable	46,932	42,656
Accrued compensation, excluding current portion	5,740	11,305
Accrued postretirement benefit obligations	717	627
Non-current portion of lease obligations	7,286	6,260
Redeemable common stock warrants	32,717	39,996
Commitments and contingencies	—	—
Redeemable common stock, $0.01 par value, 8,000,000 shares authorized, 5,424,274 and 5,229,756 shares issued and outstanding at September 30, 2009 and September 30, 2008	187,137	200,561
Accumulated other comprehensive loss	(238)	(36)
Accumulated deficit	(274,559)	(276,876)

Total liabilities, redeemable common stock and accumulated deficit	$647,498	$655,946

See accompanying Notes to Consolidated Financial Statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended September 30,
	2009	2008	2007
	(In thousands, except share and
	per share information)

Contract revenue	$802,225	$739,482	$737,587
Direct contract expense	615,700	566,408	562,139

Gross profit	186,525	173,074	175,448

Operating expenses:
Indirect contract expense	35,473	40,050	43,972
Research and development	677	988	2,379
General and administrative	60,867	59,484	60,698
Rental and occupancy expense	32,984	30,880	32,410
Depreciation and amortization	18,959	20,715	21,824

Total operating expenses	148,960	152,117	161,283

Operating income	37,565	20,957	14,165
Other income (expense):
Interest income	91	423	319
Interest expense	(55,154)	(47,382)	(51,226)
Loss on debt extinguishment	—	—	(6,170)
Other	305	655	132

Total other expenses	(54,758)	(46,304)	(56,945)
Loss before income taxes	(17,193)	(25,347)	(42,780)
Income tax benefit	152	13	10

Net loss	$(17,041)	$(25,334)	$(42,770)

Basic and diluted loss per share	$(3.25)	$(5.01)	$(8.35)

Basic and diluted weighted average common shares outstanding	5,246,227	5,057,337	5,121,033

See accompanying Notes to Consolidated Financial Statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND ACCUMULATED DEFICIT

	Redeemable
	Common Stock		Comprehensive	Accumulated
	Shares	Amount	Income	Deficit
	(In thousands, except share and per share information)

Balances at October 1, 2006	5,210,126	$213,719	$—	$(221,009)
Issuance of redeemable common stock	493,740	20,265	—	—
Retirement of redeemable common stock	(690,932)	(29,584)	—	—
Reduction in common stock redemption value	—	(3,632)	—	3,632
Net loss for year ended September 30, 2007	—	—	(42,770)	(42,770)

Balances at September 30, 2007	5,012,934	$200,768	$—	$(260,147)

Issuance of redeemable common stock	316,117	$12,449	—	—
Retirement of redeemable common stock	(99,295)	(4,051)	—	—
Reduction in common stock redemption value	—	(8,605)	—	8,605
Postretirement medical plan actuarial cost	—	—	(36)	—
Net loss for year ended September 30, 2008	—	—	(25,334)	(25,334)

Comprehensive loss for year ended September 30, 2008	—	—	$(25,370)

Balances at September 30, 2008	5,229,756	$200,561		$(276,876)

Issuance of redeemable common stock	439,637	$15,109	$—	$
Retirement of redeemable common stock	(245,119)	(9,175)	—
Reduction in common stock redemption value	—	(19,358)	—	19,358
Postretirement medical plan actuarial cost	—	—	(202)	—
Net loss for year ended September 30, 2009	—	—	(17,041)	(17,041)

Comprehensive loss for year ended September 30, 2009	—	—	$(17,243)

Balances at September 30, 2009	5,424,274	$187,137		$(274,559)

See accompanying Notes to Consolidated Financial Statements.

ALION SCIENCE AND TECHNOLOGY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net loss	$(17,041)	$(25,334)	$(42,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,959	20,715	21,824
Bad debt expense (recovery)	1,014	(578)	1,812
Loss (gain) on sale of non-operating assets	19	(750)	—
Accretion of debt to face value	2,359	1,146	969
Amortization of debt issuance costs	2,708	1,766	2,768
Change in fair value of redeemable common stock warrants	(7,279)	(3,895)	(1,624)
Loss on extinguishment of debt	—	—	6,170
Postretirement benefits curtailment gain	—	—	(3,320)
Stock-based compensation	(5,215)	500	8,340
Long term incentive compensation	3,696	—	—
Other	(407)	33	(28)
Loss on interest rate hedging agreements	18	295	413
Changes in assets and liabilities:
Accounts receivable	(12,718)	18,941	(37,583)
Other assets	(4,283)	771	(773)
Trade accounts payable	3,544	11,059	10,229
Accrued liabilities	14,340	6,119	10,734
Interest payable	2,496	(5,568)	11,871
Other liabilities	6,785	4,100	5,960

Net cash provided by (used in) operating activities	8,995	29,320	(5,008)
Cash flows from investing activities:
Cash paid for acquisitions-related obligations	(166)	(7,946)	(14,751)
Capital expenditures	(2,186)	(4,986)	(10,687)
Proceeds from sale of non-operating assets	5	780	—

Net cash used in investing activities	(2,347)	(12,152)	(25,438)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Agreement note payable	—	—	40,000
Proceeds from Senior Unsecured Notes	—	—	250,000
Cash (paid for) received from interest rate swap	(4,647)	4,333	—
Payment of senior term loan principal	(2,433)	(6,474)	(53,513)
Payment of subordinated note principal	(3,000)	—	(170,000)
Payment of debt issuance cost	—	(500)	(10,796)
Revolver borrowings	504,900	450,505	465,245
Revolver payments	(504,900)	(459,755)	(468,295)
Proceeds from interest cap agreement	—	—	360
Loan to ESOP Trust	(5,936)	(3,369)	—
ESOP loan repayment	5,936	3,369	—
Redeemable common stock purchased from ESOP Trust	(9,175)	(4,051)	(29,584)
Redeemable common stock sold to ESOP Trust	7,505	3,377	15,958

Net cash (used in) provided by financing activities	(11,750)	(12,565)	39,375
Net (decrease) increase in cash and cash equivalents	(5,102)	4,603	8,929
Cash and cash equivalents at beginning of period	16,287	11,684	2,755

Cash and cash equivalents at end of period	$11,185	$16,287	$11,684

Supplemental disclosure of cash flow information:
Cash paid for interest	$49,953	$49,909	$33,695
Cash paid (received) for taxes	(152)	28	68
Non-cash financing activities:
Common stock issued to ESOP Trust in satisfaction of employer contribution liability	10,273	9,781	9,920

See accompanying Notes to Consolidated Financial Statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the Company or Alion) provide scientific, engineering and information technology expertise to research and develop technological solutions for problems relating to national defense, homeland security, and energy and environmental analysis. Alion serves federal government departments and agencies, and to a lesser extent, commercial and international customers.

Alion was formed as a for-profit S corporation in October 2001, to purchase substantially all assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by Illinois Institute of Technology (IIT). In December 2002, Alion acquired substantially all of IITRI’s assets and liabilities except for its Life Sciences Operation, for approximately $127.3 million. Prior to that time, the Company’s activities were organizational in nature.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Alion Science and Technology Corporation and its subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles on the accrual basis of accounting. The statements include the accounts of Alion and its wholly-owned subsidiaries from date of formation or acquisition. All inter-company accounts have been eliminated in consolidation. The wholly-owned subsidiaries are:

•	Human Factors Application, Inc. (HFA) — acquired November 1998

•	Innovative Technology Solution Corporation (ITSC) — acquired October 2003

•	Alion — IPS Corporation (IPS) — acquired February 2004

•	Alion — METI Corporation (METI) — acquired February 2005

•	Alion — CATI Corporation (CATI) — acquired February 2005

•	Alion Canada (US) Corporation — established February 2005

•	Alion Science and Technology (Canada) Corporation — established February 2005

•	Alion — JJMA Corporation (JJMA) — acquired April 2005

•	Alion Technical Services Corporation (Virginia) — established July 2005

•	Alion — BMH Corporation (BMH) — acquired February 2006

•	Washington Consulting, Inc. (WCI) — acquired February 2006

•	Alion — MA&D Corporation (MA&D) — acquired May 2006

•	Alion Technical Services Corporation (Delaware) — established May 2006

•	Washington Consulting Government Services, Inc. (WCGS) — established July 2007

Fiscal, Quarter and Interim Periods

Alion’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of operating results during the reported period. Actual results are likely to differ from those estimates, but the Company’s management does not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

Reclassifications

Bad debt expense in the 2008 and 2007 statements of cash flows has been reclassified to conform to the current presentation. Reclassification did not change amounts presented in statement of cash flows for cash flows from operations, investing or financing activities. Other income in the 2008 and 2007 income statements has been reclassified to conform to the current presentation. Reclassification did not change amounts presented for total other expenses or net loss.

Summary of Critical Accounting Policies

Revenue Recognition

Alion derives its revenue from delivering technology services under a variety of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collectibility of the contract price is considered reasonably assured.

Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. Alion uses various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and timing of revenue recognition. From time to time, facts develop that require Alion to revise estimated total costs or expected revenue. Alion records the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. Alion recognizes the full amount of anticipated losses on any type of contract in the period in which a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company’s financial performance.

Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. A contract may be fully funded at its inception or ratably throughout its period of performance as services are provided. If the Company determines contract funding is not probable, it defers revenue recognition until realization is probable. Federal government contract costs are subject to federal government audit and adjustment through negotiations with government representatives. The government considers Alion a major contractor and maintains an office on site to perform various audits. The government has audited the Company’s claimed costs through fiscal year 2004. Indirect rates have been negotiated and settled through fiscal year 2004. Settlement had no material adverse effect on the Company’s results of operations or cash flows. DCAA is currently auditing the Company’s indirect cost proposals for fiscal 2005 and 2006. The Company submitted its fiscal year 2008 and 2007 indirect cost proposals in March 2009 and 2008 and expects to submit its current year proposal in March 2010. The Company has recorded revenue on federal government contracts in amounts it expects to realize.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion recognizes revenue on unpriced change orders as it incurs expenses and only to the extent it is probable it will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred only to the extent it is probable that it will recover such costs and can reliably estimate the amount it will recover.

The Company generates software-related revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solution sold and the Company recognizes revenue by applying the percentage of completion method in accordance with ASC 605, Revenue Recognition.

Goodwill and Intangible Assets

Alion assigns the purchase price it pays to acquire the stock or assets of an entity to the net assets acquired based on the estimated fair value of the assets acquired. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. Purchase price allocations for acquisitions involve significant estimates and management judgments may be adjusted during the purchase price allocation period. There are no acquisitions with open measurement periods.

The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350, Intangibles, Goodwill and Other Assets. Alion is required to review goodwill at least annually for impairment or, more frequently if events and circumstances indicate goodwill might be impaired. The Company performs its annual review at the end of each fiscal year. Alion is required to recognize an impairment loss to the extent that its goodwill carrying amount exceeds fair value. Evaluating any impairment to goodwill involves significant management estimates. To date, these annual reviews have resulted in no adjustments.

The Company operates in one segment and tests goodwill at the reporting unit level. Management has identified three reporting units for the purpose of testing goodwill for impairment. The reporting units are based on administrative organizational structure and the availability of discrete financial information. Each reporting unit provides a similar range of scientific, engineering and analytical services to departments and agencies of the U.S. government and commercial customers. The Company employs a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. Alion determines reporting unit goodwill in a manner similar to the way it determines goodwill in a purchase allocation by using fair value to determine reporting unit “purchase price”, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. The Company’s reporting units remained consistent in structure for all periods presented. From September 2007 to September 2008, goodwill increased by approximately $2.9 million for contingent consideration recognized for prior acquisitions. The Company allocated changes in goodwill carrying value to reporting units based on acquisitions attributable to each unit’s current structure.

The Company performs its own independent analysis to determine whether goodwill is potentially impaired. The Company performs discounted cash flow and market-multiple-based analyses to estimate the enterprise fair value of Alion and its reporting units and the fair value of reporting unit goodwill in order to test goodwill for potential impairment. Management independently determines the rates and assumptions it uses to perform its goodwill impairment analysis and assesses the probability of future contracts and revenue and to evaluate the recoverability of goodwill.

Alion’s cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. Management’s cash flow analysis includes the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

In the Company’s most recent impairment testing, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 9.0 to a high of 12.7, with a median value of 10.4. Market multiples for trailing twelve month revenue ranged from a low of 0.76 to a high of 1.22, with a median value of 0.99. Management used median market multiples and a weighted average cost of capital rate of 12.5% derived from market-based inputs, the tax-effected interest cost of Alion’s outstanding debt and a hypothetical market participant capital structure. Management estimates future years’ EBITDA based on Alion’s historical adjusted EBITDA as a percentage of revenue. Management estimated future revenue would grow 7%-10% annually. Prior year market multiples for trailing twelve month EBITDA for comparable professional services government contractors ranged from a low of 9.4 to a high of 16.7, with a median value of 12.4. Prior year market multiples for trailing twelve month revenue ranged from a low of 0.72 to a high of 1.75, with a median value of 1.02. The prior year weighted average cost of capital rate was 12.0% derived from market-based inputs, the tax-effected interest cost of Alion’s outstanding debt and a hypothetical market participant capital structure. There were no changes to the methods used to evaluate goodwill in prior periods. Changes in one or more inputs could materially alter the calculation of Alion’s enterprise fair value and thus the Company’s determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at September 30, 2009 would have produced a corresponding approximate 5% decrease or increase in estimated enterprise value. At September 30, 2009, market-multiple based enterprise value exceeded discounted cash flow enterprise value by approximately 7%.

Management reviews the Company’s internally computed enterprise fair value to confirm the reasonableness of the Company’s analysis and compares the results of its independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee. Management compares each reporting unit’s carrying amount to its estimated fair value. If a reporting unit’s carrying value exceeds its estimated fair value, the Company compares the reporting unit’s goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, the Company recognizes an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value.

Alion completed its most recent goodwill impairment analysis in the fourth quarter of fiscal year 2009 and concluded no goodwill impairment existed as of September 30, 2009. The estimated fair value of each reporting unit substantially exceeded its September 2009 carrying value. A hypothetical 10% decrease in fair value would not have resulted in impairment to goodwill for any reporting unit or triggered the need to perform additional step two analyses for any reporting unit.

Alion amortizes intangible assets as economic benefits are consumed over estimated useful lives. As of September 30, 2009, the Company had a recorded net intangible asset balance of approximately $28.7 million, composed primarily of purchased contracts from the JJMA and Anteon contract acquisitions.

Purchased contracts	1-13 years
Internal use software and engineering designs	2-3 years
Non-compete agreements	3-6 years

Redeemable Common Stock

There is no public market for Alion’s common stock and therefore no observable price for its equity, individually or in the aggregate. The ESOP Trust holds all the Company’s outstanding common stock. Under

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The ESOP Trustee can distribute cash or shares of Alion common stock. The IRC and ERISA require the Company to offer ESOP participants who receive Alion common stock a liquidity put right which requires the Company to purchase distributed shares at fair market value. Eventual redemption of shares of Alion common stock is outside the Company’s control; therefore, Alion classifies its outstanding shares of redeemable common stock as a liability.

At each reporting date Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of this liability in part by considering the most recent price at which the Company was able to sell shares to the ESOP Trust (current share price times total shares issued and outstanding). In its fiduciary capacity the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability Management has determined is appropriate for the Company to recognize in its financial statements for outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report and the share price selected by the ESOP Trustee.

Alion records changes in the reported value of its outstanding common stock through an offsetting charge or credit to accumulated deficit. The Company decreased its liability for redeemable common stock by approximately $19.3 million for the year ended September 30, 2009. The accumulated deficit at September 30, 2009 included $90.3 million for changes in the Company’s share redemption liability. Outstanding redeemable common stock had an aggregate fair value of approximately $187.1 million as of September 30, 2009.

Income Taxes

Alion is an S-corporation under the provisions of the Internal Revenue Code of 1986, as amended. For federal and certain state income tax purposes, the Company is not subject to tax on its income. Alion’s income is allocated to its shareholder, the Alion Science and Technology Corporation Employee Stock Ownership, Savings and Investment Trust (the Trust). Alion may be subject to state income taxes in those states that do not recognize S corporations. The Company is subject to franchise and business taxes. All of Alion’s wholly-owned operating subsidiaries are qualified subchapter S or disregarded entities which are included in the Company’s consolidated federal income tax returns. Alion’s Canadian subsidiary is subject to income taxation in Canada at the federal and provincial level.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase and that can be liquidated without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Accounts receivable include billed accounts receivable, amounts currently billable and costs and estimated earnings in excess of billings on uncompleted contracts that represent accumulated project expenses and fees which have not been billed or are not currently billable as of the date of the consolidated balance sheet. The costs and estimated earnings in excess of billings on uncompleted contracts are stated at estimated realizable value. Unbilled accounts receivable include revenue recognized for customer-related work performed by Alion on new and existing contracts for which the Company had not received contracts or contract modifications. The allowance for doubtful accounts is Alion’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specific identification and historical write-off experience based on age of receivables. Billings in excess of costs and estimated earnings and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the consolidated statements of operations.

Postretirement Benefits

Alion accounts for postretirement medical and related benefits in accordance with ASC 715 Compensation — Retirement Benefits. The Company accrues the cost of providing postretirement benefits over employees’ periods of active service and determines costs on an actuarial basis. The Company recognizes a liability for the underfunded status of its defined benefit postretirement plan and recognizes in income, the effects of any change in funded status in the year a change occurs. Alion curtailed its postretirement benefits plan at the end of fiscal year 2007. See Note 5 for further discussion.

Fair Value of Financial Instruments

The Company used the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value. It is impracticable for the Company to estimate the fair value of its subordinated debt because the only market for this financial instrument consists of principal to principal transactions. The Company carries its subordinated debt at amortized cost. For each of the following items, the fair value is not materially different than the carrying value.

Cash, cash equivalents, accounts payable and accounts receivable.  Carrying amounts approximate fair value because of the short maturity of those instruments.

Senior long-term debt.  The carrying amount of the Company’s senior debt approximates fair value, estimated based on current rates offered to the Company for debt of the same remaining maturities, and reflects amounts Alion is contractually required to pay.

Redeemable common stock warrants.  Alion uses an option pricing model to estimate the fair value of its redeemable common stock warrants. In estimating the Company’s aggregate redeemable common stock warrant liability, Management considers factors such as risk free interest rates, share price volatility of comparable publicly traded companies, the valuation report prepared for and the share price selected by the ESOP Trustee.

Redeemable Alion Common Stock.  Management estimates the fair value price per share of Alion common stock by considering in part the most recent price at which the Company was able to sell shares to the ESOP Trust as well as information contained in the most recent valuation report that an independent, third-party firm prepares for the ESOP Trustee.

Recently Issued Accounting Pronouncements

Portions of Accounting Standards Codification (ASC) 805 — Business Combinations are effective for fiscal years beginning after December 15, 2008. The standard is based on a fair value model and requires an

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquirer to measure all assets acquired and liabilities assumed at their respective fair values at the date of acquisition. This includes measuring noncontrolling (minority) interests at fair value. ASC 805 establishes principles and requirements for recognizing and measuring goodwill arising from a business combination, and any gain from a bargain purchase. It establishes new disclosure standards and significantly alters the accounting for in-process research and development and restructuring costs. It requires expensing of acquisition-related costs as incurred. Transactions consummated in fiscal years beginning after December 15, 2008, apply the standard prospectively. Business combinations consummated prior to December 15, 2008 apply previous guidance.

ASC 810 — Consolidation provides accounting and reporting standards for noncontrolling (minority) interests in a subsidiary and deconsolidation of a subsidiary. ASC 810 requires noncontrolling interests to be presented separately within equity in the consolidated statement of financial position. Consolidated Net Income attributable to the parent and noncontrolling interests are to be separately presented on the face of the statement of operations. A change in ownership that does not affect control of a subsidiary is to be accounted for as an equity transaction. A change in ownership that affects control results in recognition of a gain or loss and re-measurement at fair value of any remaining noncontrolling interest. Because ASC 810 requires that a noncontrolling interest continue to be attributed its share of losses, a noncontrolling interest could have a negative carrying balance. Portions of ASC 810 are effective for fiscal years beginning after December 15, 2008. In the year of adoption, presentation and disclosure requirements will apply retrospectively to all periods presented. The Company does not expect adopting ASC 810 will materially affect its consolidated financial statements or results of operations.

The Company adopted ASC 820 — Fair Value Disclosures in fiscal year 2009 for all financial assets and liabilities recognized or disclosed at fair value in the financial statements. The Company adopted the provisions of ASC 820 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis; no such assets or liabilities exist at the balance sheet date. The Company has delayed implementing ASC 820 until fiscal year 2010, for all nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company does not expect adopting ASC 820 for items such as goodwill and long lived assets measured at fair value if impaired, will materially affect its consolidated financial statements or results of operations.

ASC 855 — Subsequent Events establishes requirements for disclosing and accounting for events that occur after an entity’s balance sheet date but before financial statements are issued or available to be issued. Alion adopted ASC 855 in fiscal 2009 with no material effect on its consolidated financial statements. Management evaluated subsequent events through December 24, 2009, the date the Company is issuing its financial statements.

(3)	Business Combinations

Fiscal Year 2008 Acquisition

In March 2008, the Company purchased several delivery orders from General Dynamics Information Technology for approximately $116 thousand and assigned this amount to acquired intangible assets. This acquisition was neither material nor significant; therefore no pro forma disclosures are presented in these consolidated financial statements.

Fiscal Year 2007 Acquisitions

LogConGroup, Inc.  In July 2007, the Company acquired substantially all the assets of LogConGroup, Inc. for $1.7 million plus up to $0.6 million in contingent earn out obligations over a six year period. As of September 30, 2009, the Company has recorded approximately $1.7 million in goodwill relating to this

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition. The LogConGroup acquisition was neither material nor significant; therefore no pro forma disclosures are presented in these consolidated financial statements.

(4)	Employee Stock Ownership Plan (ESOP) and Stock Ownership Trust

In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan) and Trust. The Plan, a tax qualified retirement plan, includes ESOP and non-ESOP components. In August 2005, the Internal Revenue Service (IRS) issued a determination letter that the Trust and the Plan, as amended through the Plan’s Ninth Amendment, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 as amended (the Code). In January 2007, Alion amended and restated the Plan effective as of October 1, 2006, and filed a determination letter request with the IRS. In July and September 2007, the Company adopted the first and second amendments to the amended and restated Plan. Alion believes that the Plan and the Trust have been designed and are being operated in compliance with the applicable requirements of the Code.

The Company makes 401(k) matching contributions in shares of Alion common stock and discretionary profit-sharing contributions in a combination of Alion common stock and cash. The Company matches the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on March 31 and September 30 each year. The Company also makes a profit sharing contribution of Alion common stock to the ESOP Trust on the same dates equal to 1% of eligible employee compensation. Each pay period the Company makes a cash contribution to the non-ESOP component of the KSOP equal to 1.5% of eligible employee compensation. Alion recognized $13.6 million in compensation expense for the KSOP in 2009; $12.3 million in 2008; and $12.3 million in 2007.

(5)	Postretirement Benefits

Alion sponsors a medical benefits plan providing certain medical, dental, and vision coverage to eligible former employees. The Company is self-insured with a stop-loss limit under an insurance agreement. Alion provides postretirement medical benefits for employees who met certain age and service requirements. The plan was effectively amended in September 2007 to eliminate benefits for those who retired after December 31, 2007. The plan is closed to new participants. Retired employees became eligible for certain benefits at age 55 if they had 20 years of service, or at age 60 with 10 years of service. The plan provides benefits until age 65 and as of January 2009, requires employees to pay the full expected cost of benefits. Through December 2008, participants paid only one-half of their health care premiums. A small, closed group of employees is eligible for coverage after age 65. These retirees contribute a fixed portion of the health care premium. Estimated retiree contributions were approximately $21 thousand for fiscal year 2009.

Curtailment.  The September 2007 plan amendment eliminated future benefits for individuals retiring after December 31, 2007 and required pre-65 retirees to pay the full expected cost of benefits beginning January 2009. The plan amendment did not affect benefits for grandfathered employees with lifetime coverage. The plan amendment qualified as a curtailment requiring recognition in two steps. First, the Company recognized a loss for previously unrecognized prior service costs. Next, the Company recognized a curtailment gain for the excess of the decrease in its Accumulated Postretirement Benefit Obligation over its previously unrecognized actuarial losses. The two components resulted in a net curtailment gain of approximately $3.3 million for the year ended September 30, 2007, included in general and administrative expense.

An employer must recognize an asset or liability for the over- or under-funded status of its defined benefit postretirement plan. The Company recognizes actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations not previously recognized in Accumulated Other Comprehensive Income (Loss), net of tax effects, until it has amortized these amounts as a component of net periodic benefit cost. As of September 30, 2009, Alion had recognized $150 thousand in Accumulated Other Comprehensive Losses. Tables below show the benefit obligation, funded status of the Company’s plan,

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts recognized in the financial statements, and the principal weighted-average assumptions used. The subsequent table sets out amounts recognized as defined benefit plan related changes in Accumulated Other Comprehensive Loss that have not yet been included in net periodic postretirement benefit cost.

	2009	2008

Accumulated postretirement benefit obligation as of September 30:
Retirees	$717	$627

Total active plan participants	$717	$627

	2009	2008

Reconciliation of beginning and ending benefit obligation:
Benefit obligation at beginning of year	$627	$1,175
Interest cost	38	52
Actuarial loss	202	36
Benefits paid	(150)	(636)

Benefit obligation at end of year	$717	$627

	2009	2008

Funded status of the plan:
Obligation at September 30	$(717)	$(627)

Accrued postretirement benefits included in the consolidated balance sheet	$(717)	$(627)

	2009	2008

Amounts recognized in the statement of financial position consist of:
Noncurrent liabilities	$717	$627

	$717	$627

	2009	2008
	(In thousands)

Components of net periodic postretirement benefit cost:
Interest cost	$38	$52

Net periodic postretirement benefit cost	$38	$52

	2009	2008
	(In thousands)

Accumulated Other Comprehensive Income	$238	$36

	$238	$36

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There is no estimated net loss or transition obligation to be recognized into net periodic postretirement benefit cost over the next fiscal year. The following weighted-average assumptions were used to develop the actuarial present value of the projected benefit obligation for the year listed and also the net periodic benefit costs.

	2009	2008

Accumulated post retirement benefit obligation at September 30	5.12%	7.00%
Service and interest cost portions of net periodic postretirement benefit cost	7.00%	6.15%

The following table displays the assumed health care trends used to determine the accumulated postretirement benefit obligation:

	2009	2008

Health care cost trend rate assumed for next year	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rates)	6.0%	6.0%
Year the rate reaches the ultimate trend rate	2018	2017

A one-percentage-point change in assumed health care cost trend rates would have the following effect:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease
	(In thousands)

Effect on total service and interest cost	$2	$2
Effect on accumulated postretirement benefit obligation	$65	$57

Estimated future benefit payments-fiscal years ending September 30:

(In thousands)

2010	$60
2011	64
2012	68
2013	70
2014	71
2015-2019	$290

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company has elected to defer the recognition of the effect, if any, of the Act until such time when the authoritative guidance is issued. Any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the Company’s financial statements do not reflect the effect of the Act. The Company has a small, closed group of retirees covered for medical after age 65, thus the effect of the Act is not expected to be material.

(6)	Loss Per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding excluding the impact of warrants, phantom stock and stock appreciation rights described herein as this impact would be anti-dilutive for all periods presented.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Redeemable common stock owned by ESOP Trust

The ESOP Trust owns all of the Company’s common stock, for the benefit of current and former employee participants in the Alion KSOP. Participants and beneficiaries are entitled to distribution of the fair value of their vested ESOP account balance upon death, disability, retirement or termination of employment. The ESOP permits distributions to be paid over a five year period commencing the year after a participant’s retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for five years before commencing payment over a subsequent five year period.

The Company can choose whether to distribute cash or shares of Alion common stock. If Alion distributes common stock to a participant or beneficiary, the IRC and ERISA require that it provide a put option to permit a recipient to sell the shares to the Company at the estimated fair value price per share based on the most recent price at which the Company was able to sell shares to the ESOP Trust ($34.50 at September 30, 2009 and $34.30 at March 31, 2009). Consistent with its duty of independence from Alion Management and its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the liability for outstanding redeemable common stock that Management has determined is appropriate for the Company to recognize in its financial statements. The Audit and Finance Committee considers various factors in its review, including in part, the valuation report and the share price selected by the ESOP Trustee. Management considers the share price selected by the ESOP Trustee along with other factors, to assist in estimating Alion’s aggregate liability for outstanding redeemable common stock owned by the ESOP Trust. Certain participants who beneficially acquired shares of Alion common stock on December 20, 2002, have the right to sell such shares distributed from their accounts at the greater of the then current estimated fair value per share or the original $10.00 purchase price.

Although the Company and the ESOP retain the right to delay distributions consistent with the terms of the Alion KSOP and to control the circumstances of future distributions, eventual redemption of shares of Alion common stock is deemed to be outside the Company’s control.

(8)	Accounts Receivable

Accounts receivable at September 30 consisted of the following:

	September 30,
	2009	2008
	(In thousands)

Billed receivables	$108,566	$99,794
Unbilled receivables:
Amounts currently billable	22,954	37,883
Revenues recorded in excess of milestone billings on fixed price contracts	3,757	2,651
Revenues recorded in excess of estimated contract value or funding	36,327	18,925
Retainages and other amounts billable upon contract completion	12,972	13,160
Allowance for doubtful accounts	(4,419)	(3,962)

Total Accounts Receivable	$180,157	$168,451

Revenues recorded in excess of milestone billings on fixed price contracts are not yet contractually billable. Amounts currently billable consist principally of amounts to be billed within the next year. Any remaining unbilled balance including retainage is billable upon contract completion or completion of DCAA audits. Revenue recorded in excess of contract value or funding is billable upon receipt of contractual amendments or

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other modifications. Costs and estimated earnings in excess of billings on uncompleted contracts totaled approximately $76.0 million as of September 30, 2009 and included approximately $36.3 million for customer-requested work for which the Company had not received contracts or contract modifications. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Unbilled receivables are expected to be billed and collected within one year except for $13.0 million at September 30, 2009.

(9)	Property, Plant and Equipment

	September 30,
	2009	2008
	(In thousands)

Leasehold improvements	$10,214	$9,451
Equipment and software	32,807	31,393

Total cost	43,021	40,844
Less: accumulated depreciation and amortization	(28,547)	(22,243)

Net property, plant and equipment	$14,474	$18,601

Depreciation and leasehold amortization expense for fixed assets was approximately $6.4 million, $6.2 million and $5.7 million for the years ended September 30, 2009, 2008, and 2007.

(10)	Goodwill and Intangible Assets

The Company accounts for goodwill and other intangible assets according to ASC 350 Intangibles — Goodwill and Other which requires that Alion review goodwill at least annually for impairment. The Company performs this review at the end of each fiscal year. As of September 30, 2009, Alion recorded approximately $398.9 million in goodwill. The table below summarizes the changes in goodwill carrying amounts during the years ended September 30, 2009 and 2008.

Total
(In thousands)

Balance as of September 30, 2007	$395,926
Adjustment to initial allocation (includes earn out obligations)	2,945

Balance as of September 30, 2008	$398,871
Adjustment to initial allocation (includes earn out obligations)	50

Balance as of September 30, 2009	$398,921

Intangible assets consist primarily of contracts acquired through the Anteon and JJMA transactions. The table below shows the components of intangible assets as of September 30, 2009 and 2008.

	September 30, 2009			September 30, 2008
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Purchased contracts	$111,635	$(83,563)	$28,072	$111,635	$(71,410)	$40,225
Internal use software and engineering designs	2,155	(1,568)	587	2,155	(1,178)	977
Non-compete agreements	725	(704)	21	725	(679)	46

Total	$114,515	$(85,835)	$28,680	$114,515	$(73,267)	$41,248

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average remaining amortization period of intangible assets was approximately six years at September 30, 2009. Amortization expense was approximately $12.6 million, $14.5 million, and $16.1 million for the years ended September 30, 2009, 2008 and 2007. Estimated aggregate amortization expense for the next five fiscal years and thereafter is as follows.

(In thousands)

2010	$10,985
2011	6,843
2012	5,766
2013	3,246
2014	879
Thereafter	961

$28,680

(11)	Long-Term Debt

Term B Senior Credit Agreement

Alion entered into various debt agreements (Senior Credit Agreement, Mezzanine Note, and Subordinated Note) on December 20, 2002 to fund its acquisition of substantially all of IITRI’s assets. In August 2004, Alion entered into a Term B senior secured credit facility (the Term B Senior Credit Agreement) with a syndicate of financial institutions for which Credit Suisse serves as arranger, administrative agent and collateral agent, and for which Bank of America serves as syndication agent. The following amendments were made to the Term B Senior Credit Agreement since August 2004.

•	In April 2005, the first amendment made certain changes and added $72.0 million in senior term loans to the total Term B Senior Credit Agreement debt.

•	In March 2006, the second amendment made certain changes, increased the senior term loan commitment by $68.0 million (drawn in full) and increased the revolving credit commitment from $30.0 million to $50.0 million.

•	In June 2006, the third amendment made certain changes and added $50.0 million in senior term loans to the total Term B Senior Credit Agreement debt.

•	In January 2007, the fourth increment added $15.0 million in senior term loans to the total Term B Senior Credit Agreement debt.

•	In February 2007, the fourth amendment made certain changes, extended the senior term loan maturity date to February 6, 2013, adjusted the principal repayment schedule to require a balloon principal payment at maturity, and added an incurrence test as an additional condition precedent to Alion’s ability to borrow additional funds.

•	In July 2007, the fifth increment added $25.0 million in senior term loans to the Term B Senior Credit Agreement.

•	On September 30, 2008, the fifth amendment made certain changes.

•	It increased the interest rate by 350 basis points to a minimum Eurodollar interest rate of 3.50% plus 600 basis points, and a minimum alternate base rate of 4.50% plus 500 basis points.

•	If the Company refinances, replaces or extends the maturity of its existing revolving line of credit with an interest rate spread which is more than 50 basis points higher than the then-current interest

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate spread applicable to the Company’s senior term loan, Alion’s interest rate spread would increase by the difference between the higher revolving credit facility interest rate spread and 50 basis points.

•	Alion is required to use all (formerly half) of excess annual cash flow to prepay outstanding senior term loans.

•	It amended financial covenants to provide Alion flexibility through September 30, 2009.

•	It restricts the Company’s ability to pay the CEO or COO for previously awarded shares of phantom stock.

•	It permits Alion to incur additional second lien debt, subject to certain conditions.

•	In July 2009, the sixth amendment extended the revolving credit facility maturity date to September 25, 2009 (which by later amendment was extended to September 30, 2010) and reduced the aggregate amount of the revolving credit commitments from $50 million to $40 million (which by later amendment was reduced to $25 million).

•	In September 2009, the seventh amendment extended the revolving credit facility maturity date to October 9, 2009.

•	In October 2009, the ninth amendment extended the revolving credit maturity date to September 30, 2010, added a liquidity condition requiring Alion to pay in kind an additional 100 basis points in interest if Alion does not secure an additional $10 million in revolving credit commitments by February 1, 2010, added a leverage reduction condition requiring Alion to pay in kind an additional 100 basis points in interest if Alion’s Senior Secured Leverage Ratio is more than 2.75 to 1.00 as of June 30, 2010 and the additional interest increases by 50 basis points each quarter thereafter if the leverage ratio is not met, afforded the senior lenders the opportunity to appoint a designee to Alion’s board of directors if Alion’s Senior Secured Leverage Ratio is more than 2.75 to 1.00 as of June 30, 2010, added a $25 million uncommitted incremental revolving credit facility, removed a requirement that Alion maintain its S-corporation status, limited Alion’s ability to make capital expenditures from June 30, 2009 to September 30, 2010 to $8 million and made other modifications to Alion’s negative covenants.

As of September 30, 2009, the Term B Senior Credit Agreement consisted of:

•	a senior term loan in the approximate amount of $236.6 million;

•	a $25.0 million senior revolving credit facility only $182 thousand of which was allocated to letters of credit and deemed borrowed, but none of which was actually drawn as of September 30, 2009; and

•	a $110.0 million uncommitted incremental term loan “accordion” facility for which loans may be permitted subject to satisfying the leverage based incurrence test.

The Term B Senior Credit Agreement requires the Company to repay one percent of the principal balance of the senior term loan during each of the next four fiscal years (December 2009 through December 2012) in equal quarterly installments and to repay the remaining outstanding balance in February 2013. Through December 31, 2012, the Company is currently obligated to make quarterly principal installments of approximately $0.6 million. On February 6, 2013, the senior term loan maturity date, the Company is obligated to pay approximately $229.3 million.

Under the senior revolving credit facility, the Company may request up to $20.0 million in letters of credit and may borrow up to $5.0 million in swing line loans for short-term borrowing needs. The Company must pay all principal obligations under the senior revolving credit facility in full no later than September 30, 2010.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company may prepay all or any portion of its Senior Term Loan in minimum increments of $1.0 million, generally without penalty or premium, except for customary breakage costs associated with pre-payment of Eurodollar-based loans. If the Company issues certain permitted debt, or sells, transfers or disposes of certain assets, it must use all net proceeds to repay any Term B loan amounts outstanding. If the Company has excess cash flow (as defined in the Term B Senior Credit Agreement) for any fiscal year, it must use all net proceeds or excess cash flow to repay Senior Term Loan principal. The Company repaid approximately $4.0 million in additional principal in September 2008.

If the Company enters into an additional term loan, or incremental term loan, and certain terms in that loan are more favorable to the new lenders than existing Senior Credit Facility terms, the applicable interest rate spread on the senior term loans could increase. As a result, additional term loans could increase the Company’s interest expense under its existing term loans. The Company’s significant subsidiaries (HFA, CATI, METI, JJMA, BMH, WCI, WCGS and MA&D) have guaranteed the Company’s obligations under the Company’s Term B Senior Credit Agreement.

Use of Proceeds.  In March 2006, the Company borrowed $32.0 million, used approximately $16.5 million to pay part of the WCI acquisition price, and paid approximately $13.6 million to redeem mezzanine warrants held by IIT and the Company’s Chief Executive Officer. In May 2006, the Company borrowed $15.0 million to pay for part of the MA&D acquisition. On June 30, 2006, the Company borrowed $71.0 million to pay part of the Anteon Contracts acquisition price. In January 2008, the Company borrowed $15.0 million and in July 2008, another $25.0 million of incremental term loans to pay down part of the senior revolving credit facility balance.

The Term B Senior Credit Agreement permits the Company to use its senior revolving credit facility for working capital, general corporate purposes, and permitted acquisitions; and to use proceeds from the uncommitted incremental term loan facility for permitted acquisitions and any other purpose permitted by any future incremental term loan.

Security.  The Term B Senior Credit Agreement is secured by a security interest in all the current and future tangible and intangible property of Alion and many of its subsidiaries.

Interest and Fees.  Under the Term B Senior Credit Agreement, the senior term loan and the revolving credit facility can each bear interest at either of two floating rates.

Senior Term Loan.  The Company is entitled to elect to pay interest on the senior term loan at an annual rate equal to either: 1) the sum of: (a) the greater of 450 basis points or the applicable alternate base interest rate charged by Credit Suisse; plus (b) a 500 basis point spread or 2) the sum of: (a) the greater of 350 basis points or the Eurodollar rate; plus a 600 basis point spread.

Senior Revolving Credit Facility.  The Company is also entitled to elect that the senior revolving credit facility bear interest at an annual rate dependent on whether the Company made a Eurodollar or an alternate base borrowing at the same rates as for senior term loans. As of September 30, 2009, the minimum interest rate on Alion’s term loan and revolving credit facility is 9.50% and no longer depends on the Company’s leverage ratio.

On April 1, 2005, the Company chose to have the senior term loan bear interest at the Eurodollar rate and the senior revolving credit facility bear interest at the ABR rate based on Credit Suisse’s prime rate. Through September 30, 2008, the Eurodollar rate on the senior term loan was 5.49 percent (2.99 percent plus 2.50 percent Eurodollar spread) and the ABR rate was 6.75 percent (5.00 percent plus 1.75 percent spread). Since September 30, 2009, the Eurodollar and alternate base rates have been 9.5%, including applicable spreads.

Interest Rate Cap Agreements.  Alion had three interest rate cap agreements that expired in September 2007 which limited the floating component of the Company’s interest rate but did not affect leverage

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ratio-based spreads. The effective interest rate for each cap agreement’s notional principal was the sum of the capped floating rate plus the applicable spread determined by the Term B Senior Credit Agreement.

Other Fees and Expenses.  Each quarter, Alion is required to pay a commitment fee of 50 basis points per year on the prior quarter’s daily, unused revolving credit facility and senior term loan commitment. As of September 30, 2009, only the $182 thousand allocated to letters of credit was outstanding on the revolving credit facility; the senior term loan was fully utilized. For the year ended September 30, 2009, the Company paid no commitment fee for the senior term loan and approximately $173 thousand for the revolving credit facility.

Alion is required to pay issuance and administrative fee plus a fronting fee not to exceed 25 basis points for each letter of credit issued under the revolving credit facility. Each quarter Alion is required to pay interest in arrears at the revolving credit facility rate for all outstanding letter of credit. The Term B Senior Credit Agreement also requires the Company to pay an annual agent’s fee.

Financial Covenants and Waiver Agreement.  The Term B Senior Credit Agreement requires the Company satisfy two financial covenants, a senior secured leverage test and an interest coverage test which compare Alion’s senior secured debt and its interest expense to its Consolidated EBITDA, and maintain certain minimum thresholds which vary from period to period. Alion recently discovered that historically it has not calculated Consolidated EBITDA in accordance with the definition of Consolidated EBITDA in the Term B Senior Credit Agreement. The Term B Senior Credit Agreement requires Alion to deduct from Consolidated EBITDA cash payments made in a current accounting period on account of reserves, restructuring charges and other non-cash charges that Alion added to its Consolidated EBITDA in a prior accounting period as permitted by the definition. Alion discovered that in calculating Consolidated EBITDA it has not historically reduced its Consolidated EBITDA by cash payments made on account of non-cash charges added back in prior periods related to, among other things, Alion’s SAR and phantom stock plans.

As a result of miscalculating Consolidated EBITDA, the Company failed to comply with its senior secured leverage ratio test (or predecessor test) beginning with its fiscal quarter ending June 30, 2006 and continued to fail to comply through the quarter ending June 30, 2009 except the Company complied for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007. The Company also failed to comply with its interest coverage ratio test beginning with its quarter ending December 31, 2007 and continued to fail to comply through the quarter ending September 30, 2009.

The failure to satisfy the senior secured leverage ratio (or predecessor test) and the interest coverage ratio for the periods indicated resulted in Alion consequentially breaching a number of affirmative and negative covenants in the Credit Facility. The affirmative covenants consequentially breached related to Alion’s obligation to deliver to the Administrative Agent (a) compliance certificates and supporting materials and (b) financial statements. The negative covenants consequentially breached related to Alion’s obligation to refrain while in default from (a) making certain restricted payments related to Alion’s stock appreciation rights and phantom stock plans, (b) making certain restricted payments to departing employees under Alion’s ESOP, (c) paying certain non-employee directors fees, (d) pre-paying principal on Alion’s junior subordinated notes ahead of regularly scheduled times, and (e) paying certain earn-out obligations in connection with consummated acquisitions. Further, each time Alion drew under its Revolver or borrowed a Term Loan, Alion was deemed to make certain representations and warranties to the lenders under the Term B Senior Credit Agreement, and, as a result of Alion breaching the various financial, affirmative and negative covenants described above, certain of Alion’s representations and warranties were incorrect.

On December 14, 2009, the Company entered into a waiver with the required lenders under the Term B Senior Credit Agreement. Under the waiver, the requisite lenders under the Term B Senior Credit Agreement waived all of Alion’s financial, affirmative and negative covenant defaults described above, and its breach of certain representations and warranties, existing on December 14, 2009 and any defaults which will occur

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

solely as a result of the proper application of required cash deductions in the calculation of Consolidated EBITDA for the fiscal year and quarter ended September 30, 2009.

Pursuant to the waiver, Alion paid each lender granting the waiver a waiver fee in the amount of 0.25% of the aggregate principal amount of the term loans and revolving credit commitments of such lender outstanding on December 14, 2009. Alion has also promised to pay on March 1, 2010 each lender granting the waiver a future fee equal to 1.0% of the aggregate principal amount of the term loans and revolving credit commitments of such lender outstanding on March 1, 2010 unless such lender shall have assigned all or a portion of such lender’s holdings, in which case such lender’s assignee (unless otherwise agreed) shall be entitled to the future and supplemental 1.0% fee payable by Alion. Alion paid an additional arrangement fee to the Administrative Agent in connection with securing the Waiver.

The Waiver does not change any of the terms or definitions of the Term B Senior Credit Agreement. Going forward, the Company will be required to deduct cash payments relating to the settlement of deferred compensation plans and certain retirement obligations in the calculation of Consolidated EBITDA.

As of September 30, 2009, after taking into account the provisions of the Waiver, we were in compliance with the financial covenants set forth in our Term B Senior Credit Agreement. The Company expects to be able to meet its existing financial and other debt covenants for at least the next 12 months.

Restatement

Subsequent to the issuance of its 2008 financial statements, the Company discovered it had incorrectly computed certain adjustments to Consolidated EBITDA used in the calculation of its financial covenants (as defined in the Term B Senior Credit Agreement). After correcting the errors in its calculations, the Company was in violation of certain financial covenants that gave its lenders the right to immediately call its entire outstanding Term B Loan balance. The Company did not obtain a waiver of its covenant violations until after its 2008 financial statements were issued; therefore the Company should have presented the entire amount payable under the Term B Senior Credit Agreement as a current liability. The Company has restated its 2008 balance sheet for the effects of its failure to comply with certain affirmative and negative financial covenants under its Term B Senior Credit Agreement.

In its 2008 balance sheet, the Company has reclassified the total $229.8 million Term B loan balance from non-current to current liabilities. For fiscal 2009, the Company has correctly classified $229.2 million of its Term B loan balance as non-current. The fiscal 2009 presentation is correct because prior to issuing its financial statements, the Company timely obtained a waiver from its lenders of all breaches of affirmative and negative financial covenants through September 30, 2009.

Senior Unsecured Notes

On February 8, 2008, the Company issued and sold $250.0 million of private 10.25% senior unsecured notes due February 1, 2015 (Senior Unsecured Notes) to Credit Suisse, which informed Alion that it resold most of the notes to qualified institutional buyers. On June 20, 2008, Alion exchanged the private Senior Unsecured Notes for publicly tradable Senior Unsecured Notes with the same terms.

Use of Proceeds.  The proceeds of the Senior Unsecured Notes were used to pay off all outstanding amounts under the Bridge Loan Agreement and approximately $72.0 million of the amounts outstanding under the Term B Senior Credit Agreement.

Security.  The Senior Unsecured Notes are currently guaranteed by HFA, CATI, METI, JJMA, BMH, WCI and MA&D and will be guaranteed by certain of the Company’s future subsidiaries.

Ranking.  The Senior Unsecured Notes are senior unsecured obligations of the Company and rank the same in right of payment with all existing and future senior indebtedness of the Company including future

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indebtedness under the Term B Senior Credit Agreement. However, all of the Company’s secured debt and other obligations in effect from time to time, including the amounts outstanding under the Term B Senior Credit Agreement, are effectively senior to the Senior Unsecured Notes to the extent of the value of the assets securing such debt or other obligations. The Senior Unsecured Notes rank senior in right of payment to all existing and future subordinated indebtedness, including the subordinated notes.

Interest and Fees.  The Senior Unsecured Notes bear interest at 10.25% per year, payable semi-annually in arrears on February 1 and August 1, starting on August 1, 2008. The Company pays interest to holders of record as of the immediately preceding January 15 and July 15. The Company must pay interest on overdue principal at 11.25% per annum and, to the extent lawful, will pay interest on overdue semi-annual interest installments at 11.25% per annum.

Optional Redemption.  Prior to February 1, 2010, subject to certain conditions, the Company may use the proceeds of a qualified equity offering to redeem up to $87.5 million of Senior Unsecured Notes for 110.25% of the principal of the notes actually redeemed, plus unpaid interest accrued to the redemption date.

Prior to February 1, 2011, the Company may redeem all, but not less than all, of the Senior Unsecured Notes for 100% of the principal, all unpaid interest accrued to the redemption date, plus an applicable make-whole premium as of the redemption date. From February 1, 2011 through January 31, 2012, the Company may redeem all or a portion of the Senior Unsecured Notes at 105.125% of the principal amount on the redemption date, plus unpaid interest accrued to the redemption date. From February 1, 2012 through January 31, 2013, the redemption price declines to 102.563% of the principal redeemed, plus unpaid interest accrued to the redemption date. There is no redemption premium after January 31, 2013.

Covenants.  The Indenture governing the Senior Unsecured Notes contains covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to incur additional indebtedness and to make certain types of payments.

Exchange Offer; Registration Rights.  The Company filed a registration statement with the SEC offering to exchange the Senior Unsecured Notes for publicly registered notes. The registration statement was declared effective May 10, 2008; the exchange offer closed June 20, 2008; all outstanding notes were exchanged for publicly registered notes.

Bridge Loan

On June 30, 2006, the Company entered into a Bridge Loan agreement with Credit Suisse and borrowed $170.0 million to pay part of the cost of acquiring the Anteon Contracts. In February 2007, the Company repaid the Bridge Loan which had a $163.8 million net carrying value prior to pay-off. Alion recognized a $6.2 million loss on the extinguishment of the Bridge Loan in fiscal year 2007.

Interest Payable

Interest Payable consisted of the following balances:

	September 30,
	2009	2008
	(In thousands)

Senior Unsecured Notes	$4,271	$4,271
Term B Senior Credit Agreement Note Payable	3,975	2,272
Subordinated Note Payable	793	—

Total	$9,039	$6,543

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subordinated Note

In December 2002, Alion issued a $39.9 million Subordinated Note to IITRI as part of the purchase price for substantially all of IITRI’s assets. In July 2004, IIT acquired the Subordinated Note and related warrant agreement from IITRI. In June 2006, the Company and IIT agreed to increase the interest rate on the Subordinated Note for two years from December 2006 through December 2008. In August 2008, the Company and IIT amended the Subordinated Note to: extend the maturity date of the Subordinated Note to August 2013; require Alion to re-pay $3.0 million in principal in November 2008, 2009 and 2010, and $2.0 million in November 2011; and require Alion to pay cash interest at 6% rather than 16%, along with 10% in non-cash interest to be added to principal. The amended Subordinated Note agreement prohibits Alion from redeeming vested phantom stock held by the Chief Executive Officer and Chief Operating Officer unless the Company timely makes its scheduled principal payment each year. The Company paid IIT a $0.5 million amendment fee.

Up to and including December 2008, interest on the Subordinated Note was payable quarterly in arrears by issuing paid-in-kind (PIK) notes maturing at the same time as the Subordinated Note. The interest rate was 6.0% from December 2002 through December 2006; approximately 6.4% from December 2006 to December 2007; and approximately 6.7% from December 2007 to December 2008. After December 2008, interest is still payable quarterly in arrears, 6% to be paid in cash and 10% to be paid in PIK notes due August 2013. Existing and future PIK notes defer related cash interest expense on the Subordinated Note. Over the term of the Subordinated Note, Alion will be required to issue approximately $41.4 million in PIK notes. In addition to the principal payments required each November from 2008 through 2011, Alion is required to pay a total of $70.3 million in principal and PIK notes in August 2013.

On December 21, 2009, the Company and IIT modified the terms of the Subordinated Note to defer payment of interest due in January 2010 to April 2010. Subject to certain future events and conditions, IIT agreed to sell its warrants and Subordinated Note to Alion for $25 million. The Company expects to be able to either retire the Subordinated Note prior to April 2010 or amend it to defer cash interest payments until after the Term B Senior Credit Agreement expires.

As of September 30, 2009, the remaining fiscal year principal repayments (at face amount before debt discount) for outstanding indebtedness are as follows:

	2010	2011	2012	2013	2014	2015		Total
	(In thousands)

Senior Secured Term B Loan(1)	$2,433	$2,433	$2,433	$229,297	$—	$		$236,596
Senior Unsecured Notes(2)	—	—	—	—	—		250,000	250,000
Subordinated Seller Note(3)	3,000	3,000	2,000	70,312	—			78,312

Total Principal Payments	$5,433	$5,433	$4,433	$299,609	$—		$250,000	$564,908

(1)	The table does not include any Term B Senior Credit Agreement principal pre-payments. The timing and amount of such payments is uncertain. The total on the face of the balance sheet for the Term B Senior Term Loan includes approximately $236.6 million in principal and $5.0 million in unamortized debt issue costs as of September 30, 2009. Debt issue costs for the original loan and subsequent modifications totaled $12.5 million through September 2009. The Company estimates it will need to refinance the Term B Senior Credit Agreement before it matures.

(2)	The Senior Unsecured Notes on the face of the balance sheet include $250 million in principal and $4.8 million in unamortized debt issue costs as of September 30, 2009 (originally $7.1 million).

(3)	The Subordinated Note on the face of the balance sheet includes approximately $10.2 million of unamortized original issue discount for the fair value of the detachable warrants Alion issued in December 2002 and the warrants Alion issued for the September 2008 amendment. The first set of Subordinated Note

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warrants had an initial fair value of approximately $7.1 million The amendment to the first set of warrants had an initial fair value of $1.3 million and the additional warrants had an initial fair value of approximately $9.0 million. The Company recognized original issue discount for the fair value of the warrants.

The amounts presented do not reflect the anticipated effect of the Company’s agreement with IIT to retire the Subordinated Note and related Warrants for $25 million prior to April 2010.

(12)	Fair Value Measurement

The Company adopted ASC 805 — Fair Value Disclosures in fiscal year 2009 for all financial assets and liabilities recognized or disclosed at fair value in the financial statements. The Company adopted the provisions of ASC 805 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis; no such assets or liabilities exist at the balance sheet date. The Company has delayed implementing ASC 805 until fiscal year 2010, for all nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company does not expect adopting ASC 805 for items such as goodwill and long lived assets measured at fair value if impaired, will materially affect its consolidated financial statements or results of operations.

ASC 805 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by a financial institution, an exchange fund, exchange-traded instruments and listed equities.

Level 2 assets include U.S. Government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

Level 3 consists of unobservable inputs. The Company’s warrants are classified as a Level 3 liability. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation. At September 30, 2009, the Company measured outstanding warrants at fair value based on the underlying estimated fair value of a share of Alion common stock as of September 30, 2009, the valuation most recently performed for the ESOP Trustee and approved by the Board of Directors ($34.50 per share), a risk-free U.S. Treasury interest rate for a comparable investment period (1.85%) and 36% equity volatility factor based on the historical volatility of the common stock of publicly-traded companies considered to be comparable to Alion. Valuations techniques utilized in the fair value measurement of assets and liabilities presented on the Company’s balance sheet were unchanged from previous practice during the reporting period.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of September 2009, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	Level 1	Level 2	Level 3

Liabilities:
Redeemable common stock warrants	$—	$—	$(32,717)

The table below provides a summary of the changes in fair value of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended September 30, 2009 and 2008.

	Fiscal Year Ended
	September 30, 2009	September 30, 2008
	Redeemable Common Stock Warrants

Balance, beginning of period	$(39,996)	$(33,610)
Total realized and unrealized gains and (losses) Included in interest expense	(7,279)	(3,895)
Issuances and settlements	—	10,281

Balance, end of period	$(32,717)	$(39,996)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company’s cost-method investment in VectorCommand is tested annually for impairment and is not adjusted to market value at the end of each reporting period. Fair value would only be determined on a nonrecurring basis if this investment were deemed to be other-than-temporarily impaired. The Company has not recorded any other-than-temporary impairments to its VectorCommand investment during the reporting period.

(13)	Interest Rate Swap

In January 2008, Alion executed an interest rate swap with one of its lenders’ affiliates to convert floating rate interest payable on a portion of its Term B senior term loan to a fixed rate, and to effectively shift timing of some Term B senior term loan net interest payments. The swap agreement had a notional amount of $240 million and expired in November 2008. The Company made its final semi-annual interest payment November 1, 2008. Under the swap Alion received quarterly floating rate interest payments on February 1, May 1, August 1 and November 1, 2008, at the London Interbank Offering Rate plus 250 basis points. The floating rate was 7.32% for the six months ended May 1, 2008 and 5.49% for the six months ended November 1, 2008. Alion paid interest at 6.52%. All swap payments were net cash settled. Alion was exposed to credit risk for net settlements under the swap agreement, but not for the notional amount.

(14)	Redeemable Common Stock Warrants

Alion uses an option pricing model to estimate the fair value of its redeemable common stock warrants. Management considers the share price selected by the ESOP Trustee along with other factors, to assist in estimating the Company’s aggregate liability for outstanding redeemable common stock warrants. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the redeemable common stock warrant liability Management has determined is appropriate for the Company to recognize. The Audit and Finance Committee considers various factors in its review, including risk free interest rates, volatility of

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the common stock of comparable publicly traded companies, and in part, the valuation report prepared for and the share price selected by the ESOP Trustee.

In December 2002, the Company issued 1,080,437 detachable, redeemable common stock warrants at an exercise price of $10.00 per share. Alion issued the warrants to IITRI in connection with the Subordinated Note. The Company recognized approximately $7.1 million for the initial fair value of the warrants as original issue debt discount to the $39.9 million face value of the Subordinated Note. The Subordinated Note warrants were originally exercisable until December 2010. In June 2004, IITRI transferred the warrants to IIT.

In August 2008, Alion issued an additional 550,000 redeemable common stock warrants at an exercise price of $36.95 per share. The Company issued the second set of warrants to IIT in connection with the Subordinated Note amendment. Both sets of warrants are exercisable at the current fair value per share of Alion common stock, less the exercise price. The Company recognized approximately $10.3 million in debt issue costs for the fair value of the August 2008 warrants and the amendment to the December 2002 warrants.

In accordance with ASC 815 — Derivatives, Alion has classified the warrants as debt instruments indexed to and potentially settled in the Company’s own stock and not as equity. The Company recognizes interest expense for changes in the fair value of the warrants which had an aggregate estimated fair value of $32.7 million as of September 30, 2009.

(15)	Leases

Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at September 30, 2009 are set out below. Under these operating leases, Alion subleased some excess capacity to subtenants under non-cancelable operating leases. In connection with certain acquisitions, Alion assumed operating leases at above-market rates; recorded loss accruals of approximately $4.9 million based on the estimated fair value of the lease liabilities assumed; and is amortizing these amounts over the lease terms. The remaining unamortized accrued loss related to these acquisitions was $392 thousand at September 30, 2009. Alion also acquired a related sub-lease with above-market rates. Based on the estimated fair value of the sublease, Alion recognized an asset of $586 thousand which it fully amortized over the lease term.

Lease Payments for Fiscal Years Ending
(In thousands)

2010	$27,350
2011	25,700
2012	21,731
2013	20,403
2014	13,979
And thereafter	38,947

Gross lease payments	$148,110
Less: non-cancelable subtenant receipts	(2,982)

Net lease payments	$145,128

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Composition of Total Rent Expense

	September 30,
	2009	2008	2007
	(In thousands)

Minimum rentals	$25,742	$24,794	$25,574
Less: Sublease rental income	(2,655)	(3,559)	(2,687)

Total rent expense, net	$23,087	$21,235	$22,887

(16)	Stock Appreciation Rights

2002 SAR Plan

In November 2002, the Board of Directors adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights (SAR) Plan (the 2002 SAR Plan). A grantee had the right to be paid for vested SARs based on the difference in value of a share of Alion common stock as of the grant date and the most recent ESOP Trust stock valuation prior to the exercise date. Employee grants vested ratably over five years; director grants vested ratably over each director’s then-current term of office. The Company awarded 238,600 SARs under the 2002 SAR Plan. No grants remain in effect.

2004 SAR Plan

In January 2005, the Board of Directors adopted the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the 2004 SAR Plan), to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004. The 2004 SAR Plan has a 10-year term and permits grants to Alion directors, officers, employees and consultants. Under the 2004 SAR Plan, the chief executive officer has the authority to award SARs as he deems appropriate. However, awards to executive officers are subject to approval of the 2004 SAR Plan administrative committee. Outstanding SAR awards cannot exceed the equivalent of 12% of the Company’s outstanding shares of common stock on a fully diluted basis. Awards to employees vest ratably over four years and awards to directors vest ratably over each director’s term of service. The 2004 SAR Plan contains a provision for accelerated vesting in the event of death, disability or a change in control of the Company.

A grantee has the right to be paid for vested SARs based on the difference in value of a share of Alion common stock as of the grant date and the exercise date, per the most recent stock valuation for the ESOP Trust. Under the 2004 SAR plan, payment for awards granted before November 9, 2005 and outstanding when a change in control of the Company occurs, is based on the number of SARs times the higher of the change in control share price or the immediate prior valuation share price. In November 2005, the Board of Directors amended the 2004 SAR Plan to permit employees to make a one-time election to be paid for SARs as they vest each year or when fully vested and to eliminate the timely exercise requirement for an employee to be paid. As of September 30, 2009, the Company has awarded 1,240,110 SARs under the 2004 SAR Plan, of which 876,999 SARs remain outstanding. For the year ended September 30, 2009 the Company recognized a credit to compensation expense of $0.6 million. Compensation expense for the SAR plans was approximately $0.6 million and $1.2 million for the years ended September 30, 2008 and 2007.

The table below sets out the disclosures required by ASC 718 — Stock Compensation and the assumptions used to value a share of Alion common stock and the Company’s SAR grants as of September 30, 2009. The Company uses intrinsic value to recognize compensation expense for grants issued prior to October 1, 2006. For all subsequent grants, Alion uses a Black-Scholes-Merton option pricing model to recognize compensation expense. Alion uses the fair market value of a share of its common stock to recognize expense for all grants. There is no established public trading market for Alion’s common stock. The ESOP

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trust is the only holder of our common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for use in the operation of its business.

Stock-based Compensation Disclosure per ASC 718
Stock Appreciation Rights
As of September 30, 2009

	Shares Granted to	Exercise	Outstanding at
Date of Grant	Employees	Price	9/30/2008

November 2003	129,550	$14.71	68,335
February 2004	2,000	$14.71	2,000
February 2005	165,000	$19.94	89,162
March 2005	2,000	$19.94	2,000
April 2005	33,000	$29.81	20,250
June 2005	2,000	$29.81	2,000
December 2005	276,675	$35.89	203,774
February 2006	13,000	$35.89	7,750
February 2006	7,500	$35.89	3,750
May 2006	7,000	$37.06	6,000
July 2006	15,000	$37.06	10,500
October 2006	2,500	$41.02	2,500
December 2006	238,350	$41.02	201,083
February 2007	33,450	$41.02	24,700
May 2007	2,000	$43.37	2,000
September 2007	2,000	$43.37	2,000
December 2007	232,385	$40.05	210,310
April 2008	2,000	$41.00	2,000
September 2008	2,000	$41.00	2,000
December 2008	203,250	$38.35	—
April 2009	1,000	$34.30	—

Total	1,371,660		862,114

Weighted Average Exercise Price	$33.91

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-based Compensation Disclosure per ASC 718
Stock Appreciation Rights
As of September 30, 2009

	Outstanding at				Vested at	Exercisable
Date of Grant	9/30/09	Forfeited	Exercised	Expired	9/30/09	at 9/30/09

November 2003	—	565	67,770	—	—	—
February 2004	—	—	2,000	—	—	—
February 2005	71,150	2,412	15,600	—	71,150	—
March 2005	2,000	—	—	—	2,000	—
April 2005	18,000	—	2,250	—	18,000	—
June 2005	2,000	—	—	—	2,000	—
December 2005	175,284	9,607	18,883	—	131,505	—
February 2006	7,750	—	—	—	5,813	—
February 2006	2,500	625	625	—	1,875	—
May 2006	6,000	—	—	—	4,500	—
July 2006	10,000	—	500	—	7,500	—
October 2006	2,500	—	—	—	1,250	—
December 2006	171,500	17,648	11,935	—	85,750	—
February 2007	21,700	1,500	1,500	—	10,850	—
May 2007	2,000	—	—	—	1,000	—
September 2007	2,000	—	—	—	1,000	—
December 2007	187,740	18,659	3,911	—	46,935	—
April 2008	2,000	—	—	—	500	—
September 2008	2,000	—	—	—	500	—
December 2008	189,875	13,375	—	—	—	—
April 2009	1,000				—

Total	876,999	64,391	124,974	—	392,128	—

Weighted Average Exercise Price	$37.07	$38.35	$22.65	$—	$34.47	$—

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-based Compensation Disclosures per ASC 718
Stock Appreciation Rights
As of September 30, 2009

	Risk Free		Expected	Remaining Life
Date of Grant	Interest Rate	Volatility	Life	(Months)

November 2003	4.06% - 4.49%	60%	5 yrs	—
February 2004	4.06% - 4.49%	60%	5 yrs	—
February 2005	3.10% - 3.60%	45%	4 yrs	—
March 2005	3.10% - 3.60%	45%	4 yrs	—
April 2005	4.10% - 4.20%	45%	4 yrs	—
June 2005	4.10% - 4.20%	45%	4 yrs	—
December 2005	4.20% - 4.20%	40%	4 yrs	2.7
February 2006	4.20% - 4.20%	40%	4 yrs	4.4
February 2006	4.20% - 4.20%	40%	4 yrs	4.8
May 2006	4.82% - 4.83%	35%	4 yrs	7.6
July 2006	4.82% - 4.83%	35%	4 yrs	9.0
October 2006	4.82% - 4.83%	35%	4 yrs	12.8
December 2006	4.54% - 4.58%	35%	4 yrs	14.7
February 2007	4.54% - 4.58%	35%	4 yrs	16.8
May 2007	4.54% - 4.58%	35%	4 yrs	19.6
September 2007	4.54% - 4.54%	35%	4 yrs	23.1
December 2007	4.23% - 4.23%	35%	4 yrs	26.8
April 2008	4.23% - 4.23%	35%	4 yrs	30.9
September 2008	4.23% - 4.23%	35%	4 yrs	35.5
December 2008	4.23% - 4.23%	35%	4 yrs	38.8
April 2009	4.23% - 4.23%	35%	4 yrs	42.4
Weighted Average Remaining Life (months)				18.5

(17)	Phantom Stock Plans

Phantom stock refers to theoretical shares of Alion common stock. Recipients, upon vesting, are generally entitled to receive cash equal to the number of vested shares times the then-current price of Alion common stock, based on the most recent stock valuation for the ESOP Trust. The Compensation Committee of the Board of Directors administers the Company’s phantom stock plans and is authorized to grant phantom stock to key management employees and outside directors. Phantom stock grants do not confer voting or any other rights associated with common stock ownership. References to shares of common stock under the plan are for accounting and valuation purposes only. The Company is authorized to issue up to 2.0 million shares of phantom stock in total for all phantom stock plans.

Initial Phantom Stock Plan

In February 2003, the Compensation Committee of Alion’s Board of Directors approved, and the Board of Directors subsequently adopted, the Alion Science and Technology Phantom Stock Plan (the Initial Phantom Stock Plan). The Initial Phantom Stock plan has a term of ten years.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vesting.  The Initial Phantom Stock Plan contains provisions for acceleration of vesting and payouts in connection with an employee’s death, disability, involuntary termination of employment without cause or a change in control of the Company. As of September 30, 2009, the Company had granted 223,685 shares of phantom stock under the Initial Phantom Stock Plan. No grants remain outstanding under the Initial Phantom Stock Plan.

Second Phantom Stock Plan

In November 2004, the Company’s Compensation Committee approved, and the full board adopted, the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (the Second Phantom Stock Plan) to comply with the requirements of the American Jobs Creation Act. The Second Phantom Stock Plan permits awards of retention and performance share phantom stock. A retention award is for a fixed number of shares set on the grant date. A performance award is for an initial number of shares subject to change at the vesting date. Performance phantom shares are subject to forfeiture for failure to achieve a specified threshold value for a share of the Company’s common stock as of the vesting date. If the value of a share of the Company’s common stock equals the threshold value but does not exceed the target value, the number of performance shares in a given grant can decrease by up to 50%. If the value of a share of the Company’s common stock exceeds a pre-established target value on the vesting date, the number of performance shares in a given grant can increase by up to 20%.

Vesting.  Performance share awards vest three years from date of grant (unless otherwise provided in an individual award agreement) and retention share awards vest as specified in each individual award agreement, provided the individual remains an employee. Under limited circumstances, a grantee may defer an award payout beyond the original date. The Second Phantom Stock Plan contains provisions for acceleration of vesting and payouts in connection with an employee’s death, disability, involuntary termination of employment without cause or a change in control of the Company. In November 2005, the Board of Directors amended both the Initial Phantom Stock Plan and the Second Phantom Stock Plan to permit employees to make a one-time election for either or both plans to receive payment for phantom shares as they vest each year or when fully vested. As of September 30, 2009, the Company has granted 340,312 shares of retention phantom stock and 213,215 shares of performance phantom stock under the Second Phantom Stock Plan. No grants remain outstanding.

Director Phantom Stock Plan

In November 2004 the Company’s Compensation Committee approved, and the full board adopted, the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan (Director Phantom Stock Plan). The Director Phantom Stock Plan provides for annual awards of shares of phantom stock to non-employee directors of the Company for a fixed amount in addition to their then-current annual director’s fee. The number of shares of phantom stock is determined by dividing the fixed amount by fair market value of a share of Alion common stock on the grant date and rounding up to the next higher whole number. The fixed amount was $40,000 for fiscal 2008 and $35,000 for 2007 and prior years. There were no grants to directors in fiscal 2009. Fair market value is determined by the Compensation Committee in its sole discretion using the most recent valuation of the Company’s common stock made by an independent appraisal that meets the requirements of IRC Section 401(a)(28)(C), as of a date that is no more than 12 months before the date of the award.

Director Phantom Stock Plan grants vest ratably over three years from the date of the award. Vesting accelerates upon a director’s death or disability or upon a change of control of the Company. Before each award is granted (or within 30 days of the grant date for individuals who become a director on the grant date), a director may elect whether to receive payment for phantom shares as they vest, or when they are fully vested. A director who elects to receive payment when an award has fully vested may elect to defer the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

proceeds of the award into the Alion Science and Technology Director Deferred Compensation Plan provided the election is made no later than one year before the award fully vests. All payments made under the awards are required to be in cash. As of September 30, 2009, the Company had granted 20,779 shares of phantom stock under the Director Phantom Stock Plan.

For the years ended September 30, 2009 and 2008 the Company recognized credits to compensation expense of approximately $4.5 million, and $0.1 million. Compensation expense for phantom stock plans was $7.1 million for the year ended September 30, 2007.

The table below sets out the disclosures required by ASC 718 — Stock Compensation and the assumptions used to value a share of Alion common stock and the Company’s phantom stock grants as of September 30, 2009 and September 30, 2008. The Company uses intrinsic value to recognize phantom stock plan compensation expense for grants prior to October 2006. For all subsequent grants, Alion uses a Black Scholes Merton option pricing model to recognize compensation expense. Alion uses the fair market value of a share of its common stock to recognize expense for all grants; therefore no additional disclosures are required for these grants. There is no established public trading market for Alion’s common stock. The ESOP Trust is the only holder of our common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for use in the operation of its business.

Stock-based Compensation Disclosure per ASC 718
Phantom Stock
as of September 30, 2009

	Shares Granted to	Shares Granted	Total Shares	Grant Date	Outstanding at
Date of Grant	Employees	to Directors	Granted	Share Price	9/30/08

November 2003	52,685	—	52,685	$14.71	11,897
February 2005	213,215	—	213,215	$19.94	66,436
February 2005	98,399	—	98,399	$19.94	16,696
February 2005	5,015	—	5,015	$19.94	5,015
August 2005	2,960	—	2,960	$33.78	2,960
November 2005	66,592	—	66,592	$35.89	51,268
November 2005	—	7,808	7,808	$35.89	5,531
November 2005	55,726	—	55,726	$35.89	41,795
November 2006	—	5,978	5,978	$41.02	5,409
November 2006	65,456	—	65,456	$41.02	50,341
November 2007	—	6,993	6,993	$40.05	6,993
November 2007	42,447	—	42,447	$40.05	39,950
January 2008	2,497	—	2,497	$40.05	2,497
May 2008	1,220	—	1,220	$41.00	1,220

Total	606,212	20,779	626,991		308,008

Weighted Average Grant Date Fair Value Price Per Share	$26.58	$38.77	$26.98		$32.10

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-based Compensation Disclosure per ASC 718
Phantom Stock
as of September 30, 2009

	Outstanding at				Vested at	Exercisable at
Date of Grant	9/30/09	Forfeited	Exercised	Expired	9/30/09	9/30/09

November 2003	—	—	11,897	—	—	—
February 2005	—	10,328	56,108	—	—	—
February 2005	—	—	16,696	—	—	—
February 2005	—	2,558	2,457	—	—	—
August 2005	—	2,960	—	—	—	—
November 2005	—	43,188	8,080	—	—	—
November 2005	—	—	5,531	—	—	—
November 2005	—	41,795	—	—	—	—
November 2006	4,839	—	569	—	2,847	2,847
November 2006	—	46,684	3,657	—	—	—
November 2007	5,994	—	999	—	1,332	1,332
November 2007	—	34,956	4,994	—	—	—
January 2008	—	2,497	—	—	—	—
May 2008	—	1,220	—	—	—	—

Total	10,833	186,186	110,988	—	4,179	4,179

Weighted Average Grant Date Fair Value Price Per Share	$40.48	$36.91	$23.22	$—	$40.71	$40.71

Stock-based Compensation Disclosures per ASC 718
Phantom Stock
as of September 30, 2009

			Expected	Remaining Life
Date of Grant	Risk Free Interest Rate	Volatility	Life	(Months)

November 2003	4.06% - 4.49%	60%	5 yrs	—
February 2005	3.10% - 3.60%	45%	3 yrs	—
February 2005	3.10% - 3.60%	45%	3 yrs	—
February 2005	3.10% - 3.60%	45%	4 yrs	—
August 2005	3.72% - 3.77%	45%	3 yrs	—
November 2005	4.20% - 4.20%	40%	3 yrs	—
November 2005	4.20% - 4.20%	40%	3 yrs	—
November 2005	4.20% - 4.20%	40%	5 yrs	—
November 2006	4.54% - 4.58%	35%	3 yrs	1.4
November 2006	4.54% - 4.58%	35%	3 yrs	—
November 2007	4.23% - 4.23%	35%	3 yrs	13.4
November 2007	4.23% - 4.23%	35%	3 yrs	—
January 2008	4.23% - 4.23%	35%	3 yrs	—
May 2008	4.23% - 4.23%	35%	3 yrs	—
Weighted Average Remaining Life				8.0

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18)	Long Term Incentive Plan

In December 2008, Alion adopted a long-term incentive compensation plan to provide cash compensation to certain executives. Grants under the plan to individuals contain specific financial and other performance goals and vest over varying time periods. Some grants are for a fixed amount; others contain provisions that provide for a range of compensation from a minimum of 50% to a maximum of 150% of an initial grant amount. The Company periodically evaluates the probability of individuals meeting the financial and other performance goals in grant agreements. Management estimates long term incentive compensation expense based on the stated amounts of outstanding grants, estimated probability of achieving stated performance goals and estimated probable future grant value. The Company recognized $3.7 million in long term incentive compensation expense for the current year.

(19)	Segment Information and Customer Concentration

The Company operates in one segment, delivering a broad array of scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety, and nuclear safety and analysis under contracts with the federal government, state and local governments, and commercial customers. The Company’s federal government customers typically exercise independent contracting authority. Offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization.

Contract receivables from agencies of the federal government represented approximately $179.7 million, or 97.4%, and $164.2 million, or 95.2% of accounts receivable at September 30, 2009 and 2008. Contract revenue from agencies of the federal government represented approximately 96.5%, 93.9%, and 93.4% of total contract revenue during the years ended September 30, 2009, 2008 and 2007. The following contracts represent 8% or more of consolidated revenue during the years 2009, 2008 or 2007.

		For the Years Ended September 30,
Government Agency	Contract	2009	2008	2007

DoD — Navy	SeaPort Multiple Award Contract — NAVSEA	14.3%	16.8%	14.2%
DoD — Air Force	Secretary of the Air Force	9.5%	9.0%	8.7%
DoD — Navy	Seaport-e Multiple Award Contract	7.0%	8.6%	6.7%

(20)	Guarantor/Non-guarantor Condensed Consolidated Financial Information

Alion’s Senior Unsecured Notes are unsecured general obligations of the Company. Certain of Alion’s 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed the Senior Unsecured Notes. The following information presents condensed consolidating balance sheet as of September 30, 2009 and September 30, 2008, condensed consolidating statements of operations for the years ended September 30, 2009, 2008 and 2007; and condensed consolidating statements of cash flows for the years ended September 30, 2009, 2008 and 2007 of the parent company issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. Investments include investments in subsidiaries held by the parent company issuer and have been presented using the equity method of accounting. The condensed consolidating statements of cash flows for the years ended September 30, 2008 and 2007 have been revised to present the revolver borrowings and payments on a gross basis. On February 26, 2010, the guarantor structure for the unsecured notes was modified to include two additional subsidiaries of Alion. The same Alion subsidiaries currently guaranty both the unsecured and the secured notes. As a result, these tables reflect the new guarantor structure currently in place for both the unsecured notes and the secured notes.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2009
(in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated

Current assets:
Cash and cash equivalents	$11,404	$(215)	$(4)	$—	$11,185
Accounts receivable	174,456	5,663	38	—	180,157
Prepaid expenses and other current assets	3,659	133	3	—	3,795

Total current assets	189,519	5,581	37	—	195,137
Property, plant and equipment, net	14,346	128	—	—	14,474
Intangible assets, net	28,680	—	—	—	28,680
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	17,132	—	—	(17,132)	—
Intercompany receivables	702	15,939	—	(16,641)	—
Other assets	10,270	13	3	—	10,286

Total assets	$659,570	$21,661	$40	$(33,773)	$647,498

Current liabilities:
Interest payable	$9,039	$—	$—	$—	$9,039
Current portion, Senior Term Loan payable	2,389	—	—	—	2,389
Current portion, subordinated note payable	3,000	—	—	—	3,000
Current portion, acquisition obligations	50	—	—	—	50
Trade accounts payable	59,742	963	2	—	60,707
Accrued liabilities	43,984	1,441	—	—	45,425
Accrued payroll and related liabilities	41,642	1,381	10	—	43,033
Billings in excess of costs revenue earned	3,661	—	—	—	3,661

Total current liabilities	163,507	3,785	12	—	167,304
Intercompany payables	15,939	—	702	(16,641)	—
Senior Term Loan payable, excluding current portion	229,221	—	—	—	229,221
Senior Unsecured Notes	245,241	—	—	—	245,241
Subordinated note payable	46,932	—	—	—	46,932
Accrued compensation, excluding current portion	5,740	—	—	—	5,740
Accrued postretirement benefit obligations	717	—	—	—	717
Non-current portion of lease obligations	7,216	70	—	—	7,286
Redeemable common stock warrants	32,717	—	—	—	32,717
Common stock of subsidiaries	—	2,800	—	(2,800)	—
Redeemable common stock	187,137	—	—	—	187,137
Accumulated other comprehensive loss	(238)	—	—	—	(238)
Accumulated surplus (deficit)	(274,559)	15,006	(674)	(14,332)	(274,559)

Total liabilities, redeemable common stock and accumulated deficit	$659,570	$21,661	$40	$(33,773)	$647,498

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2008

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Current assets:
Cash and cash equivalents	$16,392	$(103)	$(2)	$—	$16,287
Accounts receivable	161,519	6,932	—	—	168,451
Stock subscriptions receivable	2,669	—	—	—	2,669
Prepaid expenses and other current assets	3,024	64	47	—	3,135

Total current assets	183,604	6,893	45	—	190,542
Property, plant and equipment, net	18,419	182	—	—	18,601
Intangible assets, net	41,248	—	—	—	41,248
Goodwill	398,871	—	—	—	398,871
Investment in subsidiaries	10,831	—	—	(10,831)	—
Intercompany receivables	—	8,110	—	(8,110)	—
Other assets	6,668	16	—	—	6,684

Total assets	$659,641	$15,201	$45	$(18,941)	$655,946

Current liabilities:
Interest payable	$6,543	$—	$—	$—	$6,543
Interest rate swap liability	4,629	—	—	—	4,629
Current portion, Term B Senior Credit Facility note payable	232,220	—	—	—	232,220
Current portion, subordinated note payable	3,000	—	—	—	3,000
Current portion, acquisition obligations	50	—	—	—	50
Trade accounts payable	55,932	1,232	—	—	57,164
Accrued liabilities	37,678	1,549	—	—	39,227
Accrued payroll and related liabilities	40,569	983	5	—	41,557
Billings in excess of costs and estimated earnings on uncompleted contracts	2,708	—	—	—	2,708

Total current liabilities	383,329	3,764	5	—	387,098
Intercompany payables	7,543	—	567	(8,110)	—
Term B Senior Credit Facility note payable, excluding current portion	—	—	—	—	—
Senior Unsecured Notes	244,355	—	—	—	244,355
Subordinated note payable	42,656	—	—	—	42,656
Accrued compensation, excluding current portion	11,305	—	—	—	11,305
Accrued postretirement benefit obligations	627	—	—	—	627
Non-current portion of lease obligations	6,181	79	—	—	6,260
Redeemable common stock warrants	39,996	—	—	—	39,996
Common stock of subsidiaries	—	2,800	—	(2,800)	—
Redeemable common stock	200,561	—	—	—	200,561
Accumulated other comprehensive loss	(36)	—	—	—	(36)
Accumulated surplus (deficit)	(276,876)	8,558	(527)	(8,031)	(276,876)

Total liabilities, redeemable common stock and accumulated deficit	$659,641	$15,201	$45	$(18,941)	$655,946

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations for the Year Ended September 30, 2009

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Contract revenue	$766,297	$35,884	$44	$—	$802,225
Direct contract expenses	590,934	24,737	29	—	615,700

Gross profit	175,363	11,147	15	—	186,525

Operating expenses:
Indirect contract expense	31,968	3,509	(4)	—	35,473
Research and development	677	—	—	—	677
General and administrative	59,615	998	254	—	60,867
Rental and occupancy expense	32,370	592	22	—	32,984
Depreciation and amortization	18,907	52	—	—	18,959

Total operating expenses	143,537	5,151	272	—	148,960

Operating income (loss)	31,826	5,996	(257)	—	37,565
Other income / (expense):
Interest income	72	19	—	—	91
Interest expense	(55,154)	—	—	—	(55,154)
Other	(129)	434	—	—	305
Equity in net income of subsidiaries	6,300	—	—	(6,300)	—

Total other income (expense)	(48,911)	453	—	(6,300)	(54,758)
Income / (loss) before income taxes	(17,085)	6,449	(257)	(6,300)	(17,193)
Income tax benefit / (expense)	44	(2)	110	—	152

Net income / (loss)	$(17,041)	$6,447	$(147)	$(6,300)	$(17,041)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations for the Year Ended September 30, 2008

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Contract revenue	$706,699	$32,593	$190	$—	$739,482
Direct contract expense	542,674	23,608	126	—	566,408

Gross profit	164,025	8,985	64	—	173,074

Operating expenses:
Indirect contract expense	34,779	5,118	153	—	40,050
Research and development	944	—	44	—	988
General and administrative	58,582	923	(21)	—	59,484
Rental and occupancy expense	30,869	(13)	24	—	30,880
Depreciation and amortization	20,572	143	—	—	20,715

Total operating expenses	145,746	6,171	200	—	152,117

Operating income (loss)	18,279	2,814	(136)	—	20,957
Other income (expense):
Interest income	412	11	—	—	423
Interest expense	(47,382)	—	—	—	(47,382)
Other	193	463	(1)	—	655
Equity in operations of subsidiaries	3,151	—	—	(3,151)	—

Total other income (expenses)	(43,626)	474	(1)	(3,151)	(46,304)
Income (loss) before income taxes	(25,347)	3,288	(137)	(3,151)	(25,347)
Income tax benefit	13	—	—	—	13

Net income (loss)	$(25,334)	$3,288	$(137)	$(3,151)	$(25,334)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations for the Year Ended September 30, 2007

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Eliminations	Consolidated
	(In thousands)

Contract revenue	$709,980	$27,375	$232	$—	$737,587
Direct contract expense	542,085	19,904	150	—	562,139

Gross profit	167,895	7,471	82	—	175,448

Operating expenses:
Indirect contract expense	39,206	4,629	137	—	43,972
Research and development	2,158	8	213	—	2,379
General and administrative	59,328	1,496	(126)	—	60,698
Rental and occupancy expense	32,098	273	39	—	32,410
Depreciation and amortization	21,689	135	—	—	21,824

Total operating expenses	154,479	6,541	263	—	161,283

Operating income (loss)	13,416	930	(181)	—	14,165
Other income (expense):
Interest income	319	—	—	—	319
Interest expense	(51,226)	—	—	—	(51,226)
Loss on extinguishment of debt	(6,170)	—	—	—	(6,170)
Other	1,191	(1,146)	87	—	132
Equity in operations of subsidiaries	(300)	—	—	300	—

Total other income (expenses)	(56,186)	(1,146)	87	300	(56,945)

Income (loss) before income taxes	(42,770)	(216)	(94)	300	(42,780)
Income tax benefit	—	10	—	—	10

Net income (loss)	$(42,770)	$(206)	$(94)	$300	$(42,770)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2009

			Non-
	Parent	Guarantors	Guarantors	Consolidated
	(In thousands)

Net cash provided by / (used in) operating activities	$9,083	$(90)	$2	$8,995
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(166)	—	—	(166)
Capital expenditures	(2,160)	(22)	(4)	(2,186)
Proceeds from sale of assets	5	—	—	5

Net cash used in investing activities	(2,321)	(22)	(4)	(2,347)

Cash inflows / (outflows) from financing activities:
Net cash received/(paid) from interest rate swap	(4,647)	—	—	(4,647)
Repayment of CSFB senior note payable	(2,433)	—	—	(2,433)
Repayment of subordinated note	(3,000)	—	—	(3,000)
Revolver borrowings	504,900	—	—	504,900
Revolver payments	(504,900)	—	—	(504,900)
Loan to ESOP trust	(5,936)	—	—	(5,936)
ESOP loan repayment	5,936	—	—	5,936
Purchase of shares of common stock from ESOP trust	(9,175)	—	—	(9,175)
Cash received from issuance of common stock to trust	7,505	—	—	7,505

Net cash provided by / (used in) financing activities	(11,750)	—	—	(11,750)

Net increase / (decrease) in cash and cash equivalents	(4,988)	(112)	(2)	(5,102)
Cash at beginning of period	16,392	(103)	(2)	16,287

Cash at end of period	$11,404	$(215)	$(4)	$11,185

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2008

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Consolidated
	(In thousands)

Net cash provided by (used in) operating activities	$29,268	$53	$(1)	$29,320
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(7,946)	—	—	(7,946)
Capital expenditures	(4,863)	(123)	—	(4,986)
Proceeds from sale of non-operating assets	780	—	—	780

Net cash used in investing activities	(12,029)	(123)	—	(12,152)
Cash flows from financing activities:
Net cash received from interest rate swap	4,333	—	—	4,333
Payment of debt issuance costs	(500)	—	—	(500)
Repayment of Term B Credit Facility note payable	(6,474)	—	—	(6,474)
Revolver borrowings	450,505	—	—	450,505
Revolver payments	(459,755)	—	—	(459,755)
Loan to ESOP Trust	(3,369)	—	—	(3,369)
ESOP to loan repayment	3,369	—	—	3,369
Purchase of redeemable common stock from ESOP Trust	(4,051)	—	—	(4,051)
Cash received from issuance of redeemable common stock to ESOP Trust	3,377	—	—	3,377

Net cash used in financing activities	(12,565)	—	—	(12,565)

Net increase (decrease) in cash and cash equivalents	4,674	(70)	(1)	4,603
Cash and cash equivalents at beginning of year	11,718	(33)	(1)	11,684

Cash and cash equivalents at end of year	$16,392	$(103)	$(2)	$16,287

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2007

			Non-
		Guarantor	Guarantor
	Parent	Companies	Companies	Consolidated
	(In thousands)

Net cash provided by (used in) operating activities	$(4,986)	$38	$(60)	$(5,008)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(14,751)	—	—	(14,751)
Capital expenditures	(10,648)	(39)	—	(10,687)

Net cash used in investing activities	(25,399)	(39)	—	(25,438)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Facility note payable	40,000	—	—	40,000
Proceeds from Senior Unsecured Notes	250,000	—	—	250,000
Payment of Bridge Loan	(170,000)	—	—	(170,000)
Payment of debt issuance costs	(10,796)	—	—	(10,796)
Repayment of Term B Credit Facility note payable	(53,513)	—	—	(53,513)
Revolver borrowings	465,245	—	—	465,245
Revolver payments	(468,295)	—	—	(468,295)
Proceeds from interest rate cap agreement	360	—	—	360
Purchase of redeemable common stock form ESOP Trust	(29,584)	—	—	(29,584)
Cash received from issuance of redeemable common stock to ESOP Trust	15,958	—	—	15,958

Net cash used in financing activities	39,375	—	—	39,375

Net increase (decrease) in cash and cash equivalents	8,990	(1)	(60)	8,929
Cash and cash equivalents at beginning of year	2,728	(32)	59	2,755

Cash and cash equivalents at end of year	$11,718	$(33)	$(1)	$11,684

(21)	Related Party Transactions

Alion uses the consulting services of One Team, a company owned by General George Joulwan, (USA Ret.), a member of Alion’s board of directors. The Company paid One Team approximately $60 thousand per year for fiscal years 2009, 2008 and 2007.

(22)	Commitments and Contingencies

Earn-Out and Hold-Back Commitments

The Company has a $600 thousand maximum earn-out commitment through July 2011 for its LogConGroup acquisition.

Government Audits

The amount of federal government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Defense Contract Audit Agency (DCAA). The federal government considers the Company to be a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. All of the Company’s federal government contract indirect costs have been audited through 2004. Indirect rates have been negotiated through fiscal year 2004. Contract revenue on federal government contracts has been recorded in amounts that are expected to be realized upon final settlement.

Legal Proceedings

Estate of Joseph Hudert vs. Alion Science and Technology Corporation; Estate of Frank Stotmeister vs. Alion Science and Technology Corporation.

On December 23, 2004, the estate of Joseph Hudert filed an action against Grunley-Walsh Joint Venture, L.L.C. (Grunley-Walsh) and the Company in the District of Columbia Superior Court for damages in excess of $80 million. On January 6, 2005, the estate of Frank Stotmeister filed an action against the Company in the same court on six counts, some of which are duplicate causes of action, claiming $30 million for each count. The Hudert case has been removed to the United States District Court for the District of Columbia. Both the Hudert and Stotmeister actions are now consolidated in this same court.

The suits arose in connection with a steam pipe explosion that occurred on or about April 23, 2004 on a construction site at 17th Street, NW in Washington, D.C. The plaintiffs died, apparently as a result of the explosion. They were employees of the prime contractor on the site, Grunley-Walsh, and the subcontractor, Cherry Hill Construction Company Inc. Grunley-Walsh had a contract with the U.S. General Services Administration (GSA) for construction on 17th Street NW near the Old Executive Office Building in Washington, D.C. Some time after the award of Grunley-Walsh’s construction contract, GSA awarded Alion a separate contract to engage in non-supervisory monitoring of Grunley-Walsh’s activities and to report deviations from contract requirements to GSA.

The Company has defended and intends to continue to defend these lawsuits vigorously. Based on the facts underlying the lawsuits known to the Company at this time, and Alion’s non-supervisory monitoring role at the project site, management believes the possibility of Alion incurring a material loss from these lawsuits is remote. Management does not believe that these lawsuits will materially adversely affect the Company, its operations, cash flows, or financial condition.

The Company’s primary provider of general liability insurance, St. Paul Travelers, assumed defense of these lawsuits. However, there is some uncertainty as to whether St. Paul Travelers received timely notice of a potential claim by us in connection with these lawsuits under our general liability insurance policy. Therefore, St. Paul Travelers indicated when it assumed defense of the lawsuits, that it was doing so subject to a reservation of rights to deny coverage. Nevertheless, even if St. Paul Travelers is ultimately able to properly deny coverage as a result of late lawsuit notice, management does not believe the lawsuits will materially adversely affect Alion, its operations, cash flows or financial condition. We have notified our excess insurance carrier, American International Group, regarding these lawsuits.

Other than the foregoing action, we are not involved in any legal proceeding other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are not material to our financial condition, results of operations, or cash flows.

As a government contractor, from time to time we may be subject to DCAA audits and federal government inquiries about our operations. The federal government may suspend or debar from federal contracting for a period of time, contractors found to have violated the False Claims Act, or who have been indicted or convicted of violations of other federal laws. Such an event could also result in fines or penalties. Given Alion’s dependence on federal government contracts, suspension or debarment could have a material adverse effect on our business, financial condition, results of operations, and ability to meet our financial obligations. The Company is not aware of any such pending federal government claims or investigations.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(23)	Interim Period (Unaudited, in thousands except per share information)

	2009 Quarters
	1st	2nd	3rd	4th

Revenue	$188,796	$195,429	$204,160	$213,840
Gross profit	$43,474	$46,294	$46,494	$50,263
Net income (loss)	$(2,540)	$39	$(9,437)	$(5,103)
Income (loss) per share	$(0.49)	$0.01	$(1.79)	$(0.97)
Current assets	$183,275	$188,135	$183,013	$195,137
Current liabilities (restated)(1)	$383,750	$389,738	$387,591	$167,304

	2008 Quarters
	1st	2nd	3rd	4th

Revenue	$183,145	$189,243	$185,876	$181,218
Gross profit	$42,763	$46,213	$43,014	$41,084
Net income (loss)	$(8,706)	$(9,805)	$(7,893)	$1,070
Income (loss) per share	$(1.74)	$(1.96)	$(1.55)	$0.23
Current assets	$231,610	$243,068	$211,763	$190,542
Current liabilities (restated)(1)	$428,749	$441,532	$412,634	$387,098

	2009 Quarters (Previously Reported)
	1st	2nd	3rd	4th

Current liabilities	$154,066	$155,482	$158,204	$	N/A

	2008 Quarters (Previously Reported)
	1st	2nd	3rd	4th

Current liabilities	$164,237	$181,115	$164,613	$157,267

(1)	As a result of the Company’s failure to comply with certain Term B Senior Credit Agreement affirmative and negative covenants, all outstanding balances on the Company’s Term B Senior Credit Agreement for the first three quarters in 2009 and all periods in 2008 should have been presented as current liabilities as these amounts were callable by the lenders. See Note 11.

(24)	Subsequent Events

In October 2009, Alion and its lenders modified the terms of the Company’s existing Term B Senior Credit Agreement and extended a $25 million revolving credit facility through September 2010. In December 2009, the Company obtained a waiver from its lenders for all breaches of affirmative and negative financial Senior Term B Credit Agreement covenants through September 30, 2009. See Note 11 above.

On December 21, 2009, the Company and IIT modified the terms of the Subordinated Note to defer payment of interest due in January 2010 to April 2010. Subject to certain future events and conditions, IIT agreed to sell its warrants and Subordinated Note to Alion for $25 million.

$339,788,000

ALION SCIENCE AND TECHNOLOGY CORPORATION

EXCHANGE OFFER
for
All Outstanding
12% Senior Secured Notes Due 2014
of
Alion Science and Technology Corporation
and
Related Subsidiary Guarantees

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

June   , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

ALION, ACUSC

Subsection (a) of Section 145 of the Delaware General Corporation Law (the DGCL) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Article Ninth of our Third Amended and Restated Certificate of Incorporation and Article XII of our Amended and Restated Bylaws entitles our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Article XII of our Amended and Restated Bylaws allows us to purchase insurance for the benefit of our officers and directors.

Article Eighth of the Certificate of Incorporation of Alion Canada (US) Corporation (ACUSC) and Article X of the Bylaws of ACUSC entitle the officers, directors and any employee who acts as a fiduciary of any benefit plan of ACUSC to indemnification to the full extent permitted by Section 145 of the DGCL. Indemnification provided for by ACUSC’s Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. ACUSC’s Bylaws provides that ACUSC shall pay expenses incurred in defending a proceeding in advance of the final disposition of such proceeding if the person undertakes to repay the amount unless it is ultimately determined that such person is entitled to such indemnification. ACUSC’s Bylaws further permits ACUSC to purchase insurance for the benefit of its officers and directors.

We currently provide insurance from a commercial carrier against certain liabilities incurred by our directors and officers. Our director and officer insurance also covers the directors and officers of our subsidiaries, including Alion — METI Corporation, Washington Consulting, Inc., Alion — BMH Corporation, Human Factors Application, Inc., Alion — JJMA Corporation, Alion — MA&D Corporation, Alion — CATI Corporation, Alion — IPS Corporation, Washington Consulting Government Services, Inc. and Alion Canada (US) Corporation We have entered into indemnification agreements with our directions and with our named executive officers. The form of indemnification agreement provides that we generally will indemnify our directors and officers for expenses incurred by them in connection with their service to Alion to the fullest extent permitted by applicable law when:

•	the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, administrative hearing, or other similar proceeding; and

•	the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company.

Only in certain limited circumstances would a director or officer not be entitled to indemnification.

METI, WCI, BMH, IPS, WCGS

Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the Virginia Act), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Virginia Act, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer. The Virginia Act permits Virginia corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by such director or officer, whether or not the corporation would have power to indemnify such director or officer against the same liability under the Virginia Act.

Alion — METI Corporation’s (METI) First Amended and Restated Bylaws entitles its officers and directors to indemnification to the full extent permitted by the Virginia Act, except as otherwise required by law. METI’s Amended and Restated Articles of Incorporation and First Amended and Restated Bylaws are silent as to insurance for such indemnification.

Washington Consulting, Inc.’s (WCI) Bylaws entitles each director and officer who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (including an action or suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation in any capacity for another corporation, partnership, joint venture, trust, or other entity, provided he or she acted or took no action in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

WCI’s Bylaws further provides, that to the extent a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the proceeding paragraph, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by WCI’s Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. WCI’s Bylaws further provide that WCI may purchase insurance for the benefit of its officers and directors.

Alion — BMH Corporation’s Articles of Incorporation and Bylaws are silent as to indemnification and insurance.

Alion — IPS Corporation’s (IPS) Articles of Incorporation provides that in any proceeding brought by a shareholder on behalf of IPS or on behalf of shareholders of IPS, damages assessed against any IPS director or officer arising out of any single transaction, occurrence or course of conduct shall not exceed One Dollar ($1.00), provided that such director or officer did not engage in willful misconduct or a knowing violation of criminal law or of any federal or state securities law. IPS’s Articles of Incorporation further entitles, subject to certain conditions, any director, officer, and (if authorized by IPS’s Board of Directors) employee or agent of IPS, who is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (including an action or suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director or officer of IPS or is or was serving at the request of IPS in any capacity for another corporation, partnership, joint venture, trust, or other entity, to indemnification, provided that he or she did not engage in willful misconduct or a knowing violation of criminal law. The Articles of Incorporation and Bylaws of IPS are silent as to insurance.

Washington Consulting Government Services, Inc.’s (WCGS) Articles of Incorporation are silent as to indemnification and insurance. WCGS’s Bylaws provide that every director, officer, employee or authorized agent of WCGS will be indemnified by WCGS to the full extent permitted under the Virginia Act. WCGS’s Bylaws are silent as to insurance.

HFA

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, to which Human Factors Application, Inc. (HFA) is subject, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses because of their holding or having held such positions with a corporation incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim. Expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in this paragraph may be authorized by the board of directors and paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Section 1747 of the Pennsylvania Business Corporation Law authorizes a corporation to purchase and maintain insurance for such indemnification, unless otherwise restricted in its bylaws.

Article XII of HFA’s Amended and Restated Bylaws provides that HFA’s Board of Directors shall authorize the corporation to pay or reimburse any present or former director or officer of HFA any costs or expenses actually and necessarily incurred by him or her in any action, suit or proceeding to which he or she is made a party by reason of his or her holding such position if he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of the corporation, except that such director or officer shall not receive such indemnification if he or she is finally adjudicated to be liable for negligence or misconduct in the performance of his or her duty to the corporation. Such indemnification shall extend to good faith expenditures incurred in anticipation of, or preparation for, threatened or proposed litigation and, in proper cases, good faith settlement of any such action, suit or proceeding, whether formally instituted or not. HFA’s Amended and Restated Bylaws and Articles of Incorporation are silent as to insurance for such indemnification.

JJMA

Alion — JJMA Corporation (JJMA) is incorporated under the laws of the State of New York and subject to the Business Corporation Law of the State of New York (BCL). The BCL provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by him or her in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by him or her in defending such action if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

The BCL also stipulates that a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances (e.g., settlement of a claim), such director or officer may be indemnified only if certain conditions specified in the BCL are met.

The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders’ resolution, a directors’ resolution or an agreement providing for such indemnification.

The above is a general summary of certain indemnity provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of the BCL, which are set out in Sections 721 through 726 of the BCL.

Neither the Restated Certificate of Incorporation nor the Amended and Restated Bylaws of JJMA contain any provision addressing or providing for indemnification or insurance.

MA&D

Section 7-108-402 of the Colorado Business Corporation Act, to which Alion — MA&D Corporation (MA&D) is subject, provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

Article IX of MA&D’s Bylaws provides that MA&D shall indemnify its directors, subject to certain limitations and only to the extent of reasonable expenses incurred, against liability incurred in any proceeding to which he is a party because he is or was a director as long as he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of MA&D, and, in all other cases, that his conduct was at least not opposed to the best interests of MA&D (which includes if such director acted in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan). Such indemnification shall also extend to directors of any other corporation serving as such at the request of MA&D. Such indemnification shall not extend to a director where such director is adjudged to be liable to the corporation or to have received improper personal benefit, whether or not involving actions in an official capacity.

MA&D’s Bylaws provides for indemnification of its officers, employees and agents to the same extent as its directors, as long as such person was wholly successful on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding. MA&D’s Bylaws permits it to pay expenses incurred in defending a proceeding in advance of the final disposition of such proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses. MA&D’s Bylaws further permit MA&D to purchase and maintain insurance on behalf of any current or former director, officer, fiduciary, employee or agent of MA&D against any liability arising out of such person’s status as a director, officer, fiduciary, employee or agent of MA&D.

CATI

Section 317 of the California General Corporation Law (the CGCL), to which Alion — CATI Corporation (CATI) is subject, authorizes a court, the board of directors, special legal counsel or shareholders to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses actually and reasonably incurred in connection with any proceeding, by reason of the fact that the person is or was an agent of the corporation, so long as the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. This does not apply in an action by or in the right of the corporation to procure a judgment in its favor. In the case of suits by or on behalf of a corporation to obtain a judgment in its favor, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to such proceeding because such person is or was the corporation’s agent, against expenses actually and reasonably incurred if the person acted in good faith in a manner the person believed to be in the best interests of the corporation and its shareholders; no such indemnification may be made for claims as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation, unless and then only to the extent a court determines otherwise. No indemnification shall be made of amounts paid in defending, settling or otherwise disposing of a pending action without court approval. Expenses incurred in defending any proceeding may be advanced by a corporation prior to the final disposition of the proceeding upon receipt by the corporation of an undertaking by the agent to repay that amount if it is determined that the agent is not entitled to be indemnified.

Article VIII of CATI’s Amended and Restated Bylaws provides the corporation with the power to (i) indemnify each of its directors and officers to the full extent permitted by the CGCL and particularly but without limitation, Section 317, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding by reason of the fact that any such person is or was an agent of the corporation and (ii) advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. Such indemnification shall also extend to officers or directors of any other corporation serving as such at the request of CATI. Article VIII of CATI’s Amended and Restated Bylaws allows CATI to purchase insurance for the benefit of its officers and directors.

ITEM 21.	Exhibits and Financial Statement Schedule.

(a)	Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

Exhibit
Number	Exhibit

3.3	Third Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.(1)
3.4	Amended and Restated By-Laws of Alion Science and Technology Corporation.(2)
3.5	Amended and Restated Bylaws of Human Factors Applications, Inc.(3)
3.6	Certificate of Incorporation of Human Factors Application, Inc.(3)
3.7	Statement of Change of Registered Office of Human Factors Applications, Inc.(3)
3.8	Statement of Correction of Human Factors Application, Inc.(3)
3.9	Statement of Change of Registered Office of Human Factors Applications, Inc.(3)
3.10	First Amended and Restated Bylaws of ManTech Environmental Technology, Inc. (now known as Alion — METI Corporation).(3)
3.10	Amended and Restated Articles of Incorporation of Alion — METI Corporation.(3)
3.11	Amended and Restated Bylaws of Alion — CATI Corporation.(3)
3.12	Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).(3)
3.13	Certificate of Amendment of Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).(3)
3.14	Certificate of Amendment of the Articles of Incorporation of Carmel Applied Technologies, Inc. changing its name to Alion — CATI Corporation.(3)
3.15	Amended and Restated Bylaws of Alion — JJMA Corporation.(3)
3.16	Restated Articles of Incorporation of Alion — JJMA Corporation.(3)
3.17	Bylaws of Washington Consulting, Inc.(3)
3.18	Articles of Incorporation of Washington Consulting, Inc.(3)
3.19	Bylaws of BMH Associates, Inc. (now known as Alion — BMH Corporation).(3)
3.20	Articles of Incorporation of BMH Associates, Inc. (now known as Alion — BMH Corporation).(3)
3.21	Articles of Amendment to the Articles of Incorporation of BMH Associates, Inc. changing the name to Alion — BMH Corporation.(3)
3.22	Articles of Incorporation of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).(3)
3.23	Articles of Amendment to the Articles of Incorporation of Micro Analysis & Design, Inc. changing its name to Alion — MA&D Corporation.(3)
3.24	Bylaws of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).(3)
3.25	Amended and Restated Bylaws of Identix Pulic Sector, Inc. (now known as Alion — IPS Corporation).*

Exhibit
Number	Exhibit

3.26	Articles of Amendment to the Articles of Incorporation of Anadac, Inc. (subsequently known as Identix Public Sector, Inc. and now known as Alion — IPS Corporation).*
3.27	Articles of Amendment to the Articles of Incorporation of Anadac, Inc. (subsequently known as Identix Public Sector, Inc. and now known as Alion — IPS Corporation).*
3.28	Articles of Amendment to the Articles of Incorporation of Identix Public Sector, Inc. (now known as Alion — IPS Corporation).*
3.29	Bylaws of Alion Canada (US) Corporation.*
3.30	Certificate of Incorporation for Alion Canada (US) Corporation.*
3.31	Bylaws of Washington Consulting Government Services, Inc.*
3.32	Articles of Incorporation of Washington Consulting Government Services, Inc.*
4.3	Amended and Restated Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan.(3)
4.18	Indenture, dated March 22, 2010, among Alion Science and Technology Corporation, certain subsidiary guarantors of the Company and Wilmington Trust Company, as trustee.(2)
4.19	Form of 12% Note due 2014.*
5.1	Opinion of Baker & McKenzie.*
10.13	Alion Science and Technology Corporation Board of Directors Phantom Stock Plan.(4)
10.14	Amended and Restated Alion Science and Technology Corporation Phantom Stock Plan.(4)
10.15	Amended and Restated Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan.(4)
10.16	Amended and Restated Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(4)
10.17	Amended and Restated Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan.(4)
10.18	Amended and Restated Alion Science and Technology Corporation Executive Deferred Compensation Plan.(4)
10.19	Amended and Restated Alion Science and Technology Corporation Director Deferred Compensation Plan.(4)
10.36	Employment Agreement between Alion Science and Technology Corporation and Dr. Bahman Atefi.(5)
10.37	Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(6)
10.40	Employment Agreement between Alion Science and Technology Corporation and Leroy R. Goff III.(6)
10.41	Employment Agreement between Alion Science and Technology Corporation and Scott Fry.(7)
10.42	Employment Agreement between Alion Science and Technology Corporation and Buck Buchanan.(7)
10.44	Employment Agreement by and between Alion Science and Technology Corporation and Michael J. Alber.(8)
10.53	Alion Science and Technology Corporation Long-Term Incentive Plan.(9)
10.55	Form of Alion Science and Technology Corporation Category A Long Term Incentive Plan Award Agreement.(9)
10.56	Form of Alion Science and Technology Corporation Category B Long Term Incentive Plan Award Agreement.(9)
10.57	Form of Alion Science and Technology Corporation Category C Long Term Incentive Plan Award Agreement.(9)
10.58	Form of Alion Science and Technology Corporation Category D Long Term Incentive Plan Award Agreement.(9)

Exhibit
Number	Exhibit

10.59	Form of Alion Science and Technology Corporation Ongoing Long Term Incentive Plan Award Agreement.(9)
10.91	Separation Agreement dated as of December 8, 2009 between Alion Science and Technology Corporation and James C. Fontana.(10)
10.92	First Supplemental Indenture, dated as February 26, 2010, between Alion-IPS Corporation, Washington Consulting Government Services, Inc., Alion Canada (US) Corporation, Alion Science and Technology Corporation and Wilmington Trust Company, as trustee.(11)
10.93	Purchase Agreement dated as of March 11, 2010, by and between the Company and Credit Suisse Securities (USA) LLC.(2)
10.95	Credit Agreement, dated as of March 22, 2010, by and among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent.(2)
10.96	Intercreditor Agreement, dated as of March 22, 2010, by and among the Company, the other grantors party thereto, Credit Suisse AG, as administrative agent, and Wilmington Trust Company, as collateral agent and trustee.(2)
10.97	Security Agreement, dated as of March 22, 2010, by and among the Company, certain subsidiaries of the Company and Wilmington Trust Company, as collateral agent.(2)
10.98	Guarantee Agreement, dated as of March 22, 2010, by and among the Company, certain subsidiaries of the Company and Credit Suisse AG, as administrative agent.(2)
10.99	Registration Rights Agreement, dated March 22, 2010, by and between the Company and Credit Suisse Securities (USA) LLC.(2)
10.100	Amendment, dated as of March 22, 2010, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.(2)
10.101	Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan, as amended and restated effective January 1, 2007.(12)
10.102	Alion Science and Technology Performance Shares and Retention Phantom Stock Plan, as amended and restated effective November 1, 2007.(12)
10.103	Alion Science and Technology Director Phantom Stock Plan, as amended and restated effective January 1, 2007.(12)
10.104	Alion Executive Deferred Compensation Plan, as amended and restated effective January 1, 2008.(12)
10.105	Alion Director Deferred Compensation Plan, as amended and restated effective January 1, 2008.(12)
10.106	First Amendment to Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (as amended and restated), dated as of January 22, 2010.(12)
10.107	First Amendment to Alion Science and Technology Corporation Director Phantom Stock Plan (as amended and restated), dated as of January 22, 2010.(12)
10.108	First Amendment to Alion Science and Technology Corporation Long-Term Incentive Plan, dated as of January 22, 2010.(12)
10.109	Third Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(12)
10.110	Fourth Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(12)
12.1	Computation of ratio of earnings to fixed charges.*
21.1	Subsidiaries of Alion Science and Technology Corporation are wholly-owned (either directly or indirectly) by Alion Science and Technology Corporation:
(i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania,
(ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,
(iii) Alion — IPS Corporation, incorporated in the Commonwealth of Virginia,

Exhibit
Number	Exhibit

(iv) Alion — METI Corporation, incorporated in the Commonwealth of Virginia,
(v) Alion — CATI Corporation, incorporated in the State of California,
(vi) Alion — JJMA Corporation, incorporated in the State of New York,
(vii) Alion Technical Services Corporation, incorporated in the Commonwealth of Virginia,
(viii) Alion Technical Services Corporation, incorporated in the State of Delaware,
(ix) Alion Canada (US) Corporation, incorporated in the State of Delaware,
(x) Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,
(xi) Alion — BMH Corporation, incorporated in the Commonwealth of Virginia,
(xii) Washington Consulting, Inc., incorporated in the Commonwealth of Virginia,
(xiii) Alion — MA&D Corporation, incorporated in the State of Colorado, and (xiv) Washington Consulting Government Services, Inc, incorporated in the State of Delaware.
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Baker & McKenzie (contained in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of the Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants.*
99.4	Form of Letter to Holders.*
99.5	Form of Exchange Agent Agreement.*

*	Filed herewith.

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Securities and Exchange Commission on May 13, 2005.

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on March 25, 2010.

(3)	Incorporated by reference to the Company’s Form S-4, filed with the Securities and Exchange Commission on April 30, 2007.

(4)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 2, 2005.

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form S-4 (8-K) filed with the SEC on June 21, 2007.

(6)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 20, 2007.

(7)	Incorporated by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on December 28, 2007.

(8)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 8, 2008.

(9)	Incorporated by reference to the corresponding exhibit previously filed with the Company’s Form 10-K filed with the Securities and Exchange Commission on December 23, 2008.

(10)	Incorporated by reference to the corresponding exhibit previously filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010.

(11)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 3, 2010.

(12)	Incorporated by reference to the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2010.

(b)	Financial Statement Schedule Consolidated Financial Statements Schedule II — Valuation and Qualifying Accounts

		Additions
		Charged to	Additions
	Beginning	Costs and	Charged to		End
Doubtful Accounts	of period	Expenses	Revenue	Deductions(1)	of period

Fiscal year ended September 30, 2009	$3,962	$1,014	$—	$(557)	$4,419
Fiscal year ended September 30, 2008	$5,272	$(578)	$—	$(732)	$3,962
Fiscal year ended September 30, 2007	$3,961	$1,812	$364	$(865)	$5,272

(1)	Deductions represent accounts receivable written off against the valuation account.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Bahman Atefi
President, Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bahman Atefi Bahman Atefi	President, Chairman, Chief Executive Officer and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Chief Financial Officer, Senior Vice President and Treasurer	June 18, 2010

/s/ Jeffrey L. Boyers Jeffrey L. Boyers	Corporate Vice President and Principal Accounting Officer	June 18, 2010

/s/ Edward C. Aldridge, Jr. Edward C. Aldridge, Jr.	Director	June 18, 2010

/s/ Lewis Collens Lewis Collens	Director	June 18, 2010

Signature	Title	Date

/s/ Admiral (Ret.) Harold W. Gehman, Jr. Admiral (Ret.) Harold W. Gehman, Jr.	Director	June 18, 2010

/s/ David J. Vitale David J. Vitale	Director	June 18, 2010

/s/ Leslie Armitage Leslie Armitage	Director	June 18, 2010

/s/ General (Ret.) George A. Joulwan General (Ret.) George A. Joulwan	Director	June 17, 2010

/s/ General (Ret.) Michael E. Ryan General (Ret.) Michael E. Ryan	Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — BMH CORPORATION

By:	/s/ David Ohle
David Ohle
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ David Ohle David Ohle	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — CATI CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — JJMA CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — MA&D CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — METI CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

HUMAN FACTORS APPLICATIONS, INC.

By:	/s/ Chris Amos
Chris Amos
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Chris Amos Chris Amos	President and Director	June 18, 2010

/s/ Gary Amstutz Gary Amstutz	Vice President and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

WASHINGTON CONSULTING, INC.

By:	/s/ Damon Griggs
Damon Griggs
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Damon Griggs Damon Griggs	President	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

/s/ Stacy Mendler Stacy Mendler	Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION — IPS CORPORATION

By:	/s/ David Ohle
David Ohle
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ David Ohle David Ohle	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

WASHINGTON CONSULTING GOVERNMENT SERVICES, INC.

By:	/s/ Damon Griggs
Damon Griggs
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Damon Griggs Damon Griggs	President and Director	June 18, 2010

/s/ Gary Amstutz Gary Amstutz	Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary and Director	June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 18, 2010.

ALION CANADA (US) CORPORATION

By:	/s/ Bahman Atefi
Bahman Atefi
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and Joshua Izenberg, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bahman Atefi Bahman Atefi	Chief Executive Officer and Director	June 18, 2010

/s/ Stacy Mendler Stacy Mendler	President and Director	June 18, 2010

/s/ Michael Alber Michael Alber	Chief Financial Officer, Treasurer and Director	June 18, 2010

/s/ Joshua Izenberg Joshua Izenberg	Secretary	June 18, 2010

Exhibits Index

Exhibit
Number	Exhibit

3.3	Third Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.(1)
3.4	Amended and Restated By-Laws of Alion Science and Technology Corporation.(2)
3.5	Amended and Restated Bylaws of Human Factors Applications, Inc.(3)
3.6	Certificate of Incorporation of Human Factors Application, Inc.(3)
3.7	Statement of Change of Registered Office of Human Factors Applications, Inc.(3)
3.8	Statement of Correction of Human Factors Application, Inc.(3)
3.9	Statement of Change of Registered Office of Human Factors Applications, Inc.(3)
3.10	First Amended and Restated Bylaws of ManTech Environmental Technology, Inc. (now known as Alion — METI Corporation).(3)
3.10	Amended and Restated Articles of Incorporation of Alion — METI Corporation.(3)
3.11	Amended and Restated Bylaws of Alion — CATI Corporation.(3)
3.12	Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).(3)
3.13	Certificate of Amendment of Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).(3)
3.14	Certificate of Amendment of the Articles of Incorporation of Carmel Applied Technologies, Inc. changing its name to Alion — CATI Corporation.(3)
3.15	Amended and Restated Bylaws of Alion — JJMA Corporation.(3)
3.16	Restated Articles of Incorporation of Alion — JJMA Corporation.(3)
3.17	Bylaws of Washington Consulting, Inc.(3)
3.18	Articles of Incorporation of Washington Consulting, Inc.(3)
3.19	Bylaws of BMH Associates, Inc. (now known as Alion — BMH Corporation).(3)
3.20	Articles of Incorporation of BMH Associates, Inc. (now known as Alion — BMH Corporation).(3)
3.21	Articles of Amendment to the Articles of Incorporation of BMH Associates, Inc. changing the name to Alion — BMH Corporation.(3)
3.22	Articles of Incorporation of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).(3)
3.23	Articles of Amendment to the Articles of Incorporation of Micro Analysis & Design, Inc. changing its name to Alion — MA&D Corporation.(3)
3.24	Bylaws of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).(3)
3.25	Amended and Restated Bylaws of Identix Pulic Sector, Inc. (now known as Alion — IPS Corporation).*
3.26	Articles of Amendment to the Articles of Incorporation of Anadac, Inc. (subsequently known as Identix Public Sector, Inc. and now known as Alion — IPS Corporation).*
3.27	Articles of Amendment to the Articles of Incorporation of Anadac, Inc. (subsequently known as Identix Public Sector, Inc. and now known as Alion — IPS Corporation).*
3.28	Articles of Amendment to the Articles of Incorporation of Identix Public Sector, Inc. (now known as Alion — IPS Corporation).*
3.29	Bylaws of Alion Canada (US) Corporation.*
3.30	Certificate of Incorporation for Alion Canada (US) Corporation.*
3.31	Bylaws of Washington Consulting Government Services, Inc.*
3.32	Articles of Incorporation of Washington Consulting Government Services, Inc.*
4.3	Amended and Restated Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan.(3)
4.18	Indenture, dated March 22, 2010, among Alion Science and Technology Corporation, certain subsidiary guarantors of the Company and Wilmington Trust Company, as trustee.(2)
4.19	Form of 12% Note due 2014.*
5.1	Opinion of Baker & McKenzie.*

Exhibit
Number	Exhibit

10.13	Alion Science and Technology Corporation Board of Directors Phantom Stock Plan.(4)
10.14	Amended and Restated Alion Science and Technology Corporation Phantom Stock Plan.(4)
10.15	Amended and Restated Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan.(4)
10.16	Amended and Restated Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(4)
10.17	Amended and Restated Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan.(4)
10.18	Amended and Restated Alion Science and Technology Corporation Executive Deferred Compensation Plan.(4)
10.19	Amended and Restated Alion Science and Technology Corporation Director Deferred Compensation Plan.(4)
10.36	Employment Agreement between Alion Science and Technology Corporation and Dr. Bahman Atefi.(5)
10.37	Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(6)
10.40	Employment Agreement between Alion Science and Technology Corporation and Leroy R. Goff III.(6)
10.41	Employment Agreement between Alion Science and Technology Corporation and Scott Fry.(7)
10.42	Employment Agreement between Alion Science and Technology Corporation and Buck Buchanan.(7)
10.44	Employment Agreement by and between Alion Science and Technology Corporation and Michael J. Alber.(8)
10.53	Alion Science and Technology Corporation Long-Term Incentive Plan.(9)
10.55	Form of Alion Science and Technology Corporation Category A Long Term Incentive Plan Award Agreement.(9)
10.56	Form of Alion Science and Technology Corporation Category B Long Term Incentive Plan Award Agreement.(9)
10.57	Form of Alion Science and Technology Corporation Category C Long Term Incentive Plan Award Agreement.(9)
10.58	Form of Alion Science and Technology Corporation Category D Long Term Incentive Plan Award Agreement.(9)
10.59	Form of Alion Science and Technology Corporation Ongoing Long Term Incentive Plan Award Agreement.(9)
10.91	Separation Agreement dated as of December 8, 2009 between Alion Science and Technology Corporation and James C. Fontana.(10)
10.92	First Supplemental Indenture, dated as February 26, 2010, between Alion-IPS Corporation, Washington Consulting Government Services, Inc., Alion Canada (US) Corporation, Alion Science and Technology Corporation and Wilmington Trust Company, as trustee.(11)
10.93	Purchase Agreement dated as of March 11, 2010, by and between the Company and Credit Suisse Securities (USA) LLC.(2)
10.95	Credit Agreement, dated as of March 22, 2010, by and among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent.(2)
10.96	Intercreditor Agreement, dated as of March 22, 2010, by and among the Company, the other grantors party thereto, Credit Suisse AG, as administrative agent, and Wilmington Trust Company, as collateral agent and trustee.(2)
10.97	Security Agreement, dated as of March 22, 2010, by and among the Company, certain subsidiaries of the Company and Wilmington Trust Company, as collateral agent.(2)
10.98	Guarantee Agreement, dated as of March 22, 2010, by and among the Company, certain subsidiaries of the Company and Credit Suisse AG, as administrative agent.(2)
10.99	Registration Rights Agreement, dated March 22, 2010, by and between the Company and Credit Suisse Securities (USA) LLC.(2)
10.100	Amendment, dated as of March 22, 2010, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.(12)

Exhibit
Number	Exhibit

10.101	Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan, as amended and restated effective January 1, 2007.(12)
10.102	Alion Science and Technology Performance Shares and Retention Phantom Stock Plan, as amended and restated effective November 1, 2007.(12)
10.103	Alion Science and Technology Director Phantom Stock Plan, as amended and restated effective January 1, 2007.(12)
10.104	Alion Executive Deferred Compensation Plan, as amended and restated effective January 1, 2008.(12)
10.105	Alion Director Deferred Compensation Plan, as amended and restated effective January 1, 2008.(12)
10.106	First Amendment to Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (as amended and restated), dated as of January 22, 2010.(12)
10.107	First Amendment to Alion Science and Technology Corporation Director Phantom Stock Plan (as amended and restated), dated as of January 22, 2010.(12)
10.108	First Amendment to Alion Science and Technology Corporation Long-Term Incentive Plan, dated as of January 22, 2010.(12)
10.109	Third Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(12)
10.110	Fourth Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(12)
12.1	Computation of ratio of earnings to fixed charges.*
21.1	Subsidiaries of Alion Science and Technology Corporation are wholly-owned (either directly or indirectly) by Alion Science and Technology Corporation:
(i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania,
(ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,
(iii) Alion — IPS Corporation, incorporated in the Commonwealth of Virginia,
(iv) Alion — METI Corporation, incorporated in the Commonwealth of Virginia,
(v) Alion — CATI Corporation, incorporated in the State of California,
(vi) Alion — JJMA Corporation, incorporated in the State of New York,
(vii) Alion Technical Services Corporation, incorporated in the Commonwealth of Virginia,
(viii) Alion Technical Services Corporation, incorporated in the State of Delaware,
(ix) Alion Canada (US) Corporation, incorporated in the State of Delaware,
(x) Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,
(xi) Alion — BMH Corporation, incorporated in the Commonwealth of Virginia,
(xii) Washington Consulting, Inc., incorporated in the Commonwealth of Virginia,
(xiii) Alion — MA&D Corporation, incorporated in the State of Colorado, and
(xiv) Washington Consulting Government Services, Inc, incorporated in the State of Delaware.
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Baker & McKenzie (contained in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of the Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants.*
99.4	Form of Letter to Holders.*
99.5	Form of Exchange Agent Agreement.*

*	Filed herewith.

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Securities and Exchange Commission on May 13, 2005.

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on March 25, 2010.

(3)	Incorporated by reference to the Company’s Form S-4, filed with the Securities and Exchange Commission on April 30, 2007.

(4)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 2, 2005.

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form S-4 (8-K) filed with the SEC on June 21, 2007.

(6)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 20, 2007.

(7)	Incorporated by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on December 28, 2007.

(8)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 8, 2008.

(9)	Incorporated by reference to the corresponding exhibit previously filed with the Company’s Form 10-K filed with the Securities and Exchange Commission on December 23, 2008.

(10)	Incorporated by reference to the corresponding exhibit previously filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010.

(11)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on March 3, 2010.

(12)	Incorporated by reference to the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2010.